PROSPECTUS	Filed pursuant to Rule 424(b)(4)
Registration No. 333-294161

13,360,000 Units,

Each Unit Consisting of One Class A Ordinary Share and One Class A Warrant to Purchase One Class A Ordinary Share

and

Up to 53,440,000 Class A Ordinary Shares Underlying the Class A Warrants (which includes a zero exercise price option)

U Power Limited

This is a firm-commitment underwritten public offering of 13,360,000 units (each, a “Unit,” and collectively, the “Units”), each Unit consisting of one Class A ordinary share, par value $0.00001 per share (each, a “Class A Ordinary Share,” and collectively, the “Class A Ordinary Shares”), and one Class A warrant (each, a “Warrant,” and collectively, the “Warrants”) to purchase one Class A Ordinary Share, at the public offering price of $0.449 per Unit.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. Each Warrant will be immediately exercisable upon issuance, subject to certain beneficial ownership limitations, at an initial exercise price of $0.449 per Class A Ordinary Share (100% of the public offering price of each Unit in this offering) and will expire one (1) year after the issuance date. Subject to certain conditions, the exercise price for the Warrants will be adjusted downward on each of the 2nd and 5th trading day following the closing of this offering (each, a “Reset Date”) to the price that is equal to 70% and 50%, respectively, of the initial exercise price (each, a “Reset Price”), and the number of Class A Ordinary Shares underlying the Warrants will be proportionally increased, as further described herein. The Warrants also contain certain mechanisms for cashless exercise, including a zero cash exercise option pursuant to which holders of the Warrants have the option, upon exercise and for no additional cash consideration, to receive an aggregate number of Class A Ordinary Shares equal to the product of (x) the aggregate number of Class A Ordinary Shares that would be issuable upon a cash exercise of the Warrant and (y) 2.0. Accordingly, we believe it is highly unlikely that a holder of the Warrants would pay an exercise price in cash to receive Class A Ordinary Shares when the holder could instead choose the zero cash exercise option and pay no additional cash to receive more Class A Ordinary Shares than they would receive if they paid the exercise price. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the Warrants. Please see the section of this prospectus entitled “Description of the Securities We are Offering” for further information.

For each Unit that an investor purchases in this offering at the offering price of $0.449 per Unit, the investor will receive one Class A Ordinary Share and one Warrant to purchase one Class A Ordinary Share at an exercise price of $0.449 per Class A Ordinary Share. Giving effect solely to the adjustment on the first Reset Date and not giving effect to the zero cash exercise option, on the first Reset Date, each Warrant will become exercisable for a maximum of 1.43 Class A Ordinary Shares at an exercise price of $0.3143 per Class A Ordinary Share. If such Warrant is then exercised at such time based on the zero cash exercise option, the Warrant would be exercisable into 2.86 Class A Ordinary Shares. If the Warrant remains outstanding as of the second Reset Date, giving effect solely to the potential adjustment on the second Reset Date and not giving effect to the zero cash exercise option, on the second Reset Date, each Warrant will become exercisable for a maximum of two Class A Ordinary Shares at an exercise price of $0.2245 per Class A Ordinary Share. If such Warrant is then exercised at such time based on the zero cash exercise option, the Warrant would be exercisable into four Class A Ordinary Shares. Accordingly, if all of the Warrants offered to investors in this offering are exercised on a zero cash basis, a maximum of 53,440,000 Class A Ordinary Shares could be issued upon such zero cash exercise, without payment to the Company of any additional cash. In addition, we have granted the Representative an option exercisable within 45 days of the date of this prospectus to purchase from us up to 2,004,000 additional Class A Ordinary Shares and/or up to 2,004,000 Warrants to cover over-allotments, if any. If the Representative’s over-allotment option for Warrants is exercised in full to purchase 2,004,000 Warrants and all such Warrants are exercised on a zero cash basis, a maximum of 8,016,000 Class A Ordinary Shares could be issued upon such zero cash exercise without payment to the Company of any additional cash. If all of the Warrants offered to investors in this offering, including those subject to the Representative’s over-allotment option for Warrants, are exercised on a zero cash basis, a maximum of 61,456,000 Class A Ordinary Shares could be issued upon such zero cash exercise without payment to the Company of any additional cash.

We are registering the Class A Ordinary Shares issuable from time to time upon exercise of the Warrants included in the Units offered hereby.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “UCAR.” On March 18, 2026, the last reported sale price of our Class A Ordinary Shares on the Nasdaq Capital Market was $0.449 per share.

There is no established trading market for the Warrants, and we do not expect an active trading market to develop. We do not intend to list the Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B ordinary shares (each, a “Class B Ordinary Share,” and collectively, “Class B Ordinary Shares”; together with the Class A Ordinary Shares, the “Ordinary Shares”). Based on our dual-class voting structure, holders of Class A Ordinary Shares will be entitled to one (1) vote per share in respect of matters requiring the votes of shareholders, while holders of Class B Ordinary Shares will be entitled to one hundred (100) votes per share. See “Risk Factors — Risks Related to our Capital Structure” on page 51 of this prospectus.

We are not a Chinese operating company, but rather a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our operating entities established in the PRC. As such, our corporate structure involves unique risks to investors. Investors of our Class A Ordinary Shares do not directly own any equity interests in our Chinese operating subsidiaries, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could intervene or influence the operations of our Chinese operating subsidiaries, including disallowing our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares. For details, see “Risk Factors — Risks Relating to Doing Business in China — Any actions by the Chinese government, including any decision to intervene or influence the operations of the operating entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC operating entities, may limit or completely hinder our ability to continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” on page 16 of this prospectus.

We are subject to legal and operational risks associated with being based in and having the majority of our operations in China. These risks may result in a material change in our operations, or a complete hindrance of our ability to offer or continue to offer our securities to investors, and could cause the value of such securities to significantly decline or become worthless. Since 2021, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, and adopting new measures to extend the scope of cybersecurity reviews. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 28, 2021, the Cyberspace Administration of China (the “CAC”), together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. On September 30, 2024, the State Council of China published the Regulations on Network Data Security Administration, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant cyberspace administration of the PRC. The Regulations on Network Data Security Administration became effective on January 1, 2025. On October 28, 2025, the Standing Committee of the National People’s Congress adopted a decision to amend the Cybersecurity Law of the People’s Republic of China. This revision significantly raises the maximum thresholds for financial penalties for violations, establishes a legal framework for the security governance of new technologies such as artificial intelligence, and further strengthens the security protection responsibilities and extraterritorial application of the law for network operators, particularly platforms. The amended law became effective on January 1, 2026. As confirmed by our PRC counsel, Guantao Law Firm, since we are not an online platform operator that possesses over one million users’ personal information, we are not subject to the cybersecurity review with the CAC under the Cybersecurity Review Measures and the Regulations on Network Data Security Administration. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Regulations on Network Data Security Administration.

In addition, since 2021, the Chinese government has strengthened its anti-monopoly supervision, mainly in three aspects: (1) establishing the National Anti-Monopoly Bureau; (2) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law (draft Amendment published on October 23, 2021 for public opinion; the newly revised Anti-Monopoly Law was promulgated on June 24, 2022, and became effective on August 1, 2022), the anti-monopoly guidelines for various industries, and the detailed Rules for the Implementation of the Fair Competition Review System; and (3) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign exchange, because neither the Company nor its PRC operating entities engage in monopolistic behaviors that are subject to these statements or regulatory actions.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. The Trial Measures regulate both direct and indirect overseas offering and listing by PRC domestic companies by adopting a filing-based regulatory regime. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, whether directly or indirectly, should fulfill the filing procedures and report relevant information to the CSRC within three working days after submitting listing applications and subsequent amendments. According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or the CSRC Notice, the domestic companies that have already been listed overseas before the effective date of the Trial Measures (i.e. March 31, 2023) shall be deemed to be existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings. Our PRC counsel, Guantao Law Firm, advised us that, since we obtained approval from both the U.S. Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market LLC to issue and list our shares on the Nasdaq Capital Market prior to March 31, 2023, and closed our initial public offering on April 24, 2023, we were not required to make the filing with the CSRC for our initial public offering immediately pursuant to the Trial Measures. Our PRC counsel, Guantao Law Firm, has advised us that, as this offering is regarded as a subsequent securities offering in the same overseas market under the Trial Measures, we are required to complete the filing procedures with the CSRC in accordance with the Trial Measures with respect to this offering, and we will submit our filing application to the CSRC within three working days after the completion of this offering. Given the current PRC regulatory environment, it is uncertain whether we or our PRC subsidiaries will be required to obtain approvals from the PRC government to offer securities to foreign investors in the future, and whether we would be able to obtain such approvals. If we are unable to obtain such approvals if required in the future, or inadvertently conclude that such approvals are not required then the value of our Class A Ordinary Shares may depreciate significantly or become worthless. For details, see “Risk Factors — Risks Relating to Doing Business in China — The PRC government exerts substantial influence over the manner in which we and our PRC subsidiaries must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if we or our PRC subsidiaries are required to obtain approval in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchanges, which would materially affect the interest of the investors” on page 28 of this prospectus.

Our PRC counsel, Guantao Law Firm, has advised us that, as of the date of this prospectus, we and our PRC subsidiaries have received from the PRC authorities all requisite licenses, permissions, or approvals that are required and material for conducting our operations in China, such as business licenses and auto dealer filings. However, it is uncertain whether we or our PRC subsidiaries will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving PRC laws and regulations, and whether we would be able to obtain and renew such approvals on a timely basis or at all. Failing to do so could result in non-compliance and material change in our operations, and the value of our Class A Ordinary Shares could depreciate significantly or become worthless.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. As of the date of this prospectus, (1) the Company transferred approximately $2.53 million, $3.66 million, $4.88 million, $5.30 million and nil to a subsidiary, Energy U Limited, from July 1, 2025 to December 31, 2025, for the six months ended June 30, 2025, and for the fiscal years ended December 31, 2024, 2023 and 2022, respectively, and no other cash transfers or transfers of other assets have occurred between the Company and its subsidiaries, and (2) the Company and its subsidiaries have not made any dividends or distributions to investors. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. As of the date of this prospectus, we have not installed any cash management policies that dictate how funds are transferred among the Company, its subsidiaries, or investors.

Our PRC operating entities receive substantially all of our revenue in RMB. Under our current corporate structure, to fund any cash and financing requirements we may have, we may rely on dividend payments from the PRC operating subsidiaries. Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

Cash dividends, if any, on our Class A Ordinary Shares, will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10.0%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by WFOE, Shandong Yousheng New Energy Technology Development Co., Ltd., to its two direct Hong Kong holding companies. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Our Hong Kong subsidiaries intend to apply for the tax resident certificate if and when our PRC subsidiaries plan to declare and pay dividends to our Hong Kong subsidiaries.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. For details, see “Risk Factors — Risks Relating to Doing Business in China — To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, is in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets” on page 25 of this prospectus.

Our Class A Ordinary Shares may be delisted under the Holding Foreign Companies Accountable Act (“HFCAA”) if the Public Company Accounting Oversight Board of the United States (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law as part of the Consolidated Appropriations Act, which amended the HFCAA by reducing the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions (the “Determination”). On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed the Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. Our former auditor, Onestop Assurance PAC (“Onestop”), was replaced by HHL LLP (“HHL”) on July 31, 2025. HHL, a PCAOB-registered public accounting firm headquartered in New York, was subsequently dismissed and replaced by HCL, PLLC (“HCL”) as our independent registered public accounting firm, effective January 13, 2026. Both our current auditor, HCL, and former auditors, HHL and Onestop, are subject to oversight by the PCAOB, which conducts regular inspections to assess compliance with applicable professional standards. Onestop has been inspected by the PCAOB on a regular basis, as required by U.S. law. Our current auditor, HCL, is headquartered at 1415 W 37th Street, Suite 200, Chicago, IL 60609, and expects to be inspected by the PCAOB on a regular basis. As of the date of this prospectus, we have not been affected by the HFCAA and the related regulations. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. There is a risk that our auditor cannot be inspected by the PCAOB in the future, and if the PCAOB determines that it cannot inspect or fully investigate our auditor for two consecutive years, our securities will be prohibited from trading on a national exchange or over-the-counter under the HFCAA, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to decline or become worthless. For details, see “Risk Factors — Risks Relating to Doing Business in China — The Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor” on page 29 of this prospectus.

We are a “foreign private issuer” and we are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk, including the risk that our Class A Ordinary Shares may be delisted from Nasdaq as a result of this offering. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit Consisting of One Class A Ordinary and One Warrant	Total without Over- Allotment Option(2)	Total with Over- Allotment Option
Public offering price	$0.449	$5,998,640.00	$6,898,436.00
Underwriting discounts and commissions(1)	$0.03143	$419,904.80	$482,890.52
Proceeds, before expenses, to us(2)	$0.41757	$5,578,735.20	$6,415,545.48

(1)	The underwriting discounts and commissions shall equal 7.0% of the gross proceeds of the securities sold by us in this offering. We have also agreed to reimburse the Representative for certain expenses in connection with the offering. We refer you to the section entitled “Underwriting” of this prospectus for additional information regarding total compensation and other items of value payable to the underwriters.
(2)	We have granted the Representative an option exercisable within 45 days of the date of this prospectus to purchase from us up to 2,004,000 additional Class A Ordinary Shares and/or up to 2,004,000 Warrants, or any combination thereof, less underwriting discounts and commissions, to cover over-allotments, if any.

The offering will settle delivery versus payment or receipt versus payment, as the case may be. We expect to deliver the securities offered hereby on or about March 20, 2026, subject to satisfaction of certain customary closing conditions.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is March 19, 2026

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You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with additional, different, or inconsistent information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), is effective. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations, and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

The market data and other statistical information used throughout this prospectus has been compiled from publicly available information and industry publications. These sources generally state that the information they provide is believed to be reliable however, it is subject to subjective assessments and changes and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any market research and statistical survey. Therefore, the accuracy and completeness of the information are not guaranteed, and estimates and beliefs based on such data may not be reliable. In addition, such market data and statistical information may be different from other sources and may not reflect all or even a comprehensive set of the actual events and transactions occurring in the market. Although we are responsible for all of the disclosures contained in this prospectus and we believe that such market data and statistical information is reliable, we have not independently verified its accuracy or completeness. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

Commonly Used Defined Terms

Unless otherwise indicated, in this prospectus, references to:

●	“AHYS” are to Anhui Yousheng New Energy Co., Ltd., a limited liability company established pursuant to PRC laws on May 16, 2013, which is controlled by WFOE (as defined below) with 100% equity ownership;

●	“BVI” are to the British Virgin Islands;

●	“China” and the “PRC” are to the People’s Republic of China;

●	“CD Youyineng” are to Chengdu Youyineng Automobile Service Co., Ltd., a limited liability company established pursuant to PRC laws on October 29, 2020, and is wholly owned by AHYS;

●	“Class A Ordinary Shares” are to our Class A ordinary shares, par value US$0.00001 per share;

●	“Class B Ordinary Shares” are to our Class B ordinary shares, par value US$0.00001 per share;

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

●	“EV” are to electric vehicle;

●	“Group” are to the Company and its subsidiaries, collectively;

●	“Hong Kong” or “HK” are to the Hong Kong Special Administrative Region of the PRC;

●	“ISO” are to a series of quality management and quality assurance standards published by International Organization for Standardization, a non-government organization based in Geneva, Switzerland, for assessing the quality systems of business organizations;

●	“mainland China” are to the mainland China of the PRC, excluding Taiwan, the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Nasdaq Official Closing Price” are to the most recent closing price of the Class A Ordinary Shares on Nasdaq preceding the effectiveness of the registration statement of which this prospectus forms a part;

●	“our PRC subsidiaries” or “PRC operating subsidiaries” are to AHYS and its subsidiaries, including CD Youyineng, SH Youteng (defined below), SH Youxu (defined below), Youpin (defined below), Youpin SD (defined below), and their respective subsidiaries;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“R&D” are to research and development;

●	“Ordinary Shares” are to our Class A Ordinary Shares and our Class B Ordinary Shares, collectively;

●	“SEC” are to the United States Securities and Exchange Commission;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“SH Youteng” are to Shanghai Youteng Automobile Service Co., Ltd., a limited liability company established pursuant to PRC laws on November 3, 2020, and AHYS holds 70% of its equity interests;

●	“SH Youxu” are to Shanghai Youxu New Energy Technology Co., Ltd., a limited liability company established pursuant to PRC laws on March 22, 2021, and AHYS holds 70% of its equity interests;

●	“SME dealers” are to small and medium sized vehicle dealers;

●	“UK” are to the United Kingdom, made up of England, Scotland, Wales and Northern Ireland;

●	“U.S.,” “US” or “United States” are to United States of America, its territories, its possessions and all areas subject to its jurisdiction;

●	“US$,” “$” and “U.S. dollars” are to the legal currency of the United States;

●	“we,” “us,” “Company,” and “our” are to U Power Limited, the Cayman Islands holding company, and its predecessor entity and its subsidiaries, as the context requires;

●	“WFOE” are to our wholly owned Chinese subsidiary, Shandong Yousheng New Energy Technology Development Co., Ltd., a limited liability company established pursuant to PRC laws on January 27, 2022;

●	“Youpin” are to Youpin Automobile Service Group Co., Ltd., a limited liability company established pursuant to PRC laws on July 18, 2013, and AHYS holds 54.37% of its equity interests; and

●	“Youpin SD” are to Youpin Automobile Service (Shandong) Co., Ltd., a limited liability company established pursuant to PRC laws on June 30, 2020, and AHYS holds 87% of its equity interests.

Our reporting and functional currency is the Renminbi, or RMB. Solely for the convenience of the reader, this prospectus contains translations of some RMB amounts into U.S. dollars, at specified rates. No representation is made that the RMB amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”).

The PRC subsidiaries have proprietary rights to trademarks used in this prospectus that are important to their business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, the PRC subsidiaries’ rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus before deciding whether to invest in our securities.

Overview

We are a vehicle sourcing service provider in China, with a vision to becoming an EV market player primarily focused on our proprietary battery-swapping technology, or UOTTA technology, which is an intelligent modular battery-swapping technology designed to provide a comprehensive battery power solution for EVs. In addition, we are exploring new business models, including the development of artificial intelligence-integrated solutions for energy grids and transportation systems. Our goal is to become a leading provider of comprehensive energy solutions powered by artificial intelligence (“AI”) that seamlessly connect EVs with advanced energy infrastructure.

Since our commencement of operations in 2013, we have principally engaged in the provision of vehicle sourcing services. We broker sales of vehicles between automobile wholesalers and buyers, including SME dealers and individual customers primarily located in the lower-tier cities in China, which are smaller and less developed than the tier-1 or tier-2 cities. To that end, we have focused on building business relationships with our sourcing partners and have developed a vehicle sourcing network. As of the date of this prospectus, our vehicle sourcing network consisted of approximately 100 wholesalers and 30 SME dealers located in lower-tier cities in China. For the six months ended June 30, 2025 and for the fiscal years ended December 31, 2022, 2023 and 2024, our revenue from the sourcing business was RMB2.8 million, RMB4.4 million, RMB1.5 million, and RMB0.1 million, respectively, which constituted 15.9%, 56.8%, 7.7%, and 0.1%, respectively, of our total revenue.

Beginning in 2020, we gradually shifted our focus from the vehicle sourcing business to the development of our proprietary battery-swapping technology, or UOTTA technology. We plan to develop a comprehensive EV battery power solution based on UOTTA technology, which mainly consists of: (i) vehicle-mounted supervisory control units that monitor the real-time status of an EV’s battery packs; (ii) customized vehicle control units (“VCUs”), which upload real-time data of the electric vehicle, such as its battery status, real-time location and safety status, to our data platform, using Bluetooth and/or Wi-Fi technologies; and (iii) our data management platform, which collects and synchronizes real-time information of the EVs uploaded by their respective VCUs, as well as information on the availability and locations of compatible UOTTA battery-swapping stations that assist drivers in locating the nearest compatible UOTTA battery-swapping station(s) available when the EV’s battery is determined to be lower than a certain level; and (iv) UOTTA battery-swapping stations designed for precise positioning, rapid disassembly, compact integration and flexible deployment of battery-swapping for compatible EVs.

We have established in-house capabilities in the innovation of EV battery-swapping technology. Through our research and development efforts, we are developing an intellectual property portfolio. As of the date of this prospectus, we had 51 issued patents and 18 pending patent applications in China. Our research and development team is committed to technology innovation. As of the date of this prospectus, our research and development team consisted of 25 personnel and is led by Mr. Rui Wang and Mr. Zhanduo Hao, each of whom has experience of over 20 years in the electric power sector.

In 2021, leveraging years of automobile industry experience, we started cooperating with major automobile manufactures to jointly develop UOTTA-powered EVs, by adapting selected EV models with our UOTTA technology. We intend to primarily focus on developing commercial-use UOTTA-powered EVs, such as ride-hailing passenger EVs, small logistics EVs, light electric trucks, and heavy electric trucks, and their compatible UOTTA battery-swapping stations. As of the date of this prospectus, we have entered into cooperating agreements with two Chinese automobile manufacturers, SAIC Maxus Automobile Co., Ltd. and SAIC Hongyan Automobile Co., Ltd., to jointly develop UOTTA-powered electric trucks. We also have engaged with one battery-swapping station manufacture to jointly develop and manufacture UOTTA battery-swapping stations that are compatible with UOTTA-powered EVs. Our UOTTA battery-swapping stations are designed for precise positioning, rapid disassembly, compact integration, and flexible deployment, allowing battery replacement within several minutes. As of the date of this prospectus, we realized sales of thirty-two battery-swapping stations. In order to provide a comprehensive battery power solution based on UOTTA technology, we are in the process of developing a data management platform that connects UOTTA-powered EVs and stations, and assists the UOTTA-powered EV drivers in locating the closest compatible UOTTA swapping-stations on their routes. We believe we have made significant progress in entering into the EV market as of the date of this prospectus, however, there is no assurance that we will be able to execute our business plan to expand into the EV market as we have planned. For the six months ended June 30, 2025 and for the fiscal years ended December 31, 2022, 2023, and 2024, our revenue from the EV business was RMB13.9 million, RMB3.1 million, RMB17.1 million, and RMB41.8 million, which constituted 78.4%, 86.3%, and 94.5%, respectively, of our total revenue.

Additionally, we plan to develop AI-integrated solutions for energy grids and transportation systems. By incorporating AI algorithms, our comprehensive solutions for smart energy grids are expected to support autonomous EV driving, optimize energy replenishment efficiency, and connect EV assets with advanced AI-powered transportation systems, enabling peak and off-peak energy load balancing.

Recent Developments

Change of Voting Power

At the 2025 Annual General Meeting held on December 5, 2025, shareholders approved three resolutions (i) authorizing the increasing of the voting power of the Class B ordinary shares from 20 to 100 votes per share; (ii) adopting a third amended and restated memorandum and articles of association; and (iii) authorizing the following conditional share consolidations:

(A) on a date when the closing market price per Class A ordinary shares of par value of US$0.00001 each is less than US$1.00, or on such date as any director, chief executive officer or chief operating officer of the Company deems advisable, each 10 ordinary shares of a par value of US$0.00001 each be consolidated into 1 (one) ordinary share of a par value of US$0.0001 each, such that following such share consolidation, the authorized share capital of the Company will be US$50,000 divided into 399,941,181.2 Class A ordinary shares of a par value of US$0.0001 each, and 100,058,818.8 Class B ordinary shares of a par value of US$0.0001 each (the “First Share Consolidation”);

(B) subsequently following the First Share Consolidation, on a date when the closing market price per the Class A ordinary share of a par value of US$0.0001 each is less than US$1.00, or on such date as any director, chief executive officer or chief operating officer of the Company deems advisable, each 20 ordinary shares of a par value of US$0.0001 each be consolidated into 1 (one) ordinary share of a par value of US$0.002 each, such that following such share consolidation, the authorized share capital of the Company will be US$50,000 divided into 19,997,059.06 Class A ordinary shares of a par value of US$0.002 each, and 5,002,940.94 Class B ordinary shares of a par value of US$0.002 each (the “Second Share Consolidation”);

(C) subsequently following the Second Share Consolidation, on a date when the closing market price per the Class A ordinary share of a par value of US$0.002 each is less than US$1.00, or on such date as any director, chief executive officer or chief operating officer of the Company deems advisable and may determine in his or her absolute discretion, each 20 ordinary shares of a par value of US$0.002 each be consolidated into 1 (one) ordinary share of a par value of US$0.04 each, such that following such share consolidation, the authorized share capital of the Company will be US$50,000 divided into 999,852.953 Class A ordinary shares of a par value of US$0.04 each, and 250,147.047 Class B ordinary shares of a par value of US$0.04 each (the “Third Share Consolidation”, and together with the First Share Consolidation and the Second Share Consolidation, the “Share Consolidations”); and

(D) all fractional shares (after aggregating all fractional shares that would otherwise be received by a shareholder) resulting from each of the Share Consolidations shall be rounded up to the whole number of shares.

Entry into Material Agreements with Maxim Group LLC and an institutional investor.

On December 1, 2025, we entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC, as the sole placement agent, and a securities purchase agreement (the “December 2025 SPA”) with an institutional investor, pursuant to which the Company received US$2,013,600 in consideration for the issuance of a series of senior secured promissory notes (collectively, the “2025 Senior Secured Promissory Notes”) in the original aggregate principal amount of US$2,517,000 to the institutional investor.

The 2025 Senior Secured Promissory Notes were issued with twenty percent (20%) original issue discount, and bear no interest unless an event of default occurs, and are due and payable by the Company on the maturity date of March 1, 2026. Any principal or other amounts due under the December 2025 SPA and the 2025 Senior Secured Promissory Notes that are not paid when due (excluding amounts already accruing interest at the default rate established therefor under the 2025 Senior Secured Promissory Notes) shall incur a late charge equal to 18% per annum from the due date until fully paid.

Additionally, on December 1, 2025, the institutional investor and certain subsidiaries of the Company (collectively, the “Pledgors”), entered into a pledge agreement (the “Pledge Agreement”), pursuant to which the Pledgors pledged their respective interests in Ordinary Shares of the Company and other related collateral (collectively, the “Pledged Collateral”) to the investor, to secure the prompt payment and performance of all obligations under the 2025 Senior Secured Promissory Notes, the December 2025 SPA, and related transaction documents. Concurrently therewith, the Company, the Pledgors, and the institutional investor entered into an equity interest control agreement to perfect the security interest pledged in the Pledged Collateral pursuant to the Pledge Agreement.

In accordance with the terms of the Senior Secured Promissory Notes, in the event of any delay in the repayment of principal, the Company shall pay to Maxim Group LLC a late charge at a rate equal to 18% per annum, calculated from the applicable due date until such amount is fully paid.

The securities described above were sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The investor is an accredited investor that purchased the securities as an investment in a private placement that did not involve a general solicitation.

Entry Into a Material Definitive Agreement with Certain Institutional Investors

On July 24, 2025, we entered into a securities purchase agreement (the “July 2025 SPA”) with certain institutional investors, pursuant to which we issued and sold (i) in a registered direct offering 445,000 Class A Ordinary Shares and certain pre-funded warrants to purchase up to 106,628 Class A Ordinary Shares, and (ii) in a concurrent private placement, certain common warrants to purchase up to 551,628 Class A Ordinary Shares, which common warrants have an exercise price of $2.50 per Class A Ordinary Share, are exercisable immediately and will expire on July 24, 2030. The combined offering price for each Class A Ordinary Share and accompanying common warrant was $2.50. The closing of the transaction took place on July 25, 2025. The gross proceeds to the Company were approximately $1.38 million before deducting the placement agent’s fees and other offering expenses.

The Class A Ordinary Shares, the pre-funded warrants and the Class A Ordinary Shares underlying the pre-funded warrants were offered by the Company pursuant to a registration statement on Form F-3 (File No.333-282901), previously filed and declared effective by the SEC on November 8, 2024, the base prospectus filed as part of the registration statement on Form F-3, and the prospectus supplement dated July 24, 2025. The issuance of the common warrants described above was exempt from the registration requirements of the Securities Act, pursuant to an exemption provided by Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

Warrant Exchange and Cancellation Agreement with SABBY VOLATILITY WARRANT MASTER FUND LTD.

On March 18, 2026, we entered into a Warrant Exchange and Cancellation Agreement (the “Exchange Agreement”) with SABBY VOLATILITY WARRANT MASTER FUND LTD. (the “Holder”), pursuant to which the Holder agreed to the full surrender and cancellation of 551,628 ordinary share purchase warrants previously issued to the Holder on July 25, 2025 (the “Cancelled Warrants”). Upon such cancellation, all rights under the Cancelled Warrants, including the price reset mechanisms set forth in Section 3(b) thereof, were terminated and are of no further force or effect.

In exchange for the cancellation of the Cancelled Warrants, the Company agreed to issue 3,000,000 Class A Ordinary Shares to the Holder (the “Exchange Shares”). After all of the Exchange Shares are issued, the Company will have 7,603,440 Class A Ordinary Shares and 368,044 Class B Ordinary Shares issued and outstanding (without giving effect to the shares issued in the offering for which this prospectus forms a part).

The exchange of the Cancelled Warrants for the Exchange Shares was made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act. No commission or other remuneration was paid or given, directly or indirectly, for soliciting such exchange.

As of the date of this prospectus, all the Exchange Shares were issued to the Holder.

Corporate Structure

We are a Cayman Islands exempted company incorporated on June 17, 2021. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (As Revised) of the Cayman Islands that do not apply to exempted companies.

The following diagram illustrates our corporate structure as of the date of this prospectus.

Regulatory Developments on Overseas-listing

On July 6, 2021, the relevant PRC governmental authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage.

On February 17, 2023, the CSRC released the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Overseas Listings Rules, the CSRC circulated No. 1 to No. 5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of CSRC, or collectively, the Guidance Rules and Notice. The Overseas Listings Rules, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the Administration Provisions and Measures by providing substantially the same requirements for filings of overseas offering and listing by domestic companies.

Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following submission of initial public offerings or listing applications. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing before March 31, 2023 and completed their overseas offering and listing prior to September 30, 2023, such as us, shall be deemed to be Existing Issuers. Existing Issuers are not required to complete the filing procedures for listing overseas immediately, but are required to file with the CSRC for any subsequent offerings in the same overseas market within three working days after the offering is completed. Our PRC counsel, Guantao Law Firm, has advised us that, as this offering is regarded as a subsequent securities offering in the same overseas market under the Trial Measures, we are required to complete the filing procedures with the CSRC in accordance with the Trial Measures with respect to this offering, and we will submit our filing application to the CSRC within three working days after the completion of this offering. Any failure by us to comply with such filing requirements under the Trial Measures may result in forced corrections, warnings, and fines against us and could materially hinder our ability to offer or continue to offer our securities.

As of the date of this prospectus, neither we nor any of the PRC operating entities have been subject to any investigation, or received any warning, or sanction from the CSRC or other applicable government authorities related to the offering of our securities.

Permissions from the PRC Authorities

As of the date of this prospectus, we and our PRC operating entities have received from PRC authorities all requisite licenses, permissions, and approvals needed to engage in the businesses currently conducted in the PRC, and no such permission or approval has been denied. These licenses, permissions, and approvals, which have been successfully obtained, are: (1) business licenses; and (2) auto dealer filings. However, in the future, if any additional approvals or permissions are required, we cannot assure you that any of these entities will be able to receive clearance of compliance requirements in a timely manner, or at all. Any failure to fully comply with any compliance requirements may cause our PRC operating entities, to be unable to operate their businesses in the PRC, subject them to fines, relevant businesses or operations suspension for rectification, or other sanctions.

On December 28, 2021, thirteen governmental departments of the PRC, including the CAC, issued the revised Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures require that any network platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. As advised by our PRC counsel, Guantao Law Firm, since we are not an online platform operator that possesses over one million users’ personal information, we are not subject to the cybersecurity review with the CAC under the Cybersecurity Review Measures. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will be able to comply with such regulations in all respects, and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions and the costs of compliance with, and other burdens imposed by such laws and regulations may limit the use and adoption of our products, which may have material adverse effects on our business, operations, and financial condition.

On July 7, 2022, the CAC published the Measures for the Security Assessment of Outbound Data Transfer, which became effective on September 1, 2022. The measures apply to the security assessment of important data and personal information collected and generated during operation within the territory of the People’s Republic of China and transferred abroad by a data handler. According to the Measures, a data handler shall file with the State Cyberspace Administration for security assessment via the Province Cyberspace Administration if it transfers data abroad under any of the following circumstances: (i) a data handler who transfers important data abroad; (ii) a critical information infrastructure operator, or a data handler processing the personal information of more than one million individuals transfers personal information to abroad; (iii) since January 1 of the previous year, a data handler cumulatively transferred abroad the personal information of more than 100,000 individuals, or the sensitive personal information of more than 10,000 individuals; or (iv) any other circumstances where the security assessment for the outbound data transfer is required by the State Cyberspace Administration. As advised by our PRC counsel, Guantao Law Firm, since none of our PRC operating entities is a data handler that transfers data abroad under any of the aforementioned circumstances, the operations of the PRC operating entities, our continued listing, and this offering are not affected by the Measures for the Security Assessment of Outbound Data Transfer.

As of the date of this prospectus, our PRC operating entities have not received any notice from any authorities identifying the operating entities as a CIIO or requiring the operating entities to go through cybersecurity review or network data security review by the CAC, nor have our PRC operating entities been involved in any investigations on cybersecurity review initiated by the CAC or related governmental regulatory authorities. In addition, our PRC operating entities have not received any inquiry, notice, warning, or sanction in such respect. We believe that our PRC operating entities are in compliance with the aforementioned regulations and policies. However, our PRC operating entities could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against the PRC operating entities, which may have material adverse effect on the PRC operating entities’ business, financial condition or results of operations.

In addition, on February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which took effect on March 31, 2023. Pursuant to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall file with the CSRC pursuant to the requirements of the Trial Measures within three working days following submission of relevant application for listing or completion of any subsequent offerings. If a domestic company fails to complete required filing procedures or conceals any material facts or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, and fines, and its controlling shareholders, actual controllers, and the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. As of the date of this prospectus, neither we nor any of the PRC operating entities have been subject to any investigation, or received any warning, or sanction from the CSRC or other applicable government authorities related to the offering of our securities.

As of the date of this prospectus, we believe that, except for the filing procedures with the CSRC pursuant to the Trial Measures and supporting guidelines, neither the Company, nor the PRC operating entities, will be required to obtain permission from any Chinese authorities to offer our securities based on PRC laws and regulations currently in effect, and neither we nor the PRC operating entities have been denied such permission by any Chinese authorities. However, we cannot assure you that the PRC regulatory agencies would take the same view as we do, and there is no assurance that our PRC operating entities will always be able to successfully update or renew the licenses or permits required for the relevant business in a timely manner or that these licenses or permits are sufficient to conduct all of their present or future business. If our PRC operating entities (i) do not receive or maintain required permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and our PRC operating entities, are required to obtain such permissions or approvals in the future, they could be subject to fines, legal sanctions, or an order to suspend their relevant services, which may materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.

Distributions and Dividends

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profits or share premium, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. As of the date of this prospectus, (1) the Company transferred approximately $2.53 million, $3.66 million, $4.88 million, $5.30 million, and nil to a subsidiary, Energy U Limited, from July 1, 2025 to December 31, 2025, for the six months ended June 30, 2025, and for the fiscal years ended December 31, 2024, 2023, and 2022, respectively, and no other cash transfers or transfers of other assets have occurred between the Company and its subsidiaries, and (2) the Company and its subsidiaries have not made any dividends or distributions to investors. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. As of the date of this prospectus, we have not installed any cash management policies that dictate how funds are transferred among the Company, its subsidiaries, or investors.

Our PRC operating entities receive substantially all of our revenue in RMB. Under our current corporate structure, to fund any cash and financing requirements we may have, we may rely on dividend payments from the PRC operating subsidiaries. Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

Cash dividends, if any, on our Ordinary Shares, will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by WFOE, Shandong Yousheng New Energy Technology Development Co., Ltd, to its direct Hong Kong holding company. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Our Hong Kong subsidiaries intend to apply for the tax resident certificate if and when our PRC subsidiaries plan to declare and pay dividends to our Hong Kong subsidiaries.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” of this prospectus.

Risks Relating to Doing Business in China

Risks and uncertainties related to doing business in China include, but are not limited to, the following:

●	Changes in China’s economic, political or social conditions, laws, regulations or governmental policies could have a material adverse effect on our business, financial conditions and results of operations. PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably. For details, see the risk factor on page 15 of this prospectus;

●	Substantial uncertainties in the promulgation, interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us. For details, see the risk factor on page 16 of this prospectus;

●	Any actions by the Chinese government, including any decision to intervene or influence the operations of the operating entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC operating entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless. For details, see the risk factor on page 16 of this prospectus;

●	The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions. For details, see the risk factor on page 22 of this prospectus;

●	To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, is in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets. For details, see the risk factor on page 25 of this prospectus;

●	Governmental control of currency conversion may limit our ability to utilize our income effectively and affect the value of your investment. For details, see the risk factor on page 27 of this prospectus;

●	The PRC government exerts substantial influence over the manner in which we and our PRC subsidiaries must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if we or our PRC subsidiaries are required to obtain approval in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchanges, which would materially affect the interest of the investors. For details, see the risk factor on page 28 of this prospectus;

●	The Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering and listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor. For details, see the risk factor on page 29 of this prospectus; and

●	Changes in international trade policies, or the escalation of tensions in international relations, particularly with regard to China, may adversely impact our business and operating results. For details, see the risk factor on page 31 of this prospectus.

Risks Relating to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	We have incurred substantial losses in the past and may incur losses in the future. There is substantial doubt about our ability to continue as a going concern. For details, see the risk factor on page 32 of this prospectus;

●	We may be subject to potential liability in connection with pending or threatened legal proceedings and other matters, which could adversely affect our business or financial results. For details, see the risk factor on page 35 of this prospectus;

●	Court-ordered freezes on equity interests in our PRC subsidiaries could restrict our ability to raise capital, disrupt our subsidiary operations, and materially harm our business and financial condition. For details, see the risk factor on page 36 of this prospectus;

●	Some of our patent applications on UOTTA technology are currently pending, we cannot assure you that such patents will be approved, and we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business, results of operations, financial condition and prospects. For details, see the risk factor on page 37 of this prospectus;

●	The seasonality of the automobile industry impacts our operating results. For details, see the risk factor on page 40 of this prospectus; and

●	The integration of AI technologies into our products and services is subject to significant risks and uncertainties, and there is no assurance that our AI strategy will be successful or that we will be able to effectively compete in this rapidly evolving field. For details, see the risk factor on 41 of this prospectus.

Risks Related to Our Vehicle Sourcing Business

Risks and uncertainties related to our vehicle sourcing business, but are not limited to, the following:

●	Our vehicle sourcing network is crucial to the success of our business; if we fail to further develop or maintain our business relationships with sourcing partners at a sustainable cost, or at all, our business, financial condition and prospects would be materially and adversely affected. For details, see the risk factor on page 43 of this prospectus;

●	The commissions from our sourcing services may decline in the future, and any material decrease in such commissions could harm our business, financial condition and results of operations. For details, see the risk factor on page 44 of this prospectus;

●	Our business is sensitive to changes in the prices of new and used vehicles. For details, see the risk factor on page 45 of this prospectus; and

●	We rely on third-party carriers to transport vehicles to our customers, and they are subject to associated business risks and costs and with those of the transportation industry, generally, many of which risks and costs would be out of our control. For details, see the risk factor on page 45 of this prospectus.

Risks Related to UOTTA-powered EV and Battery-Swapping Station Business

Risks and uncertainties related to our UOTTA-powered EV and battery-swapping station business include, but are not limited to, the following:

●	Our success depends on our ability to successfully develop, market and sell UOTTA-powered EVs and battery-swapping stations. For details, see the risk factor on page 46 of this prospectus;

●	Our reliance on third parties for manufacturing UOTTA-powered commercial-use EVs and battery-swapping stations increases the risk that the supply of our products may become limited or interrupted or may not be of satisfactory quality and quantity. For details, see the risk factor on page 47 of this prospectus;

●	We depend on third parties for the supply of components and parts to manufacture battery-swapping stations. For details, see the risk factor on page 48 of this prospectus;

●	The UOTTA-powered EVs we jointly develop with cooperating automobile manufacturers are subject to motor vehicle safety standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results. For details, see the risk factor on page 50 of this prospectus;

●	The construction and operation of our battery-swapping station manufacturing facilities are subject to regulatory approvals or filings and may be subject to changes, delays, cost overruns or may not produce expected benefits. For details, see the risk factor on page 50 of this prospectus; and

●	The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EVs, domestically produced vehicles or battery-swapping stations could have a material adverse effect on our business, financial condition and prospects. For details, see the risk factor on page 50 of this prospectus.

Risks Related to Our Capital Structure

Risks and uncertainties related to our capital structure include, but are not limited to, the following:

●	Our dual class share structure with different voting rights may adversely affect the value and liquidity of the Class A Ordinary Shares. For details, see the risk factor on page 51 of this prospectus; and

●	Our dual class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial. For details, see the risk factor on page 51 of this prospectus.

Risks Relating to this Offering, Our Class A Ordinary Shares and the Trading Market

Risks and uncertainties related to this offering, our Class A Ordinary Shares and the trading market include, but are not limited to, the following:

●	An active trading market for our Class A Ordinary Shares may not develop or sustain, and the trading price for our Class A Ordinary Shares may fluctuate significantly. For details, see the risk factor on page 52 of this prospectus;

●	The trading price of our Class A Ordinary Shares has been, and is likely to continue to be, volatile, which could result in substantial losses to investors. For details, see the risk factor on page 52 of this prospectus;

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. For details, see the risk factor on page 53 of this prospectus;

●	The sale or availability for sale of substantial amounts of our Class A Ordinary Shares could adversely affect their market price. For details, see the risk factor on page 53 of this prospectus;

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment. For details, see the risk factor on page 53 of this prospectus;

●	We will incur increased costs as a result of being a public company. For details, see the risk factor on page 55 of this prospectus;

●	As a result of the price resets and subsequent share adjustments in the Warrants and/or if the Warrants are exercised by way of a zero cash exercise, Class A Ordinary shareholders are likely to suffer substantial dilution and see a significant decrease in the value of their Class A Ordinary Shares. For details, see the risk factor on page 56 of this prospectus;

●	There is no public market for the Warrants in this offering. For details, see the risk factor on page 56 of this prospectus;

●	Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree. For details, see the risk factor on page 57 of this prospectus;

●	Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns as a result of this offering. For details, see the risk factor on page 57 of this prospectus;

●	We will likely not receive any additional funds upon the exercise of the Warrants. For details, see the risk factor on page 57 of this prospectus;

●	The public offering price in this offering will be set by our Board and does not necessarily indicate the actual or market value of our Class A Ordinary Shares. For details, see the risk factor on page 57 of this prospectus;

●	Nasdaq may apply additional and more stringent criteria for our continued listing, since our insiders hold a large portion of our listed securities. For details, see the risk factor on page 58 of this prospectus;

●	Nasdaq has proposed a new $5 million minimum market value continued listing requirement that, if approved, could result in immediate suspension and delisting of our Class A Ordinary Shares without any cure period or opportunity to regain compliance. For details, see the risk factor on page 58 of this prospectus; and

●	Geopolitical conflicts involving Iran, military actions in the Middle East, and the war in Ukraine may adversely affect global economic conditions and cause significant volatility in the trading price of our Class A Ordinary Shares. For details, see the risk factor on page 52 of this prospectus.

Corporate Information

Our principal executive offices are located at 18/F, Building 3, Science and Technology Industrial Park, Yijiang District, Wuhu City, Anhui Province (安徽省芜湖市弋江区科技产业园3号楼18层), People’s Republic of China. Our telephone number at this address is 0086-21-6859-3598. Our registered office in the Cayman Islands is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is http://www.upincar.com/. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is located at 122 East 42nd St 18th Floor, New York, NY 10168.

The SEC maintains a website at www.sec.gov that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC using its EDGAR system.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in gross revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds US$1.235 billion or we issue more than US$1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country’s requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with the “short-swing” profit disclosure and recovery provisions of Section 16 of the Exchange Act.

THE OFFERING

Issuer	U Power Limited

Securities offered by us	13,360,000 Units, each Unit consisting of one Class A Ordinary Share and one Warrant to purchase one Class A Ordinary Share, at the public offering price of $0.449 per Unit.

This prospectus also relates to the offering of the Class A Ordinary Shares issuable upon exercise of the Warrants.

Description of the Warrants	Each Warrant will be exercisable to purchase one Class A Ordinary Share. Each Warrant will have an initial exercise price of $0.449 per Class A Ordinary Share (equal to 100% of the public offering price of each Unit in this offering), will be exercisable upon issuance, and will expire one (1) year from the issuance date. The exercise price for the Warrants will be adjusted downward (each, a “Reset Price”) on each of the 2nd and 5th trading day following the issuance date (each, a “Reset Date”) to the price that is equal to 70% and 50%, respectively, of the initial exercise price (the “Basis Price”), provided that the Reset Price is less than the exercise price then in effect and provided that in no event shall the exercise price of the Warrants be reduced to a price that is less than a floor price of the greater of (i) $0.10 and (ii) 20% of the closing bid price of the Class A Ordinary Shares on the date prior to the execution of the underwriting agreement entered into in connection with this offering. If the exercise price is so adjusted on a Reset Date, the number of Class A Ordinary Shares underlying the Warrants will also be proportionally increased on such Reset Date so that the applicable Reset Price multiplied by the increased number of Class A Ordinary Shares equal the aggregate proceeds that would have resulted from the full exercise of the Warrants immediately prior to the applicable Reset Date. The Warrants also contain certain mechanisms for cashless exercise, including zero cash exercise pursuant to which holders of Warrants have the option, upon exercise and for no additional cash consideration, to receive an aggregate number of Class A Ordinary Shares equal to the product of (x) the aggregate number of Class A Ordinary Shares that would be issuable upon a cash exercise of the Warrant and (y) 2.0; provided that no less than the par value of the additional number of Class A Ordinary Shares shall have been paid in full. The Warrants also contain certain anti-dilution provisions, as further described herein.

Accordingly, we believe it is highly unlikely that a holder of the Warrants would pay an exercise price in cash to receive one Class A Ordinary Share when the holder could instead choose the zero cash exercise option and pay no cash to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the Warrants.

For each Unit that an investor purchases in this offering at the offering price of $0.449 per Unit, the investor will receive one Class A Ordinary Share and one Warrant to purchase one Class A Ordinary Share at an exercise price of $0.449 per Class A Ordinary Share. Giving effect solely to the adjustment on the first Reset Date and not giving effect to the zero cash exercise option, on the first Reset Date, each Warrant will become exercisable for a maximum of 1.43 Class A Ordinary Shares at an exercise price of $0.3143 per Class A Ordinary Share. If such Warrant is then exercised at such time based on the zero cash exercise option, the Warrant would be exercisable into 2.86 Class A Ordinary Shares. If the Warrant remains outstanding as of the second Reset Date, giving effect solely to the potential adjustment on the second Reset Date and not giving effect to the zero cash exercise option, on the second Reset Date, each Warrant will become exercisable for a maximum of two Class A Ordinary Shares at an exercise price of $0.2245 per Class A Ordinary Share. If such Warrant is then exercised at such time based on the zero cash exercise option, the Warrant would be exercisable into four Class A Ordinary Shares. Accordingly, if all of the Warrants offered to investors in this offering are exercised on a zero cash basis, a maximum of 53,440,000 Class A Ordinary Shares could be issued upon such zero cash exercise, without payment to the Company of any additional cash.

In addition, we have granted the Representative an option exercisable within 45 days of the date of this prospectus to purchase from us up to 2,004,000 additional Class A Ordinary Shares and/or up to 2,004,000 Warrants to cover over-allotments, if any. If the Representative’s over-allotment option for Warrants is exercised in full to purchase 2,004,000 Warrants and all such Warrants are exercised on a zero cash basis, a maximum of 8,016,000 Class A Ordinary Shares could be issued upon such zero cash exercise without payment to the Company of any additional cash. If all of the Warrants offered to investors in this offering, including those subject to the Representative’s over-allotment option for Warrants, are exercised on a zero cash basis, a maximum of 61,456,000 Class A Ordinary Shares could be issued upon such zero cash exercise without payment to the Company of any additional cash.

For more information regarding the Warrants, you should carefully read the section titled “Description of the Securities We Are Offering” in this prospectus.
Ordinary shares outstanding immediately before this offering	7,603,440 Class A Ordinary Shares and 368,044 Class B Ordinary Shares.

Ordinary shares to be outstanding immediately after this offering(1)

20,963,440 Class A Ordinary Shares (or up to 22,967,440 Class A Ordinary Shares if the Representative exercises its over-allotment option for Class A Ordinary Shares in full) and 368,044 Class B Ordinary Shares, assuming no exercises of the Warrants. If all of the Warrants offered to investors, including those subject to the Representative’s over-allotment option for Warrants, in this offering are exercised on a zero cash basis, an aggregate of 61,456,000 shares could be issued upon such zero cash exercise without payment to the Company of any additional cash and a total of 82,419,440 Class A Ordinary Shares would be issued and outstanding, assuming no exercise of the over-allotment option for Class A Ordinary Shares, or 84,423,440 Class A Ordinary Shares, assuming full exercise of the over-allotment for Class A Ordinary Shares.

Over-allotment option	We have granted the Representative an over-allotment option. This option, which is exercisable for up to forty-five (45) days after the date of this prospectus, permits the underwriters to purchase a maximum of 2,004,000 additional Class A Ordinary Shares and/or 2,004,000 additional Warrants to purchase Class A Ordinary Shares. The option may be used to purchase such Class A Ordinary Shares and/or Warrants, or any combination thereof, as determined by the Representative. If the Representative exercises all or part of this option, they will purchase securities covered by the option at the public offering price that appears on the cover page of this prospectus, less underwriting discounts and commissions.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $5.23 million (assuming the sale of all Units offered) or $6.06 million (including the exercise of the over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the Warrants (for which we do not expect to receive any proceeds in any case), based on the public offering price of $0.449 per Unit.

We currently intend to use the net proceeds of this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, for the following purposes:

(i) US$2,517,000 will be applied to repay the outstanding principal balance due on the 2025 Senior Secured Promissory Notes, together with an 18% per annum late charge (which accrued as of their maturity on March 1, 2026), which notes are non-interest bearing; and

(ii) for working capital and other general corporate purposes.

Listing	Our Class A Ordinary Shares are listed on Nasdaq under the symbol “UCAR.” There are no established public trading markets for the Warrants, and we do not expect such markets to develop. We do not intend to list the Warrants on any securities exchange or other trading market.

Risk factors	An investment in our securities involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements included elsewhere in this prospectus, before investing in our securities. In particular, you should be aware that Nasdaq may halt trading in our Class A Ordinary Shares and/or delist our Class A Ordinary Shares for public interest concerns. See “Risk Factors — Risks Relating to this Offering, Our Class A Ordinary Shares and the Trading Market — Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns as a result of this offering.”

(1)	Based on 7,603,440 Class A Ordinary Shares issued and outstanding as of the date of this prospectus, which excludes (i) any Class A Ordinary Shares underlying the Warrants as of the date of this prospectus; (ii) an aggregate of 1,562,502 Class A Ordinary Shares issuable upon the exercise of outstanding warrants issued pursuant to the securities purchase agreement dated January 24, 2025 (the “January 2025 SPA”); and (iii) an aggregate of 50,000 Class A Ordinary Shares issuable upon the exercise of outstanding warrants issued pursuant to the securities purchase agreement dated December 7, 2023 (the “December 2023 SPA”). Unless otherwise indicated, this prospectus reflects and assumes no exercise of the Warrants included in the Units offered hereby.

RISK FACTORS

You should carefully consider the following risk factors that may affect our business, future operating results and financial condition, as well as the other information set forth in this prospectus, before making a decision to invest in our securities. If any of the following risks actually occurs, our business, operating results, cash flows, financial condition, and ability to pay dividends could be materially and adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The risks below are not the only ones we face. Additional risks not currently known to us, or that we currently deem immaterial, may also adversely affect us.

Risks Relating to Doing Business in China

Changes in China’s economic, political or social conditions, laws, regulations or governmental policies could have a material adverse effect on our business, financial conditions and results of operations.

All of our revenue is generated by our PRC subsidiaries. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

Although the PRC economy has grown significantly in the past, that growth may not continue, as evidenced by the slowing of the growth of the PRC economy since 2012. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on a specific industry including our PRC subsidiaries in China. Such developments could adversely affect our PRC subsidiaries’ business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect our business and operating results.

The PRC operating entities’ ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations, or their interpretation, particularly those regarding the Internet, including censorship and other restrictions on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation, and other laws that affect our ability to operate our business.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from their understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Substantial uncertainties in the promulgation, interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the promulgation of new rules and explanations and interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Specifically, rules and regulations in China can change quickly with little advance notice.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we or our PRC subsidiaries may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our PRC subsidiaries’ business and impede their ability to continue our operations.

Any actions by the Chinese government, including any decision to intervene or influence the operations of the operating entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC operating entities, may limit or completely hinder our ability to continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

We are a Cayman Islands holding company and are not a Chinese company. As a holding company with no material operations of our own, we conduct all of our operations through our PRC operating entities in China. As such, our corporate structure involves unique risks to investors. There are legal and operational risks associated with having operations in mainland China, and the Chinese regulatory authorities could disallow this ownership structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

In the meeting of the Political Bureau of the Central Committee of the Communist Party of China held on July 30, 2021, the improvement of the regulatory system for overseas listing of enterprises was first proposed. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, whether directly or indirectly, should fulfil the filing procedures and submit relevant information to the CSRC.

Although the detailed implementations are still unclear, the supervision of overseas listing of Chinese stocks may continue to tighten. The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of our operating entities to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to our compliance with such regulations or interpretations. As such, we may be subject to various government and regulatory interference in the provinces in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we believe that we are currently not required to obtain permission from any Chinese authorities and have not received any notice of denial of permission to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to the PRC operating entities’ business or industry, particularly in the event permission to list on U.S. exchanges may be later required, or withheld or rescinded once given.

Accordingly, government actions in the future, including any decision to intervene or influence our operations at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operations, may limit or completely hinder our ability to continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting. In particular, there are a number of laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress (the “NPC”) issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. The Cyber Security Law is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. The legal consequences of violation of the Cyber Security Law include penalties such as warnings, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. As of the date of this prospectus, we have not been involved in any investigations or cybersecurity reviews by the CAC, and we have not received any inquiry, notice, warning, or sanction in such respect.

The Civil Code of the PRC (issued by the NPC on May 28, 2020, and effective from January 1, 2021) provides the main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in the areas of data security and data protection. The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.

On July 30, 2021, the State Council promulgated the Regulations on Security Protection of Critical Information Infrastructure, or the CII Regulations, which became effective on September 1, 2021. Pursuant to the CII Regulations, critical information infrastructure refers to any important network facilities or information systems of an important industry or field such as public communication and information service, energy, transport, water conservation, finance, public services, e-government affairs, science and technology industry for national defense and other industries and sectors that may seriously endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage. In addition, relevant administration departments of each critical industry and sector are responsible for formulating eligibility criteria and determining the critical information infrastructure in the respective industry or sector. The operators will be informed about the final determination as to whether they are categorized as critical information infrastructure operators, or CIIOs.

As of the date of this prospectus, no detailed rules or interpretations have been issued and we have not been informed by any governmental authorities that we are a CIIO. However, the exact scope of CIIOs under the current regulatory regime remains unclear, and the PRC governmental authorities have discretion in the interpretation and enforcement of these laws and regulations. Therefore, it is uncertain whether we would be deemed as a CIIO under PRC law. According to our PRC counsel, Guantao Law Firm, if we are identified as CIIO, we will be subject to stricter requirements on business operations and cybersecurity compliance, and we may need to follow cybersecurity review procedure and apply with Cybersecurity Review Office before making certain purchases of network products and services, and if a cybersecurity review is applicable, we may be required to suspend providing any existing or new services to our users, and we may experience other disruptions of our operations.

On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021. As of the date of this prospectus, the Security Administration Draft has not been fully implemented.

On December 28, 2021, the CAC and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cybersecurity Review, or the Cybersecurity Review Measures. Pursuant to the Cybersecurity Review Measures: (i) “operator of critical information infrastructure” should take the initiative to report to the Cybersecurity Review Office for cybersecurity review when purchasing network products and services which affects or may affect national security; (ii) network platform operators possessing the personal information of more than one million users must apply to the Cybersecurity Review Office for cybersecurity review when list abroad; and (iii) data processor carrying out data processing activities that affect or may affect national security should be subject to cybersecurity review. The Cybersecurity Review Measures further elaborated on the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (a) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (b) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad.

We believe, in consultation with our PRC counsel, Guantao Law Firm, that we have none of the aforesaid factors in our business, and given that: (i) we have not been informed that we are an operator of critical information infrastructure by any governmental authorities; (ii) we do not possess the personal information of more than one million users; and (iii) the type and nature of the personal information we gather is of relatively low national security significance. However, there remains uncertainty as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. If a cybersecurity review is required, we will actively cooperate with the CAC to conduct such cybersecurity review. According to our PRC counsel, any failure to comply with applicable laws or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, collection, transfer, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation or result in investigations, fines, or other penalties by government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits the costs of compliance with, and other burdens imposed by, Cyber Security Law and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Any organizational or individual data processing activities that violate the Data Security Law shall bear the corresponding civil, administrative or criminal liabilities depending on specific circumstances. During the fiscal years ended December 31, 2025, 2024, 2023 and 2022, and up to the date of this prospectus, we had not experienced any material data or personal information leakage or loss, infringement of data or personal information, or information security incident, nor had we been subject to or involved in any official inquiry, examination, warning, interview on cybersecurity, data security and personal information protection by relevant competent regulatory authorities.

On August 20, 2021, the Standing Committee of the NPC approved the Personal Information Protection Law (“PIPL”), which became effective on November 1, 2021. The PIPL regulates collection of personal identifiable information and seeks to address the issue of algorithmic discrimination. Companies in violation of the PIPL may be subject to warnings and admonishments, forced corrections, confiscation of corresponding income, suspension of related services, and fines. As of the date of this prospectus, we have not received any personal data protection related administrative warnings or penalties from any competent PRC regulatory authorities.

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we and/or our PRC subsidiaries can fully or timely comply with such laws as our business develops. In the event that we or our PRC subsidiaries are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we and/or our PRC subsidiaries may be further required to suspend the relevant business, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations. From time to time, we communicate with the competent authorities, including the local branch of the CAC, and expect to closely monitor and assess further regulatory developments regarding cybersecurity and data privacy laws, including the development on cybersecurity review, and comply with the latest regulatory requirements.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands. However, we conduct substantially all of our operations through our PRC subsidiaries in China and substantially all of our assets are located in China. In addition, most of our senior executive officers reside within China for a significant portion of the time and many of them are PRC nationals. As a result, it may be difficult for you to effect service of process upon us, or our management named in this prospectus inside mainland China. It may also be difficult for you to enforce in U.S. courts of the judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us, or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws, regulations and interpretations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Furthermore, class action lawsuits, which are available in the United States for investors to seek remedies, are generally uncommon in China.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. In addition, entities or individuals are prohibited from providing documents and information in connection with any securities business activities to any organizations and/or persons aboard without the prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “Risk Factors — Risks Relating to this Offering, Our Class A Ordinary Shares and the Trading Market — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ordinary shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. The Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, which was issued by the State Administration of Taxation on April 22, 2009 and further amended on December 29, 2018, or Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our PRC subsidiaries outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, subject to any reduction set forth in applicable tax treaties. In addition, non-resident enterprise shareholders may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of Class A Ordinary Shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders and any gain realized on the transfer of Class A Ordinary Shares or Class A Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country or area of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Class A Ordinary Shares.

We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by our non-PRC holding companies.

In February 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which came into effect on December 1, 2017. Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

We face uncertainties on the reporting and consequences of past or future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Bulletin 7 and Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Bulletin 7, our income tax costs associated with such transactions will be increased, which may have an adverse effect on our financial condition and results of operations. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance to them for the investigation of any transactions we were involved in. Heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our PRC subsidiaries’ employees up to a maximum amount specified by the local government from time to time at locations where our PRC subsidiaries operate their businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. Our PRC subsidiaries have been making social payments for employee benefits of at least at the minimum wage level for all eligible employees, while the applicable PRC laws and regulations on employee benefits stipulate that employers shall be responsible for making payments based on the actual wage paid to employees. With respect to the underpaid employee benefits, our PRC subsidiaries may be required to complete registrations, make up the contributions for these plans as well as to pay late fees and fines. With respect to the under-withheld individual income tax, our PRC subsidiaries may be required to make up sufficient withholding and pay late fees and fines. If they are subject to late fees or fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected. Our PRC subsidiaries may also be subject to regulatory investigations and other penalties if their other employment practices are deemed to be in violation of relevant PRC laws and regulations.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may subject our PRC subsidiaries to penalties or liabilities.

The PRC Labor Contract Law, which was enacted in 2008 and amended in 2012, introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws. Under the Labor Contract Law, an employer is obligated to sign a non-fixed term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have non-fixed term, subject to certain exceptions. With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, the PRC governmental authorities have continued to introduce various new labor-related regulations since the effectiveness of the Labor Contract Law.

These laws and regulations designed to enhance labor protection tend to increase our labor costs. In addition, as the interpretation and implementation of these regulations are still evolving, our PRC subsidiaries’ employment practices may not at all times be deemed in compliance with the regulations. As a result, we could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that the Ministry of Commerce of the PRC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC, which became effective in 2008, requires that where the concentration of business operators reaches the filing thresholds stipulated by the State Council, business operators shall file a declaration with the State Administration for Market Regulation, or SAMR, and no concentration shall be implemented until the SAMR clears the anti-monopoly filing. In addition, the security review rules issued by the Ministry of Commerce and became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

In the future, we may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of the above-mentioned regulations and other rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merger or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the Ministry of Commerce. The application and interpretations of M&A Rules are still uncertain, and there is possibility that the PRC regulators may promulgate new rules or explanations requiring that us obtain approval of the Ministry of Commerce for our completed or ongoing mergers and acquisitions. There is no assurance that we can obtain such approval from the Ministry of Commerce for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws. In addition, any failure to comply with PRC regulations with respect to registration requirements for offshore financing may subject us to legal or administrative sanctions.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made, prior to the implementation of these foreign exchange regulations, direct or indirect investments in offshore companies are required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update its previously filed SAFE registration, to reflect any material change involving its round-trip investment. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiary of that offshore parent company may be restricted from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, and the offshore parent company may also be restricted from injecting additional capital into its PRC subsidiary. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions, including (i) the requirement by SAFE to return the foreign exchange remitted overseas or into the PRC within a period of time specified by SAFE, with a fine of up to 30% of the total amount of foreign exchange remitted overseas or into PRC and deemed to have been evasive or illegal and (ii) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive or illegal.

We are committed to complying with and to ensuring that our shareholders who are subject to these regulations will comply with the SAFE rules and regulations. However, due to the inherent uncertainty in the implementation of the regulatory requirements by the PRC authorities, such registration might not be always practically available in all circumstances as prescribed in those regulations. In addition, we may not always be able to compel them to comply with SAFE Circular 37 or other related regulations. We cannot assure you that SAFE or its local branches will not release explicit requirements or interpret the PRC laws and regulations otherwise. We may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements under SAFE Circular 37 or other related rules in a timely manner.

Because there is uncertainty concerning the reconciliation of these foreign exchange regulations with other approval requirements, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the governmental authorities. We cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In addition, our offshore financing activities, such as the issuance of foreign debt, are also subject to PRC laws and regulations. In accordance with such laws and regulations, we may be required to complete filing and registration with the National Development and Reform Commission prior to such activities. Failure to comply with the requirements may result in administrative meeting, warning, notification and other regulatory penalties and sanctions.

We may be materially adversely affected if our shareholders and beneficial owners who are PRC entities fail to comply with the PRC overseas investment regulations.

On December 26, 2017, the National Development and Reform Commission, or NDRC, promulgated the Administrative Measures on Overseas Investments, which took effect as of March 1, 2018. According to this regulation, non-sensitive overseas investment projects are subject to record-filing requirements with the local branch of the NDRC. On September 6, 2014, the Ministry of Commerce promulgated the Administrative Measures on Overseas Investments, which took effect as of October 6, 2014. According to this regulation, overseas investments of PRC enterprises that involve non-sensitive countries and regions and non-sensitive industries are subject to record-filing requirements with a local branch of Ministry of Commerce. According to the Circular of the State Administration of Foreign Exchange on Issuing the Regulations on Foreign Exchange Administration of the Overseas Direct Investment of Domestic Institutions, which was promulgated by the State Administration of Foreign Exchange, or SAFE, on July 13, 2009 and took effect on August 1, 2009, PRC enterprises must register for overseas direct investment with a local SAFE branch.

We may not be fully informed of the identities of all of our shareholders or beneficial owners who are PRC entities, and we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC entities will comply with our request to complete the overseas direct investment procedures under the aforementioned regulations or other related rules in a timely manner, or at all. If they fail to complete the filings or registrations required by the overseas direct investment regulations, the authorities may order them to suspend or cease the implementation of such investment and make corrections within a specified time, which may adversely affect our business, financial condition and results of operations.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders for services of any debt we may incur. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our PRC subsidiaries, which are foreign-owned enterprises, may pay dividends only out of their respective accumulated profits, as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends. Some of our subsidiaries are required to allocate general risk reserves prior to the distribution of dividends.

Our PRC subsidiaries generate essentially all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiaries to use their Renminbi revenue to pay dividends to us.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, is in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.

The transfer of funds and assets among the Company, its Hong Kong and PRC subsidiaries is subject to governmental control and restriction. The competent PRC government imposes controls on the conversion of the RMB into foreign currencies and the remittance of currencies out of mainland China. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to enterprises that are not mainland China resident enterprises, unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises that are not mainland China resident enterprises are tax resident.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future.

As a result of the above, to the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, is in mainland China or Hong Kong, such funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the competent government to the transfer of cash or assets.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our Class A Ordinary Shares.

Under the Enterprise Income Tax Law and its implementation rules, PRC withholding tax at a rate of 10% is generally applicable to dividends from PRC sources paid to investors that are resident enterprises outside of China and that do not have an establishment or place of business in China, or that have an establishment or place of business in China if the income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of shares by such investors is subject to 10% PRC income tax if this gain is regarded as income derived from sources within China. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within China paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by these investors on the transfer of shares are generally subject to 20% PRC income tax. Any such PRC tax liability may be reduced by the provisions of an applicable tax treaty.

Although all of our business operations are conducted by our PRC subsidiaries in China, it is unclear whether the dividends we pay with respect to our Class A Ordinary Shares, or the gains realized from the transfer of our shares, would be treated as income derived from sources within China and as a result be subject to PRC income tax if we are considered a PRC resident enterprise. If PRC income tax is imposed on gains realized through the transfer of our Class A Ordinary Shares or on dividends paid to our non-resident investors, the value of your investment in our Class A Ordinary Shares may be materially and adversely affected. Furthermore, our shareholders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under these tax treaties or arrangements.

In addition, pursuant to the Double Tax Avoidance Arrangement between Hong Kong and China, if a Hong Kong resident enterprise owns more than 25% of the equity interest of a PRC company at all times during the twelve-month period immediately prior to obtaining a dividend from such company, the 10% withholding tax on the dividend is reduced to 5%, provided that certain other conditions and requirements are satisfied at the discretion of the PRC tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued in 2009 by the State Administration of Taxation, if the PRC tax authorities determine, in their discretion, that a company benefits from the reduced income tax rate due to a structure or arrangement that is primarily tax-driven, the PRC tax authorities may adjust the preferential tax treatment. If our Hong Kong subsidiaries are determined by PRC government authorities as receiving benefits from reduced income tax rates due to a structure or arrangement that is primarily tax-driven, the dividends paid by our PRC subsidiaries to our Hong Kong subsidiaries will be taxed at a higher rate, which will have a material adverse effect on our financial performance.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of the initial public offering to make loans or additional capital contributions to our PRC subsidiaries and our consolidated affiliated entities in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

Most of these ways are subject to PRC regulations and approvals or registration. For example, loans by us to our wholly owned PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions are subject to registration with the State Administration for Market Regulation or its local branch, reporting of foreign investment information with the PRC Ministry of Commerce, or registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to PRC domestic companies, we are not likely to make such loans to our consolidated affiliated entities, which is a PRC domestic company. Further, we are not likely to finance the activities of our consolidated affiliated entities by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in certain businesses.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from the initial public offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 25, 2019, the SAFE promulgated the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans to our PRC subsidiaries or consolidated affiliated entities or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries or consolidated affiliated entities when needed, and our ability to use the proceeds we receive from the initial public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or the PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Substantially all of our income and expenses are denominated in Renminbi and our reporting currency is Renminbi. Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would reduce the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of paying dividends or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to hedge our exposure adequately or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our income effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our income in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements payable outside of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company without prior approval of SAFE. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and Consolidated affiliated entity to pay any debts they may incur in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In addition, if any of our shareholders who is subject to SAFE regulations fails to satisfy the applicable overseas direct investment filing or approval requirement, the PRC government may restrict our access to foreign currencies for current account transactions. If we are prevented from obtaining sufficient foreign currency to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

If the chops of our PRC subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries are generally held securely by personnel designated or approved by our PRC subsidiaries in accordance with their respective internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, the impacted PRC subsidiary could experience disruption to its normal business operations. Our PRC subsidiaries may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from their operations.

The PRC government exerts substantial influence over the manner in which we and our PRC subsidiaries must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if we or our PRC subsidiaries are required to obtain approval in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchanges, which would materially affect the interest of the investors.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our PRC subsidiaries’ ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central data security, anti-monopoly policies, or local PRC governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts of our PRC subsidiaries to ensure their compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, or the Opinions, which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council will revise provisions regarding the overseas issuance and listing of shares by companies limited by shares and will clarify the duties of domestic regulatory authorities. However, the Opinions did not provide detailed rules and regulations. As a result, uncertainties remain regarding the interpretation and implementation of the Opinions.

Since 2021, the Chinese government has strengthened its anti-monopoly supervision, mainly in three aspects: (1) establishing the National Anti-Monopoly Bureau; (2) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law (draft Amendment published on October 23, 2021 for public opinions; the newly revised Anti-Monopoly Law was promulgated on June 24, 2022, and became effective on August 1, 2022), the anti-monopoly guidelines for various industries, and the detailed Rules for the Implementation of the Fair Competition Review System; and (3) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign exchange because neither the Company nor its PRC operating entities engage in monopolistic behaviors that are subject to these statements or regulatory actions.

On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, among other things, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Trial Measures. This includes subsequent securities offerings of the company in the same overseas market where it has previously offered and listed securities, which requires a company, such as ours, to file with the CSRC within three working days after the subsequent securities offering is completed. We believe, based on the advice of our PRC counsel, Guantao Law Firm, that, as this offering is regarded as a subsequent securities offering in the same overseas market under the Trial Measures, we are required to complete the filing procedures with the CSRC in accordance with the Trial Measures with respect to this offering, and we will submit our filing application to the CSRC within three working days after the completion of this offering.

On February 24, 2023, the CSRC and other relevant government authorities promulgated the Provisions on Strengthening the Confidentiality and Archives Administration of Overseas Securities Issuance and Listing by Domestic Enterprises, which requires a domestic enterprise that intends to provide or publicly disclose through its overseas listing entities, any document or material involving any state secret or any work secret of any government organ, shall report the same to the competent department with examination and approval authority for approval in accordance with the law, and file the same with the administrative department of secrecy at the same level for the record.

As such, we may be subject to various government and regulatory interference in the provinces in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. It is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we are currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and have not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

The Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor.

On April 21, 2020, the former SEC Chairman, Jay Clayton, and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On December 18, 2020, the HFCAA was signed by President Donald Trump and became law. This legislation requires certain issuers of securities to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the PCAOB is unable to audit specified reports because the issuer has retained a foreign public accounting firm not subject to inspection by the PCAOB. Furthermore, if the PCAOB is unable to inspect the issuer’s public accounting firm for three consecutive years beginning in 2021, the issuer’s securities are banned from trade on a national exchange or through other methods.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the HFCAA. Rule 6100 provides a framework for the PCAOB to use to determine whether it is unable to inspect or investigate registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, The SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate.

On December 16, 2021, the PCAOB issued a report on its determinations that the Board is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions (the “Determination”). The Board made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCAA.

On August 26, 2022, the CSRC, MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination.

On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law as part of the Consolidated Appropriations Act, which amended the HFCAA by reducing the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

Any lack of access to the PCAOB inspection in China may prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors to lose confidence in audit procedures and reported financial information and the quality of financial statements of China-based companies.

Our former auditor, Onestop, was replaced by HHL on July 31, 2025. HHL, a PCAOB-registered public accounting firm headquartered in New York, was subsequently dismissed and replaced by HCL as our independent registered public accounting firm, effective January 13, 2026. Both our current auditor, HCL, and former auditors, HHL and Onestop, are subject to oversight by the PCAOB, which conducts regular inspections to assess compliance with applicable professional standards. Our current auditor, HCL, is headquartered at 1415 W 37th Street, Suite 200, Chicago, IL 60609, and expects to be inspected by the PCAOB on a regular basis, as required by U.S. law. As of the date of this prospectus, we have not been affected by the HFCAA and related regulations. We cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as related to the audit of our financial statements. Furthermore, there is a risk that our auditor cannot be inspected by the PCAOB in the future. The lack of inspection could cause trading in our securities to be prohibited on a national exchange or in the over-the-counter trading market under the HFCAA, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to decline or become worthless.

Changes in international trade policies, or the escalation of tensions in international relations, particularly with regard to China, may adversely impact our business and operating results.

There have been heightened tensions in international relations, particularly between the United States and China, in recent years. The U.S. government has made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies towards China. It remains unclear if unfavorable government policies on international trade, such as capital controls or tariffs, or the U.S. dollar payment and settlement system may affect the demand for the operating entity’s products, impact the competitive position of the products, prevent the operating entity from selling products in certain countries, or even our participation in the U.S. dollar payment and settlement system, which would materially and adversely affect the international operations, results of operations and financial condition. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tensions, such changes could have an adverse effect on our business, financial condition and results of operations.

In addition to trade related tensions between China and the United States, the U.S. government escalated tensions between the U.S. and China in recent years by revoking Hong Kong’s special trading status. Also, the Congress of the United States enacted the Uyghur Forced Labor Prevention Act (the “UFLPA”) in December 2021. Effective from June 21, 2022, the UFLPA creates a rebuttable presumption that goods mined, produced, or manufactured (wholly or in part) in China’s Xinjiang Uyghur Autonomous Region are made with forced labor, where goods designated as such will be subject to an import ban into the United States. The President of the United States may also impose sanctions on companies that knowingly engage in, are responsible for, or facilitate forced labor in Xinjiang. As of the date of this prospectus, we do not have any operations in Xinjiang Uyghur Autonomous Region, and our business is not impacted by the UFLPA.

Moreover, recently, the war in Ukraine and sanctions on Russia have increased the uncertainties in the relations between China and the United States, and tensions between these two countries could be heightened as a result. These tensions have affected both diplomatic and economic ties between the two countries. Heightened tensions could reduce levels of trade, investments, technological exchanges, and other economic activities between the two major economies. The impacts of the war in Ukraine and sanctions on Russia to our business are very limited because the operating subsidiaries do not source their raw materials from the European Union, Russia, or Ukraine and can seek alternative suppliers to their current suppliers in China without undue cost or effort. The prices of main raw materials used in the products were stable in fiscal years ended December 31, 2025 and 2024. However, the existing tensions and any further deterioration in international relations may have a negative impact on the general, economic, political, and social conditions in China and, given our reliance on the Chinese market, adversely impact our business, financial condition, and results of operations.

Trade disputes or the imposition of tariffs on imports and exports could affect international trade, and therefore could adversely affect our business.

Since 2018, China and the United States each began implementing increasingly protective trade measures, including significant tariff increases, in a trade war between these countries. Beginning in February 2025, President Trump has announced new tariffs on imports, including 10% tariffs on virtually all imports to the United States, and higher tariffs on imports of certain products or from certain countries (including Canada, Mexico and China). In response, foreign governments, including China, have enacted retaliatory tariffs. It is unknown whether and to what extent new tariffs will be adopted, or the effect that any such actions would have on us, our business partners or our industry.

Trade barriers to protect domestic industries against foreign imports depress trading demand. Protectionist developments, such as the imposition of trade tariffs or the perception they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (a) the cost of goods exported from regions globally, (b) the length of time required to transport goods, and (c) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be traded, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on the Chinese economy and our business, operating results and financial condition. Further, protectionist policies in any country could impact global markets, including foreign exchange and securities markets. Any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business, results of operations, financial condition and cash flows.

Risks Relating to Our Business and Industry

We have incurred substantial losses in the past and may incur losses in the future. There is substantial doubt about our ability to continue as a going concern.

As discussed in “Note 3” to the consolidated financial statements to this prospectus, we have suffered significant losses from operations, resulting in a material decrease in working capital that raises substantial doubt about our ability to continue as a going concern. For the fiscal year ended December 31, 2024, we reported a net loss of RMB56,362, negative operating cash flow of RMB73,170 and an accumulated deficit of RMB221,098. For the fiscal year ended December 31, 2023, we reported a net loss of RMB25,466,000, negative operating cash flow of RMB65,442,000, net current assets of RMB88,316,000, and an accumulated deficit of RMB173,176,000.

Our former auditor, Onestop Assurance PAC, has indicated in its reports on our financial statements for the fiscal years ended December 31, 2023 and 2024, that there is substantial doubt as to our ability to continue as a going concern for the next 12 months from respective the date of issuance of the consolidated financial statements. Such substantial doubt could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives. In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources and ability to obtain additional financial support in the future, and its operating and capital expenditure commitments.

Management’s plan to alleviate the substantial doubt about our ability to continue as a going concern includes the following measures:

(i)	Obtaining financial support and credit guarantees from major shareholders;

(ii)	Taking various cost control measures to tighten the costs of operations;

(iii)	Speeding up the production cycle and shortening the delivery term to improve receivable turnover;

(iv)	Implementing various strategies to enhance sales and profitability; and

(v)	Equity financing.

However, there can be no assurance that additional financing, if required, would be available on favorable terms or at all or that the foregoing plans and measures will be sufficient to fund our ongoing capital expenditures, working capital, and other requirements.

We have limited operating history in an emerging and fast-growing market, and our historical financial and operating performance may not be indicative of our future prospects and results of operations.

The automotive market in the PRC, especially the EV market, is relatively new and evolving rapidly. While the EV market has undergone significant growth in the past few years, notwithstanding the slight reduction in growth attributable to the impact from the COVID-19 pandemic and the reduction of government subsidies, there is no assurance that it can continue to grow as rapidly. We established AHYS in 2013, which entity, together with the other operating subsidiaries, has had limited operating history. We may not have sufficient experience to address the risks to which companies operating in new or rapidly evolving markets may be exposed. We have limited experience in the EV industry. The laws and regulations governing the EV industry in the PRC are still at a nascent stage and subject to further changes and interpretations. As the market, the regulatory environment or other conditions evolve, our existing products and service offerings may not continue to deliver the expected business results. As our business develops, we may continue to introduce new products and services, make adjustments to existing products and services, to our business model or to our operations in general. Our abilities to retain and attract new sourcing partners, cooperating automobile manufacturers, and other third parties are also critical to our business. Any significant change to our business model or failure to achieve the intended business results may have a material and adverse impact on our financial condition and results of operations. Therefore, it may be difficult to effectively assess our future prospects.

You should consider our business and prospects in light of the risks and challenges that we encounter or may encounter, given the rapidly-evolving market in which they operate and their limited operating history. These risks and challenges include our ability to, among other things:

●	maintain and enhance relationships with sourcing partners, cooperating automobile manufacturers, and other third parties;

●	comply with complex and evolving laws and regulations;

●	improve operational efficiency;

●	attract, retain and motivate talented employees, particularly in the areas of research and development, sales and marketing, as well as risk management;

●	enhance technology infrastructure to support the growth of business and maintain the security of our data system and the confidentiality of the information provided and collected across such system;

●	navigate economic conditions and fluctuations;

●	implement business strategies entering into the EV market; and

●	defend against legal and regulatory actions, such as actions involving intellectual property or data privacy claims.

We face intense competition and may not be able to compete effectively.

The automotive market in China is large yet competitive. We compete against other sourcing service providers, such as 4S dealerships, brand-owned stores/direct authorized dealerships, and automobile e-commerce platforms. Competitors may offer better prices and/or deliver better user experiences to prospective customers/users. We may also face future competition from new entrants that could intensify the market competition. We anticipate that more established companies, including technology companies that possess large, existing user bases, substantial financial resources and sophisticated technological capabilities may also enter the markets in which we compete. Competitors may have different business models, have different cost structures or participate selectively in different industry segments. They may ultimately prove to be more successful or more adaptable to customer demand and new regulatory, technological and other developments. Some of our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sales and support of their products and service offerings. Our competitors may also have longer operating histories, greater brand recognition and brand loyalty and broader or closer relationships with dealers, automobile manufacturers or other third-party relationships than those of our PRC subsidiaries. Additionally, a current or potential competitor may acquire, or form a strategic alliance with, one or more of our PRC subsidiaries’ other competitors. Our competitors may be better at developing new products and solutions and services, responding more quickly to new technologies and undertaking more extensive and effective marketing campaigns. In response to competition, we may have to lower and/or adjust the various fees charged and paid to the other parties, such as commissions charged to purchasers for sourcing services, which could materially and adversely affect business, profit margins and results of operations. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our services could stagnate or substantially decline, which could harm our business and results of operations.

Furthermore, we intend to enter into a market where we have limited or no prior experience. Such efforts may prove unsuccessful, and we may expend resources that yield no material gains, which could adversely impact our business and results of operations.

We may not be able to effectively manage our growth, control expenses or implement business strategies, any of which events may cause our PRC subsidiaries to be unable to provide services or deliver products with premium quality or compete effectively.

We believe that our growth and expansion will depend on our ability to maintain and further develop our sourcing networks, maintain and grow our relationships with cooperating automobile manufacturers, and capture growth opportunities and implement marketing strategies and compete against existing and future competitors. There can be no assurance that we will achieve any of the above goals.

To manage our growth and expansion, and to maintain profitability, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls. We will also need to further expand, train, manage and motivate our workforce and manage their relationships with third parties. All of these endeavors involve risks and will require substantial management efforts and skills and significant additional expenditures. Our future growth may divert management, operational or technological resources from existing business operations. We cannot assure you that we will be able to grow and expand successfully or implement future business strategies effectively, and failure to do so may materially and adversely affect our business, financial condition, results of operations and future prospects.

Any harm to our brands or reputation or any damage to the reputation of the third parties with whom we collaborate or failure to enhance brand recognition could have a material adverse effect on our results of operations and growth prospects.

Enhancing the recognition and reputation of our sourcing services and Upincar brands are critical to our business and competitiveness. Factors that are vital to this objective include, but are not limited to, our ability to:

●	maintain the quality and reliability of products and services;

●	maintain and develop relationships with sourcing partners;

●	maintain and develop relationships with automobile manufacturers;

●	provide prospective car buyers and existing car buyers with superior experience;

●	effectively manage and resolve any complaints of sourcing partners, cooperating automobile manufacturers, and other third-parties; and

●	effectively protect personal information and privacy of car buyers and any sensitive data received from third parties.

Any malicious or inadvertent negative allegations made by the media or other parties about the foregoing or other aspects of our company, including but not limited to our PRC subsidiaries’ management, business, compliance with law, financial condition or prospects, whether with merit or not, could severely hurt our reputation and harm our business and results of operations.

In addition, as the EV market in China is under rapid development and the regulatory framework for this market is also evolving, negative publicity about this industry may arise from time to time. Negative publicity about China’s EV industry, in general, may also have a negative impact on our PRC subsidiaries’ reputation, regardless of whether they have engaged in any inappropriate activities. Furthermore, any negative development in the EV industry, such as alleged design deficiencies, safety concerns or negative perception of the industry as a whole, even if factually incorrect or based on isolated incidents, could compromise our PRC subsidiaries’ image, undermine the trust and credibility they have established and have a negative impact on their ability to attract potential car buyers. Negative developments in the EV industry may also lead to tightened regulatory scrutiny of the sector and limit the scope of permissible business activities that may be conducted by companies such as our PRC subsidiaries. If any of the foregoing takes place, our business and results of operations could be materially and adversely affected.

Our PRC subsidiaries collaborate with various industry participants in providing products and services. Such participants include dealers, automobile manufacturers and other business partners. Negative publicity about such counterparties, such as their failure to comply with applicable laws and regulations or to otherwise meet required quality and service standards, could cause reputational harm to our business.

For the six months ended June 30, 2025 and for the fiscal years ended December 31, 2024, 2023 and 2022, we were not profitable, and we did not generate positive cash flows from operations.

We recorded a net loss of RMB27.4 million for the six months ended June 30, 2025. In addition, we had negative cash flows from operating activities of RMB35.9 million for the six months ended June 30, 2025. We recorded net losses of RMB56.4 million and RMB25.5 million and RMB57.7 million for the fiscal years ended December 31, 2024, 2023 and 2022, respectively. In addition, we had negative cash flows from operating activities of RMB73.2 million RMB65.4 million and RMB12.9 million for the fiscal years ended December 31, 2024, 2023 and 2022, respectively. We have made significant up-front investments in research and development, dealer networking and sales and marketing to rapidly develop and expand our business. We anticipate that we will continue to invest significantly in research and development, and sales and marketing, and potentially in production capacity expansion, to further develop and expand our business. The aforementioned investments may not result in an increase in revenue or positive cash flow on a timely basis, or at all.

We may not generate sufficient revenue or may incur substantial losses for a number of reasons, including a lack of demand for our PRC subsidiaries’ products and services, increasing competition, challenging macro-economic environment, residual negative impacts on our operations due to the COVID-19 pandemic, as well as other risks discussed herein, and we may incur unforeseen expenses, or encounter difficulties, complications and delays in generating revenue or achieving profitability. If we are unable to achieve profitability, we may have to reduce the scale of our operations, which may impact our business growth and adversely affect our financial condition and results of operations. In addition, our continuous operation depends on our capability to improve operating cash flows, as well as our capacity to obtain sufficient external equity or debt financing. If we do not succeed in doing so, we may have to limit the scale of operations, which may limit our business growth and adversely affect our financial condition and results of operations.

We may be subject to potential liability in connection with pending or threatened legal proceedings and other matters, which could adversely affect our business or financial results.

From time to time, we have been, and may in the future become, a party to various legal or administrative proceedings arising in the ordinary course of business, including breach of contract claims, anti-competition claims and other matters. Such proceedings are inherently uncertain, and their results cannot be predicted with certainty. Regardless of the outcome and merit of such proceedings, any such legal action could have an adverse impact on our business because of defense costs, negative publicity, diversion of management’s attention and other factors. In addition, it is possible that an unfavorable resolution, including any judgment or settlement subjecting us to liability, of one or more legal or administrative proceedings, whether in the PRC or in another jurisdiction, could materially and adversely affect our business, financial position, results of operations or cash flows in a particular period or cause reputational damage.

In particular, we are currently subject to significant pending litigation that poses material risks to our business and financial condition. Zibo Hengsong You Car Equity Investment Fund Partnership (Limited Partnership) (“Zibo Hengsong”) filed a lawsuit against Youpin SD, AHYS, WFOE, and Mr. Jia Li, seeking (i) repurchase of the 13.0435% equity interest in Youpin SD, and (ii) joint payment of the equity repurchase price of RMB240,000,000 (US$34,319,544) plus interest (temporarily calculated at RMB78,220,273 (US$11,185,350)). On December 22, 2025, the Zibo Intermediate People’s Court rendered a first instance judgment ordering AHYS and Mr. Jia Li to jointly pay Zibo Hengsong equity repurchase proceeds of RMB312,374,229.66 (US$44,677,747) plus interest accruing from January 11, 2025 to the date of actual payment (calculated on the principal amount of RMB240,000,000 at an annual interest rate of 8%); ordering Youpin SD to bear joint and several liability for such payment obligations; ordering WFOE to bear joint and several liability for AHYS’s payment obligations; and dismissing the defendants’ counterclaim in its entirety. On January 8, 2026, Youpin SD, AHYS, Mr. Jia Li, and WFOE filed an appeal with the Shandong High People’s Court, requesting that the first instance judgment be reversed and that all of Zibo Hengsong’s claims be dismissed. As of the date of this prospectus, the case is under trial before the court of second instance. See also “Business — Legal Proceedings.”

If the court of second instance upholds the first instance judgment, AHYS would be required to bear a total payment obligation of approximately RMB312 million or more (inclusive of continuing interest accrual). This amount would significantly exceed the net assets of AHYS and could render AHYS insolvent, which would severely and adversely impact the normal production and business operations of our domestic PRC subsidiaries and the Group as a whole, and could materially and adversely affect our business, results of operations, financial condition, cash flows and the value of our Class A Ordinary Shares.

Furthermore, the Company and its subsidiaries are involved in a number of other pending legal proceedings, including suits related to equity repurchase claims, regulatory subsidy clawbacks, and claims by third-party counterparties. For example, AHYS, Shanghai Youcang Business Consulting Partnership (Limited Partnership), and Mr. Jia Li were sued for payment of RMB10,000,000 by multiple investment fund plaintiffs, with the court of second instance upholding the first instance judgment on January 6, 2026; and the Wuhu High-Tech Industrial Development Zone Administrative Committee has issued an administrative decision requiring Youpin to return a rental subsidy of RMB3,000,000. The cumulative effect of multiple adverse judgments could further strain the Group’s financial resources and liquidity.

We cannot provide any assurance that the appeal in the Zibo Hengsong case will be successful, that any of the other pending proceedings will be resolved in our favor, or that further proceedings will not be initiated against us. If any of these proceedings results in an adverse judgment, order, or settlement, our business, financial condition, results of operations, cash flows and the value of our Class A Ordinary Shares could be materially and adversely affected, potentially resulting in the bankruptcy or liquidation of the Company and its subsidiaries.

Court-ordered freezes on equity interests in our PRC subsidiaries could restrict our ability to raise capital, disrupt our subsidiary operations, and materially harm our business and financial condition.

In connection with the litigation brought by Zibo Hengsong described above, the Zibo Intermediate People’s Court has issued preservation orders freezing certain equity interests held by AHYS, Mr. Jia Li, and certain related entities in several of our key PRC operating subsidiaries, including Youpin, Youpin SD, SH Youteng, SH Youxu, and CD Youyineng, as well as equity interests in certain affiliated entities. The frozen equity interests range in value from approximately RMB103,548 to RMB100,000,000 per interest, and the freezing orders remain in effect through February or March 2028. See “Business — Legal Proceedings.” These measures independently pose significant and immediate risks to our business, regardless of the ultimate outcome of the underlying litigation.

Under PRC law, the holders of frozen equity interests are prohibited from selling, pledging, or otherwise transferring or disposing of those interests while the freeze remains in effect. This means that AHYS and the relevant related entities cannot freely restructure their equity holdings in the affected subsidiaries, divest non-core assets, or otherwise reorganize subsidiary-level ownership in a manner that would be responsive to changing business conditions or strategic needs. This restriction on transfers and dispositions significantly limits management’s operational and strategic flexibility at a time when such flexibility may be critically needed.

The equity freeze also materially impairs the Group’s access to financing. Equity interests in PRC companies are a commonly used form of collateral for secured lending in the PRC. Because the frozen equity interests cannot be pledged as collateral, the Group may be unable to obtain secured loans or other credit facilities secured by these assets. This constraint arises at a time when the Group may have heightened need for liquidity to fund operations or to satisfy any court-ordered payment obligations, and it could significantly limit the Group’s financing options and overall financial flexibility.

Furthermore, if the appeal is dismissed or the first instance judgment is upheld, and the payment obligations remain unsatisfied, the court may take further enforcement actions against the frozen equity interests, including ordering their judicial auction. If third parties acquire equity interests in our key operating subsidiaries through such a process, we could lose control of those subsidiaries, which would severely disrupt ongoing business operations, undermine relationships with customers, suppliers and business partners, and materially impair our ability to operate the affected entities or the Group as a whole.

The existence of court-ordered equity freezes covering our operating subsidiaries is also likely to become known to existing and prospective customers, business partners, lenders, and government authorities. This may erode confidence in the Group’s financial stability and management, impair our ability to enter into new commercial contracts or strategic partnerships, attract investment or maintain existing credit lines, and otherwise harm our reputation in the marketplace.

We cannot assure you that our appeal will be successful, that the freezing orders will be lifted, that further preservation or enforcement measures will not be imposed, or that the adverse consequences described above will not materialize. Any or all of these risks could materially and adversely affect our business, financial condition, results of operations, cash flows and the value of our securities potentially resulting in the bankruptcy or liquidation of the Company.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, service marks, patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success. We rely on trademark and patent law, trade secret protection and confidentiality and license agreements with employees and others to protect such proprietary rights. We have invested significant resources to develop such own intellectual property. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of such intellectual property by third parties may adversely affect current and future revenue and our reputation.

Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other countries with more developed intellectual property laws. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. Our PRC subsidiaries rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect their intellectual property rights. Despite efforts to protect such proprietary rights, third parties may attempt to copy or otherwise obtain and use our PRC subsidiaries’ intellectual property or seek court declarations that they do not infringe upon our PRC subsidiaries’ intellectual property rights. Monitoring unauthorized use of such intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of such intellectual property. From time to time, our PRC subsidiaries may have to resort to litigation to enforce their intellectual property rights, which could result in substantial costs and diversion of resources.

Some of our patent applications on UOTTA technology are currently pending, we cannot assure you that such patents will be approved, and we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business, results of operations, financial condition and prospects.

As of the date of this prospectus, we have 51 issued patents and 18 pending patent applications in China. For our pending applications, we cannot assure you that we will be granted patents pursuant to such pending applications. Even if our patent applications succeed and we are issued patents in accordance, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to theirs. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Any of the foregoing could materially and adversely affect our business, results of operations, financial condition and prospects.

We may need to defend against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our PRC subsidiaries’ competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our products, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. Our applications and uses of trademarks relating to their design, software or artificial intelligence technologies could be found to infringe upon existing trademark ownership and rights. In addition, if we were to be found by a court to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease selling, incorporating certain components into, or using or offering goods or services that incorporate or use the challenged intellectual property;

●	pay substantial damages;

●	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

●	redesign our goods or services; or

●	establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Any significant disruption in our IT systems, including events beyond our control, or disruptions in our business partners’ IT systems, could have a material and adverse effect on our business and financial condition.

In the event of a system outage, malfunction or data loss, our ability to provide services would be materially and adversely affected. The satisfactory performance, reliability and availability of their technology and their underlying network infrastructure are critical to their operations, user service, reputation and their ability to attract new and retain existing car buyers. Our IT systems infrastructure is currently deployed and their data is currently maintained through a customized cloud computing system. Our servers are housed at third-party data centers, and their operations depend on the service providers’ ability to protect their systems in their facilities as well as their own systems against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm their systems, criminal acts and similar events, many of which may be beyond their control. Moreover, if our arrangements with these service providers are terminated or if there is a lapse of service or damage to their facilities or if the services are no longer cost-effective to us, we could experience material interruptions to our operations.

Any interruptions or delays in our business operations, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with dealers, automobile manufacturers, and other third parties and their reputation. We may not have sufficient capacity to recover all data lost in the event of an outage, which in turn may adversely affect our results of operations and prospects.

Misconduct and errors by our employees and the employees of third parties we collaborate with could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our employees and the employees of third-party business partners that we collaborate with. Our business depends on our employees and third parties, such as dealers, other sourcing partners, and cooperating automobile manufacturers, to promote, manufacture, sell or deliver products. We could be materially and adversely affected if transactions are improperly executed, if confidential information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of operations or systems. It is not always possible to identify and deter misconduct or errors by employees or third-party business partners, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of their employees or employees of third-party business partners take, convert or misuse funds, documents or data or fail to follow rules and procedures when interacting with current or prospective customers, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow rules and procedures, and therefore be subject to civil or criminal liability. Any of these occurrences could result in the diminished ability to operate our business, potential liability to end users, inability to attract car buyers, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on acceptable terms or at all.

Since inception, we have borrowed from financial institutions to support the growth of our business. As we intend to continue to make investments to support the growth of our business, we may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including developing new products and service offerings, increasing sales and marketing expenditures to improve brand awareness and engage car buyers through expanded channels, enhancing our PRC subsidiaries’ operating infrastructure and acquiring complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financing to secure additional funds. However, additional funds may not be available when needed, on terms that are acceptable, or at all. Repayment of any such debt may divert a substantial portion of cash flow to repay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and we may suffer as a result of any default and foreclosure on assets pledged to secure any such financing, if our operating cash flow is insufficient to service debt obligations, which could in turn result in acceleration of obligations to repay the indebtedness and limit sources of financing.

Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuance of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Ordinary Shares. If we are unable to obtain adequate financing or financing on terms satisfactory to us when required, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition, results of operations and prospects could be adversely affected.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our shares may be materially and adversely affected.

We are subject to the reporting requirements of the Exchange Act of 1934, or Exchange Act, the Sarbanes-Oxley Act  and the rules and regulations of the Nasdaq Stock Market. Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to file a report by our management on our internal control over financial reporting, and while we remain an “emerging growth company”, as such term is defined under the JOBS Act, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. In the course of preparing our financial statements for the fiscal year ended December 31, 2024, we identified one material weakness in our internal control over financial reporting. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified relates to our lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as the lack in formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements.

We have already taken the following steps to implement measures to remediate the material weakness we have identified: (1) streamlining our accounting department structure and enhancing our staff’s U.S. GAAP expertise on a continuous basis; and (2) making an overall assessment on the current finance and accounting resources and planning to hire new finance team members with pertinent qualifications, in order to strengthen our U.S. GAAP reporting framework. We plan to take additional measures to improve the effectiveness of our internal control and financial reporting, including: (1) hiring a new reporting manager who has expertise in U.S. GAAP to improve the quality of U.S. GAAP reports; (2) participating in training and seminars provided by professional service firms on a regular basis to gain knowledge on regular accounting/SEC reporting updates; and (3) providing internal training to our current accounting team on U.S. GAAP practices. We are also in the process of completing a systematic accounting manual for U.S. GAAP and financial closing process. However, we cannot assure you that we will not identify additional material weaknesses or significant deficiencies in the future. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our Class A Ordinary Shares may not be able to remain listed on the Nasdaq Capital Market.

If we cease to be an “emerging growth company”, as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes- Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Our business will be harmed if overall consumer demand suffers from a severe or sustained economic downturn or if there is an oversupply in the automobile industry, the EV industry or the battery-swapping station sector.

Our business is heavily dependent on consumer demand and preferences in China. Our revenue generated through our PRC subsidiaries will be materially and adversely affected if there is a severe or sustained downturn in overall levels of consumer spending in China. Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand. These cycles are often dependent on general economic conditions, consumer confidence and governmental incentive programs, as well as the level of discretionary personal income and credit availability. In addition, consumers’ demand for automobiles is also subject to other factors that are outside of our control. For example, severe or sustained increases in gasoline prices may lead to a reduction in automobile purchases or a shift in buying patterns from luxury/sports utility vehicle models, which typically provide high profit margins to retailers, to smaller, more economical vehicles, which typically have lower profit margins.

If the overall capacity of the automobile industry outgrows the demand of consumers, the oversupply of automobiles may occur, and we may face increased competition and experience increased pricing pressure. As a result, our business and profitability could be materially and adversely affected.

We may be subject to product liability claims if people or properties are harmed by defects in UOTTA-powered vehicles and battery-swapping stations, which may result in delays in new model launches, recall campaigns or increased warranty costs and may adversely affect our brands and result in a decrease in the residual value of such vehicles.

We may be subject to product liability claims if people or properties are harmed by defects in UOTTA-powered EVs and battery-swapping stations. Although we may have legal recourse against the cooperating automobile manufacturers, station manufacturers and suppliers under PRC law in such circumstances, attempting to enforce our rights against these parties may be expensive, time-consuming and ultimately futile. In addition, our PRC subsidiaries do not currently maintain any third-party liability insurance or product liability insurance. As a result, any material product liability claim or litigation could have a material and adverse effect on our business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on our reputation. As of the date of this prospectus, we have not received any product liability claims relating to personal injury or property damage.

UOTTA-powered EVs and battery-swapping stations may contain design and manufacturing defects. The design of such vehicles and battery-swapping stations are complex and could contain latent defects and errors, which may cause vehicles not to perform or operate as expected or even result in property damage, personal injuries or death. While we and our cooperating manufacturers plan to perform extensive internal testing on UOTTA-powered EVs and battery-swapping stations, and the related software and hardware systems, we have a limited frame of reference by which to assess the long-term performance of UOTTA-powered EVs and battery-swapping stations. Any of the above may result in delays in new model launches, recall campaigns or increased warranty costs and may adversely affect our brand and growth prospects.

We may be subject to increased environmental and safety or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions.

As a manufacturing company manufactures battery-swapping stations, we are subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels in China, including laws and regulations relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and relating to the construction, expansion and maintenance of their facilities. The costs of compliance, including remediating contamination if any is found on our facilities, and any changes to their operations mandated by new or amended laws, may be significant. We may be required to incur additional costs to comply with any changes to such regulations, and any failures to comply could result in significant expenses, delays, fines or shutdowns. We will be subject to laws, regulations and standards applicable to the supply, manufacture, import, sale and service of automobiles in different jurisdictions and relating to vehicle safety, fuel economy and emissions, among other things, in different jurisdictions which often may be materially different from each other. As a result, our PRC subsidiaries and/or their manufacturing partners may need to make additional investments to ensure regulatory compliance.

The seasonality of the automobile industry impacts our operating results.

The automobile industry in China is subject to seasonal variations in revenue. Demand for automobiles is generally higher before or during certain major Chinese holidays, such as the Lunar New Year in February, the Labor Day holidays in May and the National Day holidays in October. Accordingly, we expect our revenue and operating results generally to be higher in these periods than in other months of the year. Therefore, if circumstances arise during these months that impede automobile sales, such as high fuel costs, automobile supply shortage, unfavorable governmental policy changes, depressed economic conditions or similar adverse conditions, our revenue for the year would be disproportionately adversely affected. In addition, comparisons of sales and operating results between different periods within a single fiscal year, or between the same periods in different fiscal years, may not be meaningful and should not be relied upon as indicators of our performance.

The integration of AI technologies into our products and services is subject to significant risks and uncertainties, and there is no assurance that our AI strategy will be successful or that we will be able to effectively compete in this rapidly evolving field.

We are in the process of integrating AI technologies into our core product and service offerings, including AI-driven solutions for energy grids, EVs, and advanced transportation systems. We do not anticipate utilizing open-source AI technology as of the date of this prospectus. While we believe that these innovations may offer operational benefits and could position us as a leading provider of comprehensive AI-integrated energy solutions, this evolving business model carries a number of risks.

The AI industry is still in its early stages and is characterized by rapid technological changes, evolving industry standards, regulatory uncertainty, and intense competition from both established companies and new market entrants. There is no guarantee that our investment in AI technologies will result in commercially viable products, competitive advantages, or customer adoption. Our AI models and algorithms may not perform as intended, may not achieve the desired efficiencies, or may produce results that are biased, unpredictable, or unreliable. Furthermore, our success depends on our ability to recruit and retain personnel with expertise in AI, data science, and advanced energy infrastructure, which is highly competitive and costly.

Our business depends on the continued efforts of senior management and key R&D personnel. If one or more members of our senior management or R&D teams were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of senior management, particularly the executive officers named in this prospectus and our key R&D personnel. In particular, Mr. Jia Li, our PRC subsidiaries’ founder and chairman, and Mr. Zhanduo Hao, the head of our battery-swapping technology team, are critical to the management of our business and operations and the development of our strategic direction. While we have provided various incentives to sustain their continued management, and although Mr. Jia Li is also our Chief Executive Officer, there can be no assurance that we can continue to retain their services. If one or more members of senior management were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and we may incur additional expenses to recruit, train and retain qualified personnel. Any new executive we recruit may fail to develop or implement effective business strategies, in which case, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may, in turn, be materially and adversely affected.

Moreover, competition for well-qualified and skilled employees is intense. Our future success also depends on the continuing ability to attract, develop, motivate and retain highly qualified and skilled R&D personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management and key R&D personnel, there is no assurance that any member of our management teams will not join competitors or form a competing business. If any dispute arises with our current or former officers, management or personnel, we may have to incur substantial costs and expenses in order to enforce such agreements in China or may be unable to enforce them at all.

Intense competition for employees and increases in labor costs in the PRC may adversely affect our business and results of operations.

We believe our success depends on the efforts and talent of our employees, including sales and marketing, operations, risk management, research and development and finance personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled sales and marketing, operations, risk management, research and development and finance personnel are extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with their existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of their services and ability to serve dealers and other sourcing partners, car buyers and other industry participants could diminish, resulting in a material adverse effect to our business.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, our PRC subsidiaries are required by PRC laws and regulations to pay various statutory employee benefits, including pension insurance, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of their employees.

As of the date of this prospectus, we have not experienced significant inflationary pressures on labor costs negatively affecting our ongoing business. However, we expect that our labor costs, including wages and employee benefits, to continue to increase. To mitigate inflationary pressures, we plan to:

●	monitor our labor costs carefully in our day-to-day operations;

●	outsource or contract certain nonessential employees, to reduce labor-related administrative costs; and

●	install a performance-based pay schedule for our sales personnel.

Nevertheless, there is no assurance that significant inflationary pressures on labor costs would not negatively affect our ongoing business. As a result, our business, financial condition and results of operations may be adversely affected by inflationary pressures on labor costs.

We may not have sufficient insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have enough business liability or disruption insurance to cover their operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for them to have such insurance. Any uninsured business disruptions may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our financial condition and results of operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct activities, including the U.S. Foreign Corrupt Practices Act, or the FCPA, the Chinese Criminal Law and Anti-Unfair Competition Law, and other anti-corruption laws and regulations. The FCPA and the Chinese Criminal Law and Anti-Unfair Competition Law prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The Chinese Criminal Law and Anti-Unfair Competition Law also prohibit non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.

We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. We have also entered into joint ventures and/or other business partnerships with government agencies and state-owned or affiliated entities. These interactions subject us to an increased level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us, our PRC subsidiaries, and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient and our PRC subsidiaries, our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, any of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.

We face risks related to natural disasters, health epidemics and outbreaks, which could significantly disrupt our operations.

We could be adversely affected by the effects of epidemics. In recent years, there have been outbreaks of epidemics in China and globally. Our business operations could be disrupted if any of their employees are exposed to epidemics, since it could require such employees to be quarantined and/or their offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the Chinese economy in general.

We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, their backup system may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware.

Our business, financial condition and results of operations may be affected by the communicable and infectious diseases.

For the fiscal year ended December 31, 2022, due to the impact of the COVID-19 pandemic, we had postponed some of our projects, experienced instability in the supply chain, as well as cancellations of sales orders, all of which had negatively impacted our results of operations in fiscal year 2022. On December 7, 2022, the joint prevention and control mechanism of the State Council of China issued the Notice on Further Optimizing the Implementation of Covid Prevention and Control Measures, stipulating that the control measures for epidemic prevention were gradually reduced. For the fiscal years ended December 31, 2023 and 2024 and for the six months ended June 30, 2025, as the Chinese economy experienced slow and gradual recovery from the COVID-19 pandemic, our business was not materially impacted by COVID-19.

However, the occurrence of such outbreaks in the future may disrupt our operations, and the operations of our customers and suppliers if the development of such an outbreak becomes more severe resulting in a tightening of restrictions and regulations on businesses. If we or our customers and suppliers are forced to close their businesses with prolonged disruptions to their operations, we may experience a delay or shortage of supplies and/or services by our suppliers, or termination of our orders and contracts by our customers, thereby causing our business and financial performance to be adversely affected.

Risks Relating to Our Vehicle Sourcing Business

Our vehicle sourcing network is crucial to the success of our business; if we fail to further develop or maintain our business relationships with sourcing partners at a sustainable cost, or at all, our business, financial condition and prospects would be materially and adversely affected.

We have established a vehicle sourcing network and we believe such network allows us to access the commercial-use EV market primarily in the lower-tier cities in China.

We closely collaborate with vehicle sourcing partners in the sourcing business. As China is a large and diverse market, business practices may vary significantly by region. Experience in the markets in which our PRC subsidiaries currently operate may not be applicable in other parts of China. If we determine to expand into new geographical markets in China, such efforts may impose considerable burdens on sales, marketing and general managerial resources. If we are unable to manage such expansion efforts effectively, if expansion efforts take longer than planned, or if the costs for these efforts exceed expectations, our results of operations may be materially and adversely affected.

Our relationships with our sourcing partners are not exclusive, and there can be no assurance that we will be able to maintain our relationships with our sourcing partners. A decrease in partner participation, or deterioration in relationships with any such partners, could materially and adversely affect our business, financial condition and results of operations.

The commissions from our sourcing services may decline in the future, and any material decrease in such commissions could harm our business, financial condition and results of operations.

The commissions we charge SME dealers and individual vehicle buyers could be affected by a variety of factors, including the competitive landscape of the automotive sourcing industry, regulatory requirements, and our strategic plan to expand into the EV battery-swapping market. For the fiscal years ended December 31, 2022, 2023, and 2024, the revenue from sourcing services constituted 56.8%, 7.7% and 0.1%, respectively, of our total revenue. In the six months ended June 30, 2025, the revenue from sourcing services constituted 15.9% of our total revenue.

Our competitors may offer more attractive prices and services, which may require us to reduce commissions in order to compete effectively. In addition, commissions may be sensitive to many macroeconomic factors beyond our control, such as inflation, recession, the state of the automotive market, changes in market interest rates, global economic disruptions, unemployment and fiscal and monetary policies. Furthermore, as we expand into the EV battery-swapping market, we may have limited resources available for us to use in our vehicle sourcing business. In the event that the income from the sourcing service commissions decreases significantly in the future and our PRC subsidiaries are not able to adopt any initiatives to reverse such trend, our business, financial condition and results of operations could be harmed.

We face intense competition in the sourcing market and may not be able to compete effectively.

The automotive sourcing industry in China is competitive. Our competitors may offer better pricing and user experiences to prospective car buyers. We may also in the future face competition from new entrants that will increase the level of competition. More established companies, including technology companies that possess large, existing user bases, substantial financial resources and sophisticated technological capabilities may also enter the market in the future. Competitors may operate different business models, have different cost structures or participate selectively in different industry segments. They may ultimately prove to be more successful or more adaptable to customer demands and new regulatory, technological and other developments. Some of our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sales and support of their platforms, products and service offerings. Competitors may also have longer operating histories, greater brand recognition and brand loyalty and broader or closer relationships with dealers, manufacturers and their authorized wholesalers, or other automotive transaction industry participants. Additionally, a current or potential competitor may acquire, or form a strategic alliance with, one or more of our other competitors. Competitors may be better at developing new products and solutions and services, offering more attractive fees, responding more quickly to new technologies and undertaking more extensive and effective marketing campaigns. In response to competition and in order to grow or maintain the cash-flow generated by the sourcing service, we may have to lower and/or adjust our fees, which could materially and adversely affect our business, profit margins and results of operations. If we are unable to compete effectively, the demand for our services could stagnate or substantially decline, which could, in turn, harm our business and results of operations.

Uncertainties relating to the growth of the Chinese automotive markets in general could adversely affect our sourcing business and results of operations.

Demand for our sourcing services depends upon numerous factors affecting the development of the automotive industry in China, which may be beyond our control. These factors include, but are not limited to, the following:

●	the growth in car ownership and the rate of any such growth;

●	changes in car buyer demographics, tastes and preferences;

●	changing financing behavior of car buyers;

●	the selection, price and popularity of cars offered by manufacturers and wholesalers within our sourcing network; and

●	government policies on car purchases and ownership, such as the government policy relating to subsidiaries for new energy vehicles.

Our business is sensitive to changes in the prices of new and used vehicles.

Significant changes in retail prices for new or used vehicles could have a material adverse effect on our sourcing business, financial condition and results of operations. For example, if retail prices for used vehicles drop significantly relative to retail prices for new vehicles, it could make buying a used vehicle more attractive to our customers than buying a new vehicle, reducing demand for our services, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, manufacturer incentives could contribute to increasing the price gap between new and used vehicles. Lower used vehicle prices could reduce the orders of vehicles with our PRC subsidiaries for sale, reducing their, and consequently our, revenue.

We rely on third-party carriers to transport vehicles to our customers, and they are subject to associated business risks and costs and with those of the transportation industry, generally, many of which risks and costs would be out of our control.

We rely on third-party carriers to transport vehicles to their facilities, as well as from their temporary inventory to purchasers that elect to have the vehicle delivered to them. As a result, we are exposed to risks associated with the transportation industry, such as weather, traffic patterns, local and federal regulations, vehicular crashes, gasoline prices and lack of reliability of many independent carriers. Third-party carriers who deliver vehicles to our customers could adversely affect the customer experience if they do not perform to our standards of professionalism and courtesy, which could adversely impact our business (including their reputation), financial condition and results of operations.

Risks Relating to UOTTA-powered EV and Battery-Swapping Station Business

We may encounter difficulties in entering into the EV market, which may materially and adversely affect our growth and business prospects.

We are dedicated to (i) the development of UOTTA-powered EVs, and (ii) the development of battery-swapping stations, including the Titan station model, which is intended for electric trucks, and the Chipbox station model, which is intended for small logistic vehicles and ride-hailing vehicles. The execution of our business plan to enter the EV market is subject to significant risks and uncertainties, including, but not limited to, the following:

●	our PRC subsidiaries may not be able to develop UOTTA power solutions in the desired vehicles;

●	our UOTTA technology may not be effective in providing an alternative power solution to the currently more prevalent charging technology;

●	our competitors may have better technology, resources, and experiences than us;

●	prospective purchasers of EVs may choose not to purchase EVs with battery-swapping capabilities over conventional EVs;

●	the retail market price of new EV vehicles may drop significantly and the potential sales of UOTTA-powered EVs may be subject to increased pricing pressure and sustain loss on future sales;

●	our PRC subsidiaries’ existing operations are in the auto sourcing business and do not have a track record in operating the new EV businesses;

●	our PRC subsidiaries may not be able to accurately assess and timely respond to consumer tastes, preferences and demands; and

●	our PRC subsidiaries may not be able to generate enough revenue to offset costs required in the investment of the new EV business.

These and other risks may make our business expansion plan of entering the EV market unsuccessful. In addition, implementing this plan may require significant financial, managerial and other resources be devoted to the expansion of product lines, which may divert such resources from existing business segments and product lines. If we are not successful in executing our expansion plan, our growth may be materially and adversely affected.

Our future growth is dependent upon the demand for, and upon consumers’ willingness to adapt to, EVs and battery-swapping stations as a power solution.

Demand for EVs depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies.

Demand for EVs may also be affected by factors directly impacting automobile prices or the costs of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes.

In addition, demand for EVs and battery-swapping stations will depend upon the adoption by consumers of new energy vehicles. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors. Other factors that may influence the adoption of EVs, include, but are not limited to, the following:

●	perceptions about EV quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs, whether or not such vehicles are produced by our PRC subsidiaries or other manufacturers;

●	perceptions about vehicle safety, in particular safety issues that may be attributed to the use of advanced technology, including EV and regenerative braking systems;

●	the limited range over which EVs may be driven on a single battery charge/swap and the speed at which batteries can be swapped;

●	concerns about electric grid capacity and reliability;

●	the availability of new energy vehicles, including plug-in hybrid EVs;

●	improvements in the fuel economy of the internal combustion engine;

●	the availability of services for EVs;

●	the environmental consciousness of consumers;

●	access to battery-swapping stations, standardization of commercial-use EV battery-swapping systems and consumers’ perceptions about convenience and cost to swap batteries;

●	the availability governmental incentives to purchase and operate EVs or future regulation requiring increased use of nonpolluting vehicles;

●	perceptions about, and the actual cost of, alternative fuel; and

●	macroeconomic factors.

Any of the factors described above may make it difficult for our PRC subsidiaries to promote, market or sell UOTTA-powered EVs and battery-swapping stations. If the markets for commercial-use EVs and battery-swapping stations do not grow as expected or develop more slowly than anticipated, our business, prospects, financial condition and operating results will be affected.

Our success depends on our ability to successfully develop, market and sell UOTTA-powered EVs and battery-swapping stations.

The success of our UOTTA-powered EV and battery-swapping business depends in part on our ability to attract prospective EV buyers and battery-swapping station buyers and operating partners. To that end, we must continue to invest significant resources in the development of UOTTA-powered EVs, battery-swapping solutions and services and build relationships with automobile manufacturers, dealers and other third parties. Our ability to successfully develop, launch, sell and deliver UOTTA-powered EVs, battery-swapping solutions and related services depends on many factors, including our ability to anticipate and effectively respond to changing interests and preferences of car buyers, anticipate and respond to changes in the competitive landscape, and develop and offer products that address the needs of prospective buyers. If our efforts in these regards are unsuccessful, our business, prospects, financial condition and results of operations may be materially and adversely affected.

If UOTTA-powered EVs and battery-swapping stations do not meet the expectations of customers and users, our business, financial condition and competitive position will be materially and adversely affected.

The UOTTA-powered EVs and battery-swapping stations may not perform in line with customers’ expectations. For example, UOTTA technology is a new technology and may not provide effective or reliable power solutions in practice. Furthermore, UOTTA-powered EVs and battery-swapping stations may contain defects in design and manufacturing that may cause them not to perform as expected or that may require repairs. While our PRC subsidiaries perform extensive internal testing on the vehicles and battery-swapping stations during the design and development processes, there is a limited frame of reference by which to evaluate the long-term performance of such products. There can be no assurance that we will be able to detect and fix any defects in the vehicles or battery-swapping stations prior to selling them to consumers. If any of the UOTTA-powered EVs or battery-swapping stations fail to perform as expected, deliveries may be delayed, product recalls may be initiated, and servicing or updates for products under warranty at our expense may occur, which could adversely affect our UOTTA brand in target markets and could adversely affect our business, prospects and results of operations.

We may encounter difficulty promoting and marketing UOTTA-powered EVs and battery-swapping stations because of the lack of unified industry standards on EV batteries.

EV technology and battery standards vary widely among vehicle OEMs, but automakers and battery developers are reluctant to share technical standards. Currently, EVs for commercial use vary with different size and performance capabilities, and are compatible only with specific battery models. While the Ministry of Industry and Information Technology (the “MIIT”) and other departments have issued policies related to battery-swapping technology for EVs, there is no clear timeline to promote the standardization of batteries.

When in operation, our battery-swapping stations will only be able to service compatible UOTTA-powered EVs, which will limit the marketability of our battery-swapping stations and UOTTA-powered EVs. The availability of compatible battery-swapping stations in the areas of their operations will affect our ability to market and sell compatible UOTTA-powered EVs, and vice versa.

Furthermore, if in the future, the MIIT publishes unified standards for EV batteries, we may incur substantial costs to conform existing and future products to such standards. If we were to fail to comply with the potential EV battery standards imposed by the MIIT, it could result in sanctions being imposed on our PRC subsidiaries, including manufacturing holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our UOTTA-powered EV and battery-swapping station business.

Any of the aforementioned developments may adversely affect our ability to commercialize UOTTA-powered EVs and battery-swapping stations, as well as our business, prospects and results of operations.

Our reliance on third parties for manufacturing UOTTA-powered commercial-use EVs and battery-swapping stations increases the risk that the supply of our products may become limited or interrupted or may not be of satisfactory quality and quantity.

We lack resources for manufacturing EVs and will depend on the cooperating automobile manufacturers to manufacture UOTTA-powered EVs. Although we have our own factory for battery-swapping station manufacturing, we currently rely on third-party manufacturers for parts and components and have limited personnel with experience in battery-swapping station manufacturing. Our reliance on third-party manufacturers exposes us to the following risks:

●	We may be unable to identify alternative cooperating manufacturers on acceptable terms or at all, because the number of potential cooperating manufacturers is limited. This may require new testing and regulatory interactions. In addition, any new cooperating manufacturer would have to be educated in, or develop substantially equivalent processes for, the production of our products.

●	Current or any future third-party cooperating manufacturers might be unable to timely manufacture our products or produce the quantity and quality required to meet our commercial needs, if any.

●	Current and any other third-party cooperating manufacturers may not be able to execute our manufacturing procedures appropriately.

●	Current and any future third-party cooperating manufacturers may not perform as agreed upon or may not remain in the contract manufacturing business for the time required to supply trials or to successfully produce, store and distribute our products.

●	Manufacturers are subject to inspections and regulations by the relevant PRC agencies, such as the MIIT, the National Development and Reform Commission, the State Administration for Market Regulation, National Energy Administration, and the Ministry of Transport, to ensure strict compliance with regulatory requirements and standards. Our PRC subsidiaries do not have control over third-party manufacturers’ compliance with such regulations and standards.

●	We may not own, or may have to share, the intellectual property rights to any additional improvements made by the third-party manufacturers in the manufacturing process for products.

●	We have not entered into any exclusive cooperation agreements with third-party manufacturers, therefore the manufacturers may choose to develop and manufacture similar models with our competitors.

●	Our dependence upon others for the manufacture of products may also adversely affect profit margins and our ability to commercialize any products on a timely and competitive basis.

All of the above could adversely affect our business results of operations and financial condition.

If we fail to comply with regulatory requirements, our business could be adversely affected.

Development, manufacture, and sale of EVs and battery-swapping stations must comply with relevant laws and regulations. Any failure by us or our cooperating manufacturers to adhere to, or comply with, regulatory requirements could lead to a delay or interruption in the availability of our products or enforcement action from the regulatory authorities. If we or our cooperating manufacturers were to fail to comply with regulatory requirements, it could result in sanctions being imposed on us, including manufacturing holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions; any of which could significantly and adversely affect our business and financial condition.

We may fail to maintain our strategic partnerships with auto manufacturers to jointly develop UOTTA-powered EVs.

We have formed strategic partnerships and entered into cooperating agreements to jointly develop UOTTA-powered EVs with certain automobile manufactures in China. There can be no assurance that our PRC subsidiaries will be able to maintain their strategic partnerships with cooperating auto manufacturers. The cooperating agreements do not indicate exclusive collaborative relationships, and do not specify a definitive commitment as to the scale or results of their cooperation. The cooperating auto manufacturers may terminate or reduce the scale of strategic partnerships with us, or otherwise limit our ability to develop UOTTA-powered EVs or enter into the EV market. Furthermore, if we fail to perform certain contractual obligations required by these cooperation agreements, such as the obligation of providing financing solutions and support to the joint development and promotion of the UOTTA-powered EVs and power-swapping stations, there is a risk that the cooperating auto manufacturers may end their strategic partnerships or reduce the scale of their collaborations with our us. If we fail to maintain strategic partnerships with the cooperating auto manufacturers, it will adversely affect our business results of operations and our financial condition would be materially and adversely affected.

We depend on third parties for the supply of components and parts to manufacture battery-swapping stations.

We depend upon third parties for the supply of certain parts and components for the manufacturing of battery-swapping stations. If such suppliers fail to provide us with products that satisfy their requirements, we may not be able to secure replacement products on favorable terms, in a timely manner, or at all. In addition, defective parts and components from these suppliers may cause personal and/or property damage to our customers, resulting in claims against us, for which indemnity from such suppliers may not be sufficient or available. We may also incur significant financial costs in connection with such claims and they may divert management’s attention away from other important matters. As a result, our business, financial condition and results of operations may be negatively affected.

We could experience cost increases or disruptions in supply of raw materials or other components used in the manufacturing of battery-swapping stations.

We use various parts and components in the manufacturing of battery-swapping stations, including containers and charging cabinets sourced from over 15 suppliers. Our suppliers also rely on key raw materials, such as steel and aluminum to produce parts and components. The supply chain exposes them to multiple potential sources of delivery failure or component shortages. Events in upstream supplies and component shortages may negatively impact our ability to plan and deliver ordered battery-swapping stations in a timely fashion.

We do not control our suppliers, nor their business practices. Accordingly, we cannot guarantee that the quality of the components will be consistent and maintained to a high standard. Any defects of or quality deficiency issues associated with these components, or any noncompliance incidents associated with these third-party suppliers could result in quality deficiencies, which could compromise our brand image and results of operations. Additionally, we cannot guarantee the suppliers’ compliance with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance with any such requirements could lead us to seek alternative suppliers, which could increase costs and result in delayed delivery of products, product shortages, or other disruptions of operations.

Furthermore, qualifying alternate suppliers for certain customized components of battery-swapping stations may be time-consuming and costly. Any disruption in the supply of components could temporarily disrupt production of vehicles until an alternative supplier is fully qualified by them or is otherwise able to supply them with the required material. We cannot assure you that in such circumstances we would be able to successfully retain alternative suppliers or supplies on a timely basis, on acceptable terms, or at all. Changes in business conditions, force majeure, government changes, or other factors beyond our control or anticipation, could also affect our PRC subsidiaries’ suppliers’ ability to deliver components to them on a timely basis. Moreover, if we experience a significant increase in demand or need to replace existing suppliers, there can be no assurance that additional supplies will be available when required on terms that are favorable to them, or at all, or that any supplier would allocate sufficient supplies to them in order to meet their requirements or fill our orders in a timely manner. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations, and prospects.

Adverse conditions affecting one or more of our cooperating automobile manufacturers, battery-swapping station manufacturers and suppliers may negatively impact our business, financial condition and prospects.

Success of our business depends to a great extent on the reputation, as well as marketing and production capabilities of cooperating automobile manufacturers and battery-swapping station manufacturers, and suppliers with whom we collaborate. Adverse conditions affecting these and other important aspects of these manufacturers’ operations may adversely affect our PRC subsidiaries’ ability to develop and market the UOTTA-powered EVs and battery-swapping stations, and result in material adverse impact upon our business, financial condition, results of operations and prospects.

We have experienced, and may continue to experience, delays in the development and launch of UOTTA-powered EV models in collaboration with our cooperating manufacturers.

As of the date of this prospectus, we have entered into cooperating agreements to jointly develop UOTTA-powered EVs with two major automobile manufacturers by adapting selected EV models with our UOTTA technology. We have experienced, and may continue to experience, delays in the development and commercial release of UOTTA-powered EV models, due to various reasons, such as delays in resolving design issues and obtaining the required governmental approvals. Furthermore, we rely on third-party suppliers for the provision and development of certain key components to be used in the UOTTA-powered EVs. To the extent we need to further delay the launch of the UOTTA-powered EVs, our growth prospects could be materially and adversely affected, as we may lose the targeted markets to competitors and miss the opportunity to enter into the EV market as we had planned.

The UOTTA-powered EVs we jointly develop with cooperating automobile manufacturers are subject to motor vehicle safety standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.

All vehicles must comply with various safety standards of the market where the vehicles are sold. In China, vehicles must meet or exceed all mandated safety standards. Rigorous testing prior to the launch of vehicles and auto parts and the use of approved materials and equipment are among the requirements for achieving such standards. Vehicles must pass various tests and undergo a certification process and be affixed with the China Compulsory Certification (“CCC”), before receiving delivery from the factory, being sold, or being used in any commercial activity, and such certification is also subject to periodic renewal. The process of obtaining the CCC typically requires four to five months. Furthermore, the government carries out the supervision and scheduled and unscheduled inspection of certified vehicles on a regular basis. In the event that a certified vehicle has a defect resulting in quality or safety accidents, or consistently fails to comply with certification requirements during follow-up inspections, the CCC may be suspended or even revoked. Any vehicle that fails to satisfy the requirements for the CCC may not continue to be delivered, sold, imported or used in any commercial activities. If we fail to ensure that each of the UOTTA-powered car models satisfy the safety standards, our business, prospects and financial conditions will be adversely affected.

The construction and operation of our battery-swapping station manufacturing facilities are subject to regulatory approvals or filings and may be subject to changes, delays, cost overruns or may not produce expected benefits.

Under PRC law, construction projects are subject to broad and strict government supervision and approval procedures, including but not limited to project approvals and filings, construction land and project planning approvals, environment protection approvals, pollution discharge permits, work safety approvals, fire protection approvals, and the completion of inspection and acceptance by relevant authorities. Some of the construction projects being carried out by us are undergoing necessary approval procedures as required by law. As a result, the relevant entities operating such construction projects may be subject to administrative uncertainty, and construction projects in question may be subject to fines or the suspension of use of such projects. Failure to complete the construction projects on schedule and within budget, and failure to obtain necessary approvals or any incompliance with relevant government supervision could have a material adverse impact on our PRC subsidiaries’ operations, and we may not be able to find commercially reasonable alternatives.

The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EVs, domestically produced vehicles or battery-swapping stations could have a material adverse effect on our business, financial condition and prospects.

Our growth depends significantly on the availability and amounts of government subsidies, economic incentives and government policies that support the expansion of the new energy vehicle industries. Favorable government incentives and subsidies vary by geographic region in China, and may include one-time government subsidies, exemption from vehicle purchase tax, exemption from license plate restrictions in certain cities, preferential utility rates for charging facilities and more. Changes in government subsidies, economic incentives and government policies to support EVs could adversely affect our results of operations.

China’s central government provides subsidies for purchasers of certain EVs and reviews and further adjusts the subsidy standards on an annual basis. According to Notice on the Fiscal Subsidy Policy for the Promotion and Application of New Energy Vehicles in 2022(Cai Jian [2021] No.466), in 2022, the subsidy standard by the Chinese central government for new energy vehicles was lowered by 30% from the level of 2021; with the exception that the subsidy standard for vehicles used for urban public transportation, road passenger transport, taxis (including taxis subject to online booking), environmental sanitation, urban logistics and distribution, postal and express delivery, civil aviation airports and official duties of the Chinese Communist Party and government organs was lowered by 20% from the level of 2021. The new energy vehicle purchase subsidies were terminated on December 31, 2022, and no subsidies will be granted to vehicles licensed after December 31, 2022. On January 30, 2023, the Ministry of Industry and Information Technology, the Ministry of Transport, together with the Development and Reform Commission, the Ministry of Finance, the Ministry of Ecology and Environment, the Ministry of Housing and Urban-Rural Development, the Energy Bureau, and the Post Office launched the pilot work of the public domain vehicle comprehensive electrification pilot area nationwide, with a pilot period of 2023-2025 (the “2023 New Energy Vehicle Subsidy Policy”). The main goal is to significantly increase the level of vehicle electrification. The proportion of new energy vehicles in new and updated vehicles in pilot areas has increased significantly, among which, urban public transportation, leasing, sanitation, postal express delivery, and urban logistics distribution areas strive to reach 80%. Further, in order to promote the development of local new energy vehicles, 23 cities have recently announced the 2023 New Energy Vehicle Subsidy Policy. As a result, the future sales of the UOTTA-powered vehicles might be negatively affected.

Our business may also be impacted by government policies such as tariffs on imported cars and foreign investment restrictions in the industry. The tariff in China on imported passenger vehicles (other than those originating in the United States of America) was reduced to 15% starting from July 1, 2018. As a result, pricing advantage of domestically manufactured vehicles could be diminished. There used to be certain limit on foreign ownership of automakers in China, but for automakers of EVs, such limit was lifted in 2018. Further, pursuant to the currently effectively Special Administrative Measures for Market Access of Foreign Investment (2021 Version), or the 2021 Negative List, which came into effect on January 1, 2021, the limit on foreign ownership of automakers for ICE passenger vehicles was lifted. As a result, foreign EV competitors can build wholly owned facilities in China without the need for a domestic joint venture partner. The above changes may affect the competitive landscape of the EV industry and reduce any pricing advantage we had enjoyed, which may adversely affect our business, results of operations and financial condition.

China’s central government encourages local governments to provide funds and subsidies to support the roll-out of EV charging infrastructures. On October 20, 2020, the General Office of the State Council issued the Notice on Development Plan of New Energy Vehicles Industry (2021-2035). Pursuant to such notice, the new energy vehicles industry in China has entered a new stage for accelerated development, in which the state plans to promote the construction of charging and swapping networks, encourage the application of the power exchange mode, strengthen the research and development of new charging technologies, and improve charging convenience and product reliability.

These policies are subject to change and beyond our control. Furthermore, any reduction, elimination, delayed payment or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of EVs, fiscal tightening or other factors may result in the diminished competitiveness of the new energy vehicle industry generally, or UOTTA-powered EVs, in particular. Any of the foregoing could materially and adversely affect our business, results of operations, financial condition and prospects.

Risks Relating to Our Capital Structure

Our dual class share structure with different voting rights may adversely affect the value and liquidity of the Class A Ordinary Shares.

We cannot predict whether our dual class share structure with different voting rights will result in a lower or more volatile market price of the Class A Ordinary Shares, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple class share structures in certain of their indices. Because of our dual class structure, we will likely be excluded from these indices and other stock indices that take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make the Class A Ordinary Shares less attractive to investors. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the Class A Ordinary Shares could be adversely affected.

Our dual class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

We have adopted a dual class share structure such that our Ordinary Shares consist of Class A Ordinary Shares and Class B Ordinary Shares. In respect of matters requiring the votes of shareholders, each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to one hundred (100) votes. Each Class B Ordinary Share is convertible into one Class A Ordinary share at any time by the holder thereof. Our Class A Ordinary Shares are not convertible into our Class B Ordinary Shares under any circumstances.

Only our Class A Ordinary Shares are tradable on the market. This voting structure may discourage investors from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Risks Relating to this Offering, Our Class A Ordinary Shares and the Trading Market

An active trading market for our Class A Ordinary Shares may not develop or sustain, and the trading price for our Class A Ordinary Shares may fluctuate significantly.

No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, the market price and liquidity of our Class A Ordinary Shares may be materially and adversely affected, and holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all. There can be no guarantee that we will continue to satisfy the continued listing standards of Nasdaq. If we fail to satisfy the continued listing standards, we could be de-listed, which would have a negative effect on the price of our Class A Ordinary Shares and impair your ability to sell your shares. As a result, investors in our securities may experience a significant decrease in the value of their Class A Ordinary Shares.

The trading price of our Class A Ordinary Shares has been, and is likely to continue to be, volatile, which could result in substantial losses to investors.

The trading price of our Class A Ordinary Shares has been, and is likely to continue to be, volatile and could fluctuate widely due to various factors, some of which are beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our Class A Ordinary Shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Class A Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our income, earnings and cash flow;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new services and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A Ordinary Shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations.

Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Geopolitical conflicts involving Iran, military actions in the Middle East, and the war in Ukraine may adversely affect global economic conditions and cause significant volatility in the trading price of our Class A Ordinary Shares.

The heightened military conflict involving the United States, Israel, and Iran, which escalated significantly in February 2026, has led to profound instability in global financial and energy markets. These events, including the closure of strategic airspaces and critical maritime routes such as the Strait of Hormuz and the Red Sea, have contributed to a dramatic increase in the price of oil and gas and created widespread market uncertainty. The ongoing disruptions caused by these military actions, and the potential for further escalation, could result in protracted and severe damage to the global economy and investment climate.

Furthermore, the continuing war in Ukraine and the resulting sanctions levied by the United States, the European Union, and other nations against Russia continue to impact global financial markets. The extent and duration of these military actions in the Middle East and Eastern Europe, as well as the resulting sanctions and market disruptions, are impossible to predict but are expected to remain substantial.

Such geopolitical instability often leads to broad sell-offs in the equity markets and heightened investor sensitivity to risk. Consequently, these developments may materially and adversely affect the market price of our Class A Ordinary Shares, regardless of our actual operating performance. We cannot predict the ultimate progress or outcome of these situations, and any prolonged unrest or intensified military activities could have a material adverse effect on the global economy, which in turn could negatively impact our financial condition and the value of our securities.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

There have been recent instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trade and large spreads in bid and ask prices. Such volatility, including any share run-up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. In addition, investors of our Class A Ordinary Shares may experience losses, which may be material, if the price of our Class A Ordinary Shares declines or if such investors purchase Class A Ordinary Shares prior to any price decline.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A Ordinary Shares, the market price for our Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A Ordinary Shares to decline.

The sale or availability for sale of substantial amounts of our Class A Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A Ordinary Shares sold in the initial public offering and the follow-on offering are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A Ordinary Shares.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A Ordinary Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A Ordinary Shares.

Our memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A Ordinary Shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Class A Ordinary Shares may fall and the voting and other rights of the holders of our Class A Ordinary Shares may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (as Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of such companies (save for our memorandum and articles of association, our register of mortgages and charges and special resolutions of our shareholders). Our directors have discretion under our articles of association to determine whether, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. To the extent we choose to follow home country practice, shareholders may be afforded less protection than they otherwise would have under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a Cayman Islands company listed on the Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, the Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. A Cayman Islands company is not required to have annual general meetings. Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costlier. For example, we expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a result of the price resets and subsequent share adjustments in the Warrants and/or if the Warrants are exercised by way of a zero cash exercise, shareholders are likely to suffer substantial dilution and see a significant decrease in the value of their Class A Ordinary Shares.

The Warrants include exercise price reset provisions and a zero cash exercise option, both of which will result in the issuance of a significantly higher number of shares upon exercise. Specifically, the Warrants will be immediately exercisable and may be exercisable until the one (1) year anniversary of the date of issuance at an initial exercise price equal to $0.449. In addition, subject to certain conditions, the exercise price for the Warrants will be adjusted downward on each of the 2nd and 5th trading day following the closing of this offering to the price that is equal to 70% and 50%, respectively, of the initial exercise price, and the number of Class A Ordinary Shares underlying the Warrants will be proportionally increased, as further described herein. The Warrants also contain certain mechanisms for cashless exercise, including a zero cash exercise option pursuant to which holders of the Warrants have the option, upon exercise and for no additional cash consideration, to receive an aggregate number of Class A Ordinary Shares equal to the product of (x) the aggregate number of Class A Ordinary Shares that would be issuable upon a cash exercise of the Warrant and (y) 2.0.

For each Unit that an investor purchases in this offering at the offering price of $0.449 per Unit, the investor will receive one Class A Ordinary Share and one Warrant to purchase one Class A Ordinary Share at the exercise price of $0.449 per Class A Ordinary Share. Giving effect solely to the adjustment on the first Reset Date and not giving effect to the zero cash exercise option, on the first Reset Date, each Warrant will become exercisable for a maximum of 1.43 Class A Ordinary Shares at an exercise price of $0.3143 per Class A Ordinary Share. If such Warrant is then exercised at such time based on the zero cash exercise option, the Warrant would be exercisable into 2.86 Class A Ordinary Shares. If the Warrant remains outstanding as of the second Reset Date, giving effect solely to the potential adjustment on the second Reset Date and not giving effect to the zero cash exercise option, on the second Reset Date, each Warrant will become exercisable for a maximum of two Class A Ordinary Shares at an exercise price of $0.2245 per Class A Ordinary Share. If such Warrant is then exercised at such time based on the zero cash exercise option, the Warrant would be exercisable into four Class A Ordinary Shares. Accordingly, if all of the Warrants offered to investors in this offering are exercised on a zero cash basis, a maximum of 53,440,000 Class A Ordinary Shares could be issued upon such zero cash exercise, without payment to the Company of any additional cash. In addition, we have granted the Representative an option exercisable within 45 days of the date of this prospectus to purchase from us up to 2,004,000 additional Class A Ordinary Shares and/or up to 2,004,000 Warrants to cover over-allotments, if any. If the Representative’s over-allotment option for Warrants is exercised in full to purchase 2,004,000 Warrants and all such Warrants are exercised on a zero cash basis, a maximum of 8,016,000 Class A Ordinary Shares could be issued upon such zero cash exercise without payment to the Company of any additional cash. If all of the Warrants offered to investors in this offering, including those subject to the Representative’s over-allotment option for Warrants, are exercised on a zero cash basis, a maximum of 61,456,000 Class A Ordinary Shares could be issued upon such zero cash exercise without payment to the Company of any additional cash.

As a result of the terms of the Warrants, it is likely that our stock price will be reduced considerably because of each of the resets. Accordingly, shareholders are likely to suffer substantial dilution and see a significant decrease in the value of their Class A Ordinary Shares as a result of this transaction.

There is no public market for the Warrants in this offering.

There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any securities exchange or recognized trading system. Without an active market, the liquidity of the Warrants will be limited.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, operating results and cash flow.

Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns as a result of this offering.

Because of the highly dilutive nature of this offering, Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns, or if we fail to comply with Nasdaq’s minimum bid price requirement because our Class A Ordinary Shares trade below Nasdaq’s minimum bid price as a result of this offering, even if we are otherwise able to regain compliance for continued listing on Nasdaq. A number of Nasdaq-listed companies have filed public disclosures regarding the receipt of notification letters indicating that Nasdaq made the determination to halt and/or delist such companies as a result of public interest concerns arising from the issuance of warrants with similar terms to, and similar potential dilutive impact as, the Warrants in this offering. Additionally, warrants with similar terms issued by other Nasdaq-listed companies have caused such Nasdaq-listed companies’ stock prices to drop below Nasdaq’s minimum bid price or made it more difficult for these companies to cause their stock prices to regain compliance with Nasdaq’s minimum bid price. Therefore, even if we consummate this offering at a price above Nasdaq’s minimum bid price, there can be no assurance that our Class A Ordinary Shares will not drop below such price, which may cause Nasdaq to delist our Class A Ordinary Shares.

If Nasdaq delists our securities from trading on its exchange for failure to meet its listing standards, and we are not able to list such securities on another national securities exchange, then our Class A Ordinary Shares could be quoted on an over-the-counter market. If this were to occur, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that the Class A Ordinary Shares are a “penny stock,” which will require brokers trading the Class A Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	a limited amount of news and analyst coverage; and

●	a decreased ability for us to issue additional securities or obtain additional financing in the future.

We will likely not receive any additional funds upon the exercise of the Warrants.

The Warrants may be exercised by way of a zero cash exercise, in which case the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the number of Class A Ordinary Shares equal to the product of (x) the aggregate number of Class A Ordinary Shares that would be issuable upon a cash exercise of the Warrant and (y) 2.0. Accordingly, it is highly unlikely that a holder of the Warrants would wish to pay an exercise price in cash to receive one Class A Ordinary Share when they could instead choose the zero cash exercise option and pay no cash to receive up to four Class A Ordinary Shares following the second Reset Date. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the Warrants.

The public offering price in this offering will be set by our Board and does not necessarily indicate the actual or market value of our Class A Ordinary Shares.

Our Board, or a committee designated by the Board, will approve the public offering price and other terms of this offering after considering, among other things: the current market price of our Class A Ordinary Shares; trading prices of our Class A Ordinary Shares over time; the volatility of our Class A Ordinary Shares; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; and the characteristics of interested investors and market and economic conditions at the time of the offering. The public offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. The public offering price may not be indicative of the fair value of our Class A Ordinary Shares.

Nasdaq may apply additional and more stringent criteria for our continued listing, since our insiders hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities on Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities (in which instance, Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company); and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Since our insiders hold a large portion of our listed securities, Nasdaq may apply additional and more stringent criteria for our continued listing. If we fail to satisfy Nasdaq’s enhanced listing requirements, or even if we satisfy such requirements but Nasdaq nevertheless determines that the continued listing of our securities is inadvisable or unwarranted, Nasdaq may delist our Class A Ordinary Shares. Any such delisting could materially and adversely affect the trading market for our Class A Ordinary Shares and could cause their value to decline significantly or become worthless.

Nasdaq has proposed a new $5 million minimum market value continued listing requirement that, if approved, could result in immediate suspension and delisting of our Class A Ordinary Shares without any cure period or opportunity to regain compliance.

On January 13, 2026, Nasdaq proposed new listing rules requiring companies on the Nasdaq Global and Capital Markets to maintain a minimum market value of listed securities of at least $5 million. Under this proposal, if our market value falls below $5 million for 30 consecutive business days, our Class A Ordinary Shares would be immediately suspended from trading and delisted from Nasdaq, with no cure period, no compliance period, and no stay of suspension during any appeal.

This proposed rule represents a fundamental departure from Nasdaq’s traditional approach to listing deficiencies. Unlike other continued listing requirements that provide companies with 180 days or more to regain compliance, the proposed market value requirement would result in immediate and irreversible consequences. While we could request a hearing before a Nasdaq Listing Qualifications Hearings Panel to appeal a delisting determination, such a request would not prevent the immediate suspension of our Class A Ordinary Shares from trading. Furthermore, the panel would have extremely limited discretion and could only reverse the delisting decision if it determines that the initial determination was in error, and the panel could not consider evidence that we had subsequently regained compliance or grant us additional time to do so.

Nasdaq’s proposal reflects its belief that once a company’s market value falls below $5 million, the challenges facing that company are generally not temporary and are so severe that the company is unlikely to regain and sustain compliance for the long term. Nasdaq further believes it is difficult to maintain fair and orderly markets for such low-value companies. The SEC must decide on the proposal within 45 days of publication in the Federal Register, unless it extends the review period, creating uncertainty regarding whether and when this rule may become effective.

Our market value is calculated as our consolidated closing bid price multiplied by our total listed securities. Factors that could cause our market value to fall below the proposed threshold include continued stock price decline, lack of investor interest, adverse market conditions, negative developments in our business operations, dilutive financing transactions, or broader market volatility affecting microcap companies.

This proposal is part of a broader trend of Nasdaq tightening listing standards for smaller issuers, including recent rules granting Nasdaq discretion to deny initial listings based on susceptibility to manipulative trading and other market value-based requirements. This increasingly stringent regulatory environment creates greater challenges for microcap companies such as us to maintain public listings.

If the proposed $5 million market value continued listing requirement is approved and we subsequently fail to maintain the required market value for 30 consecutive business days, our Class A Ordinary Shares would be immediately suspended from trading and delisted from Nasdaq without any opportunity to cure the deficiency. Such suspension and delisting would have severe adverse consequences for our business, our ability to raise capital, and the liquidity and value of our shareholders’ investments. Moreover, even if we remain in compliance with quantitative criteria, Nasdaq retains discretionary authority under Rule IM-5101-1 to suspend or terminate a company’s listing if necessary to protect investors or ensure the orderly operation of the market, which could result in similar adverse consequences even absent a failure to meet specific quantitative thresholds.

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and certain requirements of the Sarbanes-Oxley Act of 2022 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules, and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act and the Dodd-Frank Act, related rules and regulations of the SEC and the Nasdaq, with which a private company is not required to comply. Complying with these laws, rules and regulations occupies a significant amount of the time of our board of directors and management and significantly increases our costs and expenses. Among other things, we must:

●	maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC;

●	comply with rules and regulations promulgated by the Nasdaq;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our Class A Ordinary Shares; and

●	involve and retain to a greater degree outside counsel and accountants in the above activities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” and elsewhere in this prospectus. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. However, we acknowledge our responsibility for all disclosures in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward-looking statements in this prospectus due to a variety of factors, including those described in this section, the section entitled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $5.23 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the Warrants (for which we do not expect to receive any proceeds in any case), based on the public offering price of $0.449 per Unit. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $6.06 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We will only receive additional proceeds from the exercise of the Warrants issuable in connection with this offering if such Warrants are exercised for cash. The Warrants may be exercised by way of a cashless exercise or a zero cash price exercise; meaning that the holder thereof may not pay a cash purchase price upon exercise, but instead would receive upon such exercise a number of Class A Ordinary Shares for every Warrant they exercise in accordance with the formula contained in the Warrants. Accordingly, we will likely not receive any additional funds upon the exercise of the Warrants.

We intend to use the net proceeds of this offering as follows:(i) US$2,517,000 will be applied to repay the outstanding principal balance due on the 2025 Senior Secured Promissory Notes, together with an 18% per annum late charge (which accrued as of their maturity on March 1, 2026), which notes are non-interest bearing; and (ii) will be used for working capital and other general corporate purposes.

The foregoing represents our current intentions with respect to the use of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds of this offering in a manner other than as described above.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance of 3,000,000 Class A Ordinary Shares to the Holder under the Exchange Agreement; and

●	on a pro forma as-adjusted basis to give effect to the issuance of 3,000,000 Class A Ordinary Shares to the Holder under the Exchange Agreement and the issuance and sale of 13,360,000 Units offered hereby, based on the offering price of $0.449 per Unit, each Unit consisting of (i) one Class A Ordinary Share; and (ii) one Warrant, assuming no exercise of the Warrants included in the Units; and (iii) the application of the net proceeds after deducting underwriting discounts, expense allowance, and estimated offering expenses payable by us, and assuming no exercise of the over-allotment option and no exercise of the Warrants.

You should read this table in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus, and other financial information included elsewhere in this prospectus. The pro forma as-adjusted information discussed above is illustrative only.

	Actual	Pro Forma (unaudited)	Pro Forma As-adjusted (unaudited)
	$	$	$
Cash, cash equivalents and restricted cash	3,210	3,210	8,436
Debt
Short term borrowings	3,207	3,207	3,207
Shareholders’ Equity:
Class A Ordinary Shares, $0.00001 par value, 3,999,411,812 Class A Ordinary Shares authorized, 4,603,440, 7,603,440 and 20,963,440 Class A Ordinary Shares issued and outstanding – actual, pro forma, and pro forma as adjusted basis, respectively	-	-	-
Class B Ordinary Shares, $0.00001 par value, 1,000,588,188 Class B Ordinary Shares authorized, 368,544 Class B Ordinary Shares issued and outstanding – actual, pro forma and pro forma as adjusted basis	-	-	-
Additional paid-in capital	76,213	76,213	81,439
Accumulated deficit	(33,935)	(33,935)	(33,935)
Total equity attributable to U Power Limited	42,278	42,278	47,504
Equity attributable to non-controlling interests	3,365	3,365	3,365
Total equity	45,643	45,643	50,869
Total Capitalization	45,643	45,643	50,869

DIVIDEND POLICY

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that we may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if it would result in us being unable to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

We do not have any plan to declare or pay any cash dividends on our Class A Ordinary Shares in the foreseeable future. We intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.

We are an exempted company with limited liability incorporated in the Cayman Islands. We rely principally on dividends distributed by our PRC subsidiaries and payments from PRC subsidiaries for our cash requirements, including distribution of dividends to our shareholders. Dividends distributed by our PRC subsidiaries are subject to PRC taxes.

In addition, PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us and only allow a PRC company to pay dividends out of its accumulated distributable after-tax profits as determined in accordance with its articles of association and the PRC accounting standards and regulations. See “Risk Factors — Risks Relating to Doing Business in China” of this prospectus.

DILUTION

If you invest in the securities being offered in this offering, assuming exercise of any Warrants and no exercise of the over-allotment option, your ownership interest will be diluted to the extent of the difference between the public offering price per Class A Ordinary Share included in the Units and our pro forma as-adjusted net tangible book value per Ordinary Share immediately after this offering. Dilution results from the fact that the public offering price per Class A Ordinary Share included in Units is substantially in excess of the pro forma as-adjusted net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders by way of poll, each holder of Class A Ordinary Shares is entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares is entitled to 100 votes per Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this offering.

Our net tangible book value as of June 30, 2025, was $40,589,267 or $8.82 per Class A Ordinary Share. Net tangible book value is the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the public offering price per Class A Ordinary Share and after deducting the underwriting discounts and the estimated offering expenses payable by us.

After giving effect to the issuance of 3,000,000 Class A Ordinary Shares to the Holder pursuant to the Exchange Agreement and the issuance and sale of 13,360,000 Units offered in this offering based on the public offering price of $0.449 per Unit, after deduction of the underwriting discounts and the estimated offering expenses payable by us, and assuming no exercise of the Warrants included in the Units and no exercise of the over-allotment option, our pro forma as-adjusted net tangible book value as of June 30, 2025, would have been approximately $45,814,837, or $2.19 per outstanding Class A Ordinary Share. This represents an immediate decrease in net tangible book value of $6.63 per Class A Ordinary Share to the existing shareholders, and an immediate accretion in net tangible book value of $1.74 per Class A Ordinary Share to investors purchasing Units in this offering.

The dilution information discussed above is illustrative only and may change based on the actual public offering price and other terms of this offering.

The following table illustrates such dilution:

Public offering price per Unit	$0.449
Net tangible book value per Ordinary Share as of June 30, 2025	$8.82
Decrease in pro forma as-adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$6.63
Pro Forma as-adjusted net tangible book value per Ordinary Share immediately after this offering	$2.19
Amount of accretion in net tangible book value per Ordinary Share to new investors in the offering	$1.74

Notes:

(1)	Based upon 7,603,440 Class A Ordinary Shares and 368,044 Class B Ordinary Shares outstanding as of the date of this prospectus, which excludes (i) any Class A Ordinary Shares underlying the Warrants as of the date of this prospectus; (ii) an aggregate of 1,562,502 Class A Ordinary Shares issuable upon the exercise of outstanding warrants issued pursuant to January 2025 SPA; and (iii) an aggregate of 50,000 Class A Ordinary Shares issuable upon the exercise of outstanding warrants issued pursuant to the December 2023 SPA.

(2)	The information above reflects and assumes no exercise of the Warrants issued in this offering (including up to 61,456,000 Class A Ordinary Shares issuable upon a “zero cash exercise” of the Warrants) or any Warrant resets that may take place. Also, the information above does not include proceeds from the exercise of the over-allotment option granted.

The following table summarizes, on a pro forma as-adjusted basis as of June 30, 2025, the differences between the number of Ordinary Shares purchased from us given the assumptions described above, the total cash consideration and the average price per Ordinary Share paid to us by existing shareholders and by new investors purchasing Units in this offering at the public offering price of $0.449 per Unit, before deducting estimated underwriting discounts and estimated offering expenses payable by us:

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	7,971,484	37.37%	$42,278,320	87.57%	$5.30
New public investors	13,360,000	62.63%	5,998,640	12.43%	$0.449
Total	21,331,484	100%	48,276,960	100%	$2.26

To the extent that warrants, options or other securities are issued, including under our equity incentive plans, or should we issue additional Class A Ordinary Shares in the future, there will be further dilution to the persons being issued Class A Ordinary Shares in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our shareholders.

CORPORATE HISTORY AND STRUCTURE

Our subsidiary, AHYS, a limited liability company established pursuant to PRC laws on May 16, 2013, operates through the following subsidiaries:

(1) Youpin, which was established on July 18, 2013 and AHYS holds 54.37% of its equity interest. Youpin has the following subsidiaries:

a. Liaoning Youguan New Energy Technology Co., Ltd. (“LY New Energy”), which was established on November 8, 2019, and is wholly owned by Youpin.

b. Shanghai Youchuangneng Digital Technology Co., Ltd. (“SY Digital Tech”), which was established on November 13, 2015, and is wholly owned by Youpin.

c. Youguan Financial Leasing (China) Co., Ltd., which was established on February 27, 2017 and is wholly owned by Youpin;

(2) CD Youyineng, which was established on October 29, 2020 and is wholly owned by AHYS;

(3) SH Youteng, which was established on November 3, 2020 and AHYS holds 70% of its equity interest;

(4) SH Youxu, which was established on March 22, 2021 and AHYS holds 70% of its equity interest. SH Youxu has the following subsidiaries:

a. Quanzhou Youyi Power Exchange Network Technology Co., Ltd., which was established on June 29, 2021 and is wholly owned by SH Youxu;

b. Youxu (Xiamen) Power Exchange Network Technology Co., Ltd., which was established on August 10, 2021 and is wholly owned by SH Youxu;

c.Wuhu Youxu New Energy Technology Co., Ltd., which was established on November 12, 2021 and is wholly owned by SH Youxu;

d. Henan Youxu New Energy Technology Co., Ltd., which was established on December 1, 2022 and SH Youxu owns 80% of its equity interest;

e. Youxu New Energy Technology (Nanyang) Co., Ltd., which was established on March 14, 2023 and SH Youxu owns 70% of its equity interest; and

f. Youxu New Energy Technology (Jilin) Co., Ltd., which was established on January 22, 2026 and SH Youxu owns 70% of its equity interest.

(5) Youpin SD, which was established on June 30, 2020 and AHYS holds 86.96% of its equity interest. Youpin SD has the following subsidiaries:

a. Youxu New Energy Technology (Zibo) Co., Ltd., which was established on July 29, 2021 and Youpin SD owns 98.0392% of its equity interest.

b. Zibo Hengxin Investment Partnership Enterprise (Limited Partnership), which was established on November 2, 2020 and Youpin SD owns 99.0099% of its equity interest.

(5) U SWAP Co., Ltd., which was established on June 13, 2024 and AHYS owns 85% of its equity interest. U SWAP Co., Ltd has the following subsidiary:

a. Greendrive Tech Co., Ltd., which was established on March 5, 2025, is owned 70% by U SWAP Co., Ltd. and 30% by Ezzy Transporter (Thailand) Company Limited.

Since 2013, AHYS and its subsidiaries have principally engaged in the provision of vehicle sourcing services. Beginning in 2020, AHYS and its subsidiaries gradually shifted focus from the vehicle sourcing business to the development of their proprietary battery-swapping technology, or UOTTA technology.

Reorganization in Connection with Our IPO

In connection with our initial public offering (the “IPO”), which was closed in April 2023, we undertook a reorganization (the “Reorganization”) in the following steps:

On June 17, 2021, Upincar was incorporated under the laws of the Cayman Islands. Upincar owns 100% of Youcang Limited, a British Virgin Islands company incorporated on June 30, 2021. Youcang Limited owns 100% of Energy U Limited, a Hong Kong company incorporated on July 19, 2021.

On January 27, 2022, WFOE was incorporated pursuant to the PRC laws as a wholly foreign owned enterprise. Energy U Limited holds 100% of the equity interest in WFOE.  On July 8, 2022, WFOE acquired 99% equity interest in AHYS for RMB217,774,286.31. On December 12, 2022, WFOE acquired the remaining 1% equity interest in AHYS from U Robur Limited (HK), a Hong Kong company.

Our Corporate Structure

We are a Cayman Islands exempted company incorporated on June 17, 2021. Exempted companies are Cayman Island companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (As Revised) of the Cayman Islands.

The following diagram illustrates our corporate structure as of the date of this prospectus.

(1)	On December 16, 2024, Energy U Limited, entered into a joint venture agreement with UNEX-UNEXMOB MOBILIDADE ELÉTRICA, LDA and Associação Nacional dos Transportes Rodoviários em Automóveis Ligeiros to establish a joint venture in Portugal. Upon the formation of the joint venture, Energy U Limited will hold a 25% equity interest in the joint venture, Associação Nacional dos Transportes Rodoviários em Automóveis Ligeiros will hold a 50% equity interest, and UNEX-UNEXMOB Mobilidade Elétrica, LDA will hold the remaining 25% equity interest. As of the date of this prospectus, the joint venture has not been formally established, as its registration and related incorporation procedures are still ongoing.

(2)	On December 25, 2024, U SWAP Co., Ltd., signed a cooperation agreement with Ezzy Transporter (Thailand) Company Limited to establish Greendrive Tech Co., Ltd. in Thailand. Upon the formation of the joint venture, U Swap Co Ltd. holds a 70% equity interest in Greendrive Tech Co., Ltd. and Ezzy Transporter (Thailand) Company Limited holds the remaining 30% equity interest. On March 5, 2025, Greendrive Tech Co., Ltd. was incorporated in Thailand.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto, included herein. Those financial statements have been prepared in accordance with U.S. GAAP and, among other things, include more detailed information regarding the basis of presentation for the following information.

Operating Results

Since our commencement of operations in 2013, we have principally engaged in the provision of vehicle sourcing services in China. In addition to our vehicle sourcing service, we aspire to becoming an EV market player primarily focused on UOTTA technology, which is an intelligent modular battery-swapping technology designed to provide a comprehensive battery power solution for EVs. As a vehicle sourcing service provider, we broker sales of vehicles between automobile wholesalers and buyers, including SME dealers and individual customers primarily located in the lower-tier cities in China. To that end, we have focused on building business relationships with our sourcing partners and have developed a vehicle sourcing network. As of the date of this prospectus, our vehicle sourcing network consisted of approximately 100 wholesalers and 30 SME dealers located in lower-tier cities in China.

Beginning in 2020, we gradually shifted our focus from the vehicle sourcing business to the development of our proprietary battery-swapping technology, or UOTTA technology. Through our research and development efforts, we have developed an intellectual property portfolio centered on our UOTTA technology. Our plan is to develop a comprehensive EV battery power solution based on UOTTA technology, including: (i) UOTTA-powered EVs, which we jointly develop with two major automobile manufacturers in China by adapting selected EV models with our UOTTA technology; (ii) UOTTA battery-swapping stations, which are compatible with our UOTTA-powered EVs; and (iii) a UOTTA data management platform which collects and synchronizes real-time information that connects UOTTA-powered EVs with UOTTA battery-swapping stations.

For the six months ended June 30, 2025 and for the fiscal years ended December 31, 2022, 2023 and 2024, our total revenue was RMB17.8 million, RMB7.8 million, RMB19.8 million and RMB44.3 million, respectively. The decreased revenue in 2022 was primarily because we could not secure enough sales of battery-swapping stations in the new market regions because of insufficient business development in those regions in 2022, while most of the sales in established market regions had been completed in 2021. Meanwhile, the COVID-19 resurgence and lockdown measures in the fiscal year of 2022 in China slowed down the construction and installation of our battery-swapping stations. The increased revenue in the fiscal years ended December 31, 2023 and 2024 was primarily due to the increased sales of battery-swapping stations which had been completed in our established market regions in fiscal year 2023. The increased revenue for the six months ended June 30, 2025 was primarily due to the Group’s performance in overseas markets during the period, particularly in Thailand.

Key Factors Affecting Our Results of Operations

Our results of operations have been, and are expected to continue to be, affected by various factors, which primarily include the following:

General market conditions

General market conditions affecting our operations include:

●	China’s macroeconomic conditions, the growth of China’s overall auto market, the commercial EV market and the government policy on promoting the electrification of commercial vehicles;

●	penetration rate of EVs and battery-swapping stations in China’s commercial EV market;

●	development, and customer acceptance and demand, of UOTTA-powered EVs and battery-swapping stations; and

●	government policies and regulations on the EV and battery-swapping station industries in China.

Our cooperation with auto manufacturers

As of the date of this prospectus, our UOTTA technology is in the process of being adapted to commercial-use electric vehicles, by cooperating with major auto manufacturers in China. We have entered into cooperating agreements with two car manufacturers to jointly develop the UOTTA-powered EV models. We expect that the expertise and industry know-how of such manufacturers will guide us in our efforts in entering the commercial EV market. We believe that we are able to develop such relationships with these major manufacturers, due to our industry experience, research and development capabilities, and industry reputation.

Our ability to attract new customers and grow our customer base

Our ability to attract and retain customers is critical to the continued success and growth of our business. Appropriate pricing is essential for us to remain competitive in the China automotive market, while preserving our ability to achieve and maintain profitability in the future. Our ability to attract new customers also depends on the scale and efficiency of our sales network and marketing channels. We seek to attract new customers cost-efficiently by engaging in various marketing activities. Enhanced customer satisfaction will help to drive word-of-mouth referrals, which we expect may reduce our customer acquisition costs.

Our ability to deliver our UOTTA-powered EV and battery-swapping stations portfolio

Our ability to deliver UOTTA-powered EV models and battery-swapping stations, and to provide battery-swapping services will be an important contributor to our future growth. As of the date of this prospectus, we are jointly developing our UOTTA-powered EV models with car manufacturers and have launched two models of UOTTA battery-swapping stations, Titan and Chipbox, by cooperating with one battery-swapping station manufacturer in China. We expect our revenue growth to be driven in part by the launch of our UOTTA-powered EV and expansion of our battery-swapping stations portfolio.

Our ability to innovate and retain talents

We plan to focus on technological innovations and to continue developing and upgrading our proprietary UOTTA technology. Accordingly, we dedicate significant resources to research and development, and our research and development staff accounted for 32% of our total employees as of the date of this prospectus. We expect our strategic focus on innovations to further differentiate us from our competitors, which may in turn enhance our competitiveness.

Key Financial Performance Indicators

Revenue

The following table sets forth a breakdown of our revenue, in absolute amounts and percentages of total revenue for the six months ended June 30, 2025 and for the fiscal years ended December 31, 2022, 2023, and 2024, respectively:

	For the Six Months Ended June 30,
	2024		2025
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
	(Unaudited)
Sourcing services	75	0.6	2,812	393	15.9
Product sales	12,389	93.9	13,899	1,940	78.4
Battery-swapping services	726	5.5	1,018	142	5.7
Total revenues	13,190	100.0	17,729	2,475	100.0

	For the Years Ended December 31,
	2022		2023		2024
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Sourcing services	4,428	56.8	1,513	7.7	63	9	0.1
Product sales	3,061	39.3	17,062	86.3	41,819	5,729	94.5
Battery-swapping services	307	3.9	1,189	6.0	1,177	161	2.7
Two-wheeled vehicle battery-swapping services	-	-	-	-	1,231	169	2.7
Total revenue	7,796	100.0	19,764	100.0	44,290	6,068	100.0

We generate revenue from vehicle sourcing services, products sales of battery-swapping stations, battery-swapping services and two-wheeled vehicle battery-swapping services. Battery-swapping services revenue represents the revenue generated from providing battery-swapping services for vehicle drivers, and station control system upgrading services for battery-swapping station owners.

Sourcing services

For vehicle sourcing business, we charge our customers for the service we provide in connection with their purchases of vehicles, where we are generally acting as an agent, and our performance obligation is to purchase the specified vehicles for our customers. We charge the customers a commission that is calculated based on the purchase price of each purchase order. Vehicle sourcing service fee revenue is recognized on a net basis at the point in time when the service of purchase of the specified vehicles for our customers is completed, i.e., the specified vehicle for our customers is delivered. Payments are typically received in advance and are accounted for as contract liabilities until delivery, at which point the receipt in advance from customers is offset with the prepayment to the supplier and the difference representing the commission is recognized as revenue.

Product Sales

We generate revenue from sales of battery-swapping stations. We identify the users who purchase battery-swapping stations as our customers. The revenue for battery-swapping station sales is recognized at a point in time when the control of the product is transferred to our customers.

Battery-swapping services

We generate revenue from providing battery-swapping services for vehicle drivers and station control system upgrading services for battery-swapping station owners.

Cost of Revenue

The following table sets forth a breakdown of our cost of revenue, both in absolute amounts and percentages of the total cost of our revenue, for the six months ended June 30, 2025 and for the fiscal years ended December 31, 2022, 2023, and 2024, respectively:

	For the Six Months Ended June 30,
	2024		2025
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
	(Unaudited)
Costs of sourcing services	-	-	2,514	351	26.9
Costs of product sales	11,313	95.1	6,116	854	65.5
Costs of battery-swapping services	566	4.8	692	96	7.4
Other costs	23	0.1	16	3	0.2
Total cost of revenue	11,902	100.0	9,338	1,304	100.0

	For the Years Ended December 31,
	2022		2023		2024
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Costs of sourcing services	2,029	39.5	22	0.3	62	8	0.2
Costs of product sales	2,257	43.9	6,124	80.6	31,229	4,279	92.3
Costs of battery-swapping services	793	15.4	1,348	17.8	1,721	236	5.1
Cost of two-wheeled vehicle battery-swapping services	-	-	-	-	584	80	1.7
Other costs	58	1.2	98	1.3	231	31	0.7
Total cost of revenue	5,137	100.0	7,592	100.0	33,827	4,634	100.0

Costs of products sales mainly include the costs of sales of batter-swapping stations, which primarily include semi-finished goods purchased from suppliers, labor costs and manufacturing costs, mainly including depreciation of assets associated with production.

Costs of battery-swapping services mainly include the electric charge costs and the rental costs of batteries for battery-swapping services.

Other service costs primarily include the taxes and surcharges costs in accordance with PRC laws.

Operating Expenses

The following table sets forth a breakdown of our operating expenses, both in absolute amounts and percentages of operating expenses, for the six months ended June 30, 2025 and for the fiscal years ended December 31, 2022, 2023, and 2024, respectively:

	For the Six Months Ended June 30,
	2024		2025
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
	(Unaudited)
Sales and marketing expense	1,483	5.4	1,767	247	6.8
General and administrative expenses	26,157	94.5	24,571	3,430	95.0
Research and development expenses	575	2.1	3,416	477	13.2
Expected credit losses	(531)	(2.0)	(3,903)	(545)	(15.1)
Total operating expenses	27,684	100.0	25,851	3,609	100.0

	For the Years Ended December 31,
	2022		2023		2024
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Sales and marketing expense	2,041	3.5	2,477	5.0	2,789	382	4.1
General and administrative expenses	37,714	64.0	41,222	84.0	46,910	6,427	68.5
Research and development expenses	9,352	15.9	2,184	4.5	2,985	409	4.4
Loss on impairment of long-lived assets and long-term investment	-	-	1,996	4.1	10,504	1,439	15.3
Allowance for expected credit loss do	9,801	16.6	1,196	2.4	5,264	721	7.7
Total operating expenses	58,908	100.0	49,075	100.0	68,452	9,378	100.0

General and administrative expenses

Our general and administrative expenses primarily consist of (i) employee compensation, including salaries, benefits and bonuses for our general corporate staff; (ii) professional service fees; (iii) depreciation for office equipment; (iv) operating and lease expenses for our offices; (v) office utilities; and (vi) certain other expenses.

Our selling, general and administrative expenses are mainly driven by the number of our sales, general corporate personnel, marketing and promotion activities and the expansion of our sales and service network.

Research and development expenses

Our research and development expenses consist primarily of personnel-related costs directly associated with research and development. Our research and development expenses are related to enhancing and developing UOTTA technology for our existing products and new product development. We expense research and development costs as incurred.

Our research and development expenses are mainly driven by the number of our research and development personnel, as well as the stage and scale of our UOTTA-powered EVs and battery-swapping stations development.

Allowance for expected credit loss

Our allowance for expected credit loss primarily consists of the provision of expected credit losses for accounts receivable, advances to suppliers and other current assets, recorded after management estimates that the collection for the full amount is no longer probable.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.

British Virgin Islands

Our subsidiaries incorporated in the British Virgin Islands are not subject to tax on income or capital gains under the current laws of the British Virgin Islands. There are currently no withholding taxes in the BVI applicable to these subsidiaries.

Hong Kong

Our subsidiaries incorporated in Hong Kong, are subject to a two-tiered income tax rate for their taxable income earned in Hong Kong. The first HK$2 million of profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate of 16.5%. No provision for Hong Kong profits tax has been made in the consolidated financial statements as it has no assessable profit for the six months ended June 30, 2025 and for the fiscal years ended December 31, 2022, 2023, and 2024, respectively.

PRC

Our subsidiaries in the PRC are subject to Enterprise Income Tax (“EIT”) on their taxable income in accordance with the relevant EIT law (“EIT Law”). Pursuant to the EIT Law, which became effective on March 16, 2007 and was amended on December 29, 2018, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises, or FIEs and domestic enterprises, except where a special preferential rate applies. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

Under the EIT Law, dividends generated after January 1, 2008 and payable by an foreign-invested enterprise (“FIE”) in the PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. The Cayman Islands, where the Company was incorporated, does not have a tax treaty with the PRC. In accordance with the accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. All FIEs are subject to the withholding tax from January 1, 2008. The presumption may be overcome if we have sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. We did not record any dividend withholding tax, as we have no retained earnings for any of the years presented.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a “resident enterprise” and consequently be subject to the PRC income tax at the rate of 25% for its global income. The EIT Law defines the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties and others of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, we do not believe that it is likely that our operations outside of the PRC will be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a resident enterprise under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a uniform enterprise income tax rate of 25%.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the six months ended June 30, 2025 and for the fiscal years ended December 31, 2022, 2023, and 2024, respectively, presented both in absolute amounts and as percentages of our total revenue. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any particular period are not indicative of our future trends.

	For the Six Months Ended June 30,
	2024		2025
	RMB	%	RMB	US$	%
	(Amounts in thousands, except for percentages)
	(Unaudited)
Revenue
Sourcing services	75	0.6	2,812	393	15.9
Product sales	12,389	93.9	13,899	1,940	78.4
Battery-swapping services	726	5.5	343	48	1.9
Two-wheeled vehicle battery-swapping services	-	-	675	94	3.8
Total revenue	13,190	100.0	17,729	2,475	100.0
Cost of revenue	(11,902)	(90.2)	(9,338)	(1,304)	(52.7)
Gross profit	1,288	9.8	8,391	1,171	47.3

Operating expenses
Selling expenses	(1,483)	(11.2)	(1,767)	(247)	(10.0)
General and administrative expenses	(26,157)	(198.3)	(24,571)	(3,430)	(138.6)
Research and development expenses	(575)	(4.4)	(3,416)	(477)	(19.3)
Allowance for expected credit losses	531	4.0	3,903	545	22.0
Total operating expenses	(27,684)	(209.9)	(25,851)	(3,609)	(145.8)

Operating loss	(26,396)	(200.1)	(17,460)	(2,438)	(98.5)

Interest income	7	0.1	16	2	0.1
Interest expenses	(877)	(6.6)	(248)	(35)	(1.4)
Other income	1,435	10.9	3,917	547	22.1
Other expenses	(685)	(5.2)	(13,301)	(1,857)	(75.0)
Loss before income taxes	(26,516)	(201.0)	(27,076)	(3,781)	(152.7)
Income tax expenses	-	-	(326)	(46)	(1.8)
Net loss	(26,516)	(201.0)	(27,402)	(3,827)	(154.6)

	For the Years Ended December 31,
	2022		2023		2024
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenue
Sourcing services	4,428	56.8	1,513	7.7	63	9	0.1
Product sales	3,061	39.3	17,062	86.3	41,819	5,729	94.5
Battery-swapping services	307	3.9	1,189	6.0	1,177	161	2.7
Two-wheeled vehicle battery-swapping services	-	-	-	-	1,231	169	2.8
Total revenue	7,796	100.0	19,764	100.0	44,290	6,068	100.0
Cost of revenue	(5,137)	(65.9)	(7,592)	(38.4)	(33,827)	(4,634)	(76.4)
Gross profit	2,659	34.1	12,172	61.6	10,463	1,434	23.6

Operating expenses
Selling expenses	(2,041)	(26.2)	(2,477)	(12.5)	(2,789)	(382)	(6.3)
General and administrative expenses	(37,714)	(483.8)	(41,222)	(208.6)	(46,910)	(6,427)	(105.9)
Research and development expenses	(9,352)	(120.0)	(2,184)	(11.1)	(2,985)	(409)	(6.7)
Loss on impairment of long-lived assets and long-term investment	-	-	(1,996)	(10.1)	(10,504)	(1,439)	(23.7)
Allowance for expected loss	(9,801)	(125.7)	(1,196)	(6.1)	(5,264)	(721)	(11.9)
Total operating expenses	(58,908)	(755.7)	(49,075)	(248.3)	(68,452)	(9,378)	(154.6)

Operating loss	(56,249)	(721.6)	(36,903)	(186.7)	(57,989)	(7,944)	(130.9)

Interest income	49	0.6	562	2.8	742	102	1.7
Interest expenses	(764)	(9.8)	(1,860)	(9.4)	(1,402)	(192)	(3.2)
Other income	3,206	41.1	16,927	85.6	5,612	769	12.7
Other expense	(3,904)	(50.1)	(1,579)	(8.0)	(3,325)	(456)	(7.5)
Loss before income tax	(57,662)	(739.8)	(22,853)	(115.7)	(56,362)	(7,721)	(127.3)
Income tax expenses	(5)	(0.1)	(2,613)	(13.2)	-	-	-
Net loss	(57,667)	(739.9)	(25,466)	(128.9)	(56,362)	(7,721)	(127.3)

Six months ended June 30, 2025 compared to Six months ended June 30, 2024

Revenue

Our revenue increased by approximately 34.4% from RMB13.2 million for the six months ended June 30, 2024 to RMB17.7million (US$2.5 million) for the six months ended June 30, 2025, which was primarily due to the Group’s performance in overseas markets for the six months ended June 30, 2025, particularly in Thailand.

Cost of revenue

Our total cost of revenue decreased by approximately 21.5% from approximately RMB11.9 million for the six months ended June 30, 2024 to RMB9.3 million (US$1.3 million) for the six months ended June 30, 2025. The decrease was primarily due to the decreased cost of product sales of battery-swapping stations for the six months ended June 30, 2025.

Gross Profit

As a result of the factors set out above, our gross profit increased by approximately 551.5% from RMB1.29 million for the six months ended June 30, 2024 to RMB8.39 million (US$1.17 million) for the six months ended June 30, 2025. The expansion of the battery-swapping station business in overseas markets led to the increase of gross profit for the six months ended June 30, 2025.

Sales and marketing expenses

Our sales and marketing expenses increased by approximately 19.2% from RMB1.5 million for the six months ended June 30, 2024 to RMB1.8 million (US$0.2 million) for the six months ended June 30, 2025, which was primarily attributable to an increase in advertising expenditures in connection with our business expansion initiatives for the six months ended June 30, 2025.

General and administrative expenses

Our general and administrative expenses decreased by approximately 6.1% from RMB26.2 million for the six months ended June 30, 2024 to RMB24.6 million (US$3.4 million) for the six months ended June 30, 2025. The decrease was primarily due to a decrease in legal advisory expenses for the six months ended June 30, 2025.

Research and development expenses

Our research and development expenses significantly increased by approximately 494.1% from RMB0.6 million for the six months ended June 30, 2024 to RMB3.4 million (US$0.5 million) for the six months ended June 30, 2025, primarily due to the increased UOTTA technology innovation activities related to our research and development programs.

Allowance for expected loss

We recorded expected credit losses of RMB0.5 million and RMB3.9 million (US$0.6 million) for the six months ended June 30, 2024 and 2025, respectively. The increase was primarily due to higher estimated potential uncollectible amounts for advances to suppliers and other current assets for the six months ended June 30, 2025, based on our collectability assessment.

Interest income and expenses

Interest income increased from RMB0.01 million for the six months ended June 30, 2024 to RMB0.02 million (US$0.002 million) for the six months ended June 30, 2025, primarily due to the increase of bank interest income in such period. Interest expenses decreased from RMB0.9 million for the six months ended June 30, 2024 to RMB0.2 million (US$0.04 million) for the six months ended June 30, 2025, primarily due to the decrease of loan interest paid.

Other income

We recorded other income of approximately RMB1.4 million and RMB3.9 million (US$0.5 million) for the six months ended June 30, 2024 and 2025, respectively. The increase of other income for the six months ended June 30, 2025 was mainly due to an increase in government grants recognized.

Other expenses

The other expenses increased from RMB0.7 million for the six months ended June 30, 2024 to RMB13.3 million (US$1.9 million) for the six months ended June 30, 2025, primarily due to costs associated with two litigation matters incurred during the six months ended June 30, 2025.

Income tax expenses

We recorded income tax expenses of nil and RMB0.3 million (US$0.05 million) for the six months ended June 30, 2024 and 2025, respectively. The increase was primarily due to the increase of taxable income generated from operations of our subsidiaries in Thailand.

Net loss

As a result of the foregoing, we incurred a net loss of RMB26.5 million and RMB27.4 million (US$3.8 million) for the six months ended June 30, 2024 and 2025, respectively.

Fiscal Year ended December 31, 2024 compared to fiscal year ended December 31, 2023

Revenue

Our revenue increased by approximately 124.1% from RMB19.8 million for the fiscal year ended December 31, 2023 to RMB44.3million (US$6.1 million) for the fiscal year ended December 31, 2024. The increase was primarily due to the increased product sales of battery-swapping stations during the fiscal year ended December 31, 2024.

Cost of revenue

Our total cost of revenue increased by approximately 345.6% from approximately RMB7.6 million for the fiscal year ended December 31, 2023 to RMB33.8 million (US$4.6 million) for the fiscal year ended December 31, 2024. The increase was primarily due to the increased cost of product sales of battery-swapping stations for the fiscal year ended December 31, 2024.

Gross Profit

As a result of the factors set out above, our gross profit decreased by approximately 14.0% from RMB12.2 million for the fiscal year ended December 31, 2023 to RMB10.5 million (US$1.4 million) for the fiscal year ended December 31, 2024.

Sales and marketing expenses

Our sales and marketing expenses increased by approximately 12.6% from RMB2.5 million for the fiscal year ended December 31, 2023 to RMB2.8 million (US$0.4 million) for the fiscal year ended December 31, 2024, primarily attributable to the increased sales and marketing expenditures incurred for the Group’s business expansion.

General and administrative expenses

Our general and administrative expenses increased by approximately 13.8% from RMB41.2 million for the fiscal year ended December 31, 2023 to RMB46.9 million (US$6.4 million) for the fiscal year ended December 31, 2024. The increase was primarily driven by the increased administrative personnel costs and material consumption associated with the Group’s business expansion.

Research and development expenses

Our research and development expenses increased by approximately 36.6% from RMB2.2 million for the fiscal year ended December 31, 2023 to RMB3.0 million (US$0.4 million) for the fiscal year ended December 31, 2024, primarily due to the increased UOTTA technology innovation activities related to research and development programs.

Loss on impairment of long-lived assets

The loss on impairment of long-lived assets were recognized as RMB1.9 million and RMB10.5 million (US$1.4 million) for the years ended December 31, 2023 and 2024, respectively, primarily due to the impairment recognized of long-unused production line and the long-term investment impairment due to the deregistration of a company in which the Group invested.

Allowance for expected loss

The allowance for expected loss were recognized as RMB1.2 million and RMB5.3 million (US$0.7 million) for the years ended December 31, 2023 and 2024, respectively. The increase was primarily due to higher estimated potential uncollectible amounts for advances to suppliers and other current assets for the fiscal year ended December 31, 2024, based on our collectability assessment.

Interest income

Our interest income increased from RMB0.6 million for the fiscal year ended December 31, 2023 to RMB0.7 million for the fiscal year ended December 31, 2024, primarily due to the accrual of interest on other long-term assets.

Interest expenses

Our interest expenses decreased by approximately 24.6% from RMB1.9 million for the fiscal year ended December 31, 2023 to RMB1.4 million (US$0.2 million) for the fiscal year ended December 31, 2024, mainly due to changes in the exchange rate.

Other income

We recorded other income of approximately RMB16.9 million and RMB5.6 million (US$0.8 million) for the years ended December 31, 2023 and 2024, respectively. The decrease in other income was mainly due to a reduction in government grants recognized.

Other expenses

The other expenses increased from RMB1.6 million for the fiscal year ended December 31, 2023 to RMB3.3 million (US$0.5 million) for the fiscal year ended December 31, 2024, primarily due to increased investment loss during the fiscal year ended December 31, 2024.

Income tax expenses

We recorded income tax expenses of approximately RMB2.6 million and nil for the years ended December 31, 2023 and 2024, respectively. The decrease was primarily due to the decrease of taxable income generated from operations of our subsidiaries in China.

Net loss

As a result of the foregoing, we incurred a net loss which increased by approximately 121.3% from RMB25.5 million for the fiscal year ended December 31, 2023 to RMB 56.4 million (US$7.7 million) for the fiscal year ended December 31, 2024.

Fiscal Year ended December 31, 2023 compared to fiscal year ended December 31, 2022

Revenue

Our revenue increased by approximately 153.5% from RMB7.8 million for the fiscal year ended December 31, 2022 to RMB19.8 million for the fiscal year ended at December 31, 2023. The increase was primarily due to the increased product sales of battery-swapping stations during the fiscal year ended December 31, 2023.

Cost of revenue

Our total cost of revenue increased by approximately 47.8% from approximately RMB5.1 million for the fiscal year ended December 31, 2022 to RMB7.6 million for the fiscal year ended December 31, 2023. The increase was primarily due to the increased cost of product sales of battery-swapping stations during the fiscal year ended December 31, 2023.

Gross Profit

As a result of the factors set out above, our gross profit increased by approximately 351.8% from RMB2.7 million for the fiscal year ended December 31, 2022 to RMB12.2 million for the fiscal year ended December 31, 2023. The increased product sales of battery-swapping stations primarily led to the increase in gross profit during the fiscal year ended December 31, 2023.

Sales and marketing expenses

Our sales and marketing expenses increased by approximately 25.0% from RMB2.0 million for the fiscal year ended December 31, 2022 to RMB2.5 million for the fiscal year ended December 31, 2023, primarily due to the increase in employee benefits during the fiscal year ended December 31, 2023.

General and administrative expenses

Our general and administrative expenses increased by approximately 9.3% from RMB37.7 million for the fiscal year ended December 31, 2022 to RMB41.2 million or the fiscal year ended December 31, 2023. The increase was primarily due to the increase in salary and service charge expenses.

Research and development expenses

Our research and development expenses decreased by approximately 76.6% from RMB9.4 million for the fiscal year ended December 31, 2022 to RMB2.2 million for the fiscal year ended December 31, 2023, primarily due to the decreased UOTTA technology innovation activities related to research and development programs.

Loss on impairment of long-lived assets

The loss on impairment of long-lived assets were recognized as nil and RMB1.9 million for the years ended December 31, 2022 and 2023, respectively, primarily due to the impairment recognized of long-unused production line and the long-term investment impairment due to the deregistration of a company in which the Group invested.

Allowance for doubtful accounts

The allowance for doubtful accounts were recognized as RMB9.8 million and RMB1.2 million for the years ended December 31, 2022 and 2023, respectively. The decrease was primarily due to a lower estimated impact of potential uncollectible amounts for advances to suppliers and other current assets for the fiscal year ended December 31, 2023, as determined by our collectability assessment and improved receivable collections.

Interest income

Our interest income increased from RMB0.05 million for the fiscal year ended December 31, 2022 to RMB0.6 million for the fiscal year ended December 31, 2023, primarily due to interest income generated from our loans to a third party during the fiscal year ended December 31, 2023.

Interest expenses

Our interest expenses increased by approximately 137.5% from RMB0.8 million for the fiscal year ended December 31, 2022 to RMB1.9 million for the fiscal year ended December 31, 2023, primarily due to interest expenses generated from our long-term borrowings and loan payables during the fiscal year ended December 31, 2023.

Other income

We recorded other income of approximately RMB3.2 million and RMB16.9 million for the years ended December 31, 2022 and 2023, respectively. The increase in other income during the fiscal year ended December 31, 2023 was mainly due to an increase in government grants recognized.

Other expenses

The other expenses decreased from RMB3.9 million for the fiscal year ended December 31, 2022 to RMB1.6 million for the fiscal year ended December 31, 2023, primarily due to the decreased investment loss during the fiscal year ended December 31, 2023.

Income tax expenses

We recorded income tax expenses of approximately RMB5,000 and RMB2.6 million for the years ended December 31, 2022 and 2023, respectively. The increase was primarily due to the increase in taxable income generated from operations of our subsidiaries in China.

Net loss

As a result of the foregoing, we incurred a net loss which decreased by approximately 55.8% from RMB57.7 million for the fiscal year ended December 31, 2022 to RMB25.5 million for the fiscal year ended December 31, 2023.

Liquidity and Capital Resources

Our primary source of liquidity historically has been cash generated from our business operations, bank loans, equity contributions from our shareholders and borrowings, which have historically been sufficient to meet our working capital and capital expenditure requirements.

As of the fiscal year ended December 31, 2024 and the six months ended June 30, 2025, the Group’s cash and cash equivalents were RMB24.7 million and RMB22.7 million (US$3.2 million), respectively, and the Group’s restricted cash was RMB1.2 million and RMB0.3 million (US$0.04 million), respectively. As of December 31, 2022 and 2023, the Group’s cash and cash equivalents and restricted cash were RMB5,908 and RMB36,239, respectively. The Group’s cash and cash equivalents primarily consist of cash on hand and highly liquid investments placed with banks, which are unrestricted to withdrawal and use and which have original maturities of three months or less.

On December 13, 2021, Youxu Zibo entered into a bank facility agreement with Bank of Qishang, a commercial bank in China, for the principal amount of RMB10.0 million, and with a weighted average interest rate of 6.87% per annum and a term of three years. On December 6, 2024, Youxu Zibo entered into an extension agreement with the bank, pursuant to which the remaining principal balance of RMB6.5 million is repayable in installments, with the final payment due no later than June 3, 2026. The loan continues to bear interest at an annual rate of 6.87%, consistent with the original terms. As of June 30, 2025, the outstanding balance of the bank loan was RMB5.8 million.

The Group believes that the substantial doubt of its ability to continue as going concern is alleviated based on proceeds received from its new investors and proceeds to be received from its potential investors in any future financing transactions. The Group also believe its existing cash and cash equivalents, anticipated cash raised from financings, and anticipated cash flow from operations, together with the net proceeds from its new investors, will be sufficient to meet its anticipated cash needs for the next 12 months from the date of this prospectus. The exact amount of proceeds the Group used for its operations and expansion plans will depend on the amount of cash generated from its operations and any strategic decisions the Group may make that could alter its expansion plans and the amount of cash necessary to fund these plans.

We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. We may need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to manage our working capital, including receivables and other assets and liabilities and accrued liabilities, may materially affect our financial condition and results of operations.

The following table sets forth a summary of our cash flows for the years presented:

	For the Six Months Ended June 30,
	2024	2025
	RMB	RMB	US$
	(Amounts in thousands)
	(Unaudited)
Summary Consolidated Cash Flow:
Net cash used in operating activities	(31,774)	(35,934)	(5,016)
Net cash provided by investing activities	13,473	68	10
Net cash provided by financing activities	22,577	32,581	4,548
Net change in cash and cash equivalents and restricted cash	4,276	(3,285)	(458)
Cash and cash equivalents and restricted cash, at beginning of period	36,239	24,674	3,444
Cash and cash equivalents and restricted cash, at end of period	40,515	22,997	3,210

	For the Years Ended December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow:	(12,892)	(65,442)	(73,170)	(10,025)
Net cash used in operating activities	(11,387)	(84,076)	49,093	6,726
Net cash (used)/provided in investing activities	4,500	179,403	12,958	1,776
Net cash provided by financing activities	(19,779)	29,885	(11,119)	(1,523)
Net increase in cash and cash equivalents and restricted cash	-	446	(446)	(61)
Effects of exchange rate changes	25,687	5,908	36,239	4,965
Cash and cash equivalents and restricted cash, at beginning of year	5,908	36,239	24,674	3,381

Operating Activities

Net cash used in operating activities was RMB35.9 million (US$5.0 million) in the six months ended June 30, 2025, primarily due to a net loss of RMB27.4 million (US$3.8million), adjusted to add back depreciation and amortization of property and equipment and intangible assets of RMB1.6 million (US$0.2 million), amortization of right-of-use assets of RMB4.2 million (US$0.6 million), and reversal of allowance for doubtful accounts of RMB3.9 million (US$0.5 million). The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cash flow, including primarily (i) an increase in accounts receivable of RMB8.0 million (US$1.1 million) in relation to the provision of battery-swapping services; (ii) an increase in inventory of RMB3.1 million (US$0.4 million) in relation to materials for battery-swapping stations production; and (iii) an increase in other current assets of RMB4.6 million (US$0.7 million), as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cash flow, including, primarily, an increase in accounts payable of RMB2.9 million (US$0.4 million) in relation to the grace period we enjoyed for the payments payable to third-party suppliers.

Net cash used in operating activities was RMB31.8 million in the six months ended June 30, 2024, primarily due to a net loss of RMB26.5 million, adjusted to add back depreciation and amortization of property and equipment and intangible assets of RMB2.6 million and amortization of right-of-use assets of RMB2.8 million. The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cash flow, including primarily (i) an increase in accounts receivable of RMB2.8 million in relation to the provision of battery-swapping services; (ii) an increase in inventory of RMB0.6 million in relation to materials for battery-swapping stations production; and (iii) a decrease in other current assets of RMB3.1 million, as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cash flow, including, primarily, an increase in accounts payable of RMB7.9 million in relation to the grace period we enjoyed for the payments payable to third-party suppliers.

Our net cash used in operating activities increased from RMB65.4 million for the fiscal year ended December 31, 2023 to RMB73.2 million for the fiscal year ended December 31, 2024. We recorded net cash used in operating activities of approximately RMB 73.2 million for the fiscal year ended December 31, 2024. The difference between our net loss of approximately RMB7.8 million and the net cash used in operating activities was primarily due to (i) an adjustment of approximately RMB24.5 million in non-cash items, which mainly consisted of depreciation and amortization of RMB3.1 million, amortization of right-of-use assets of RMB5.5 million, allowance for expected loss of RMB5.3 million, an impairment of long-term investment of RMB10.5 million; (ii) an increase in other current and non-current assets of RMB37.5 million due to the increased loans to third parties; and (iii) an increase in amounts due from related parties of RMB1.5 million, primarily attributable to increased cash outflows from financial support provided to related parties for their business operations.

Net cash used in operating activities of approximately RMB65.4 million for the fiscal year ended December 31, 2023. The difference between our net loss of approximately RMB25.5 million and the net cash used in operating activities was primarily due to (i) an adjustment of approximately RMB11.6 million in non-cash items, which mainly consisted of depreciation and amortization of RMB2.6 million, amortization of right-of-use assets of RMB5.7 million, a provision of impairment for fixed assets of RMB1.9 million, allowance for expected loss of RMB1.2 million, an impairment of long-term investment of RMB0.1 million and investment loss of RMB0.1 million; (ii) an increase in accounts receivable of RMB14.2 million in relation to the provision of sourcing services and sales of battery-swapping stations; (ii) an increase in other current assets of RMB21.2 million due to the increased loans to third parties; and (iii) an increase in advance to suppliers of RMB3.9 million, partially offset by (i) an increase in accrued expenses and other current liabilities of RMB15.1 million; (ii) an increase in amount due to related parties of RMB5.2 million; and (iii) an increase in lease liabilities of RMB3.5 million.

Net cash used in operating activities was RMB12.9 million (US$1.9 million) for the fiscal year ended December 31, 2022, primarily due to a net loss of RMB57.7 million (US$8.4 million), adjusted to add back (i) depreciation and amortization of property and equipment and intangible assets of RMB2.1 million (US$0.3 million); (ii) amortization of right-of-use assets of RMB5.6 million (US$0.8 million); (iii) a provision for doubtful accounts of RMB9.8 million (US$1.4 million); and (iv) a loss on lease termination of right-of-use assets of RMB1.8 million (US$0.3 million). The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cash flow, including primarily (i) an increase in accounts receivable of RMB1.4 million (US$0.2 million) in relation to the provision of sourcing services and sales of battery-swapping stations; (ii) an increase in other current assets of RMB23.0 million (US$3.3 million) due to the increased loans to third parties; and (iii) a decrease in advance from customers of RMB50.4 million (US$7.3 million) due to the decreased purchase from our vehicle sourcing suppliers as a result of the decreased vehicle sourcing revenue in 2022, as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cash flow, including, primarily (i) a decrease in inventory of RMB7.8 million (US$1.1 million); (ii) a decrease in advances to suppliers of RMB61.1 million (US$8.9 million) due to the extension of payable recoverable period with the suppliers; and (iii) an increase in accrued expenses and other current liabilities of RMB32.2 million (US$4.7million) primarily in relation to the increased loans from a third party and the potential refundable government grants.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2025 was RMB0.07 million (US$0.01 million), mainly attributable to repayments of loans from third parties of RMB20.1 million and payments of loans provided to related parties of RMB20 million.

Net cash provided in investing activities for the fiscal year ended December 31, 2024 was RMB49.1 million (US$6.7 million), mainly consisted of the loans repayments from third parties of RMB16.7 million (US$2.3 million) and repayments of refundable deposits for investment of RMB33.0 million (US$4.5 million).

Net cash used in investing activities for the fiscal year ended December 31, 2023 was RMB84.1 million, mainly consisted of the loans provided to the third parties of RMB34.0 million and payments for long-term investment of RMB11.8 million, partially offset by the proceeds of loans from third parties. The increase in the net cash used in investing activities for the fiscal year ended December 31, 2023 was due to the increase of payments of loans provided to the third parties.

Net cash used in investing activities for the fiscal year ended December 31, 2022 was RMB11.4 million, mainly due to the increase of property and equipment purchase of RMB7.8 million and the payments of loans to third parties of RMB3.9 million.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2025 was RMB32.6 million (US$4.6 million), mainly attributable to capital contribution from issuance of ordinary shares of RMB33.4 million (US$4.7 million).

Net cash provided by financing activities for the fiscal year ended December 31, 2024 was RMB13.0 million (US$1.8 million), mainly consisted of the proceeds of capital contribution from insurance of ordinary shares of RMB25.9 million (US$3.5 million) and proceeds from short-term bank borrowings of RMB10.2 million (US$1.4 million). On the other hand, the repayments of bank loans during the fiscal year ended December 31, 2024 resulted in a reduction of RMB20.1 million (US$2.8 million) in cash flows from financing activities.

Net cash provided by financing activities for the fiscal year ended December 31, 2023 was RMB179.4 million, mainly consisted of the proceeds of capital contribution from insurance of ordinary shares of RMB156.2 million, proceeds from the loans from third parties of RMB15.0 million, capital contribution from non-controlling shareholders of RMB5.0 million, and proceeds from short-term bank borrowings of RMB5.0 million, partially offset by the redemption of long-term bank borrowings of RMB1.3 million. The increase of net cash provided by investing activities for the fiscal year ended December 31, 2023 was due to the increase of proceeds of capital contribution from issuance of ordinary shares.

Net cash provided by financing activities for the fiscal year ended December 31, 2022 was RMB4.5 million, mainly due to the proceeds of capital contribution by a shareholder of RMB5.0 million and partially offset by the redemption of long-term bank borrowings of RMB0.5 million.

Holding Company Structure

U Power Limited, our holding company, has no material operations of its own. We conduct our operations primarily through our subsidiaries in the PRC. As a result, U Power Limited’s ability to pay dividends depends upon dividends paid by our subsidiaries in the PRC. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Borrowings

The following table sets forth the breakdown of our borrowings as of the dates indicated:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Short-term bank borrowing	-	5,000	15,172	2,078
Long-term bank borrowing, current portion	-	9,500	2,800	384
Long-term bank borrowing, non-current portion	10,000	-	3,700	507
	10,000	14,500	21,672	2,969

	As of June 30, 2025
	RMB	US$
	(Unaudited)
Short-term bank borrowing	17,172	2,397
Long-term bank borrowing, current portion	5,800	810
Long-term bank borrowing, non-current portion	-	-
	22,972	3,207

On February 21, 2025, SH Youxu entered into an one-year short-term bank loan with Agricultural Bank of China of RMB2 million, at an annual interest rate of 3.45%.

In 2024, both SH Youxu and Youpin Shandong fully repaid their aggregate short-term bank borrowings of RMB5.0 million, originally obtained in 2023. Subsequent to these repayments, Youpin Shandong entered into a one-year short-term bank loan of RMB0.3 million with China Construction Bank on August 19, 2024, at an annual interest rate of 3.95%, and an additional RMB0.9 million loan on August 21, 2024 with China Construction Bank, at an annual interest rate of 3.75%. Separately, SH Youxu obtained two one-year short-term bank facilities: RMB10.0 million on August 16, 2024 and RMB 4.0 million on September 29, 2024 with Shanghai Pudong Development Bank, both bearing an annual interest rate of 3.45%.

On December 13, 2021, Youxu Zibo entered into a bank facility agreement with Bank of Qishang for a principal amount of RMB10.0 million and with a weighted average interest rate of 6.87% per annum and a term of three years. On December 6, 2024, Youxu Zibo entered into an extension agreement with the bank, pursuant to which the remaining principal balance of RMB6.5 million is repayable in installments, with the final payment due no later than June 3, 2026. The loan continues to bear interest at an annual rate of 6.87%, consistent with the original terms. As of June 30, 2025, the outstanding balance of the bank loan was RMB5.8 million.

Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2025:

	Payment due by period
	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB	US$
	(Unaudited)
	(Amounts in thousands)
Current portion of long-term borrowing	5,800	810	5,800
Short-term bank borrowing	17,172	2,397	17,172	-	-	-
Operating lease liabilities	5,974	834	2,282	3,140	552	-
Total	28,946	4,041	25,254	3,140	552	-

The following table sets forth our contractual obligations as of December 31, 2024:

	Payment due by period
	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB	US$
Long-term bank borrowings	6,970	955	3,164	3,806	-	-
Short-term bank borrowing	15,522	2,127	15,522	-	-	-
Loans from third parties	4,787	656	4,787
Operating lease liabilities	7,099	973	2,262	3,274	1,244	319
Payment to Anhui Juhu	200	27	200
Total	34,578	4,738	25,935	7,080	1,244	319

The following table sets forth our contractual obligations as of December 31, 2023:

	Payment due by period
	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB	US$
Long-term bank borrowings	9,500	1,338	9,500	-	-	-
Short-term bank borrowing	5,000	704	5,000	-	-	-
Operating lease liabilities	9,351	1,317	2,250	4,290	2,025	786
Loan payable to WuYi Transportation Construction Investment Group Company Limited (“WuYi Transportation Construction”)	5,200	732	5,200	-	-	-
Total	29,051	4,091	21,950	4,290	2,025	786

The following table sets forth our contractual obligations as of December 31, 2022:

	Payment due by period
	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB	US$

Long-term bank borrowings	10,000	1,450	-	10,000	-	-
Operating lease liabilities	6,485	940	1,696	1,785	1,991	1,013
Loan payable to WuYi Transportation Construction	6,500	942	6,500	-	-	-
Payables to Ningbo Meishan Bonded Port Zone Chenhui Investment Partnership Enterprise (Limited Partnership)	1,281	186	1,281	-	-	-
Total	24,266	3,518	9,477	11,785	1,991	1,013

Off-Balance Sheet Arrangements

From August 2020 to November 2021, Youguan Financial Leasing provided a total of RMB5,869 (US$827) guarantee to its four customers who entered into two five-year guarantees and two four-year guarantees. As of the date of this prospectus, the balance of the guarantees were RMB783.

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Trend Information

Other than as described elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material adverse effect on our revenue, income from continuing operations, profitability, liquidity or capital resources, or that would cause our reported financial information not necessarily to be indicative of future operating results or financial condition.

Critical Accounting Policies and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates, and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences, and other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments, and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our consolidated financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies, and (iii) the sensitivity of reported results to changes in conditions and assumptions.

See our consolidated financial statements and related notes included elsewhere in this prospectus for a description of other significant accounting policies.

Revenue recognition

Under ASC 606, Revenue from Contracts with Customers, we recognize revenue when a customer obtains control of promised goods or services and recognizes in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

We recognized revenue according to the following five-step revenue recognition criteria based on ASC 606: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price; and (5) recognize revenue when or as the entity satisfies a performance obligation.

We recognize revenue when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if our performance:

(i)	provides all of the benefits received and consumed simultaneously by the customer; or

(ii)	creates and enhances an asset that the customer controls as we perform.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, we allocate revenue to each performance obligation based on our relative standalone selling price. We generally determine standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may impact the revenue recognition.

When either party to a contract has performed, we present the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is our right to consideration in exchange for goods and services that we have transferred to a customer. A receivable is recorded when we have an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or we have a right to an amount of consideration that is unconditional, before we transfer a good or service to the customer, we present the contract liability when the payment is made, or a receivable is recorded (whichever is earlier). A contract liability is our obligation to transfer goods or services to a customer for which we have received consideration (or an amount of consideration is due) from the customer.

Sourcing services

We generate revenue from the vehicle sourcing business and battery sourcing business.

With respect to the battery sourcing business, we act as a principal, as being able to fully control relevant risks and benefits during the whole business, as indicated by the fact that we can decide the selling price, have a right to recall the product and cease the transaction, and bear relevant risks of damage and loss prior to the delivery of battery to the customer. The sales of battery sourcing revenue are recognized on a gross basis at a point in time when the control of the battery pack is transferred to the customer.

For vehicle sourcing business, we charge service fees from our customers for their purchase of vehicles, where we are generally acting as an agent and our performance obligation is to purchase the specified vehicles for our customers. We charge the customers a commission that is calculated based on the purchase price of each purchase order. Vehicle sourcing service revenue is recognized on a net basis at the point in time when the service of purchase of the specified vehicles for our customers is completed, i.e., the specified vehicle for our customers is delivered. Payments are typically received in advance and are accounted for as contract liabilities until delivery, at which point the receipt in advance from customers is offset with the prepayment to the supplier and the difference representing the commission is recognized as revenue.

Product sales

We generate revenue from sales of battery-swapping stations. We identify the users who purchase battery-swapping stations as our customers. The revenue for battery-swapping station sales is recognized at a point in time when the control of the product is transferred to the customer.

Battery-swapping services

We also generate revenue from providing battery-swapping services to vehicle drivers and the station control system upgrading services to the battery-swapping station owners. We identify the vehicle drivers who need the services of battery-swapping and the owners of battery-swapping stations that the Group has sold to who have demands for the station control system upgrading services as our customers.

We charge the battery-swapping service fees from our customers based on vehicle miles traveled. However, as usually, the swapped battery will be immediately used after the payments by customers for driving and the power consumption of vehicles will be fast, we ignore the time interval between the timing of payment in advance by customers and the usage life of the swapped battery. The revenue generated from battery-swapping services to vehicle drivers is recognized at a point in time when the Group received the payment from vehicle drivers.

The revenue generated from the station control system upgrading service is recognized over time based on a straight-line method.

Inventories

Inventories, consisting of raw materials, products available for sale, are stated at the lower of cost or net realizable value. Costs of inventory are determined using the first-in-first-out method. We record inventory reserves for obsolete and slow-moving inventory. Inventory reserves are based on inventory obsolescence trends, historical experience and application of the specific identification method.

Impairment of long-lived assets

We evaluate our long-lived assets, including property, equipment, software, and right-of-use assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, we evaluate the recoverability of long-lived assets by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amounts of the assets, we recognize an impairment loss based on the excess of the carrying amounts of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available.

Long-term investments

Our long-term investments mainly include equity investments in entities. Investments in entities in which we can exercise significant influence and holds an investment in voting common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323, Investments - Equity Method and Joint Ventures (“ASC 323”). Under the equity method, we initially record our investments at fair value. We subsequently adjust the carrying amount of the investments to recognize our proportionate share of each equity investee’s net income or loss into earnings after the date of investment. We evaluate the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary.

Leases

We account for lease under ASC Topic 842, Leases. We determine if an arrangement is or contains a lease at inception. Right-of-use assets and liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. We consider only payments that are fixed and determinable at the time of lease commencement.

At the commencement date, the lease liability is recognized at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, our incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets as of December 31, 2022, 2023, and 2024 or June 30,2025.

Operating lease assets are included within “right-of-use assets - operating lease”, and the corresponding operating lease liabilities are included within “operating lease liabilities” on the consolidated balance sheets as of December 31, 2022, 2023, and 2024 and June 30, 2025, respectively.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses”, which requires the measurement of all allowance for expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11, and ASU 2020-02 to provide additional guidance on the credit losses standard, which defers the effective date of ASU No. 2016-13 for smaller reporting companies to fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The impact of the adoption on the consolidated balance sheets, statements of operations, and statements of cash flows was immaterial.

In June 2022, the FASB issued ASU 2023-03 Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The update clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The update also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The update also requires certain additional disclosures for equity securities subject to contractual sale restrictions. The amendments in this update are effective for the Group beginning January 1, 2024 on a prospective basis. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Group has determined that the adoption of this guidance will not have a material impact on its financial position, results of operations, and cash flows.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting: Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which focuses on improving reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. A public entity shall disclose for each reportable segment the significant expense categories and amounts that are regularly provided to the chief operating decision maker (“CODM”) and included in reported segment profit or loss. ASU 2023-07 also requires public entities to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Entities are permitted to disclose more than one measure of a segment’s profit or loss if such measures are used by the CODM to allocate resources and assess performance, as long as at least one of those measures is determined in a way that is most consistent with the measurement principles used to measure the corresponding amounts in the consolidated financial statements. ASU 2023-07 is applied retrospectively to all periods presented in financial statements, unless it is impracticable. This update was effective for the Group’s fiscal years beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. Based on the criteria established by ASC 280, the Group’s CODM has been identified as the Group’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The update requires specific disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The update is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. The Group has determined that the adoption of this policy will not have a material impact on its consolidated financial statements.

BUSINESS

Overview

We are a vehicle sourcing service provider in China, with a vision to becoming an EV market player primarily focused on our proprietary battery-swapping technology, or UOTTA technology, which is an intelligent modular battery-swapping technology designed to provide a comprehensive battery power solution for EVs.

Since our commencement of operations in 2013, we have principally engaged in the provision of vehicle sourcing services. We broker sales of vehicles between automobile wholesalers and buyers, including SME dealers and individual customers primarily located in the lower-tier cities in China, which are smaller and less developed than the tier-1 or tier-2 cities. To that end, we have focused on building business relationships with our sourcing partners and have developed a vehicle sourcing network. As of the date of this prospectus, our vehicle sourcing network consisted of approximately 100 wholesalers and 30 SME located in lower-tier cities in China. For the six months ended June 30, 2025, our revenue from the sourcing business was RMB2.8 million, which constituted 15.9% of our total revenue. For the fiscal years ended December 31, 2022, 2023 and 2024, our revenue from the sourcing business was RMB4.4 million, RMB1.5 million and RMB0.1 million, which constituted 56.8%, 7.7% and 0.1%, respectively, of our total revenue.

Beginning in 2020, we gradually shifted our focus from the vehicle sourcing business to the development of our proprietary battery-swapping technology, or UOTTA technology. We plan to develop a comprehensive EV battery power solution based on UOTTA technology, which mainly consists of: (i) vehicle-mounted supervisory control units that monitor the real-time status of an EV’s battery packs; (ii) customized VCUs which upload real-time data of the electric vehicle, such as its battery status, real-time location and safety status, to our data platform, using Bluetooth and/or Wi-Fi technologies; (iii) our data management platform, which collects and synchronizes real-time information of the EVs uploaded by their respective VCUs, as well as information on the availability and locations of compatible UOTTA battery-swapping stations that assist drivers in locating the nearest compatible UOTTA battery-swapping station(s) available when the EV’s battery is determined to be lower than a certain level; and (iv) UOTTA battery-swapping stations designed for precise positioning, rapid disassembly, compact integration and flexible deployment of battery-swapping for compatible EVs.

We have established in-house capabilities in the innovation of EV battery-swapping technology. Through our research and development efforts, we are developing an intellectual property portfolio. As of the date of this prospectus, we had 51 issued patents and 18 pending patent applications in China. Our research and development team is committed to technology innovation. As of the date of this prospectus, our research and development team consisted of 25 personnel and is led by Mr. Rui Wang and Mr. Zhanduo Hao, each of whom has experience of over 20 years in the electric power sector.

In 2021, leveraging years of automobile industry experience, we started cooperating with major automobile manufactures to jointly develop UOTTA-powered EVs, by adapting selected EV models with our UOTTA technology. We intend to primarily focus on developing commercial-use UOTTA-powered EVs, such as ride-hailing passenger EVs, small logistics EVs, light electric trucks, and heavy electric trucks, and their compatible UOTTA battery-swapping stations. In 2025, we have entered into cooperating agreements with two major Chinese automobile manufacturers, SAIC Maxus Automobile Co., Ltd. and SAIC Hongyan Automobile Co., Ltd., respectively, to jointly develop UOTTA-powered electric trucks. We also have engaged with one battery-swapping station manufacture to jointly develop and manufacture UOTTA battery-swapping stations that are compatible with UOTTA-powered EVs. Our UOTTA battery-swapping stations are designed for precise positioning, rapid disassembly, compact integration and flexible deployment, allowing battery replacement within several minutes. As of the date of this prospectus, we realized sales of thirty-two battery-swapping stations. In order to provide a comprehensive battery power solution based on UOTTA technology, we are in the process of developing a data management platform that connects UOTTA-powered EVs and stations, and assists the UOTTA-powered EV drivers in locating the closest compatible UOTTA swapping-stations on their routes. We believe we have made significant progress in entering into the EV market as of the date of this prospectus, however, there is no assurance that we will be able to execute our business plan to expand into the EV market as we have planned. For the six months ended June 30, 2025, our revenue from the EV business was RMB13.9 million, which constituted 78.4% of our total revenue. For the fiscal years ended December 31, 2022, 2023 and 2024, our revenue from the EV business was RMB3.1 million, RMB17.1 million and RMB41.8 million, which constituted 39.2%, 86.3%, and 94.5%, respectively, of our total revenue.

Our Competitive Strengths

A vehicle sourcing network in lower-tier cities in China

We have established a vehicle sourcing network primarily in the lower-tier cities in China, which allows us to distribute vehicles to our customers. We have a deep understanding of the vehicle dealership market and are able to provide services tailored to the changing needs of our consumers. We have built long-term relationships with our suppliers and SME deer customers, who have a strong presence in the lower-tier cities. Through working directly with our suppliers and customers, we are able to better understand and timely address their needs, as well as provide targeted services to them. As of the date of this prospectus, we worked with approximately 100 suppliers and 30 SME dealers in the lower-tier cities in China. We have also established strong working relationships with a number of vehicle wholesalers.

UOTTA Battery-swapping technology

Our UOTTA technology is an intelligent modular battery-swapping technology designed to provide a comprehensive battery power solution for EVs. Through our cooperation with major automobile manufactures, we are in the process of adapting UOTTA technology to electric trucks. We believe our UOTTA technology has the potential of greatly alleviating range-anxiety, which, according to Frost & Sullivan, has been one of the most critical challenges to EV adoption, particularly in the commercial-use EV market. Our UOTTA technology is designed to provide a comprehensive battery power solution that includes UOTTA-powered EVs and battery-swapping stations, as well as a data management platform that synchronizes real-time data.

Strong cooperation with key partners, including major automakers and battery developers in China

We have partnered with major automotive manufacturers to jointly develop the UOTTA-powered EV models. As of the date of this prospectus, key partners of our UOTTA battery power solution include major automobile manufacturers (SAIC Maxus Automobile Co., Ltd. and SAIC Hongyan Automobile Co., Ltd.), and battery developers and manufacturer (Ruipu Energy Co., Ltd.). We expect that their expertise and industry know-how will guide us in our efforts to enter the EV market. We believe we are one of the few companies that are able to develop such relationships with these major manufacturers, due to our industry experience, research and development capabilities, and industry reputation.

Visionary and experienced management team with strong commitment

We are led by a visionary management team with a unique “bottom up” strategy. Our founders and senior management team have in-depth expertise in the automotive and technology industries. The key members of our management team have an average of approximately 20 years of industry experience. Our founder and chairman, Mr. Jia Li, is a well-recognized leader in the Chinese automotive industry. He served as vice president of the finance group in SAIC Motor, one of the largest automobile manufacturers in China, before he founded our Company. Mr. Jia Li’s proven track record and extensive experience in the automobile industry provide strong leadership to our mission. Mr. Rui Wang, our senior vice president, has approximately 20-years of industry experience in automobile engineering and design, working at several leading automobile manufacturers, such as FAW Group, Isuzu Auto, Toyota and IAT Auto. Mr. Zhanduo Hao, our senior engineer, is committed to the research of key electric vehicle charging and battery-swapping technologies and has substantial industry experience, having previously participated in the formulation of national and industry standards related to power swapping projects.

Our Strategies

Jointly Develop UOTTA-powered EVs with major auto manufacturers in China

As of the date of this prospectus, our UOTTA technology is in the process of being adapted to electric vehicles by cooperating with major auto manufacturers in China. We intend to further explore collaboration opportunities with additional auto manufacturers who have leading technologies and sufficient capacities.

Develop and manufacture battery-swapping stations for UOTTA-powered EVs

As of the date of this prospectus, we have launched two models of UOTTA battery-swapping stations, “Titan” and “Chipbox”, by cooperating with battery-swapping station manufacturers in China. In August 2021, we completed the construction of our Zibo Factory, which commenced manufacturing UOTTA battery-swapping stations in January 2022. The Zibo Factory is located in Zibo City, Shandong Province, with approximately 15,430 square meters of production area. In May 2023, we cancelled our plan to build another factory in Wuhu City because our current production demand can be adequately served by our Zibo Factory. In February 2024, we entered into a share exchange agreement to acquire 26.25% equity shares of MATSON (HONG KONG) INDUSTRY CO., LIMITED, which is a Hong Kong limited liability company engaged in the development of EV battery-swapping technology. Our plan is to promote and expand our products into the Hong Kong market, and such acquisition was in furtherance of this goal.

Enhance our research and development capabilities

Technology drives our business. We plan to focus on technology innovations to continue developing and upgrading our proprietary UOTTA technology. We expect to further strengthen the collaboration between our research and development team and marketing team to accumulate and transform insights gained from practical experience into research and development capabilities. In addition, we are determined to strengthen our research and development capabilities by proactively recruiting and retaining engineering talents, in order to expand our talent pool and help us drive technological innovation.

Expand sales channels

In order to promote and market our UOTTA-powered EVs and battery-swapping stations, we plan to (i) leverage our existing sourcing networks to market our new products; and (ii) explore new sales channels by cooperating with new strategic partners who possess their own sales networks, as well as enhancing the capabilities of our in-house sales team by recruiting qualified sales professionals.

Our Business Model

●	Sourcing Business

For the six months ended June 30, 2025, we generated revenue of RMB2.8 million, constituting 15.9% of our total revenue, from the sourcing business. For the fiscal years ended December 31, 2024, 2023, and 2022, we generated revenue of RMB0.1 million, RMB1.5 million and RMB4.4 million, constituting 0.1%, 7.7%, and 56.8% of our total revenue, respectively, from the sourcing business.

Since our inception, we have primarily engaged in the provision of vehicle sourcing services and developed a sourcing network in the lower-tier cities in China, by building relationships with our sourcing partners, including automobile wholesalers on the supply side and SME dealers and individual customers on the demand side. We charge a commission that is calculated based on the purchase price of each purchase order and the commission is recognized upon delivery of vehicles to customers. For the six months ended June 30, 2025, revenue generated from provision of vehicle sourcing services were RMB2.8 million, constituting 15.9% of our total revenue. For the fiscal years ended December 31, 2024, 2023, and 2022, revenue generated from provision of vehicle sourcing services were RMB0.1 million, RMB1.5 million, RMB1.1 million, constituting 0.1%, 7.4%, and 58.8% of our total revenue, respectively. We aim to continue expanding our sourcing network, in an effort to provide our customers with a means by which they may acquire vehicles at a reasonable price point. As of the date of this prospectus, our sourcing network was comprised of approximately 30 SME dealers and 100 wholesalers.

We generated revenue of RMB2.8 million and RMB3.3 million from one transaction of battery sourcing, which accounted for 15.9% and 42.8% of the total revenue for the six months ended June 30, 2025 and for the fiscal year ended December 31, 2022. No revenue was generated from battery sourcing transactions during the fiscal years ended December 31, 2023 and 2024. While we customarily source whole vehicles that are completed with vehicle bodies and batteries, some of our vehicle sourcing customers demanded to purchase certain EV model vehicle bodies without batteries. The automobile wholesaler who sells this certain EV model, however, only sells the whole EV, including both body and battery. In order to address the needs of these customers, we purchased these EVs from the wholesaler, delivered the EV bodies to the vehicle sourcing customers, and entered into a battery sales agreement with another buyer to sell these batteries separately. As of the date of this prospectus, we only made one transaction of battery sales and plan to provide the service on a case by case basis.

●	EV Business

For the six months ended June 30, 2025, we generated revenue of RMB13.9 million, constituting 78.4% of our total revenue, from our EV business. For the fiscal years ended December 31, 2024, 2023 and 2022, we generated revenue of RMB41.8 million, RMB17.1 million and RMB3.1 million, constituting 94.5%, 86.3% and 39.2% of our total revenue, respectively, from our EV business, as the following:

UOTTA-powered EVs: The UOTTA-powered EVs are being jointly developed in cooperation with major automobile manufacturers in China, utilizing our proprietary UOTTA technology that enables efficient battery-swapping for EVs. We intend to primarily focus on commercial-use EVs in the near future. As of the date of the prospectus, we have entered into cooperating agreements with two major auto manufactures to jointly develop UOTTA-powered EVs by adapting commercial-use electric vehicles with UOTTA technology. For the six months ended June 30, 2025 and for the fiscal years ended December 31, 2024, 2023 and 2022, we did not generate any revenue from sales of UOTTA-powered EVs.

UOTTA Battery-swapping Stations: Our UOTTA battery-swapping station currently has two models: (i) the Titan model, which is intended for electric heavy trucks; and (ii) the Chipbox model, which is intended for ride-hailing passenger EVs, light electric trucks, and small logistics vehicles. Both models are developed based on our UOTTA technology. For the six months ended June 30, 2025, we realized sales of one station in Jilin Province and one station in Hongkong. For the fiscal year ended December 31, 2024, we realized sales of twelve stations in Jilin City, Jilin Province, and one station in Songyuan City, Jinlin Province. For the fiscal year ended December 31, 2023, we realized sales of five stations in Quanzhou City, Fujian Province, and one station in Huzhou City, Zhejiang Province. For the fiscal year ended December 31, 2022, we realized sales of one station in Huzhou City, Zhejiang Province and one station in Xuchang City, Henan Province, totally generated 3.8 million in revenue.

Battery-swapping Station Operations: In January 2022, we started operating a battery-swapping station in Quanzhou City, Fujian Province, pursuant to our station cooperation agreement with Quanzhou Xinao, a local gas station operator. In March 2023, we started operating a second battery-swapping station pursuant to the same agreement. For the six months ended June 30, 2025, we generated revenue from battery-swapping services in the amount of RMB1.0 million, which revenue included battery-swapping services fee and the station control system upgrading service, constituting 5.7% of our total revenue. For the fiscal years ended December 31, 2024, 2023 and 2022, we generated revenue from battery-swapping services in the amount of RMB2.4 million, RMB1.2 million, and RMB0.3 million, which revenue included battery-swapping services fee and the station control system upgrading service, constituting 5.4%, 6%, and 3.9% of our total revenue, respectively.

Our Vehicle Sourcing Business

We typically source vehicles from wholesalers to fulfill demands for vehicles of our customers, including SME dealers and individual customers primarily located in lower-tier cities in China. We charge a commission that is calculated based on the purchase price of each purchase order and such agent commission is recognized upon delivery of vehicles to customers. Customers are required to make full payment for the total selling price before we deliver the purchased vehicles to them.

We intend to further expand our sourcing network through marketing efforts by our sales team, such as targeted promotions via social media platforms and in-person meetings. We plan to leverage our existing sourcing network to market and promote our UOTTA-powered EVs and battery-swapping stations.

The following table sets forth the gross merchandise volume (“GMV”) and car units sourced and delivered to our customers by customer type for the six months ended June 30, 2025 and for the fiscal years ended December 31, 2024, 2023, and 2022. For the six months ended June 30, 2025, we sold cars to our SME customers with lower unit price, which led to lower GMV with the increase numbers of units.

	For the six months ended June 30		For the fiscal year ended December 31
	2025		2024		2023		2022
	GMV	Units	GMV	Units	GMV	Units	GMV	Units
	(RMB)		(RMB)		(RMB)		(RMB)
SME dealer customers	836,244	81	302,712	215	1,452,684	22	1,121,947	409
Individual customers							52,009	2
Total	836,244	81	302,712	215	1,452,684	22	1,173,956	411

While we customarily source whole vehicles completed with vehicle bodies and batteries, some of our vehicle sourcing customers demanded to only purchase certain EV’s vehicle bodies without their batteries. The automobile wholesaler, Wuhan Dongjun Automobile Sales Service Co., Ltd., which sells this EV, however, only sells the whole EV, including both the body and battery. In order to address the needs of our vehicle sourcing customers, on May 17, 2022, we entered into a purchase agreement with Wuhan Dongjun Automobile Sales Service Co., Ltd., to purchase a certain number of the whole EVs, but delivered and charged for only the vehicle bodies (without the batteries) to our vehicle sourcing customers. Subsequently, on June 27, 2022, we entered into a sales agreement with Quanzhou Shengyue New Energy Technology Co., Ltd., to sell the batteries separately.

Vehicle Sourcing Customers

We provide sourcing services to SME dealers and individual customers primarily located in lower-tier cities in the PRC. Our relationships with our customers are mainly established through prior business dealings and referrals of our existing customers. For the six months ended June 30, 2025, we had one customer which was a SME dealer. For the fiscal year ended December 31, 2024, we had four customers, among which, four were SME dealers and no individual customers. For the fiscal year ended December 31, 2023, we had two customers, among which, two were SME dealers and no individual customers. For the fiscal year ended December 31, 2022, we had 12 customers, among which, 10 were SME dealers and 2 were individual customers.

Three customers accounted for more than 10% of our total sourcing revenue for the six months ended June 30, 2025.Three customers accounted for more than 10% of our total sourcing revenue for the fiscal year ended December 31, 2024. Four customers accounted for more than 10% of our total sourcing revenue in for the fiscal year ended December 31, 2023. Four customers accounted for more than 10% of our total sourcing revenue for the fiscal year ended December 31, 2022.

Vehicle Sourcing Suppliers

We typically source cars from vehicle wholesalers. Occasionally we also source cars directly from auto manufacturers. For the six months ended June 30, 2025, we sourced cars from two suppliers. For the fiscal years ended December 31, 2024, 2023, and 2022, we sourced cars from nil, two and 10 suppliers, respectively. Three suppliers accounted for more than 10% of our total sourcing amount for each of the fiscal years ended December 31, 2024, 2023, and 2022.

We do not enter into long-term supplier agreements with our sourcing suppliers. The relationships with our suppliers are established through our history of long-term cooperation. The members of our core management team have years of experience in the automotive industry and have established extensive and in-depth contacts with our suppliers.

Our EV Business

UOTTA-powered EVs

We are dedicated to the research and development, and promotion and sales of our UOTTA-powered EVs. As of the date of this prospectus, we have entered into cooperating agreements to jointly develop UOTTA-powered EVs with two major automobile manufactures by adapting selected EV models with our UOTTA technology. Depending on the manufacturer, the terms of these agreements are either two or five years. Each UOTTA-powered EV model is designed to meet all safety and technical requirements specified by the safety and operational standards mandated by the Ministry of Industry and Information Technology of the PRC (“MIIT”). Prior to sale to the public, each UOTTA-powered EV model must have been certified by authorities designated by the Accreditation Administration Committee as qualified products and granted certification marks, as well as pass inspections conducted by a state-recognized testing institution, and obtain approvals from the MITT.

Salient terms of the agreements with our cooperating automobile manufacturers in relation to the development, manufacturing and sales of the UOTTA-powered EVs are as follows:

●	The automobile manufacturer will select, from its existing product pipeline, car model(s) that are suitable to be transformed into UOTTA-powered EV(s). The automobile manufacturer shall also manufacture, promote and distribute the UOTTA-powered EVs.

●	We will provide battery-swapping technology solutions that transform the selected EV model into a UOTTA-powered EV that allows battery-swapping at our UOTTA battery-swapping stations. We shall also promote and distribute the UOTTA-powered EVs.

●	We will develop, manufacture, and construct compatible battery-swapping stations for the jointly-developed UOTTA-powered EVs, and provide customer services for users of the UOTTA battery-swapping services at the stations.

●	In some cases, we will provide financing plans and solutions to support the joint development, promotion, and sales of the UOTTA-powered EVs and battery-swapping stations.

●	We will assist the manufacturer in obtaining MIIT approvals for UOTTA-powered EV models.

In October 2023, we started to sell two-wheeled UOTTA-powered EVs. We source the vehicles from Wuxi Aide Electric Technology Co., Ltd. We have engaged two dealers, Yuncheng Xinfengfei Trading Co., Ltd. (“Xinfengfei”) and Wuhu Huanyu Automobile Co., Ltd., as regional dealers for our EV products. As of the date of this prospectus, we have sold about 215 EVs to Xinfengfei and have generated revenue of nil from this EV business. For the six months ended June 30, 2025, we have sold about 10 EVs to Treep Mobility Group S.A.C. and have generated revenue of RMB103,539 (US$14,454) from this EV business.

UOTTA Battery-Swapping Stations

Drivers of UOTTA-powered EVs can replace depleted batteries for ones that are fully charged at compatible UOTTA battery-swapping stations. Currently, due to the yet to be resolved issue of battery standardization, UOTTA battery-swapping stations can only service certain compatible EV models. The Titan model of UOTTA battery-swapping station is designed to service electric heavy trucks, while the Chipbox model is designed to service electric light trucks, logistics vehicles, ride-hailing passenger cars and taxis. For further details, see “Risk Factors — Risks Relating to the Development and Sales of UOTTA-powered EVs and Battery-Swapping Stations — We may encounter difficulty promoting and marketing UOTTA-powered EVs and battery-swapping stations because of the lack of unified industry standards on EV batteries.”

The typical size of a Titan station is approximately 6 to 8 parking spaces, or 60 square meters. The typical size of a Chipbox station is approximately 8-10 parking spaces, or 90 square meters. UOTTA battery-swapping stations are capable of automated operations. Once a vehicle is parked in the station and the driver activates the swap function, battery-swapping will take place automatically. Our UOTTA battery-swapping stations are jointly-developed with our cooperating battery-swapping station manufacturers using advanced modular replacement technology, capable of battery-swapping services of compatible EVs within a few minutes.

The base prices of the Titan model range from RMB2,500,000 to RMB3,500,000 per unit, and the base price of the Chipbox model ranges from RMB2,200,000 to RMB3,000,000 per unit. The prices include assembling and installing of the stations, but exclude the construction or infrastructure costs of the physical battery-swapping station. The expected useful-life of the stations is approximately 10 to 15 years. To purchase a UOTTA battery-swapping station, a customer is required to make a non-refundable deposit in the amount of approximately 40% of the full price. The prospective buyers/operators of our battery-swapping stations are the existing oil/gas station owners/operators and transportation business owners such as ride-hailing service providers and logistics companies. In an effort to promote the adoption of our battery-swapping stations, we have generally adopted the following forms of agreement:

●	Battery-swapping station operation agreement (“Station Operation Agreement”). Pursuant to the Station Operation Agreement, the prospective station owners shall purchase one or more battery-swapping stations and install the stations at premises owned or leased by them. For those prospective station owners who operate stations by themselves, we will provide training and supervision on the operation of the stations for a period of not more than two months; for those who choose to entrust us to operate their stations, we will operate the stations for a pre-determined monthly fee for a term of 5 years.

●	Battery-swapping station operation agreement (“Station Cooperation Agreement”). Pursuant to the Station Cooperation Agreements, we shall invest in, build and operate a pre-determined number of battery-swapping stations at locations as selected and prepared by our customers for a pre-determined length of time, generally for 8 years. The customer may elect to purchase the battery-swapping stations at pre-determined prices during this period. In the event that the customer does not exercise its right to purchase the battery-swapping stations, we will continue to own and operate the battery-swapping stations, and shall lease the premises of the battery-swapping stations from the customer at pre-determined rates after 180 days of operation.

●	Battery-swapping station sales agreement (“Station Sales Agreement”). Pursuant to the Station Sales Agreement, we are responsible for supply and delivery of battery-swapping stations to the prospective buyers, who will be responsible for the construction and operation of the battery-swapping stations.

In the six months ended June 30, 2025, we sold and delivered 4 stations to 3 customers, pursuant to the Station Sales Agreements. For the fiscal year ended December 31, 2024, we sold and delivered 12 stations to 2 customers, pursuant to the Station Sales Agreements. For the fiscal year ended December 31, 2023, we sold and delivered six stations to four customers, pursuant to the Station Sales Agreements. For the fiscal year ended December 31, 2022, we sold and delivered two stations to two customers pursuant to the Station Sales Agreements.

As of the date of this prospectus, we entered into one Station Cooperation Agreement with one customer, Quanzhou Xinao, to invest in, build and operate four battery-swapping stations in Quanzhou City, Fujian Province. Pursuant to which agreement, we are currently operating two stations as follows:

(1)	In January 2022, we completed the construction of one station and started operating the station. After 180 days of operation, Quanzhou Xinao chose not to purchase the station from us, and subsequently we entered into a lease agreement with Quanzhou Xinao to lease the premises of the battery-swapping station for a period of eight years, from July 16, 2022 to July 15, 2030, during which time we will continue to own and operate this station, unless Quanzhou Xinao exercises its right to purchase the station, from us.

(2)	In March 2023, we completed the construction and commenced operation of a second station We entered into a lease agreement with Quanzhou Xinao to lease the premises of the battery-swapping station for a period of eight years, beginning from January 16, 2023, during which time we will continue to own and operate this station, unless Quanzhou Xinao exercises its right to purchase the station, from us.

UOTTA Data Management Platform

As part of a comprehensive battery power solution, our self-developed UOTTA data management platform collects and synchronizes real-time information, including battery power voltage and remaining cruising range of the UOTTA-powered EVs, uploaded by their respective VCUs, as well as information on the availability and locations of compatible UOTTA battery-swapping stations. The UOTTA data management platform then provides information to assist a driver in locating the nearest compatible UOTTA battery-swapping station(s) available when the EV’s battery is determined to be lower than a certain level. As of the date of this prospectus, we have substantially completed the development of the main functionalities of the data management platform, and are in the process of developing ancillary programs and applications that assist with the day-to-day operations of the UOTTA battery-swapping stations and user management.

Research and Development (R&D)

As of the date of this prospectus, our engineering research and development headquarters is in Shanghai, where we have a team of 25 research and development personnel. For the six months ended June 30, 2025, our R&D expenses were RMB3.4 million, which accounted for 19.3% of our revenue. For the fiscal years ended December 31, 2024, 2023 and 2022, our R&D expenses were RMB3.0 million, RMB2.2 million and RMB9.4 million, which accounted for 6.7% 11.1% and 120.0% of our revenue, respectively.

Vehicle Engineering. We have in-house vehicle engineering capabilities which cover all areas of vehicle engineering, starting from concept to completion. Our vehicle engineering group consists of 46 personnel. Our vehicle engineering team is located at our Shanghai headquarters, which location was selected due to its status as a global automotive hub, providing us with valuable exposure to a significant talent pool.

Battery-swapping Stations. We have in-house battery-swapping station design and engineering capabilities, which cover all areas of battery-swapping station design and engineering starting from layout design to operational platform design. Our battery-swapping station engineering group consists of 45 personnel.

Data management platform. We have in-house data management platform design and development capabilities, which cover all areas of online vehicle and user management system and power exchange service order management system. Our data management platform development group consists of 14 personnel.

Servicing and Warranty Terms

Servicing. We provide servicing in relation to the UOTTA-powered battery-swapping stations primarily through our in-house after-sales team, which provides training, repair and maintenance services. We plan to form a service management team, which will be responsible for supervising and management of our after-sales team. Our team will select the location of our service centers primary based on the following criteria: (i) UOTTA-powered EVs and battery-swapping stations density (ii) the number of authorized dealers or service providers of our cooperating auto manufacturers; (iii) labor and operational costs. We established UOTTA authorized service centers in 12 cities in eight provinces as of this prospectus. Servicing in relation to the UOTTA-powered EVs will be primarily provided by our cooperating auto manufacturers through certain authorized dealers or service providers, which provide repair and maintenance services.

Limited Warranty Policy. For UOTTA battery-swapping stations, we provide a limited one-year warranty, subject to certain conditions. Warranties for parts and components are provided by our suppliers. In addition, after our one-year warranty expires, we will provide life-time maintenance service for UOTTA battery-swapping stations and only charge the owners costs for replacement parts and components. For UOTTA-powered EVs, our cooperation automobile manufactures will provide a limited warranty, subject to certain conditions and requirements of the relevant PRC laws and regulations.

Manufacturing, Supply Chain and Quality Control

We view the manufacturers and suppliers we work with as key partners through our vehicle and battery-swapping station development process. We aim to leverage our partners’ industry expertise to ensure that our products meet strict quality standards.

Manufacturing of Battery-swapping Stations

As of the date of this prospectus, we have entered into cooperation agreements with four battery-swapping station manufacturers for the joint development and manufacturing of UOTTA battery-swapping stations. The manufacturing process in our own factory is mainly assembly of parts and components procured from our cooperating battery-swapping station manufacturers.

Zibo Battery-swapping Station Factory (“Zibo Factory”). We completed the construction of our Zibo Factory in August 2021 and commenced production of UOTTA battery-swapping stations in January 2022. The Zibo Factory is located in Zibo City, Shandong Province, with approximately 15,430 square meters of production. The lease for the Zibo Factory is 5 years from April 2022. We also lease the equipment at the Zibo Factory. The full production capacity of the Zibo Factory is anticipated to range from 180 to 250 units per year. In May 2023, we cancelled our plan to construct another factory in the Wuhu City, because our current production demand can be well served by our Zibo Factory.

Our Battery-swapping Station Suppliers

Our supply base is located in China, which we believe is beneficial, as it enables us to acquire supplies more quickly and reduces the risk of delays related to shipping and importing of parts and components required for the manufacturing of UOTTA battery-swapping stations. We expect that as our scale increases, such access to our supply base will enable us to take advantage of economies of scale with respect to pricing. We obtain components, parts, manufacturing equipment and other supplies and services from suppliers which we believe to be reputable and reliable. We follow our internal process to source suppliers, taking into account quality, cost and timing.

Our method for sourcing suppliers depends on the nature of the supplies needed. For general parts which are widely available, we seek proposals from multiple suppliers and choose those mainly based on quality and price competitiveness. For parts requiring special designs, we solicit design proposals and choose suppliers largely based on design-related factors. However, in certain cases we have limited choices, given our scale. In such circumstances, we typically partner with suppliers that we believe to be well-positioned to meet our needs.

We do not directly procure raw materials used in the manufacturing of our UOTTA battery-swapping stations; we only procure parts and components from our suppliers. We enter into purchase agreements with key suppliers. The agreements with our suppliers allow us to purchase parts and components on a per purchase order basis. The main parts and components include containers, charging cabinets, station control software and hardware. Furthermore, prices for the parts and components fluctuate, depending on various market conditions and price of the raw materials, such as steel, aluminum, copper, rubber, that are used by our suppliers to manufacture such parts and components. The prices for raw materials are subject to market forces largely beyond our control, including energy costs, market demand, economy trend, and freight costs. See “Risk Factors — Risks Relating to the Development and Sales of UOTTA-powered EVs and Battery-Swapping Stations — We could experience cost increases or disruptions in supply of raw materials or other components used in the manufacturing of battery-swapping stations.”

Quality Assurance.

We aim to deliver high-quality products and services to our customers in line with our core values and commitments. We believe that our quality assurance systems are the key to ensuring the delivery of high-quality products and services. We also seek to minimize waste and to maximize efficiency of our manufacturing process. We emphasize quality management across all business functions, including product development, manufacturing, supplier selection, procurement, servicing and logistics. Our quality management team consists of five members who are responsible for our overall quality strategy, quality systems and processes, and general quality management implementation.

Competition

We compete in both the vehicle sourcing and EV battery-swapping markets in the PRC, and competitions in both markets are intense and fast evolving. According to Frost & Sullivan, China’s current vehicle sales market is highly concentrated and consists of traditional car companies, internet technology companies, and new energy car companies. Battery-swapping operators can be categorized into EV manufacturers and independent battery-swapping operators. The EV manufacturers mainly serve their own battery-swapping electric vehicle models, while the independent battery-swapping operators offer services to various cooperated EV manufacturers. With the development of battery-swapping technology and the growing battery-swapping infrastructure and supportive government policies, it is expected that more market players will enter the battery-swapping market in the near future.

Intellectual Property

We have invested heavily in the areas of battery-swapping solution R&D and developed our proprietary UOTTA technology. As a result, our success depends, in part, on our ability to protect our technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including employee and third-party nondisclosure agreements, copyright laws, trademarks, and other contractual rights to establish and protect our proprietary rights in our intellectual property. As of the date of this prospectus, we had 51 issued patents and 18 pending patent applications, 14 registered trademarks and six pending trademark applications in China, and we also held or otherwise had the legal right to use four registered software copyrights and four registered artwork copyrights. Set forth below is a detailed description of our registered patents:

Country	Patent No.	Patent Name	Patent Publication Date	Patent Type	Patent Validity Period	Patent Status
PRC	CN202122540404.8	Floating Lock Nut Device for Electric Vehicle Swappable Battery Pack	2022-04-12	Utility Model Patent	10 years	Registered
PRC	CN202121845193.2	Battery Pack Self-Locking Device for Electric Vehicles	2022-04-12	Utility Model Patent	10 years	Registered
PRC	CN202121781707.2	Rooting Device for Electric Vehicle Battery Pack	2022-01-28	Utility Model Patent	10 years	Registered
PRC	CN202121731681.0	Electric Vehicle Battery Pack Capable of Voltage Switching	2022-01-28	Utility Model Patent	10 years	Registered
PRC	CN202121147208.8	A New Energy Heavy Truck Battery-Swapping Unit	2022-01-18	Utility Model Patent	10 years	Registered
PRC	CN201921036843.1	A Temporary Storefront with Diverse Application Scenarios	2020-06-09	Utility Model Patent	10 years	Registered
PRC	CN202121688515.7	Locking and Unlocking Device of Swappable Battery Pack for Electric Vehicles	2022-01-11	Utility Model Patent	10 years	Registered
PRC	CN202121686004.1	Swappable Battery Pack Locking Device	2022-01-28	Utility Model Patent	10 years	Registered
PRC	CN202121686020.0	Battery Pack Locking Device for Electric Vehicles	2022-01-11	Utility Model Patent	10 years	Registered
PRC	CN202121096648.5	An Unmanned Vehicle Battery-Swapping Unit	2022-08-30	Utility Model Patent	10 years	Registered

PRC	CN202220774766.5	Battery Pack Swapping Connector	2022-07-26	Utility Model Patent	10 years	Registered
PRC	CN202220697269.X	Double Spring-Limited Battery Pack Locking Mechanism for Electric Vehicles	2022-07-26	Utility Model Patent	10 years	Registered
PRC	CN202220591673.9	Battery Pack Rooting Mechanism with Fault Tolerance	2022-07-26	Utility Model Patent	10 years	Registered
PRC	CN202121147209.2	A Spreader for Battery-Swapping of New Energy Vehicles	2022-01-18	Utility Model Patent	10 years	Registered
PRC	CN202320055606.X	Battery Box Compartment Rack Assembly for Charging Stations	2023-04-25	Utility Model Patent	10 years	Registered
PRC	CN202320136496.X	Battery Box Locking Device for Electric Vehicles	2023-06-13	Utility Model Patent	10 years	Registered
PRC	CN202110907285.7	Flexible Battery Enclosure for Electric Vehicles	2022-09-30	Invention Patent	20 years	Registered
PRC	CN202111349980.2	System for Information Exchange and Battery-swapping between Vehicles and Swap Stations	2023-06-20	Invention Patent	20 years	Registered
PRC	CN202222076850.2	An Unmanned Electric Vehicle Swapping Drone	2022-11-15	Utility Model Patent	10 years	Registered
PRC	CN202222101377.9	An Accurately Positioned Heavy-Duty Electric Vehicle Swapping Station Lifting Device	2023-04-07	Utility Model Patent	10 years	Registered
PRC	CN202222130650.0	A Vehicle-Mounted Battery Pack Base Suitable for Heavy-Duty Trucks	2022-12-13	Utility Model Patent	10 years	Registered
PRC	CN202222227148.1	A New Energy Vehicle Battery-swapping System Powered by Clean Energy Sources	2023-03-24	Utility Model Patent	10 years	Registered
PRC	CN202222519831.2	A Rotatable Heavy-Duty Vehicle Battery-swapping Station Hoist	2023-01-17	Utility Model Patent	10 years	Registered
PRC	CN202222650534.1	An Electric Vehicle Battery-swapping Lock	2023-01-31	Utility Model Patent	10 years	Registered
PRC	CN202223083482.0	Suspension-Type Battery Box Mounting Mechanism	2023-04-18	Utility Model Patent	10 years	Registered
PRC	CN202223131182.5	Quick-Release DC Output Charging Device	2023-03-28	Utility Model Patent	10 years	Registered
PRC	CN202223315209.6	An Exchangeable Battery Pack Exchange Structure	2023-05-09	Utility Model Patent	10 years	Registered
PRC	CN202230617507.7	Quick-Change Battery Pack	2023-01-10	Design Patent	15 years	Registered
PRC	CN202320057020.7	Battery Box Transport Device for Swapping Stations	2023-05-26	Utility Model Patent	10 years	Registered

PRC	CN202320125070.4	Battery Pack Maintenance and Storage Cabinet	2023-06-23	Utility Model Patent	10 years	Registered
PRC	CN202222163173.8	A Mobile Device for Heavy-Duty Battery-swapping Stations	2022-11-22	Utility Model Patent	10 years	Registered
PRC	CN202111348022.3	System and method for monitoring high-capacity lithium-ion batteries	2024-03-19	Invention Patent	20 years	Registered
PRC	CN202330032697.0	Quick-change battery box	2023-11-10	Design Patent	15 years	Registered
PRC	CN202230514295.X	Display screen panel with station control system graphical user interface	2023-01-17	Design Patent	15 years	Registered
PRC	CN202230514494.0	Battery exchange mini-program graphical user interface for display screen panel (Uda battery exchange mini-program)	2023-01-17	Design Patent	15 years	Registered
PRC	CN202230514294.5	Display screen panel with graphical user interface for software (Uda battery exchange operation management platform SaaS system)	2023-01-13	Design Patent	15 years	Registered
PRC	CN202230346944.X	Station-cloud communication device	2023-01-10	Design Patent	15 years	Registered
PRC	CN202230514504.0	Display screen panel with graphical user interface (Uda battery exchange operation management platform)	2023-01-10	Design Patent	15 years	Registered
PRC	CN202221780227.9	On-board battery exchange device	2022-11-15	Utility Model Patent	10 years	Registered
PRC	ZL202420037870.5	A battery locking and unlocking RGV (Rail-Guided Vehicle)	2024-02-06	Invention Patent	20 years	Registered
PRC	ZL202323085598.2	An intelligent battery-swapping station	2024-01-09	Invention Patent	20 year	Registered
PRC	ZL202420037902.1	A battery handling stacker	2024-02-06	Invention Patent	20 year	Registered
PRC	ZL202110835764.2	A fixing and quick-installation mechanism for battery swap boxes	2024-05-24	Invention Patent	20 year	Registered
PRC	ZL202110835790.5	A fixing mechanism for electric vehicle battery boxes	2024-05-24	Invention Patent	20 year	Registered
PRC	ZL202110858600.1	A battery box system and output voltage switching method that can switch between multiple voltage levels	2024-05-24	Invention Patent	20 year	Registered
PRC	ZL202110881386.1	A fastening device for quickly securing battery boxes	2024-05-24	Invention Patent	20 year	Registered

PRC	CN202110907741.8	Locking device for battery box for battery-swapping	2024-05-24	Invention Paten	20 year	Registered
PRC	CN202420720847	Electric vehicle chassis battery-swapping system based on vehicle-mounted rails	2025-03-14	Utility Model Patent	10 years	Registered
PRC	CN202422924992.9	An automatic ramp structure for a charging station	2025-10-03	Utility Model Patent	10 years	Registered
PRC	CN202423016802.X	An apparatus for the maintenance and installation of large-weight battery boxes	2025-09-30	Utility Model Patent	10 years	Registered
PRC	CN202520033896.7	A hoisting mechanism for charging stations	2025-12-23	Utility Model Patent	10 years	Registered

Employees

We had 86, 80, 77, and 105 full-time employees for the six months ended June 30, 2025 and for the fiscal years ended December 31, 2024, 2023, and 2022, respectively. The following table sets forth the numbers of our employees categorized by function as of the date of this prospectus:

Function	As of the date of this prospectus
Executives	6
Research and Development	25
Sales and marketing	6
Operation and Administrative	31
Manufacturing	18
Total number of employees	86

We enter into employment contracts with our full-time employees. As required by regulations in China, our Chinese subsidiaries participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. Our PRC subsidiaries are required under PRC law to make contributions from time to time to employee benefit plans for full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China.

Our employees are not covered by any collective bargaining agreements. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes.

Facilities

As of the date of this prospectus, we lease all of our facilities. The following table sets forth the location, approximate size, primary use and lease term of our major leased facilities:

Location	Approximate Gross Floor Area in Square Meters	Primary Use	Lease or Own	Lease Expiration Date
Anhui, China	357	Global headquarters	Lease	1/31/2027
Shanghai, China	752	Office	Lease	11/15/2026
Henan, China	680	Office	Lease	7/31/2026
Zibo, China	15,430	Factory	Lease	3/31/2027

In December 2021, Youpin SD., Youxu New Energy Technology (Zibo) Co., Ltd. (a wholly owned subsidiary of Youpin SD.), Mr. Jia Li, and Shandong Qiying Industrial Investment Development Co., Ltd. (“Shandong Qiying”) entered into a Capital Increase Agreement (the “Capital Increase Agreement”). Pursuant to the Capital Increase Agreement, in exchange for the total rental fees in the amount of RMB15,670,840 from April 1, 2022 to March 31, 2027, for both the factory and equipment of the Zibo Factory, Shandong Qiying shall receive 15% of the equity shares of Youxu New Energy Technology (Zibo) Co., Ltd. Furthermore, Youxu New Energy Technology (Zibo) Co., Ltd. and Shandong Qiying entered into a lease agreement on December 28, 2021 (the “Zibo Factory Lease Agreement”), pursuant to the Capital Increase Agreement. In November 2023, the parties entered into an amendment to the Capital Increase Agreement (the “Amendment”) and agreed that Shandong Qiying shall receive 16.11% of the equity shares of Youxu New Energy Technology (Zibo) Co., Ltd in exchange for the rental fees.

Insurance

We maintain certain types of insurance to safeguard against risks and unexpected events. For example, we provide social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for employees. We also maintain employer liability insurance. We are not required to maintain business interruption insurance or product liability insurance in China under PRC laws and do not maintain key person insurance, insurance policies covering damages to network infrastructures or information technology systems, nor any insurance policies for properties. For the six months ended June 30, 2025 and for the fiscal years ended December 31, 2024, 2023, and 2022, we did not file any material insurance claims in relation to our businesses.

Seasonality

The automobile industry in China is subject to seasonal variations in revenue. Demand for automobiles is generally higher before or during certain major Chinese holidays, such as the Lunar New Year in January/February, the Labor Day holidays in May and the National Day holidays in October. Accordingly, we expect our revenue and operating results generally to be higher in these periods than in other months of the year.

Legal Proceedings

From time to time, we may be involved in legal proceedings in the ordinary course of our business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention.

Youpin SD sued one of its vehicle sourcing service providers Inner Mongolia Zhonglutong Trading Co., Ltd. for failing to deliver vehicles as scheduled to Youpin SD’s customer. Youpin SD won the case on September 8, 2022. On March 23, 2023, both parties entered into a settlement agreement, and the supplier agreed to return the deposit and liquidated damages with a total of RMB2,746,000 (US$376,000). As of the date of this prospectus, Youpin SD has applied for compulsory enforcement and the remaining unpaid amount was RMB2,609 (US$357).

Youpin sued Hainan Gaozhan New Energy Vehicle Company Limited for its failure to refund a deposit of RMB170,000 (US$23,000) and payment of overdue interest to Youpin in November 2023. On April 10, 2024, Youpin won the trial. As of the date of this prospectus, Youpin has applied for compulsory enforcement and the remaining unpaid amount was RMB201,428 (US$28,804).

Youguan Financial Leasing (China) Co., Ltd. sued Sichuan Maichebang Automobile Sales Co., Ltd., Yuan Mingqin, and Yuan Jinsong for rent and liquidated damages of a total of RMB1,949,000 (US278,703) on January 9, 2024. On April 8, 2025, the court appointed an independent valuation firm to assess the disputed vehicles’ market value under judicial supervision. As of the date of this prospectus, the case is under trial before the court.

Quanzhou Youyi Power Exchange Network Technology Co., Ltd., Youpin SD and SH Youxu were sued by Quanzhou Meibiaoyouxin Automobile Sales Service Co., Ltd. for payment of RMB700,000 (US$95,890) and liquidated damages on January 16, 2024. The initial hearing was held on March 22, 2024. Youpin SD lost the case and appealed to the court on July 25, 2024. On November 8, 2024, the Quanzhou Intermediate People’s Court has revoked the original judgment and remanded the case for retrial. A retrial hearing of second instance was held on January 9, 2026, and the judgment is currently pending.

AHYS, Shanghai Youcang Business Consulting Partnership (Limited Partnership), and Li Jia were sued by Zhuji Huarui Wenhua Equity Investment Partnership (Limited Partnership), Zhuji Huarui Torch Venture Capital Investment Partnership (Limited Partnership), and Zhuji Fuhui Industrial Transformation and Upgrading Investment Fund Partnership (Limited Partnership). The plaintiffs requested the court to order the defendants to jointly pay the investment exit amount of RMB10,000,000 (US$1,429,981), along with overdue payment penalties (calculated based on RMB10,000 (US$1,430) at the prevailing one-year loan prime rate of banks, from January 1, 2024, to the actual payment date, and the litigation costs. On October 24, 2025, the court of first instance ruled in favor of the plaintiffs. On January 6, 2026, the court of second instance upheld the judgment rendered by the court of first instance.

The Wuhu High-Tech Industrial Development Zone Administrative Committee has issued an administrative decision to Youpin on August 29, 2024, which requires Youpin to return a rental subsidy of RMB3,000,000 (US$428,994). Youpin has applied for administrative reconsideration and subsequently filed a lawsuit. Both the administrative reconsideration and administrative litigation proceedings upheld the administrative decision. As of the date of this prospectus, Youpin has not returned the RMB3,000,000 rental subsidy.

Zibo Hengsong You Car Equity Investment Fund Partnership (Limited Partnership) (“Zibo Hengsong”) has sued Youpin SD, AHYS, WFOE, and Mr. Jia Li. The plaintiff requested the defendants to repurchase the 13.0435% equity interest in Youpin SD and jointly pay the equity repurchase price of RMB240,000,000 (US$34,319,544) plus interest (temporarily calculated at RMB78,220,273 (US$11,185,350)). The defendants filed a counterclaim demanding that the plaintiff transfer the 13.0435% equity interest in Youpin SD to the defendants at a consideration of RMB1. On December 22, 2025, the Zibo Intermediate People’s Court rendered a judgment, ordering AHYS and Mr. Jia Li to jointly pay Zibo Hengsong equity repurchase proceeds of RMB312,374,229.66 (US$44,677,747) plus interest accruing from January 11, 2025 to the date of actual payment (calculated on a principal amount of RMB240,000,000 at an annual interest rate of 8%); ordering Youpin SD to bear joint and several liability for such payment obligations; ordering WFOE to bear joint and several liability for AHYS’s payment obligations; and dismissing the defendants’ counterclaim in its entirety. In connection with the foregoing proceedings, the Zibo Intermediate People’s Court has frozen certain equity interests held by AHYS, Mr. Jia Li, and certain related entities, including, among others, AHYS’s equity interests in Youpin Automobile Service Group Co., Ltd. and Shanghai Youxu New Energy Technology Co., Ltd., Mr. Jia Li’s equity interests in Shanghai Youyi Jia New Energy Technology Partnership (Limited Partnership) and Shanghai Youcang Business Consulting Partnership (Limited Partnership), and equity interests held by AHYS and certain related entities in certain of our PRC subsidiaries, including Youpin, Youpin SD, SH Youteng, SH Youxu, and CD Youyineng, with the frozen equity interests ranging in value from approximately RMB103,548 to RMB100,000,000 per interest, and the freezing orders remaining in effect through February or March 2028. On January 8, 2026, Youpin SD, AHYS, Mr. Jia Li, and WFOE filed an appeal with the Shandong High People’s Court, requesting that the first instance judgment be reversed and that all of Zibo Hengsong’s claims be dismissed. As of the date of this prospectus, the case is under trial before the court of second instance.

SH Youxu, AHYS, and WFOE were sued by Nanyang Chengtou Holding Co., Ltd. for payment of RMB5,000,000 (US$714,991) for the equity repurchase price plus interest. SH Youxu filed a counterclaim demanding that the plaintiff transfer an outstanding capital contribution of RMB5,000,000 (US$714,991). The court rendered a judgment on September 5, 2025, dismissing the plaintiff’s claims.

SH Youxu and Youxu New Energy Technology (Nanyang) Co., Ltd. were sued by Shanghai Jiehuan Intelligent Technology Co., Ltd. for joint payment of RMB5,800,000 (US$828,389) of the debt. The Company was added as a third party by the Shanghai Songjiang District People’s Court on August 12, 2025. As of the date of this prospectus, the case is under trial before the court.

MANAGEMENT

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Jia Li	52	Chief Executive Officer, Director, and Chairman of the Board of Directors
Bingyi Zhao	43	Chief Financial Officer and Director
Xiaochun Li	51	Independent Director
Quanshi Chen	80	Independent Director
Jean Christophe von Pfetten	58	Independent Director

The following is a brief biography of each of the executive officers and directors listed above:

Mr. Jia Li has served as the chairman of the board of directors and chief executive officer of the Company since June 2021. Mr. Li founded our operative subsidiary, Youpin Automobile Service Group Co., Ltd., in July 2013, and has served as executive director of Youpin Automobile Service Group Co., Ltd. since May 28, 2014. He has over 20 years of business experience in sales and marketing, and over 15 years in management in the automotive industry and the financial industry. From January 2011 to November 2013, Mr. Li was the vice president at SAIC-GMAC Automotive Finance Co., Ltd. From October 2009 to December 2010, Mr. Li served as the vice president of Siemens Ltd., China, of its SIS North East Asia Financial Leasing services. From February 2009 to April 2009, Mr. Li worked at Hewlett-Packard Financial Leasing Co., Ltd. in China. From August 1999 to January 2009. Mr. Li holds a Master of Engineering degree in Computer Information Processing from Chinese Academy of Sciences, an Executive Master of Business Administration degree from Maastricht School of Management, and a Master of Finance from Renmin University of China.

Ms. Bingyi Zhao has served as the chief financial officer and a director of the Company since February 2022. Ms. Zhao has over 10 years of experience in the financial sector. She has served as the chief executive officer of our operative subsidiary, Youpin Automobile Service Group Co., Ltd., since July 2018. From November 2015 to April 2018, Ms. Zhao was the President of Investment Fund Division at Shanghai Huayue Equity Investment Management Co., Ltd, whose LP is a listed company in Hong Kong. From 2012 to 2014, she served as the general manager at Shanghai Kaihong Petroleum Holding Group, a member of the Shanghai Petroleum and Natural Gas Trading Center. From 2011 to 2012, Ms. Zhao was a senior consultant at the Plain Law Firm. From December 2008 to June 2010, Ms. Zhao worked at HSBC Bank (China) Company Limited. From April 2007 to October 2008, Ms. Zhao worked at Citigroup Data Processing (Shanghai) Co., Ltd. Ms. Zhao obtained her Bachelor’s degree in Finance from East China University of Political Science and Law in 2004.

Ms. Xiaochun Li is an independent director. Ms. Li has over 20 years of experience in treasury management at international enterprises. Since October 2020, Ms. Li has served as the director of Business Treasury at Nouryon Chemicals B.V., a global specialty chemicals company. From January 2007 to October 2007, Ms. Li served as the China regional Treasurer of Nokia Siemens Networks. From October 2003 to November 2006, Ms. Li was financial treasury manager at Siemens Financial Services Ltd. From May 2000 to September 2003, Ms. Li worked as a senior treasury analyst at Hewlett-Packard Enterprise (China) Co., Ltd. Ms. Li holds a Bachelor’s degree in Accounting and Auditing from Shanghai University of Finance and Economics, and earned a Master’s degree in Business Administration at a program offered jointly by Shanghai Fudan University and BI Norwegian Business School.

Mr. Quanshi Chen is an independent director. Mr. Chen served as a professor and PhD tutor at the College of Vehicles and Mobility, Tsinghua University from March 1970 to September 2010, and the honorary director of the Electric Vehicle Branch of the Chinese Academy of Automotive Engineers since May, 1997. Mr. Chen obtained his Bachelor’s degree in automotive engineering at Tsinghua University in March 1970, and served at the Department of Automotive Engineering from 1970 to 2010 in multiple roles, including the department chairperson from October 1994 to December 1997, the deputy director of the Automobile Research Institute at Tsinghua University from January 1998 to January 2004, and the vice dean of the School of Mechanical Engineering from July 1996 to September 2001. Mr. Chen also has served as the director of the Electric Vehicle Branch of Chinese Society of Automotive Engineers from 1998 to October 2018, and the deputy director of Electric Vehicle Branch, Chinese National Automobile Standardization Technical Committee from October 1997 to December 2014. Mr. Chen served as the deputy director of the State Key Laboratory of Automobile Safety and Energy Conservation from July 2001 to December 2006. He has been serving as a consultant for the Chinese National Automobile Standardization Technical Committee, Electric Vehicles Technology Sub-Committee since January 2015. His research focuses on the technological developments of electric vehicles, hybrid vehicles, and fuel cell vehicles. He has published over 30 papers in major national and international journals and conferences. Currently, Mr. Chen also serves as an independent director at Chongqing Changan Automobile Co., Ltd., a company listed on the main board of Shenzhen Stock Exchange, and Shenzhen Daotong Technology Co., Ltd., a company listed on the Science and Technology Innovation Board of the Shanghai Stock Exchange.

Mr. Jean Christophe von Pfetten (Prof. Pfetten) is an independent director. Prof. Pfetten is an accomplished diplomat and academic, who has served as Chairman of the Institute for East-West Strategic Studies since October 1997, visiting professor at People’s University of China since September 1999, Chairman of Thornehope Limited (HK) since September 2001, and Bye-fellow of Emmanuel College (Cambridge University) since May 2015. He also served as a member of the board of the International Financial Bank (FinInt Italy) for three years from January 2019 to December 2022. Prof. Pfetten is the author of a book entitled “Insights from China: Leadership, Policy and New World Order” published in 2015, and more than thirty articles on Corporate Governance, Political Economics and International relations. He received a Bachelor of Science and a Master of Science (Physics and Chemistry) from the University of Strasbourg in 1988 and 1989, respectively, and a Dipl. Eng. in Geophysics from the Institut de Physique du Globe in 1990.

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors consists of five directors. Our board of directors has determined that our three independent directors, Xiaochun Li, Quanshi Chen, and Jean Christophe von Pfetten, satisfy the “independence” requirements of the Nasdaq corporate governance rules.

Pursuant to our third amended and restated memorandum and articles of association, the minimum number of directors shall consist of not less than three directors. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than what may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands.

Although under Cayman Islands law, a controlling shareholder of a Cayman Islands company does not owe fiduciary duties to the company or its minority shareholders, a controlling shareholder who serves as a director of a company owes fiduciary duties in his capacity as a director to such company, for as long as he or she serves on the company’s board of directors. Certain shareholders of our controlling shareholder serve on our board of directors and, as a result, owe the aforementioned fiduciary duties to us.

In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended and restated from time to time. Our company has a right to seek damages against any director who breaches a duty owed to us. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Executive Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our second amended and restated articles of association.

A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolved that his office be vacated, or (v) is removed from office pursuant to any other provisions of our third amended and restated memorandum and articles of association.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term unless either we or the executive officer gives prior notice to terminate such employment, or for a specified time period, or for a specified time period which will be renewed automatically unless a notice of non-renewal is given. We may terminate an executive officer’s employment for cause, at any time, without notice or remuneration, including but not limited to as a result of the executive officer’s commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offence, fraud or dishonesty, habitual neglect of his or her duties, material misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties or material breach of internal procedures or regulations which causes damage to the Company. An executive officer may terminate his or her employment at any time with one month’s prior written notice.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company to the fullest extent permitted by law with certain limited exceptions.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2025, we paid an aggregate of approximately RMB0.95 million in cash to our executive officers and directors and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits through a PRC government-mandated multi-employer defined contribution plan and other statutory benefits.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Xiaochun Li, Quanshi Chen, and Jean Christophe von Pfetten. Xiaochun Li is the chairperson of the audit committee. Mr. Jean Christophe von Pfetten qualifies as an audit committee financial expert.

The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by our independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and our independent registered public accounting firm;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and our independent registered public accounting firms;

●	reporting regularly to the full board of directors; and

●	performing such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

Compensation Committee

Our compensation committee consists of Xiaochun Li, Quanshi Chen, and Jean Christophe von Pfetten. Xiaochun Li is the chairperson of the compensation committee.

The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors; and

●	reviewing and making recommendations to the board of directors with respect to the compensation of our directors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Xiaochun Li, Quanshi Chen, and Jean Christophe von Pfetten. Xiaochun Li is the chairperson of the nominating and corporate governance committee.

The nominating and corporate governance committee will assist the board of directors in selecting directors and in determining the composition of our board and board committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors, or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations;

●	making recommendations to our board of directors on corporate governance matters and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure compliance.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We have made our code of business conduct and ethics publicly available on our website at https://ir.upincar.com/corporate.html.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Major related parties that transacted with the Group and their respective relationship to the Group are listed as below:

Names of the related parties	Relationship with the Group
Hangzhou Youyue Travel Technology Co., Ltd. (“Hangzhou Youyue”)	An affiliate of Bingyi Zhao
Shanghai Youzhang Commerical Information Consulting Partnership (Limited Partnership) (“Shanghai Youzhang”)	An affiliate of Jia Li
Ningbo Youheng Automobile Service Co., Ltd. (“Ningbo Youheng Automobile”	An affiliate of Jia Li
Zhejiang Youxiaodian Automobile Service Co., Ltd. (“Zhejiang Youxiaodian”)	An affiliate of Jia Li
Qingshan Wei	Controlling shareholder of U Power Limited
Youjia Technology (Shanghai) Co., Ltd. (“Youjia Technology”)	An affiliate of Jia Li
Shanghai Youpinsuoer New Energy Technology Co., Ltd. (“Shanghai Youpinsuoer”)	An affiliate of Jia Li
Jia Li	Controlling shareholder, Director and CEO of U Power Limited
Bingyi Zhao	Director and Chief Financial Officer of U Power Limited
Shandong Youyidian Automobile Technology Co., Ltd. (“Shandong Youyidian”)	An affiliate of Jia Li
Youche Jingpin E-commerce (Shanghai) Co., Ltd. (“Youche Jingpin”)	An affiliate of Jia Li
Shanghai Youcang Business Consulting Partnership (Limited Partnership) (“Shanghai Youcang”)	An affiliate of Jia Li
Nanmu (Shanghai) Financial Leasing Co., Ltd. (“Nanmu”)	An affiliate of Jia Li
UNEX EV B.V.	An equity method investee of Energy U Limited
Ke Li	Director of U Power Limited

(a) Amounts due from related parties

	As of December 31, 2022	As of December 31, 2023	As of December 31, 2024	As of June 30, 2025	As of the date of this prospectus
	RMB	RMB	RMB	RMB	RMB

Nanmu (Shanghai) Financial Leasing Co., Ltd.(1)	-		20,001,000	40,001,523	39,584,423
Jia Li(2)	-		582,701	4,331,256	4,279,232
Ke Li(2)	-		437,958	320,000	1,164,704
Youche Jingpin(3)	20,200	20,200	-	-
Shanghai Youcang(4)	100,000	110,500	100,000	-	-
Bingyi Zhao(5)	-	11,516	535,510	412,478	471,043
	120,200	142,216	21,657,170	45,065,257	45,499,402

(1)	Amounts due from Nanmu (Shanghai) Financial Leasing Co., Ltd. represent a loan from Nanmu (Shanghai) Financial Leasing Co., Ltd. to Youpin for Youpin’s system development, business operations, and market expansion, which is interest-free and due on May 31, 2027.

(2)	Amounts due from Jia Li and Ke Li represent the loans paid to Jia Li and Ke Li by Youpin Shandong, SH Youxu and Energy U Limited for their market expansion efforts, at an interest rate of 12.4% and with a due date of June 30, 2026.

(3)	Amounts due from Youche Jingpin represent Youpin’s receivables of rental and corporate service fees due from Youche Jingpin incurred in November 2017 and February 2018.

(4)	Amounts due from Shanghai Youcang represent the advances paid by AHYS to Shanghai Youcang regarding the transfer of 24.11% equity interests of Youpin in May 2022.

(5)	Amounts due from Bingyi Zhao represent the advances paid by Youpin Shandong to Bingyi Zhao for her market expansion efforts.

(b) Amounts due to related parties

	As of December 31, 2022	As of December 31, 2023	As of December 31, 2024	As of June 30, 2025	As of the date of this prospectus
	RMB	RMB	RMB	RMB	RMB

Ke Li(1)		4,170,000	3,019,704	19,704	-
Jia Li(1)	228,420	582,192	-	924,104	-
Bingyi Zhao(1)	22,602	673,071	218,979	214,908	-
UNEX EV(2)	-	-	-	1,361,084	1,054,320
Hangzhou Youyue(3)	-	5,502	-	-	-
	251,022	5,430,765	3,238,683	2,519,801	1,054,320

(1)	Amounts due to Ke Li, Jia Li, and Bingyi Zhao represent the interest-free loans to SH Youxu, Energy U Limited, and U Power Limited for their operation purposes.

(2)	Amounts due to UNEX EV represent the loans to Energy U Limited for its operation purpose.

(3)	Amounts due to Hangzhou Youyue represent the labor costs paid by Hangzhou Youyu on behalf of Liaoning Youguan.

(c) Related party’s transaction

	For the fiscal year ended December 31,			For the six months ended June, 30	For the fiscal year ended December 31,
	2022	2023	2024	2025	2025
	RMB	RMB	RMB	RMB	RMB

Loans to Nanmu (Shanghai) Financial Leasing Co., Ltd			20,001,000	20,000,523	19,583,423
Loans to Jia Li			582,701	3,748,555	3,696,531
Loans/ (Repayment of loans) to Ke Li			437,958	(117,958)	726,746
Loans/ (Repayment of loans) to Shanghai Youcang	85,131	10,500	(10,500)	(100,000)	(100,000)
Loans/ (Repayment of loans) to Bingyi Zhao		11,516	523,994	(123,033)	(64,468)
Repayment of receivables to Youche Jingpin			(20,200)
Loans/ (Repayment of loans) from Ke Li		4,170,000		(3,000,000)
Loans/ (Repayment of loans) from Jia Li	228,420	353,772	(582,192)	924,104
Loans / (Repayment of loans) from Bingyi Zhao	22,602	650,469	(454,092)	(4,071)	(218,979)
Loans from UNEX EV				1,361,084	1,054,320
Loans / (Repayment of loans)from Hangzhou Youyue		5,502	(5,502)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus for:

●	each of our directors and executive officers who beneficially own our Ordinary Shares;

●	our directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 7,603,440 Class A Ordinary Shares and 368,044 Class B Ordinary Shares outstanding as of the date of this prospectus, and percentage of ownership of each listed person after this offering is based on 20,963,440 Class A Ordinary Shares and 368,044 Class B Ordinary Shares expected to be outstanding after this offering, assuming no exercise of the Warrants and no exercise of the over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

	Class A Ordinary Shares Beneficially Owned Prior to this Offering*		Class B Ordinary Shares Beneficially Owned Prior to this Offering		Class A Ordinary Shares Beneficially Owned After this Offering*		Class B Ordinary Shares Beneficially Owned After this Offering		Voting Power After this Offering*
	Number	%	Number	%	Number	%	Number	%	%
Directors and Executive Officers**:
Jia Li(1)	10,500	0.14%	368,044	88.88%	10,500	0.05%	368,044	100%	63.73%
Bingyi Zhao(2)	12,245	0.16%	—	—	12,245	0.06%	—	—	0.02%
Xiaochun Li	—	—	—	—	—	—	—	—	—
Quanshi Chen	—	—	—	—	—	—	—	—	—
Jean Christophe von Pfetten	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (four individuals):	12,245	0.16%	368,044	88.88%	12,245	0.06%	368,044	100%	63.75%
5% Shareholders***:
U Trend Limited(3)	10,500	0.14%	147,359	35.59%	10,500	0.05%	147,359	40.04%	25.53%
Upincar Limited(4)	—	—	149,435	36.09%	—	—	149,435	40.60%	25.87%
U Create Limited(5)	—	—	71,250	19.36%	—	—	71,250	19.36%	12.33%

*	The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The number and percentage of Class A Ordinary Shares exclude Class A Ordinary Shares convertible from Class B Ordinary Shares as the beneficial ownership of Class B Ordinary Shares is presented separately.

**	Unless otherwise indicated, the business address of each of the individuals is 2F, Zuoan 88 A, Lujiazui, Shanghai, People’s Republic of China.

***	The principal office of each of the 5% beneficial owners, unless stated otherwise, are located at Intershore Chambers, Road Town, Tortola, British Virgin Islands.

(1)	Includes (i) 10,500 Class A Ordinary Shares and 147,359 Class B Ordinary Shares held by U Trend Limited, a British Virgin Islands company which is 100% owned by Mr. Jia Li; (ii) 149,435 Class B Ordinary Shares held by Upincar Limited, a British Virgin Islands company 100% owned by Mr. Jia Li; and (iii) 71,250 Class B Ordinary Shares held by U Create Limited, a British Virgin Islands company 100% owned by Mr. Jia Li. The business address of Mr. Jia Li is 2F, Zuoan 88 A, Lujiazui, Shanghai, People’s Republic of China.

(2)	Represents 12,245 Class A Ordinary Shares held by U Battery Limited, a British Virgin Islands company 100% owned by Ms. Bingyi Zhao. The business address of Ms. Bingyi Zhao is 2F, Zuoan 88 A, Lujiazui, Shanghai, People’s Republic of China.

(3)	Represents 10,500 Class A Ordinary Shares and 147,359 Class B Ordinary Shares held by U Trend Limited, a British Virgin Islands company which is 100% owned by Mr. Jia Li. The business address of Mr. Jia Li is 2F, Zuoan 88 A, Lujiazui, Shanghai, People’s Republic of China.

(4)	Represents 149,435 Class B Ordinary Shares held by Upincar Limited, a British Virgin Islands company 100% owned by Mr. Jia Li. The business address of Mr. Jia Li is 2F, Zuoan 88 A, Lujiazui, Shanghai, People’s Republic of China.

(5)	Represents 71,250 Class B Ordinary Shares held by U Create Limited, a British Virgin Islands company 100% owned by Mr. Jia Li. The business address of Mr. Jia Li is 2F, Zuoan 88 A, Lujiazui, Shanghai, People’s Republic of China.

As of the date of this prospectus, we are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our memorandum and articles of association, as amended from time to time, are summaries and do not purport to be complete. Reference is made to our Third Amended and Restated Memorandum and Articles of Association, which are referred to in this section as our “Third Amended and Restated Articles of Association.”

We were incorporated as an exempted company with limited liability under the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) on June 17, 2021. A Cayman Islands exempted company:

●	as an exempted company, does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

General

As of the date of this prospectus, there were (i) outstanding 7,603,440 Class A Ordinary Shares and 368,044 Class B Ordinary Shares; (ii) an aggregate of 1,562,502 Class A Ordinary Shares issuable upon the exercise of outstanding warrants issued pursuant to the January 2025 SPA; and (iii) an aggregate of 50,000 Class A Ordinary Shares issuable upon the exercise of outstanding warrants pursuant to the December 2023 SPA.

January 2025 SPA

Pursuant to the January 2025 SPA, the Company issued common warrants with an exercise price of $4.80 and a five-year term. These warrants feature a cashless exercise option if no resale registration is effective. Additionally, pursuant to a certain amendment to existing warrants, dated January 23, 2025, the Company reduced the exercise price of certain existing warrants to $4.80, effective upon the closing of the registered direct offering. The common warrants permit cashless exercise if a registration statement for the resale of the underlying shares is not effective at the time of exercise. Additionally, the warrants contain customary anti-dilution provisions that adjust the exercise price and number of shares in the event of stock splits, combinations, or similar corporate transactions, as well as upon certain corporate structural or ownership events constituting “fundamental transactions”.

December 2023 SPA

Pursuant to the December 2023 SPA, the Company issued two series of warrants (the “Series A Warrants” and the “Series B Warrants”). The Series A Warrants had an initial exercise price per share of $1.20, which exercise price was reset immediately following the thirtieth (30th) trading day following their date of issuance (the “Reset Date”) at 105% of the arithmetic average of the three lowest per share volume weighted average of the Company’s ordinary shares on Nasdaq for the twenty (20) trading days immediately prior to the Reset Date. The exercise price per share pursuant to the Series B Warrants is $1.54. Both of the Series A Warrants and the Series B Warrant are immediately exercisable and will expire on the fifth anniversary of the original issuance date, and are subject to anti-dilution provisions to reflect stock dividends and splits, subsequent rights offerings or other similar transactions (but not as a result of future securities offerings at lower prices), as well as certain corporate structural or ownership events constituting “fundamental transactions”.

Ordinary Shares

As of the date of this prospectus, we are authorized to issue 3,999,411,812 Class A Ordinary Shares and 1,000,588,188 Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights as described below.

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares to bearer.

Subject to the provisions of the Cayman Companies Act and our Second Amended and Restated Articles of Association, our directors have general and unconditional authority to (a) issue, allot and dispose of shares in such manner and on such terms and having such rights and being subject to such restrictions as they may from time to time determine, (b) grant rights over shares to be issued in one or more classes or series as they deem necessary or appropriate, at such times and on such terms as they think proper, and (c) grant options with respect to shares and issue warrants or similar instruments with respect thereto. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to our Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Voting. Holders of Class A Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the members. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to one hundred (100) votes on all matters subject to vote at general meetings of the Company.

Conversion. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

Dividends. Subject to any rights and restrictions of any other class of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

●	profits; or

●	“share premium account,” which represents the excess of the price paid to our company on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against the Company.

Listing

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “UCAR.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares is Transhare Corporation, at Bayside Center 1, 17755 North U.S. Highway 19, Suite #140, Clearwater, FL 33764.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights and restrictions attaching to any of our shares:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

The directors, when paying dividends to shareholders, may make such payment wholly or partly in cash and/or in specie. No dividend shall bear interest.

Voting Rights

At any general meeting, a resolution put to the vote of the general meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairperson of the meeting or any shareholder holding not less than ten per cent (10%) of the votes attaching to the shares present in person or by proxy at the general meeting.

Subject to any rights or restrictions as to voting attached to any shares, (i) on a show of hands, every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general meeting of our Company, each have one vote; and (ii) on a poll, every shareholder present in pension or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one vote for each Class A Ordinary Share, 100 votes for each Class B Ordinary Share.

Conversion Rights

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by a shareholder to any person who is not Jia Li or Chatchaval Jiaravanon or their affiliate, or upon a change of ultimate beneficial ownership of any Class B Ordinary Share to any person who is not Jia Li or Chatchaval Jiaravanon or their affiliate, such Class B Ordinary Share shall be automatically and immediately converted into the same number of Class A Ordinary Share.

Modification of Rights of Shares

Whenever our capital is divided into different classes of shares, subject to any rights or restrictions for the time being attached to any class of shares, the rights attaching to any class of shares may only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Subject to any rights or restrictions for the time being attached to any class of shares, the rights conferred on the holders of the shares of any class shall not be deemed to be materially adversely varied by, inter alia, the creation, allotment, or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by us. The rights of the holders of our shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights, including, without limitation, the creation of shares with enhanced or weighted voting rights.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of such amount fixed by that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

(c)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may, by special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may from time to time make calls upon the shareholders in respect of any monies unpaid on their shares and each shareholder shall (subject to receiving at least 14 calendar days’ notice specifying the time or times of payment), pay to us the amount called on such shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate of eight percent per annum. The directors may, at their discretion, waive payment of that interest wholly or in part.

We have a first and paramount lien on every share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that share. We also have a first and paramount lien on every share registered in the name of a person indebted or under liability to us (whether he is the sole registered holder of a share or one of two or more joint holders). The lien is for all amounts owing to us by the shareholder or the shareholder’s estate (whether or not presently payable). At any time the directors may declare a share to be wholly or in part exempt from the lien on shares provisions of our Third Amended and Restated Articles of Association. Our lien on a share extends to any amount payable in respect of it, including but not limited to dividends.

We may sell, in such manner as the directors may determine, any share on which we have a lien. However, no sale will be made unless an amount in respect of which the lien exists is presently payable or until the expiration of 14 calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable has been given to the registered holder of the share, or the persons entitled thereto by reason of his death or bankruptcy.

Unclaimed Dividend

A dividend that remains unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the board of directors and, if so forfeited, shall revert to the Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call or installment of a call in respect of partly paid shares on the day appointed for payment, the directors may serve a notice on the shareholder requiring payment of the unpaid call or installment, together with any interest which may have accrued. The notice must name a further day (not earlier than the expiration of 14 calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and must state that in the event of non-payment at or before the time appointed, the shares in respect of which the call is made will be liable to be forfeited.

If the requirements of any such notice are not complied with, the directors may, before the payment required by the notice has been made, resolve that any share in respect of which that notice has been given be forfeited.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares forfeited, but his liability shall cease if and when we receive payment in full of the unpaid amount on the shares forfeited.

A certificate in writing made by a director that a share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all persons claiming to be entitled to the particular share(s).

The directors may accept the surrender for no consideration of any fully paid share.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and our articles of association, we may:

(a)	issue shares that are to be redeemed or are liable to be redeemed, at our option or at the option of the shareholder holding those redeemable shares, in the manner and upon the terms as may be determined, before the issue of those shares, by either the directors or by the shareholders by special resolution;

(b)	purchase our own shares (including any redeemable shares) on the terms and in the manner which have been approved by the directors or by the shareholders by ordinary resolution or are otherwise authorized by our articles of association; and

(c)	make a payment in respect of the redemption or purchase of our own shares in any manner permitted by the Cayman Companies Act, including out of capital.

Transfer of Shares

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	any fee related to the transfer has been paid to us; and

(e)	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four.

If our directors refuse to register a transfer, they are required, within three calendar months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 10 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and our register of members may not be closed, for more than 30 calendar days in any calendar year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records (save for our memorandum and articles of association, our register of mortgages and charges and special resolutions of our shareholders).

General Meetings

As a Cayman Islands exempted company limited by shares, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each calendar year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

Our chairman or a majority of our directors may call general meetings and they must on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our Company. A shareholders’ requisition is a requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third of all votes attaching to our issued and outstanding shares that as at the date of the deposit carry the right to vote at our general meetings. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at our registered office and may consist of several documents in like form, each signed by one or more requisitionist. If there are no directors as at the date of the deposit of the shareholders’ requisition or if the directors do not within 21 calendar days from the date of the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened must not be held after the expiration of two calendar months after the expiration of the said 21 calendar days.

At least 10 calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day, and the hour of the meeting and the general nature of the business and shall be given in the manner mentioned in our articles of association or in such other manner if any as may be prescribed by our Company. Notwithstanding the foregoing, a general meeting will, whether or not the notice specified in our articles of association has been given and whether or not the provisions of our articles of association regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and (b) in the case of an extraordinary general meeting, by two-thirds of the shareholders having a right to attend and vote at the meeting, present in person or by proxy or, in the case of a corporation or other non-natural person, by its duly authorized representative or proxy.

No business, except for the appointment of a chairman for the meeting, may be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, shall be a quorum for all purposes.

If, within half an hour from the time appointed for the general meeting, a quorum is not present, the meeting will be dissolved.

The chairman may, with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 14 calendar days or more, notice of the adjourned meeting shall be given in accordance with our articles of association.

At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or any shareholder holding not less than 10 per cent of the votes attaching to the shares present in person or by proxy, and unless a poll is so demanded, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of our Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

All questions submitted to a general meeting shall be decided by an ordinary resolution, except where a greater majority is required by our articles of association or by the Cayman Companies Act. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

Directors

Unless otherwise determined by our Company in general meeting, we are required to have a minimum of three directors and the exact number of directors will be determined from time to time by our board of directors.

A director may be appointed by ordinary resolution or by the directors. Our board of directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board of directors meeting, appoint any person, to fill a casual vacancy on the board or as an addition to the existing board.

The remuneration of the directors may be determined by the directors or by ordinary resolution.

A director is not required to hold any shares in our Company by way of qualification. A director who is not a shareholder of our Company is nevertheless entitled to attend and speak at general meetings.

An appointment of a director may be on terms that the director will automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any, but no such term will be implied in the absence of express provision. Each director whose term of office expires will be eligible for re-election at a meeting of the shareholders or re-appointment by the board of directors.

A director may be removed by ordinary resolution notwithstanding anything in our articles of association or in any agreement between our Company and such director (but without prejudice to any claim for damages under such agreement). A vacancy on the board of directors created by the removal of a director under the previous sentence may be filled by ordinary resolution or by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors. The notice of any meeting at which a resolution to remove a director shall be proposed or voted upon must contain a statement of the intention to remove that director and such notice must be served on that director not less than 10 calendar days before the meeting. Such director is entitled to attend the meeting and be heard.

The office of a director will be vacated if the director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to us;

(d)	without special leave of absence from the board of directors, is absent from meetings of the board of directors for three consecutive meetings and the board of directors resolves that his office be vacated; or

(e)	is removed from office pursuant to any other provision of our articles of association.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our Third Amended and Restated Memorandum and Articles of Association, our business shall be managed by the directors, who may exercise all our powers. No resolution passed by the shareholders in general meeting shall invalidate any prior act of the directors that would have been valid if that resolution had not been passed.

The directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Our board of directors have established an audit committee, a compensation committee, and a nomination and corporate governance committee.

The board of directors may establish any committees, local boards, or agencies for managing any of our affairs and delegate to it any of the powers, authorities, and discretions for the time being vested in the directors (with power to sub-delegate) and may appoint any natural persons to be members of a committee, local board, or agency or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm, or person or body of persons, to be our attorney or attorneys or authorized signatory for such purposes and with such powers, authorities, and discretion (not exceeding those vested in or exercisable by the directors under our articles of association) and for such period and subject to such conditions as they may think fit. Any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney or authorized signatory as the directors may think fit, and may also authorize any such attorney or authorized signatory to delegate all or any of the powers, authorities, and discretion vested in him.

The directors may from time to time at their discretion exercise all our powers to raise or borrow money and to mortgage or charge our undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any of our or any third party’s debts, liabilities, or obligations.

A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our Company shall declare the nature of his interest at a meeting of the directors. A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement, or proposal in which he has an interest which is not a material interest or as described above provided that such director, if his interest (whether direct or indirect) in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board of directors at which it is practicable for him to do so, either specifically or by way of a general notice, and if such contract of arrangement is a transaction with a related party, such transaction has been approved by our audit committee.

A director may, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement, or proposal in which he has an interest which is not a material interest or as described above provided that such director, if his interest (whether direct or indirect) in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board of directors at which it is practicable for him to do so, either specifically or by way of a general notice, and if such contract of arrangement is a transaction with a related party, such transaction has been approved by our audit committee.

Capitalization of Profits

Subject to the Cayman Companies Act, the directors may:

(a)	resolve to capitalize an amount standing to the credit of reserves (including a share premium account capital redemption reserve and profit and loss account), which is available for distribution;

(b)	appropriate the sum resolved to be capitalized to the shareholders in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards: (i) paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or (ii) paying up in full unissued shares or debentures of a nominal amount equal to that sum, and allot the shares or debentures, credited as fully paid, to the shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve, and profits which are not available for distribution may for these purposes only be applied in paying up unissued shares to be allotted to shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where shares or debentures become distributable in fractions the directors may deal with the fractions as they think fit;

(d)	authorize a person to enter (on behalf of all the shareholders concerned) into an agreement with us providing for either: (i) the allotment to the shareholders respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalization, or (ii) the payment by us on behalf of the shareholders (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing shares, and any such agreement made under this authority being effective and binding on all those shareholders; and

(e)	generally do all acts and things required to give effect to the resolutions.

Liquidation Rights

If we are wound up, the shareholders may, subject to any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	divide amongst the shareholders in specie or in kind the whole or any part of our assets and, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, thinks fit, but so that no shareholder will be compelled to accept any asset upon which there is a liability.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of our offerings, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Grand Court of the Cayman Islands may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	The Companies Act has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our Third Amended and Restated Articles of Association provide that we will indemnify every director, secretary, assistant secretary, or other officer for the time being and from time to time of our Company (but not including our auditors) and the personal representatives of the same and from: (a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, willful default, or fraud, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of that person’s duties, powers, authorities, or discretions; and (b) without limitation to paragraph (a) above, any costs, expenses, losses, or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court, whether in the Cayman Islands or elsewhere.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Under our Third Amended and Restated Articles of Association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his or her interest, provided that in exercising any such vote, such director’s duties remain as described above.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

As a matter of Cayman Islands law, certain matters must be approved by special resolution of the shareholders, including amending or adopting memorandum or articles of association of a Cayman Islands company, reduction of share capital, change of name, authorization of a plan of merger, voluntary winding up of the company or the recalling of the voluntary liquidation of the company.

The Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Our Third Amended and Restated Articles of Association provide that our directors may be appointed by a resolution of our board of directors to fill a casual vacancy on the board of directors or as an addition to the board of directors or by an ordinary resolution of our shareholders.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	There are no prohibitions in relation to cumulative voting under the Cayman Companies Act but our Second Amended and Restated Articles of Association do not provide for cumulative voting.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	Our Third Amended and Restated Articles of Association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.

Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association. Our Third Amended and Restated Articles of Association provide that directors may be removed with or without cause, by an ordinary resolution of our shareholders.

In addition, a director’s office shall be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) is found to be or becomes of unsound mind or dies; (3) resigns his office by notice in writing to the company; (4) without special leave of absence from the board, is absent from meetings of the board for three consecutive meetings and the board resolves that his office be vacated; or (5) is removed from office pursuant to any other provisions of our Third Amended and Restated Articles of Association.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that: (a) the statutory provisions as to the required majority vote have been met; (b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; (c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and (d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge: (a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders; (b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and (c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Inspection of Corporate Records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of register of members or other corporate records (other than, the memorandum and articles of association, the register of mortgages or charges and special resolutions passed by the shareholders) of the company. However, these rights may be provided in the company’s memorandum and articles of association. Under Cayman Islands law, the names of current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Third Amended and Restated Articles of Association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all of our issued and outstanding shares, to requisition a general meeting of our shareholders, in which case our chairman or a majority of our directors are obliged to call such meeting. If there are no directors as at the date of the deposit of the shareholders’ requisition or if the directors do not within 21 calendar days from the date of the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened must not be held after the expiration of two calendar months after the expiration of the said 21 calendar days. Our Third Amended Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call an annual general meeting every year.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take actions by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.	The Cayman Companies Act allows a special resolution to be passed in writing if signed by all shareholders who would have been entitled to vote on such matter at a general meeting (if authorized by the memorandum and articles of association).

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Cayman Companies Act does not have provisions governing the proceedings of shareholders meetings, which are usually provided in the memorandum and articles of association. Please see above.

Dissolution; Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.	Under the Cayman Companies Act, a company may be wound up voluntarily (a) by virtue of a special resolution, (b) because the period, if any, fixed for the duration of the company by its articles of association has expired, or (c) because the event, if any, has occurred, on the occurrence of which its articles of association provide that the company shall be wound up. Our articles of association contain no fixed period for the duration of our Company and no provisions for the winding up of our Company on the occurrence of any particular event. Under the Cayman Companies Act, a company may also be wound up compulsorily by order of the Grand Court of the Cayman Islands, including if the company is unable to pay its debts as they fall due or the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that the company should be wound up.

History of Share Issuances

The following is a history of our share capital for the past three years. We note that any “ordinary shares” referred to below, and issued prior to August 13, 2024, have since been re-designated as Class A Ordinary Shares or as Class B Ordinary Shares. See “Prospectus Summary — Recent Development — Variation of Share Capital” in this prospectus. The below share numbers and their respective prices reflect the 1-for-100 reverse share split implemented on March 31, 2024. Solely for the purposes of this “History of Share Issuances” subsection, the number of ordinary shares following the 1-for-100 reverse share split is presented in hundredths where such number is not a whole number. Similarly, except for the par value, the share price is also presented in hundredths where such number is not a whole number.

On April 21, 2023, the Company closed its initial public offering (the “IPO”) of 24,166.67 ordinary shares, pursuant to a registration statement on Form F-1 (File No.333-268949), which was declared effective by the SEC on March 31, 2023. The ordinary shares were priced at $600 per share and the IPO was conducted on a firm commitment basis. On April 25, 2023, WestPark Capital, Inc, as the representative of the underwriter of the IPO of the Company, partially exercised the over-allotment option to purchase an additional 833.33 ordinary shares at the IPO price of $600 per share.

On December 6, 2023, the Company closed a registered follow-on offering to three investors in connection with the offering and sale of 100,000 units, consisting of an aggregate of (a) 100,000 ordinary shares of the Company, (b) 100,000 Series A warrants, and (c) 100,000 Series B warrants, at a price of $120 per unit. As of the date of this prospectus, the investors have exercised all the Series B warrants for a total of 1,535,936.71 ordinary shares pursuant to an alternative cashless exercise clause under the Series B warrants. All Series A warrants are outstanding as of the date of this prospectus.

On March 1, 2024, the Company issued 300,000 ordinary shares (valued at $2,625,000) to Lingzhi Zeng, the sole shareholder of Matson (Hong Kong) Industry Co., Limited, in a transaction to acquire 26.25% of Matson (Hong Kong) Industry Co., Limited’s total equity.

On June 10, 2024, the Company issued and sold to Big Benefit Ltd., an aggregate of 419,289 ordinary shares of the Company, at a purchase price of $4.77 per ordinary share, for an aggregate purchase price of $2,000,008.53.

On June 15, 2024, the Company issued and sold to Fortune Light Assets Ltd., an aggregate of 209,644 ordinary shares of the Company, at a purchase price of $4.77 per ordinary share, for an aggregate purchase price of $1,000,001.88.

On July 3, 2024, the Company issued and sold to Fortune Light Assets Ltd., an aggregate of 209,644 ordinary shares of the Company, at a purchase price of $4.77 per ordinary share, for an aggregate purchase price of $1,000,001.88.

The 2024 AGM of the Company was held on August 13, 2024. At the 2024 AGM, the shareholders of the Company adopted the following resolutions with respect to the variation of share capital:

(a)	re-designated all of the issued shares of a par value of US$0.00001 each in the capital of the Company (other than the 71,250 ordinary shares held by U Create Limited, the 157,859 ordinary shares held by U Trend Limited, the 149,435 ordinary shares held by Upincar Limited and the 209,644 ordinary shares held by Fortune Light Assets Ltd) into Class A Ordinary Shares of US$0.00001 each, with each Class A Ordinary Share entitled to one vote;

(b)	re-designated the 71,250 ordinary shares held by U Create Limited, the 157,859 ordinary shares held by U Trend Limited, the 149,435 ordinary shares held by Upincar Limited and the 209,644 ordinary shares held by Fortune Light Assets Ltd into Class B Ordinary Shares of US$0.00001 each, with each Class B Ordinary Share entitled to 20 votes;

(c)	re-designated 3,996,621,812 authorized but unissued ordinary shares as Class A Ordinary Shares; and

(d)	re-designated 1,000,000,000 authorized but unissued ordinary shares as Class B Ordinary Shares,

As a result, immediately following the 2024 AGM, the authorized share capital of the Company was varied from US$50,000 divided into 5,000,000,000 ordinary shares of par value of US$0.00001 each, to US$50,000 divided into 3,999,411,812 Class A Ordinary Shares of a par value of US$0.00001 each and 1,000,588,188 Class B Ordinary Shares of a par value of US$0.00001 each.

On January 27, 2025, the Company issued and sold to certain institutional investors, (i) 648,000 Class A Ordinary Shares, (ii) pre-funded warrants to purchase up to 393,668 Class A Ordinary Shares in a registered direct offering, and (iii) common warrants to purchase up to 1,562,502 Class A Ordinary Shares in a concurrent private placement at a combined offering price for each Class A Ordinary Share and accompanying common warrant of $4.80. The gross proceeds to the Company were approximately $5 million before deducting the placement agent’s fees and other offering expenses.

On July 25, 2025, the Company issued and sold to certain institutional investors, (i) 445,000 Class A Ordinary Shares, (ii) pre-funded warrants to purchase up to 106,628 Class A Ordinary Shares in a registered direct offering, and (iii) common warrants to purchase up to 551,628 Class A Ordinary Shares in a concurrent private placement at a combined offering price for each Class A Ordinary Share and accompanying common warrant of $2.50. The gross proceeds to the Company were approximately $1.38 million before deducting the placement agent’s fees and other offering expenses.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

In the following discussion, the “Company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering Units, each Unit consisting of one Class A Ordinary Share and one Warrant to purchase one Class A Ordinary Share.

The Units have no standalone rights and will not be certificated or issued as standalone securities. The Class A Ordinary Shares and Warrants comprising the Units are immediately separable and will be issued separately in this offering.

Class A Ordinary Shares

Please see the section titled “Description of Share Capital” in this prospectus for a description of the material terms of our Class A Ordinary Shares and our third amended and restated articles of association.

The Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Warrant, which was filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant. The Warrants will be issued in certificated form only.

Exercisability. The Warrants are immediately exercisable at any time after their issuance and at any time up to the date that is one (1) year after their issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of Class A Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise or zero cash exercise, as discussed below). We may be required to pay certain amounts as liquidated damages as specified in the warrants in the event we do not deliver Class A Ordinary Shares upon exercise of the warrants within the time periods specified in the warrants. No fractional Class A Ordinary Shares will be issued in connection with the exercise of a Warrant.

Cashless Exercise and Zero Cash Exercise. If a registration statement registering the issuance of the Class A Ordinary Shares underlying the Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A Ordinary Shares determined according to the formula set forth in the Warrant.

A holder of Warrants may also provide notice and elect to exercise the Warrant by way of a zero cash exercise option pursuant to which they would receive, for no additional cash consideration, an aggregate number of shares equal to the product of (x) the aggregate number of Class A Ordinary Shares that would be issuable upon a cash exercise of the Warrant and (y) 2.0. We do not expect to receive any proceeds from the zero cash exercise price option of the Warrants, because it is highly unlikely that a holder of the Warrants would elect to exercise the Warrants by paying cash or via cashless exercise in lieu of the zero cash exercise price option. The maximum number of Class A Ordinary Shares issuable under all Warrants (including the zero cash exercise price option) shall not exceed 53,440,000. As such, holders of the Warrants may elect to be issued up to 53,440,000 Class A Ordinary Shares upon the zero cash exercise price option. In addition, on the Reset Dates (as described below), the exercise price of the Warrants will be adjusted to the price that is equal to 70% and 50%, respectively, of the Basis Price, and upon each adjustment to the exercise price for the Warrants, the number of issuable warrant shares will be proportionately increased so that the nominal aggregate exercise price of the Warrants will remain the same.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder prior to the issuance of any warrants, up to 9.99%) of the number of shares of our Class A Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. Each Warrant offered hereby will have an initial exercise price per Class A Ordinary Share equal to $0.449 (100% of the public offering price of each Unit in this offering). The exercise price for the Warrants will be adjusted downward (each, a “Reset Price”) on each of the 2nd and 5th trading day (each, a “Reset Date”) following the closing of this offering to the price that is equal to 70% and 50%, respectively, of the Basis Price, provided that the Reset Price is less than the exercise price then in effect and provided that in no event shall the exercise price of the Warrants be reduced to a price that is less than a floor price of the greater of (i) $0.10 and (ii) 20% of the closing bid price of the Class A Ordinary Shares on the date prior to the execution of the underwriting agreement entered into in connection with this offering. If the exercise price is so adjusted on a Reset Date, the number of Class A Ordinary Shares underlying the Warrants will also be proportionally increased on each such Reset Date so that the applicable Reset Price multiplied by the increased number of Class A Ordinary Shares equal the aggregate proceeds that would have resulted from the full exercise of the Warrants immediately prior to the applicable Reset Date. The exercise price and number of Class A Ordinary Shares issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Class A Ordinary Shares.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred, or assigned without our consent.

Exchange Listing. We do not intend to list the Warrants offered in this offering on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Class A Ordinary Shares, the holder of a Warrant does not have the rights or privileges of a holder of our Class A Ordinary Shares, including any voting rights, until the issuance of Class A Ordinary Shares upon exercise of the warrant. Holders of Warrants have the right to participate in certain distributions as specified in the Warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including, with certain exceptions, any reorganization, recapitalization, or reclassification of our Class A Ordinary Shares, the sale, transfer, or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Governing Law. The Warrants are governed by New York law.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A Ordinary Shares in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market prices for our Class A Ordinary Shares and could impair our ability to raise equity capital through the sale of our equity securities in the future.

Upon completion of this firm-commitment underwritten offering (excluding the exercise of the over-allotment option), based on 7,603,440 Class A Ordinary Shares and 368,044 Class B Ordinary Shares outstanding as of the date of this prospectus, we will have 20,963,440 Class A Ordinary Shares and 368,044 Class B Ordinary Shares outstanding, and excluding Class A Ordinary Shares issuable upon the exercise of the Warrants sold in this offering. These Class A Ordinary Shares will be freely tradable without restriction or further registration or qualifications under the Securities Act.

We, our directors and executive officers have agreed not to sell any Class A Ordinary Shares for a period of sixty (60) days from the date of closing of this offering, subject to certain exceptions and extensions. See “Underwriting” for a description of these lock-up provisions.

TAX CONSIDERATIONS

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our Class A Ordinary Shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporate tax.

PRC Taxation

Income Tax and Withholding Tax

In March 2007, the NPC enacted the Enterprise Income Tax Law, or EIT Law, which became effective on January 1, 2008 (as amended in December 2018). The EIT Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to EIT at the rate of 25% on their worldwide income. The Implementing Rules of the EIT Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise.

In April 2009, the SAT issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is deemed to be located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not offshore enterprises controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

The Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version), or Bulletin 45, further clarifies certain issues related to the determination of tax resident status. Bulletin 45 also specifies that when provided with a resident Chinese-controlled, offshore-incorporated enterprise’s copy of its recognition of residential status, a payer does not need to withhold a 10% income tax when paying certain PRC-source income, such as dividends, interest and royalties to such Chinese-controlled offshore-incorporated enterprise.

We believe that the Cayman Islands holding company, U Power Limited, is not a PRC resident enterprise for PRC tax purposes. U Power Limited is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with our position and there is a risk that the PRC tax authorities may deem our company as a PRC resident enterprise since a substantial majority of the members of our management team are located in China, in which case we would be subject to the EIT at the rate of 25% on worldwide income. If the PRC tax authorities determine that the Cayman Islands holding company is a “resident enterprise” for EIT purposes, a number of unfavorable PRC tax consequences could follow.

One example is a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our Class A Ordinary Shares. It is unclear whether, if we are considered a PRC resident enterprise, holders of our Class A Ordinary Shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

According to the Announcement of SAT on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or Circular 7, which was promulgated by the SAT and became effective on February 3, 2015, if a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by transfer of the equity interests of an offshore holding company (other than a purchase and sale of shares issued by a PRC resident enterprise in the public securities market) without a reasonable commercial purpose, PRC tax authorities have the power to reassess the nature of the transaction and the indirect equity transfer may be treated as a direct transfer. As a result, the gain derived from such transfer, which means the equity transfer price less the cost of equity, will be subject to PRC withholding tax at a rate of up to 10%.

Under the terms of Circular 7, a transfer which meets all of the following circumstances shall be directly deemed as having no reasonable commercial purposes if:

●	over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from PRC taxable properties;

●	at any time during the year before the indirect transfer, over 90% of the total properties of the offshore holding company are investments within PRC territories, or in the year before the indirect transfer, over 90% of the offshore holding company’s revenue is directly or indirectly derived from PRC territories;

●	the function performed and risks assumed by the offshore holding company are insufficient to substantiate its corporate existence; or

●	the foreign income tax imposed on the indirect transfer is lower than the PRC tax imposed on the direct transfer of the PRC taxable properties.

On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or Circular 37, which took effect on December 1, 2017. Circular 37 purports to provide further clarifications by setting forth the definitions of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of the withholding amount and the date on which the withholding obligation arises.

Specifically, Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

There is uncertainty as to the application of Circular 7 and Circular 37. Circular 7 and Circular 37 may be determined by the PRC tax authorities to be applicable to transfers of our shares that involve non-resident investors, if any of such transactions were determined by the tax authorities to lack a reasonable commercial purpose.

As a result, we and our non-resident investors in such transactions may become at risk of being taxed under Circular 7 and Circular 37, and we may be required to comply with Circular 7 and Circular 37 or to establish that we should not be taxed under the general anti-avoidance rule of the EIT Law. This process may be costly and have a material adverse effect on our financial condition and results of operations.

Value-added Tax

Under the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax to Replace Business Tax, or Circular 36, which was promulgated by the Ministry of Finance and the SAT on March 23, 2016 and became effective on May 1, 2016, entities and individuals engaging in the sale of services, intangible assets or fixed assets within the territory of the PRC are required to pay value added tax, or VAT, instead of business tax.

According to the Circular 36, our PRC subsidiaries and consolidated affiliated entity are subject to VAT, at a rate of 6% to 17% on proceeds received from customers.

According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% tax rates are lowered to 16%.

According to the Circular on Policies to Deepen Value-added Tax Reform, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 16% and 10% tax rates are lowered to 13% and 9% respectively.

Under the Value-added Tax Law of the People’s Republic of China, which became effective on January 1, 2026, entities and individuals engaging in the sale of services, intangible assets, or real estate within the territory of the PRC are required to pay VAT. According to the Value-added Tax Law, PRC entities are subject to VAT at statutory rates of 13%, 9%, and 6% on taxable sales, depending on the specific category of goods or services.

Material U.S. Federal Income Tax Consequences

The following brief discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Ordinary Shares by a U.S. Holder (as defined below) that acquires our Class A Ordinary Shares in this offering and holds our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This brief summary discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (IRS), with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, any withholding or information reporting requirements, or any state, local and non-U.S. tax considerations relating to the ownership or disposition of our Class A Ordinary Shares. The following does not address all aspects of U.S. federal income taxation that may be important to particular investor or to persons in special tax situations such as:

●	banks and other financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a market-to-market method of accounting;

●	certain former U.S. citizens or long-term residents;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities (including private foundations);

●	holders who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	investors that will hold our Class A Ordinary Shares as part of a straddle, hedging, conversion or other integrated transaction for U.S. federal income tax purposes;

●	persons holding their Class A Ordinary Shares in connection with a trade or business outside the United States;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	investors required to accelerate the recognition of any item of gross income with respect to their Class A Ordinary Shares as a result of such income being recognized on an applicable financial statement;

●	investors that have a functional currency other than the U.S. dollar;

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Class A Ordinary Shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult with their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

Passive Foreign Investment Company (“PFIC”) Consequences

A non-U.S. corporation, such as our Company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if, applying applicable look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles not reflected on its balance sheet are taken into account. Passive income generally includes, among other things, dividends, interest, income equivalent to interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based upon our current and projected income and assets, including the proceeds we received from our initial public offering and the value of our Class A Ordinary Shares, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a factual determination made annually that will depend, in part, upon the composition and classification of our income and assets. Furthermore, fluctuations in the market price of our Class A Ordinary Shares may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Class A Ordinary Shares from time to time (which may be volatile). In addition, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Class A Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed below under “— Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Class A Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Class A Ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is not income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed above, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares.

UNDERWRITING

We are offering the securities described in this prospectus through the underwriters listed below. Maxim Group LLC, the Representative, is acting as the book running manager of the offering. We have entered into an underwriting agreement, dated as of March 19, 2026, with the underwriters. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of securities set forth opposite its name below:

Underwriter	Number of Units Consisting of One Class A Ordinary Share and One Warrant
Maxim Group LLC	13,360,000
TOTAL	13,360,000

The underwriters have agreed to purchase all of the securities offered by this prospectus (other than those covered by the over-allotment option described below). The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

The securities offered hereby should be ready for delivery on or about March 20, 2026, against payment in immediately available funds.

The underwriters are offering the securities subject to various conditions and may reject all or part of any order. The Representative has advised us that the underwriters propose to offer our securities directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the underwriters may offer some of the securities to other securities dealers at such price less a concession of up to $0.016 per Unit. After the securities are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to forty-five (45) days after the date of this prospectus, permits the underwriters to purchase a maximum of 2,004,000 additional Class A Ordinary Shares and/or 2,004,000 additional Warrants to purchase Class A Ordinary Shares. The option may be used to purchase such Class A Ordinary Shares and/or Warrants, or any combination thereof, as determined by the underwriters. If the underwriters exercise all or part of this option, they will purchase securities covered by the option at the public offering price that appears on the cover page of this prospectus, less underwriting discounts and commissions.

Discounts and Commissions

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses, assuming both no exercise and full exercise of the over-allotment option and does not include the fees and expenses of the Representative:

	Per Unit Consisting of One Class A Ordinary Share and One Warrant	Assuming No Exercise of Over-Allotment Option	Assuming Full Exercise of Over-Allotment Option
Public offering price	$0.449	$5,998,640.00	$6,898,436.00
Underwriting discounts and commissions (7%)	$0.03143	$419,904.80	$482,890.52
Proceeds, before expenses, to us(1)	$0.41757	$5,578,735.20	$6,415,545.48

(1)	We have granted the Representative an option exercisable within 45 days of the date of this prospectus to purchase from us up to 2,004,000 additional Class A Ordinary Shares and/or up to 2,004,000 Warrants to cover over-allotments, if any, less underwriting discounts and other offering expenses.

In addition to the above, we will reimburse the Representative for certain of its accountable and out-of-pocket expenses incurred in connection with this offering, including the Representative’s legal fees, and actual travel and reasonable out-of-pocket expenses, in an amount not to exceed $100,000. If this offering is not completed, we have agreed to reimburse the Representative for its actual expenses in an amount not to exceed $25,000.

We estimate that the total expenses of the offering payable by us, including registration and filing fees, printing fees and legal and accounting expenses, but excluding the Representative fees above, will be approximately $0.35 million. This figure includes, among other things, the Representative’s expenses (including the fees, costs, and expenses for the Representative’s legal counsel) that we have agreed to reimburse.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

The Company has agreed that for a period of ten (10) days from the closing of this offering, that neither the Company nor any subsidiary may, without the prior written consent of the Representative (i) issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any Class A Ordinary Shares or Class A Ordinary Share equivalents; or (ii) file any registration statement or prospectus, or any amendment or supplement thereto, subject to certain conditions and exceptions.

The Company’s directors and officers and certain shareholders have entered into customary “lock-up” agreements in favor of the Representative pursuant to which such persons and entities shall agree, for a period of sixty (60) days after the closing of this offering, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Representative’s prior written consent, subject to certain conditions and exceptions.

Right of First Refusal

We have agreed to grant the Representative for the six month period following the closing of this offering, a right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent or sole sales agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which the Company retains the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering, subject to certain conditions and exceptions.

Other Rights

If within twelve (12) months following the closing of this offering, we complete any financing of equity, equity-linked, convertible or debt or other capital raising activity with, or receives any proceeds from, any investors contacted or introduced by the Representative during the Representative’s engagement, then we will compensate the Representative upon the closing of such financing in the manner provided in this offering.

Stabilization

SEC rules may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

●	Stabilizing transactions — The underwriters may make bids or purchases for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotments and syndicate covering transactions — The underwriters may sell more Class A Ordinary Shares in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising the over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

●	Penalty bids — If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

●	Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our Class A Ordinary Shares may have the effect of raising or maintaining the market price of our Class A Ordinary Shares or preventing or mitigating a decline in the market price of our Class A Ordinary Shares. As a result, the price of the Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares is Transhare Corporation.

Listing

Our Class A Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “UCAR.”

Determination of Offering Price

The actual public offering price of the securities we are offering was negotiated between us, the underwriters, and the investors in the offering based on the trading of our Class A Ordinary Shares prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering included our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on a website maintained by the underwriters. In connection with the offering, the underwriters or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter and should not be relied upon by investors.

Certain Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform, various commercial and investment banking and financial advisory services for us, for which they will receive customary fees and expenses. The Representative acted as the placement agent in connection with our private placement offering consummated in December 2025 in which it received compensation.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

We conduct a substantial amount of our operations in China, and a substantial amount of our assets are located in China. A majority our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. located at 122 East 42nd St 18th Floor, New York, New York 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that the courts in the Cayman Islands are unlikely (i) to recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgement of a foreign court of competent jurisdiction without any retrial on the merits based on the principal that a judgement of a competent foreign court imposes upon the judgement debtor an obligation to pay the sum for which such judgment has been given, provided such judgment (a) is final and conclusive and for a liquidated sum; (b) is not in respect of taxes, a fine or a penalty; (c) is not inconsistent with a Cayman Islands judgment in respect of the same matter; (d) is not impeachable on the grounds of fraud; or (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to the natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Guantao Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Guantao Law Firm has further advised us that the PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.

The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our Ordinary Shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of our securities. Except for the SEC registration fee, all amounts are estimates.

SEC Registration Fee	$1,906
FINRA Filing Fee	$2,570
Accounting fees and expenses	$100,000
Legal Fees and Expenses	$240,000
Miscellaneous Expenses	$8,689
Total	$353,165

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares included in the Units, offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Guantao Law Firm. Certain legal matters with respect to the United States federal securities and New York law in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements for the fiscal years ended December 31, 2024 and 2023 included in this Registration Statement have been so incorporated in reliance on the report of Onestop Assurance PAC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Onestop Assurance PAC is located at 10 Anson Road, #13-09 International Plaza, Singapore 079903.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the securities offered hereby.

We are required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at http://www.upincar.com/ as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors, and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

U POWER LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2024 AND 2025	F-42
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2025	F-43
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2025	F-44
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2025	F-45
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of U Power Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of U Power Limited and Subsidiaries (collectively, the “Company”) as of December 31, 2022, 2023 and 2024, and the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, 2023 and 2024, and the result of its operations and its cash flows for each of the years in the three year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Onestop Assurance PAC

We have served as the Company’s auditor since 2023.

Singapore

May 15, 2025

U POWER LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of RMB and US$, except for number of shares)

		As of December 31,
	Notes	2022	2023	2024	2024
		RMB	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents		4,881	1,927	23,435	3,211
Restricted cash		1,027	34,312	1,239	170
Accounts receivable	5	1,617	15,748	10,374	1,421
Inventories	6	5,457	5,439	9,872	1,352
Advance to suppliers	7	6,993	10,816	9,466	1,297
Other current assets	8	33,917	94,813	29,032	3,977
Amount due from related parties	17	120	142	21,657	2,967
Total current assets		54,012	163,197	105,075	14,395

Non-current assets:
Property, plant and equipment, net	9	16,282	11,764	8,656	1,186
Intangible assets, net	10	286	201	132	18
Operating lease right-of-use assets, net	15	19,250	21,656	16,205	2,220
Long-term investments	11	111,811	123,367	134,114	18,374
Refundable deposit for investment	12	80,183	72,774	39,799	5,452
Other non-current assets	8	30	36,029	81,733	11,198
Total non-current assets		227,842	265,791	280,639	38,448
Total assets		281,854	428,988	385,714	52,843

LIABILITIES AND EQUITY
Current liabilities:
Bank borrowings	13	-	14,500	17,972	2,462
Loan payables	16	6,500	-	-	-
Accounts payable		11,130	10,231	14,307	1,960
Accrued expenses and other liabilities	14	33,735	35,231	13,281	1,819
Income tax payables	19	2,580	5,201	5,169	708
Advances from customers		3,258	2,537	1,086	149
Operating lease liabilities – current	15	1,696	1,750	1,843	252
Amount due to related parties	17	251	5,431	3,239	444
Total current liabilities		59,150	74,881	56,897	7,794

Non-current liabilities:
Operating lease liabilities – non-current	15	4,789	5,980	4,137	567
Bank borrowings	13	10,000	-	3,700	507
Total non-current liabilities		14,789	5,980	7,837	1,074
Total liabilities		73,939	80,861	64,734	8,868

Commitments and contingencies	22	2,900	3,507	-

Shareholders’ equity:
Ordinary shares (US$0.0000001 par value; 500,000,000,000 shares authorized; 500,000 and 1,243,140 issued and outstanding as of December 31, 2022 and 2023, respectively) *		-	-	-	-
Class A Ordinary Shares, $0.00001 par value, 3,999,411,812 Class A Ordinary Shares authorized, 2,790,000 Class A Ordinary Shares issued and outstanding as of December 31, 2024		-	-	-	-
Class B Ordinary Shares, $0.00001 par value, 1,000,588,188 Class B Ordinary Shares authorized, 588,188 Class B Ordinary Shares issued and outstanding as of December 31, 2024		-	-	-	-
Additional paid-in capital		319,775	479,400	512,568	70,222
Translation reserve		-	446	-	-
Accumulated deficit		(153,838)	(173,176)	(221,098)	(30,290)
Total U POWER LIMITED’s shareholders’ equity		165,937	306,670	291,470	39,932
Non-controlling interests		39,078	37,950	29,510	4,043
Total equity		205,015	344,620	320,980	43,975
Total liabilities and equity		281,854	428,988	385,714	52,843

*	On March 25, 2024, the Company issued an aggregate of every 100 Ordinary Shares with a par value of US$0.0000001 each in the Company’s issued and unissued share capital be consolidated into one Ordinary Share with a par value of US$0.00001 each, so that immediately following the Share Consolidation, the authorizsed share capital of the Company shall be changed. During fiscal year 2024, the Company had issued 213,504,800 Ordinary Shares. As a result of the Share Consolidation, upon the Effective Date, there will be approximately 3,378,188 as of December 31, 2024..

The accompanying notes are an integral part of these consolidated financial statements.

U POWER LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

		For the years ended December 31,
	Notes	2021	2022	2023	2024	2024
		RMB	RMB	RMB	RMB	US$
Net revenue
Product sales		6,616	3,061	17,062	41,819	5,729
Sourcing services		1,394	4,428	1,513	63	9
Battery-swapping services		-	307	1,189	2,408	330
Total net revenue		8,010	7,796	19,764	44,290	6,068
Cost of revenue		(5,137)	(5,137)	(7,592)	(33,827)	(4,634)
Gross profit		2,873	2,659	12,172	10,463	1,434

Operating expenses:
Sales and marketing expenses		(4,862)	(2,041)	(2,477)	(2,789)	(382)
General and administrative expenses		(37,588)	(37,714)	(41,222)	(46,910)	(6,427)
Research and development expenses		(5,374)	(9,352)	(2,184)	(2,985)	(409)
Loss on impairment of long-lived assets and long-term investment		-	-	(1,996)	(10,504)	(1,439)
Allowance for doubtful accounts		-	(9,801)	(1,196)	(5,264)	(721)
Total operating expenses		(47,824)	(58,908)	(49,075)	(68,452)	(9,378)
Operating loss		(44,951)	(56,249)	(36,903)	(57,989)	(7,944)
Interest income		437	49	562	742	102
Interest expenses		(696)	(764)	(1,860)	(1,402)	(192)
Other income		3,026	3,206	16,927	5,612	769
Other expenses		(4,298)	(3,904)	(1,579)	(3,325)	(456)
Loss before income taxes		(46,482)	(57,662)	(22,853)	(56,362)	(7,721)
Income tax expenses	19	(2,582)	(5)	(2,613)	-	-
Net loss		(49,064)	(57,667)	(25,466)	(56,362)	(7,721)
Less: Net loss attributable to non-controlling interests		(7,665)	(11,746)	(6,128)	(8,440)	(1,156)
Net loss attributable to the Company’s shareholders		(41,399)	(45,921)	(19,338)	(47,922)	(6,565)

Loss per share attributable to ordinary shareholders of the Company’s shareholders *
Basic and diluted	21	(82.80)	(91.84)	(15.56)	(16.79)	(2.30)

Weighted average shares used in calculating basic and diluted loss per share *
Basic and diluted	21	500,000	500,000	1,243,140	2,854,594	2,854,594
Net loss		(49,064)	(57,667)	(25,466)	(56,362)	(7,721)
Other comprehensive income, net of tax of nil:
Foreign currency translation adjustments		-	-	446	(446)	(61)
Comprehensive loss		(49,064)	(57,667)	(25,020)	(56,808)	(7,782)

*	On March 25, 2024, the Company issued an aggregate of every 100 Ordinary Shares with a par value of US$0.0000001 each in the Company’s issued and unissued share capital be consolidated into one Ordinary Share with a par value of US$0.00001 each, so that immediately following the Share Consolidation, the authorizsed share capital of the Company shall be changed. During fiscal year 2024, the Company had issued 213,504,800 Ordinary Shares. As a result of the Share Consolidation, upon the Effective Date, there will be approximately 3,378,188 as of December 31, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

U POWER LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Amounts in thousands of RMB and US$, except for number of shares)

								Total
	Class A		Class B		Additional			U POWER LIMITED	Non-
	Ordinary shares		Ordinary shares		paid-in	Accumulated	Translation	shareholders’	controlling	Total
	Shares *	Amount	shares*	Amount	capital	deficit	reserve	equity	interests	equity
		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2021	500,000	-	-	-	319,775	(107,917)	-	211,858	45,824	257,682
Consolidated net loss	-	-	-	-	-	(45,921)	-	(45,921)	(11,746)	(57,667)
Capital contribution	-	-	-	-	-	-	-	-	5,000	5,000
Balance as of December 31, 2022	500,000	-	-	-	319,775	(153,838)	-	165,937	39,078	205,015
Consolidated net loss	-	-	-	-	-	(19,338)		(19,338)	(6,128)	(25,466)
Issuance of ordinary shares	743,140	-	743,140	-	159,625	-	-	159,625	-	159,625
Capital contribution from non-controlling shareholders	-	-	-	-	-	-	-	-	5,000	5,000
Other comprehensive income	-	-	-	-	-	-	446	446	-	446
Balance as of December 31, 2023	1,243,140	-	-	-	479,400	(173,176)	446	306,670	37,950	344,620
Consolidated net loss						(47,922)		(47,922)	(8,440)	(56,362)
Issuance of ordinary shares	1,546,860	-	588,188	-	49,276			49,276		49,276
Investment Refund					(16,108)			(16,108)		(16,108)
Other comprehensive income							(446)	(446)		(446)
Balance as of December 31, 2024 in RMB	2,790,000	-	588,188	-	512,568	(221,098)	-	291,470	29,510	320,980
Balance as of December 31, 2024 in US$		-		-	70,222	(30,290)	-	39,932	4,043	43,975

*	On March 25, 2024, the Company issued an aggregate of every 100 Ordinary Shares with a par value of US$0.0000001 each in the Company’s issued and unissued share capital be consolidated into one Ordinary Share with a par value of US$0.00001 each, so that immediately following the Share Consolidation, the authorizsed share capital of the Company shall be changed. During fiscal year 2024, the Company had issued 213,504,800 Ordinary Shares. As a result of the Share Consolidation, upon the Effective Date, there will be approximately 3,378,188 as of December 31, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

U POWER LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of RMB and US$, except for number of shares)

	For the Years Ended December 31,
	2021	2022	2023	2024	2024
	RMB	RMB	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(49,064)	(57,667)	(25,466)	(56,362)	(7,721)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,773	2,093	2,607	3,057	419
Amortization of right-of-use assets	3,448	5,611	5,719	5,450	747
Loss on termination of right-of-use assets	-	1,750	-	-	-
Allowance for doubtful accounts	-	9,801	1,196	5,264	721
Loss on impairment of property, plant and equipment	-	-	1,896	-	-
Loss on impairment of inventory	-	180	-	-	-
Loss on impairment of long-term investment	-	-	100	10,503	1,439
Share of loss in equity method investee	-	39	94	295	40
Reversal of loss on impairment of Inventories				(79)	(11)

Changes in operating assets and liabilities:
Accounts receivables	(181)	(1,424)	(14,168)	3,811	522
Inventories	(13,250)	7,810	107	(4,354)	(596)
Advance to suppliers	(71,148)	61,085	(3,929)	1,499	205
Other current assets	(6,968)	(23,023)	(21,228)	8,174	1,119
Amount due from related parties	843	84	(22)	(1,514)	(207)
Other non-current assets	(68)	-	30	(45,704)	(6,262)
Accounts payables	8,488	1,331	(899)	4,076	558
Accrued expenses and other payables	2,184	32,160	(15,106)	(1,862)	(255)
Income tax payables	2,582	(3)	2,621	(31)	(4)
Advance from customers	44,964	(50,420)	(721)	(1,451)	(199)
Amount due to related parties	(589)	140	5,180	(2,192)	(300)
Operating lease liabilities	(5,243)	(2,439)	(3,453)	(1,750)	(240)
Net cash used in operating activities	(82,229)	(12,892)	(65,442)	(73,170)	(10,025)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(9,573)	(7,769)	(881)	(10)	(1)
Proceeds from disposal of property, plant and equipment				130	18
Purchases of intangible assets	(1,423)	(31)	-	-	-
Loans provided to third parties	(17,046)	(3,859)	(33,255)	16,734	2,293
Received from refundable deposit for investment	3,614	2,122	7,409	32,975	4,518
Prepayment	-	-	(42,599)		-
Loans provided to related parties	(886)	-	-		-
Loans repayments from related parties	555	-	-		-
Payment for deferred consideration in relation to investment	-	-	(3,000)		-
Decrease/(increase) in long-term investments	10,000	(1,850)	(11,750)	(736)	(102)
Net cash used in investing activities	(14,759)	(11,387)	(84,076)	49,093	6,726

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution by non-controlling shareholders	999	5,000	5,000	-	-
Loans received from a third party	998	-	15,006	-	-
Loans received from long-term bank borrowing	10,000	-	-	-	-
Proceeds from issuance of ordinary shares	-	-	156,197	25,873	3,545
Repayments of short-term bank borrowing	(3,000)	-	-	-	-
Proceeds from short-term bank borrowing	-	-	5,000	10,172	1,394
Repayments of long-term bank borrowing	-	(500)	(500)	(3,000)	(411)
Repayments of loan payable	(13,000)	-	(1,300)	(20,087)	(2,752)
Net cash (used in)/provided by financing activities	(4,003)	4,500	179,403	12,958	1,776

Net (decrease)/increase in cash and cash equivalents and restricted cash	(100,991)	(19,779)	29,885	(11,119)	(1,523)
Effects of exchange rate changes	-	-	446	(446)	(61)
Cash and cash equivalents and restricted cash at beginning of year	126,678	25,687	5,908	36,239	4,965
Cash and cash equivalents and restricted cash at end of year	25,687	5,908	36,239	24,674	3,381

Supplemental disclosures of non-cash activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	8,538	6,603	4,698	-	-
Derecognition of right-of-use assets	-	7,408	-	-	-
Derecognition of lease liabilities	-	5,658	-	-	-
Issue of share for right-of-use assets	-	-	3,428	-	-

The accompanying notes are an integral part of these consolidated financial statements.

U POWER LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

1. ORGANIZATION

(a) Nature of operations

U POWER LIMITED (the “Company”) was incorporated in the Cayman Islands on June 17, 2021, under the Cayman Islands Companies Law as an exempted company with limited liability. Anhui Yousheng New Energy Technology Group Co., Ltd. (“AHYS”, formerly known as “Shanghai Yousheng New Energy Technology Group Co. Ltd.”) was incorporated in the People’s Republic of China (the “PRC” or “China”) on May 16, 2013. AHYS, together with its subsidiaries (collectively, the “Operating Entities”) are principally engaged in the provision of: 1) new energy vehicles development and sales; 2) battery-swapping stations manufacturing and sales; 3) battery-swapping services; and 4) sourcing services (collectively, “Principal Business”).

(b) Reorganization

In preparation of its initial public offering (“IPO”) in the United States, the following transactions were undertaken to reorganize the legal structure of the Operating Entities. The Company was incorporated in connection with a group reorganization (the “Reorganization”) of the Operating Entities. On June 30, 2021, and January 5, 2022, the Company incorporated two wholly-owned subsidiaries, Youcang Limited (“Youcang”) and U Robur Limited (“U Robur BVI”) in British Virgin Islands, respectively. On July 19, 2021, Youcang incorporated a wholly-owned subsidiary, Energy U Limited (“Energy U”) in Hong Kong. On January 24, 2022, U Robur BVI incorporated a wholly-owned subsidiary, U Robur Limited (“U Robur HK”). On January 27, 2021, Energy U incorporated a wholly-owned subsidiary, Shandong Yousheng New Energy Technology Development Co, Ltd. (“WFOE”) in the PRC.

On July 8, 2022, the Company, through WFOE, entered into an equity purchase agreement with AHYS and its then shareholders, through which the Company has become the ultimate primary beneficiary of AHYS. As all the entities involved in the process of the Reorganization are under common ownership of AHYS’s shareholders before and after the Reorganization, the Reorganization is accounted for in a manner similar to a pooling of interests with the assets and liabilities of the parties to the Reorganization carried over at their historical amounts. Therefore, the accompanying consolidated financial statements were prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented. The Company and its subsidiaries hereinafter are collectively referred to as the “Group”.

As of the date of December 31,2024, the details of the Company’s principal subsidiaries are as follows:

Entity	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect ownership by the Company	Principal activities
Subsidiaries:
Youcang Limited (“Youcang”)	June 30, 2021	British Virgin Islands	100%	Investment holding
Energy U Limited (“Energy U”)	July 19, 2021	Hong Kong	100%	Investment holding
Shandong Yousheng New Energy Technology Development Co, Ltd. (“WFOE”)(1)	January 27, 2022	PRC	100%	Provision of technical and consultation services
Anhui Yousheng New Energy Co., Ltd (“AHYS”)(1)	May 16, 2013	PRC	100%	Dormant Company
Youpin Automobile Service Group Co. Ltd. (“Youpin”)(1)	July 18, 2013	PRC	54.37%	Provision of new energy vehicles sales, battery-swapping stations sales, battery-swapping services and sourcing services
Shanghai Youchuangneng Digital Technology Co., Ltd. (“SY Digital Tech) (1)	November 13, 2015	PRC	100%	Provision of new energy vehicles sales, battery-swapping stations sales, battery-swapping services and sourcing services
Youguan Financial Leasing Co., Ltd. (“Youguan Financial Leasing”)(1)	February 27, 2017	PRC	100%	Dormant Company
Youpin Automobile Service (Shandong) Co., Ltd. (“Youpin SD”)(1)	June 30, 2020	PRC	86.96%	Provision of new energy vehicles sales and sourcing services
Chengdu Youyineng Automobile Service Co., Ltd. (“CD Youyineng”)(1)	October 29, 2020	PRC	100%	Provision of battery-swapping stations manufacturing
Shanghai Youteng Automobile Service Co., Ltd. (“SH Youteng”)(1)	November 3, 2020	PRC	70%	Dormant Company
Liaoning Youguan New Energy Technology Co. Ltd. (“LY New Energy”)(1)	November 8, 2019	PRC	100%	Provision of new energy vehicles sales and sourcing services
Shanghai Youxu New Energy Technology Co., Ltd. (“SH Youxu”)(1)	March 22, 2021	PRC	70%	Provision of battery-swapping stations sales and battery-swapping services and two-wheeled vehicle battery-swapping services
Quanzhou Youyi Power Exchange Network Technology Co., Ltd. (“QZ Youyi”)(1)	June 29, 2021	PRC	100%	Provision of battery-swapping services
Youxu New Energy Technology (Zibo) Co., Ltd. (“Youxu Zibo”)(1)	July 29, 2021	PRC	100%	Provision of batter swapping stations manufacturing
Youxu (Xiamen) Power Exchange Network Technology Co., Ltd. (“Youxu XM”)(1)	August 10, 2021	PRC	100%	Provision of battery-swapping services
Wuhu Youxu New Energy Technology Co., Ltd. (“WH Youxu”) (1)	November 12, 2021	PRC	100%	Provision of batter swapping stations manufacturing
Henan Youxu New Energy Technology Co., Ltd. (“HN Youxu”) (1)	December 1, 2022	PRC	80%	Dormant Company
Youxu New Energy Technology (Nanyang) Co., Ltd. (“NY Youxu”) (1)	March 14, 2023	PRC	70%	Provision of batter swapping stations manufacturing
U SWAP CO LTD(“U SWAP”)	June 13, 2024	Thailand	85%	Provision of new energy vehicles sales, battery-swapping stations sales, battery-swapping services and sourcing services

(1)	Collectively, the “PRC subsidiaries”.

(c) Initial Public Offering

In April 2023, the Company, in connection with its IPO in the United States, issued 24,167 ordinary shares (2,416,667 ordinary shares before the share consolidation implemented on March 25, 2024 (the “Share Consolidation”)) with net proceeds of approximately US$13,000.

(d) Additional shares issued

In December 2023, the Company, in connection with its follow-on offering, issued 718,973 ordinary shares (71,897,268 ordinary shares before the Share Consolidation) with net proceeds of approximately US$9,000.

(e) Consolidation of Ordinary Shares

On March 25, 2024, the Company issued an aggregate of every 100 Ordinary Shares with a par value of US$0.0000001 each in the Company’s issued and unissued share capital be consolidated into one Ordinary Share with a par value of US$0.00001 each, so that immediately following the Share Consolidation, the authorized share capital of the Company shall be changed. As of December, 2024, the Company had 213,504,800 Ordinary Shares issued and outstanding. As a result of the Share Consolidation, upon the Effective Date, there will be approximately 3,378,188.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

(b) Principles of consolidation

The accompanying consolidated financial statements of the Group include the financial statements of the Company and its subsidiaries for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (the “Board”); and to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation. The non-controlling interests in consolidated subsidiaries are shown separately in the consolidated financial statements.

(c) Use of estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include the incremental borrowing rate used in the recognition of right-of-use assets and lease liabilities, allowance for expected credit loss, the useful lives of property, plant and equipment and intangible assets, contingent liabilities and valuation allowance for deferred tax assets. The Group bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to the Group’s reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

(d) Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and British Virgin Islands is US Dollar (“US$”). The functional currency of the Company’s subsidiaries which incorporated in Hong Kong is Hong Kong Dollar (“HK$”). The functional currency of the Company’s subsidiaries which incorporated in the PRC is RMB.

In the consolidated financial statements, the financial information of the Company and other entities located outside of PRC has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenue, expenses, gains and losses are translated using the average rate for the periods. Translation adjustments are reported as foreign currency translation adjustments and are shown as a component of other comprehensive loss in the consolidated statements of operations and comprehensive income (loss). There was nil, RMB446, and RMB446 foreign currency translation gain or loss recognized for the years ended December 31, 2022, 2023, and 2024.

(e) Convenience translation

The Group’s business is primarily conducted in China and all of the revenue are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into US dollars using the exchange rate as of balance sheet date, for the convenience of the readers. Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss, change in equity and related consolidated statements of cash flows from RMB into US$ as of and for the fiscal year ended December 31, 2024 are solely for the convenience of the reader and were calculated at the rate of US$1.00 to RMB7.2993, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 2024. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2024 or at any other rate.

(f) Non-controlling interest

For certain subsidiaries, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group. Consolidated net loss or income on the consolidated statements of operations includes the net loss or income attributable to non-controlling interests. Non-controlling interests are classified as a separate line item in the equity section of the Group’s consolidated balance sheets and have been separately disclosed in the Group’s consolidated statements of operations to distinguish the interests from that of the Company.

(g) Cash and cash equivalents

Cash and cash equivalents represent cash on hand, time deposits and highly-liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

(h) Restricted cash

Restricted cash represents the cash that is not freely available to be spent nor re-invested to sustain future growth, which is legally or contractually restricted, or only to be used for a specified purpose. The restrictions can be permanent or temporary. Failure to use the asset according to agreed limitations will generate contractual or legal consequences.

(i) Allowance for doubtful accounts

Accounts receivable, advance to suppliers and other current assets are recognized at original invoiced amount. The Group measures all expected credit losses at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The Group reviews the accounts receivable, advance to suppliers and other current assets periodically, and recognizes the expected credit losses based on many factors, including the customer’s payment history, its current credit-worthiness and current economic trends.

Based on the result of the Group’s estimation of collectability, the Group recognized RMB9,801, RMB1,196, and RMB5,264 of allowances for doubtful accounts for the years ended December 31, 2022, 2023, and 2024, respectively.

(j) Inventories

Inventories, consisting of raw materials and products available for sale, are stated at the lower of cost or net realizable value. Cost of inventory are determined using the first-in-first-out method. The Group records inventory reserves for obsolete and slow-moving inventory. Inventory reserves are based on inventory obsolescence trends, historical experience and application of the specific identification method. The Group recognized RMB180, nil, and nil of inventory impairment for the years ended December 31, 2022, 2023, and 2024, respectively.

(k) Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property, plant and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets. Within the property, plant and equipment, the value for construction in process is included within the manufacturing equipment.

Category	Estimated useful life
Leasehold improvements	1-3 years
Manufacturing equipment	3 – 10 years
Computer and electronic equipment	3 – 5 years
Office equipment	2 – 4 years
Motor vehicles	3 – 4 years

(l) Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives from 3 to 5 years. The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

(m) Impairment of long-lived assets

The Group evaluates its long-lived assets, including property, plant and equipment and software and right-of-use assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amounts of the assets, the Group recognizes an impairment loss based on the excess of the carrying amounts of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. The Group recognized nil, RMB1,896, and nil of impairment on fixed assets for the years ended December 31, 2022, 2023, and 2024, respectively.

(n) Long-term investments

The Group’s long-term investments mainly include equity investments in entities. Investments in entities in which the Group can exercise significant influence and holds an investment in voting common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323, Investments - Equity Method and Joint Ventures (“ASC 323”). Under the equity method, the Group initially records its investments at fair value. The Group subsequently adjusts the carrying amount of the investments to recognize the Group’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Group evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary. The Group recognized nil, RMB100, and RMB 10,503 of impairment on long-term investments for the years ended December 31, 2022, 2023, and 2024, respectively.

(o) Fair value of financial instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, accounts receivable, amounts due from related parties, deposits and other receivables, accounts payable, amounts due to related parties, other payables, short-term bank and other borrowings and loan payables. As of December 31, 2024, the carrying values of these financial instruments are approximated to their fair values.

(p) Revenue recognition

Under ASC 606, Revenue from Contracts with Customers, the Group recognizes revenue when a customer obtains control of promised goods or services and recognizes in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

The Group recognized revenue according to the following five-step revenue recognition criteria based on ASC 606: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price; and (5) recognize revenue when or as the entity satisfies a performance obligation.

The Group recognized revenue when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:

(i)	provides all of the benefits received and consumed simultaneously by the customer;

(ii)	creates and enhances an asset that the customer controls as the Group performs; or

(iii)	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date. If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates revenue to each performance obligation based on its relative standalone selling price. The Group generally determines standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may impact the revenue recognition.

When either party to a contract has performed, the Group presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents the contract liability when the payment is made, or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

The following table sets forth a breakdown of the Group’s revenue, in absolute amounts and percentages of total revenue for the years presented:

	For the Years Ended December 31,
	2022		2023		2024
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Sourcing services	4,428	56.8	1,513	7.7	63	9	0.1
Product sales	3,061	39.3	17,062	86.3	41,819	5,729	94.5
Battery-swapping services	307	3.9	1,189	6.0	1,177	161	2.7
Two-wheeled vehicle battery-swapping services	-	-	-	-	1,231	169	2.7
Total revenue	7,796	100.0	19,764	100.0	44,290	6,068	100.0

Sourcing services

The Group generates revenue from the vehicle sourcing business and battery sourcing business.

Regarding to battery sourcing business, the Group acts as a principal as of being able to fully control relevant risks and benefits during the whole business, indicated by that can decide the selling price, has a right to recall the product and cease the transaction, and bear relevant risk of damage and loss prior to the delivery of battery to the customer. The sales of battery sourcing revenue are recognized on a gross basis at a point in time when the control of the battery pack is transferred to the customer.

For vehicle sourcing business, the Group charges service fees from its customers for their purchase of vehicles, where the Group is generally acting as an agent and its performance obligation is to purchase the specified vehicles for its customers. The Group charges the customers a commission that is calculated based on the purchase price of each purchase order. Vehicle sourcing service revenue are recognized on a net basis at the point in time when the service of purchase of the specified vehicles for the Group’s customers is completed, i.e., the specified vehicle for the Group’s customers is delivered. Payments are typically received in advance and are accounted for as contract liabilities until delivery, at which point the receipt in advance from customers is offset with the prepayment to the supplier and the difference representing the commission is recognized as revenue.

Product sales

The Group generates revenue from sales of battery-swapping stations. The Group identifies the users who purchase battery-swapping stations as its customers. The revenue for battery-swapping station sales is recognized at a point in time when the control of the product is transferred to the customer.

Battery-swapping services

The Group also generates revenue from providing battery-swapping services to vehicle drivers and the station control system upgrading services to the battery-swapping station owners. The Group identifies vehicle drivers who require battery-swapping services, as well as owners of battery-swapping stations to whom the Group has sold stations and who require station control system upgrade services, as its customers.

The Group charges the battery-swapping service fees from its customers based on vehicle miles traveled. However, as usually, the swapped battery will be immediately used after the payment by customers for driving and the power consumption of vehicles will be fast, the Group ignores the time interval between the timing of payment in advance by customers and the usage life of the swapped battery. The revenue generated from battery-swapping services to vehicle drivers is recognized at a point in time when the Group received the payment from vehicle drivers.

The revenue generated from the station control system upgrading service is recognized over time based on a straight-line method.

Two-wheeled vehicle battery-swapping services

By providing battery swap cabinets, two-wheeled vehicle drivers can perform self-service battery swaps. We charge the drivers a certain amount as revenue from battery rentals.

The Group charges customers a fee for battery-swapping services based on the duration of service. Revenue from two-wheeled vehicle battery-swapping services is recognized over time.

(q) Cost of revenue

Cost of sales of battery-swapping stations primarily includes semi-finished goods purchased from suppliers, labor costs and manufacturing including depreciation of assets associated with production.

(r) Sales and marketing expenses

Sales and marketing expenses consist primarily of (i) compensation to selling personnel, including the salaries, performance-based bonus, and other benefits; (ii) travel cost related to the sales and marketing function; (iii) advertising, marketing and brand promotion expenses; and (iv) other expenses in relation to the selling and marketing activities. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. The Group expenses all advertising costs of RMB 386 (US$53) as incurred and classifies these costs under sales and marketing expenses.

(s) Research and development expenses

Research and development expenses consist primarily of personnel-related costs directly associated with research and development organization. The Group’s research and development expenses are related to enhancing and developing UOTTA technology for its existing products and new product development. The Group expenses research and development costs as incurred.

(t) General and administrative expenses

General and administrative expenses consist primarily of salaries, bonuses and benefits for employees involved in general corporate functions, and those not specifically dedicated to research and development activities, such as depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses.

(u) Employee benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made.

(v) Government grants

The Group’s PRC-based subsidiaries received government subsidies from certain local governments. The Group’s government subsidies consisted of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as product development and renewal of production facilities. Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Group. Receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. The Group recorded specific purpose subsidies as advances payable when received. For specific subsidies, upon government acceptance of the related project development or asset acquisition, the specific purpose subsidies are recognized to reduce related R&D expenses or the cost of asset acquisition. Other subsidies are recognized as other operating income upon receipt as further performance by the Group is not required.

(w) Taxation

Income Taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the assets and liabilities method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of income and comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more-likely-than-not that some portion of, or all of the deferred tax assets will not be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Group considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group considers possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

Value added tax

Revenue represents the invoiced value of goods and services, net of value added tax (“VAT”). The VAT is based on gross sales price with VAT rates of 6% and 13%, depending on the type of products sold or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Uncertain tax positions

The Group applies the provisions of ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The benefit of a tax position is recognized if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. Additionally, in future periods, changes in facts and circumstances, and new information may require the Group to adjust the recognition and measurement of estimates with regards to changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period in which the change occurs.

The Group’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100 (US$15). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interests incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(x) Comprehensive income

The Group has adopted FASB Accounting Standard Codification Topic 220 (“ASC 220”) “Comprehensive income”, which establishes standards for reporting and the presentation of comprehensive income (loss), its components and accumulated balances.

There was no other comprehensive income or loss for the fiscal year ended December 31, 2022, other comprehensive income of RMB446 for the fiscal year ended December 31, 2023, and other comprehensive loss of RMB446 for the fiscal year ended December 31, 2024.

(y) Leases

The Group accounts for lease under ASC Topic 842, Leases. The Group determines if an arrangement is or contains a lease at inception. Right-of-use assets and liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. The Group considers only payments that are fixed and determinable at the time of lease commencement.

At the commencement date, the lease liability is recognized at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets as of December 31, 2022, 2023, and 2024. The Group recorded a loss on lease termination of right-of-use assets of RMB1,750, nil, and nil for the years ended December 31, 2022, 2023, and 2024, respectively.

Operating lease assets are included within “right-of-use assets - operating lease”, and the corresponding operating lease liabilities are included within “operating lease liabilities” on the consolidated balance sheets as of December 31, 2022, 2023 and 2024, respectively.

(z) Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the consolidated financial statements. If the assessment indicates that a potential loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

The Group recognized RMB2,900, RMB3,507, and nil of commitments and contingencies as of the years ended December 31, 2022, 2023, and 2024, respectively.

(aa) Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as the Company’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

(ab) Recent adopted standards

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses”, which will require the measurement of all allowance for expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard, which defers the effective date of ASU No. 2016-13 for smaller reporting companies to fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The impact of the adoption on the consolidated balance sheets, statements of operations, and statements of cash flows was immaterial.

(ac) Recent accounting pronouncements

In June 2022, the FASB issued ASU 2023-03 Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The update clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The update also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The update also requires certain additional disclosures for equity securities subject to contractual sale restrictions. The amendments in this update are effective for the Group beginning January 1, 2024 on a prospective basis. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Group does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting: Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which focuses on improving reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. A public entity shall disclose for each reportable segment the significant expense categories and amounts that are regularly provided to the CODM and included in reported segment profit or loss. ASU 2023-07 also requires public entities to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Entities are permitted to disclose more than one measure of a segment’s profit or loss if such measures are used by the CODM to allocate resources and assess performance, as long as at least one of those measures is determined in a way that is most consistent with the measurement principles used to measure the corresponding amounts in the consolidated financial statements. ASU 2023-07 is applied retrospectively to all periods presented in financial statements, unless it is impracticable. This update will be effective for the Group’s fiscal years beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group is currently in the process of evaluating the disclosure impact of adopting ASU 2023-07.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires specific disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. This ASU will result in the required additional disclosures being included in the consolidated financial statements, once adopted. The Company is in the process of evaluating the impact of the new guidance and does not expect it to have a significant impact on its consolidated financial statements.

3. LIQUIDITY

For the fiscal year ended December 31, 2023, the Group reported a net loss of RMB25,466, negative operating cash flows of RMB65,442, net current assets of RMB88,316, and accumulated deficit of RMB173,176. These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

For the fiscal year ended December 31, 2024, the Group reported a net loss of RMB56,362 (US$7,721), negative operating cash flows of RMB73,170 (US$10,025), and accumulated deficit of RMB221,098 (US$30,290). These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

In assessing the Group’s liquidity, the Group monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Group’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Cash generated by operating activities and commercial bank loans, together with the net proceeds from its IPO in April 2023, have been utilized to finance the working capital requirements of the Group.

As of December 31, 2022, 2023, and 2024, the Group’s cash and cash equivalents and restricted cash were RMB5,908, RMB36,239, and RMB24,674 (US$3,381), respectively. The Group’s cash and cash equivalents primarily consist of cash on hand and highly liquid investments placed with banks, which are unrestricted to withdrawal and use and which have original maturities of three months or less.

The Group believes that the substantial doubt of its ability to continue as going concern is alleviated based on the proceeds received from investors and anticipated increase in cash generated from operations. Meanwhile, on an on-going basis, the Group also has received the financial support commitments from the Company’s key management to enable the Group to meet its other liabilities and commitments. The Group received an additional capital injection of US$4,662. The Group believes its existing cash and cash equivalents, anticipated cash raised from financings, and anticipated cash flow from operations, will be sufficient to meet its anticipated cash needs for the next 12 months from the date of this report. The exact amount of proceeds the Group will use for its operations and expansion plans will depend on the amount of cash generated from its operations and any strategic decisions the Group may make that could alter its expansion plans and the amount of cash necessary to fund these plans.

The management believes that the Group will continue as a going concern in the following 12 months from the date the Group’s 2024 consolidated financial statements are issued. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

4. CONCENTRATION OF RISKS

(a) Political, social and economic risks

The Group’s operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

(b) Interest rate risk

The Group is exposed to interest rate risk on its interest-bearing assets and liabilities. As part of its asset and liability risk management, the Group reviews and takes appropriate steps to manage its interest rate exposure on its interest-bearing assets and liabilities. The Group has not been exposed to material risks due to changes in market interest rates, and has not used any derivative financial instruments to manage the interest risk exposure during the years presented.

(c) Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash. As of December 31, 2022, 2023, and 2024, approximately RMB5,908, RMB36,239, and RMB24,674 (US$3,381), were deposited with financial institutions located in the PRC, respectively, where there is a RMB500 deposit insurance limit for a legal entity’s aggregated balance at each bank. While the Group believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

The Group is also exposed to risk from its accounts receivable and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

(d) Currency convertibility risk

Substantially the Group’s operating activities are settled in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with supporting documents.

5. ACCOUNTS RECEIVABLE

Accounts receivable and the allowance for doubtful debt consisted of the following:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Accounts receivable	1,617	15,785	11,975	1,640
Less: allowance for doubtful accounts	-	(37)	(1,601)	(219)
	1,617	15,748	10,374	1,421

As of December 31, 2022, 2023, and 2024, all accounts receivable were due from third-party customers. There was nil, RMB37, and RMB1,601 allowance for doubtful accounts recognized as of the years ended December 31, 2022, 2023 and 2024, respectively.

6. INVENTORY

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Raw materials	1,793	1,784	3,358	460
Low value consumables	41	41	34	5
Finished goods	3,803	3,705	6,492	889
Less: inventory impairment	(180)	(91)	(12)	(2)
	5,457	5,439	9,872	1,352

The Group recognized RMB180, nil, and nil of impairment of inventory for the years ended December 31, 2022, 2023, and 2024, respectively.

The impairment was due to the fact that inventory is obsolete and no longer sellable.

7. ADVANCE TO SUPPLIERS

Advance to suppliers consisted of the following:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Advance to suppliers	15,359	19,288	17,789	2,437
Less: Allowance for doubtful accounts	(8,366)	(8,472)	(8,323)	(1,140)
	6,993	10,816	9,466	1,297

As of the fiscal year ended December 31, 2022 and 2023, the balance of advance to suppliers mainly represented the prepayments in relation to the development and purchase of battery-swapping stations as well as the development of UOTTA-powered EVs. As of the fiscal year ended December 31, 2024, the balance of advance to suppliers mainly represented the prepayments in relation to the development of vehicle sourcing and purchase of battery-swapping stations. An analysis of the expected credit losses was as follows:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Balance at beginning of the year	-	(8,366)	(8,472)	(1,161)
Additional (allowance)/reversal for expected credit losses	(8,366)	(106)	149	21
Balance at the end of the year	(8,366)	(8,472)	(8,323)	(1,140)

8. OTHER CURRENT AND NONCURRENT ASSETS

Other current assets consisted of the following:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Value-added tax recoverable	7,976	8,887	8,061	1,104
Loans to third parties (i)	21,635	18,827	21,305	2,919
Refund receivable from supplier	2,746	2,746	-	-
Prepayment (ii)	-	42,599	-	-
Deposit in Escrow account (iii)	-	21,300	-	-
Deposits	1,218	1,828	4,590	628
Staff advances	1,178	422	708	97
Others	599	692	705	97
Less: Allowance for doubtful accounts	(1,435)	(2,488)	(6,337)	(868)
	33,917	94,813	29,032	3,977

(i)

In January 2023, LY New Energy, Youpin, Youxu Zibo and HN Youxu, respectively, entered into an one-year loan agreement signed annually with Shanghai Huazhen Construction Engineering Co., Ltd (“SH Huazhen”), pursuant to which LY New Energy, Youpin, Youxu Zibo and HN Youxu were entitled to borrow a total loan amount of RMB12,560 (US$1,769) with free interest rate for working capital needs of SH Huazhen. As of December 31, 2024, the balance of loans to SH Huazhen is RMB12,774 (US$1,750). SH Huazhen has provided assurances regarding the repayment schedule of the relevant borrowings, committing to fully settle all outstanding liabilities within one year. As of April 30, 2025, Huazhen has repaid RMB 1,000.

In December 2023, Youguan Financial Leasing entered into a one-year loan agreement with Cao Yue, Gong Hua and He Guangquan for revolving loan quota, each quota of RMB2.4 million, pursuant to which Youguan Financial Leasing were entitled to borrow a total loan amount of RMB3,000 with free interest rate. As of this period, the loan balance is RMB992 (US$136).

In May 2023, U Power Limited entered into a one-year loan agreement with BITTO LTD, pursuant to which U Power Limited were entitled to borrow a total loan amount of US$460 with free interest rate for working capital needs of BITTO LTD. Due to the deterioration of the Company’s operating conditions, management has concluded that BITTO LTD no longer possesses the capacity to repay the borrowings. Accordingly, a full impairment loss has been recognized against these borrowings in the current period. Consequently, the balance of loans to BITTO LTD is nil, as of December 31, 2024.

(ii)

On April 18, 2023, the Company entered into a consulting agreement with Richness Fortune Credit (HK) and prepaid for the service and the consideration for the purchase of the target company in the total amount of Six Million Dollars (US$6,000), of which the intermediary fee is US$0.5 million, and the target company is valued at US$5.5 million. In 2024, Richness Fortune Credit (HK) recommended multiple potential investment targets to the Group. However, as these targets failed to meet management’s investment expectations, the Group entered into a supplemental agreement with Richness Fortune Credit (HK) to extend the collaboration period until December 31, 2028. The agreement stipulates the payment of a capital occupancy fee at an agreed-upon rate for the extended period.

(iii)

On December 4, 2023, the Company entered into an Escrow Agreement with an escrow agent named Ortoli Rosenstadt LLP, pursuant to which upon the closing of the Offering, the Company has agreed to deposit an aggregate amount of Three Million Dollars (US$3,000) from the proceeds of the Offering to be received by the Company with the Escrow Agent in an escrow account, to be held and disbursed by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement. The funds deposited in the Escrow Account, as such amount may be released or returned pursuant to the agreement terms. In 2024, according to the investment agreement, the investor withdrew the funds from the custody account.

An analysis of the allowance for doubtful accounts was as follows:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Balance at beginning of the year	-	(1,435)	(2,488)	(343)
Additional allowance charged to expense	(1,435)	(1,053)	(3,849)	(525)
Balance at the end of the year	(1,435)	(2,488)	(6,337)	(868)

Other non-current assets consisted of the following:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Loans to third parties (iv)	30	36,029	81,552	11,173
Long-term deferred expenses (v)		-	181	25
	30	36,029	81,733	11,198

(iv)

On March 31, 2023, the Company entered into a five-year loan agreement with Worthy Credit Limited (“Worthy Credit”), pursuant to which the Company provides a loan of $5,000 to Worthy Credit bearing an interest rate of 2% per annual. Worthy Credit shall provide loan services to the Company’s customers who purchase the Company’s products sold in HK. As a result, the Company shall expect to promote its sourcing services, product sales as well as battery-swapping services in HK area. Consequently, the loan is not yet to be granted to any customers due to the fact that the Company’s vehicle product is still at certification stage and there is no contract entered into yet with any dealers or purchasers of battery swapping stations. However, the Group’s first batch of battery swap station equipment has been successfully delivered to Hong Kong, with substantive cooperation established with local enterprises regarding equipment installation and operational management. Consequently, the Group anticipates that the project’s progress will align with initial expectations, and the collaborative business with Worthy Credit is expected to proceed.

In April 2023, the Group entered into a cooperation agreement with Richness Fortune Credit (HK) Company Limited (“Richness”), whereby the Group agreed to provide a $6,000 loan to facilitate Richness’ identification of potential investment targets. However, due to persistent weakness in the primary investment market, the investment opportunities presented by Richness failed to meet management’s expectations, resulting in the funds remaining unutilized. Subsequently, in 2024, the Group and Richness executed an amendment agreement that:

Extends the cooperation term through December 2028; Implements an annual interest charge of $600,000, commencing in 2025.

(v)

On September 11, 2024, Youxu Zibo entered into a design service contract with Shanghai Kunying Technology Co., Ltd. for battery swap station projects. Under the agreement, design service costs are recognized in accordance with the construction progress of the respective battery swap stations. Costs related to uncompleted stations that have not passed final inspection are capitalized as long-term deferred expenses. As of December 31, 2024, the Company had RMB 181,000 in unamortized design fees capitalized under long-term deferred expenses.

9. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Leasehold improvements	754	754	534	73
Computer and electronic equipment	1,235	1,930	2,457	337
Manufacturing equipment	12,422	12,501	12,460	1,707
Office equipment	187	187	288	40
Motor vehicles	3,896	3,914	4,367	598
Construction in process	1,948	1,056	-	-
	20,442	20,342	20,106	2,755
Less: loss of impairment	-	(1,896)	(1,896)	(260)
Less: accumulated depreciation	(4,160)	(6,682)	(9,554)	(1,309)
	16,282	11,764	8,656	1,186

For the years ended December 31, 2022, 2023, and 2024, the Group recorded depreciation expenses of RMB2,429, RMB2,522, and RMB 2,872 respectively. There was nil, RMB1,896, and RMB1,896 of impairment of property, plant and equipment recognized as of the years ended December 31, 2022 and 2023, respectively.

The loss of the impairment was due to the permanent withdrawn of a production line built in 2023.

10. INTANGIBLE ASSETS, NET

The following table presents the Group’s intangible assets as of the respective balance sheet dates:

	Purchased software	Total
	RMB	RMB
Net balance as of December 31, 2022	286	286
Amortization expense	(85)	(85)
Net balance as of December 31, 2023	201	201

	Purchased software	Total	Total
	RMB	RMB	US$
Net balance as of December 31, 2023	201	201	28
Additions	-	-	-
Amortization expense	(69)	(69)	(10)
Net balance as of December 31, 2024	132	132	18

The intangible assets are amortized using the straight-line method, which is the Group’s best estimate of how these assets will be economically consumed over their respective estimated useful lives of one to ten years.

Amortization expenses for intangible assets were RMB85, RMB85, and RMB69 for the years ended December 31, 2022, 2023, and 2024, respectively.

The annual estimated amortization expenses for the intangible assets for each of the next two years are as follows:

	RMB	US$
2026	70	10
2027	62	8
	132	18

11. LONG-TERM INVESTMENTS

The Group’s long-term investments consisted of the following:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Zibo Hengxin Investment Partnership (Limited Partnership) (“Zibo Hengxin”) (i)	110,000	120,000	120,006	16,441
Huzhou Zheyou New Energy Sales Co., Ltd. (“Huzhou Zheyou”) (ii)	1,711	3,367	3,121	428
Chengdu Zhibo Premium Technology Co., Ltd. (“Chengdu Zhibo”) (iii)	100	100		-
MATSON (HONG KONG) (iv)	-	-	20,773	2,846
UNEX EV B.V (v)	-	-	717	98
Less: impairment on equity investments	-	(100)	(10,503)	(1,439)
	111,811	123,367	134,114	18,374

(i)

In December 2020, the Group entered into a partnership agreement with Zibo Hengxin Investment Partnership (Limited Partnership) and its participating shareholder, Guanmiao (Beijing) Investment Management Co., Ltd. (“Guanmiao”), whereby the Group agreed to purchased limited partnership interest in Zibo Hengxin Investment Fund Partnership (Limited Partnership) (the “Fund”) in the amount of RMB120,000, which entitles the Group an aggregate interest of approximately 99% in the Fund. In December 2021, the Fund decreased the total partnership capital to RMB111,200 and returned to the Group by RMB10,000 and the aggregate interest of the Group was subsequently diluted to 98.9%. In October 2023, the Group entered RMB10,000 into Zibohengxin Investment Partnership, and the Group accounted aggregate interest of approximately 99% in the Fund. There was no unfunded commitment to the Fund as of December 31, 2024. In 2024, the Group made an impairment provision of about RMB10.5 million (US$1.4 million) for this long-term equity investment.

The Fund’s investment strategy is primarily to invest in emerging companies of new energy automobile industry. The Fund is scheduled to be in existence until 2025, unless terminated sooner or extended in accordance with the amended and restated limited partnership agreement.

(ii)

In April 2022, the Group entered into an agreement to invest in Huzhou Zheyou New Energy Sales Co., Ltd. (“Huzhou Zheyou”), with contributed RMB1,750 in June 2022 and RMB1,750 in November 2023, respectively. The Group held an equity interest of 35% as of December 31, 2024. For the fiscal year ended December 31, 2024, the Group recorded an investment loss of RMB246 from the operating result of Huzhou Zheyou. The investment losses have been disclosed in share of loss in equity method investee of consolidated statement of cash flow.

(iii)

The Group entered into an agreement to invest in Chengdu Zhibo Premium Technology Co., Ltd. (“Chengdu Zhibo”), and contributed RMB100 in November 2022. The Group held an equity interest of 40%. For the fiscal year ended December 31, 2024, the Group recognized RMB100 (US$14) of impairment of long-term equity investments, and verified the long-term equity investment of Chengdu Zhibo.

(iv)

On February 6, 2024, the Company and Zeng Lingzhi, the sole beneficial owner of Matson, a private company with limited liability incorporated under the laws of Hong Kong, entered into a share exchange agreement, pursuant to which agreement, the Company agreed to acquire 3,560 ordinary shares of Matson, which represent 26.25% of Matson’s total equity, for 30,000,000 ordinary shares of the Company.

(v)

The Group entered into an agreement to invest in UNEX EV B.V, and contributed RMB736 on July 14, 2024. The Group held an equity interest of 9% of UNEX EV B.V. For the fiscal year ended December 31, 2024, the Group verified the long-term equity investment of UNEX EV B.V.

12. REFUNDABLE DEPOSIT FOR INVESTMENT

The balance represented loans to Shanghai Lingneng Electricity Selling Co., Ltd. (“SH Lingneng”) for its operations pursuant to loan agreements entered into in 2019, bearing an interest rate of 3% per annum. Subsequently in August 2023, the Company entered into a term sheet, the result of which would be the investment into SH Lingneng’s interest equity (“Transaction”). Final terms and arrangements of this potential Transaction would be determined on Share Purchase Agreement (“SPA”), Shareholders’ Agreement (“SHA”), Memorandum of Association (“MA”) and other documents associated with the Transaction. As of December 31,2022, the balance of the refundable deposit for investment is RMB80,183, the Company has recovered RMB7,409 of the refundable investment funds in 2023, and the balance of the refundable deposit for investment is RMB72,774 (US$10,250) as of December 31,2023. On February 28, 2024, the Company entered into an investment termination agreement, pursuant to which Shanghai Lingneng shall pay no less than one third of the total amount per annum in the following three years. As of the date of this annual report, the Company has received a refund of RMB32,975 (US$4,518).

13. BANK BORROWINGS

Bank borrowings were as follows as of the respective balance sheet dates:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Short-term bank borrowing (i)	-	5,000	15,172	2,078
Long-term bank borrowing, current portion (ii)	-	9,500	2,800	384
Long-term bank borrowing, non-current portion (ii)	10,000	-	3,700	507
	10,000	14,500	21,672	2,969

(i)

During fiscal year 2024, both Shanghai Youxu and Youpin Shandong fully repaid their aggregate short-term bank borrowings of RMB5,000 originally obtained in 2023. Subsequent to these repayments, Youpin Shandong entered into new one-year short-term bank loans of RMB282 on August 19, 2024, carrying an annual interest rate of 3.95%, followed by an additional RMB890 loan on August 21, 2024, with an annual interest rate of 3.75%. Separately, Shanghai Youxu obtained two one-year short-term bank facilities: RMB10,000 on August 16, 2024 and RMB4,000 on September 29, 2024, both bearing an annual interest rate of 3.45% and the initial loan agreement stipulates that Jia Li serves as a co-borrower under this financing arrangement, assuming joint and several liability for repayment obligations.

(ii)

During 2024, Youxu Zibo repaid RMB3,000 of its bank borrowings from Qishang Bank. On December 6, 2024, the company entered into a renewal agreement with Qishang Bank to extend the remaining RMB6,500 loan to June 3, 2026, maintaining the original annual interest rate of 6.87%.

14. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Payroll and welfare payables	1,846	5,753	810
Loans from third parties	13,104	17,819	2,510
Payable to Wuyi Transportation Construction (i)	-	5,200	732
Other payables	-	662	93
Interest payables	639	1,100	155
Customer deposit	301	334	47
Payables for purchase of property, plant and equipment	964	1,311	185
Accrued expenses	10,928	332	47
Deferred consideration in relation to investment (ii)	5,300	2,300	324
Others	653	420	59
	33,735	35,231	4,962

	As of December 31,
	2023	2024
	RMB	RMB	US$
Payroll and welfare payables	5,753	4,856	666
Loans from third parties (iii)	17,819	4,787	656
Payable to Wuyi Transportation Construction (i)	5,200	-	-
Payable to Anhui Juhu (iv)	-	200	27
Other payables	662	-	-
Interest payables	1,100	-	-
Customer deposit	334	363	50
Payables for purchase of property, plant and equipment	1,311
Accrued expenses	332	334	46
Deferred consideration in relation to investment (ii)	2,300	2,300	315
Others	420	441	59
	35,231	13,281	1,819

(i)	The payable to Wuyi Transportation Construction is discussed in Note 16 - Loan payables.

(ii)

In June 2021, AHYS and Youpin entered into an equity transfer agreement with Ningbo Tuowei Equity Investment Partnership (Limited Partnership) (“Ningbo Tuowei”), a shareholder who owned 0.5533% share equity of Youpin. Pursuant to the agreement, Ningbo Tuowei agreed to transfer its all 0.5533% share equity of Youpin for a total consideration of RMB6,000 to AHYS. As of December 31, 2024, the outstanding balance of this deferred consideration was RMB2,300 (US$315). Please refer to Note 23- Subsequent events.

(iii)

As of February 29, 2024, all loans from third parties were classified as current liabilities, as they mature within one year. The outstanding interest payable on these borrowings amount to approximately RMB200.

(iii)

In February 2023, Youpin was sued by Anhui Juhu Doors & Windows Technology Co., Ltd. for alleged unpaid rent in the amount of RMB3,245 (approximately US$457). Youpin entered into a settlement agreement with the plaintiff on July 29, 2024, pursuant to which the final payable amount was determined to be RMB2,000. As of December 31, 2024, Youpin had RMB200 of the settlement amount remaining unpaid. Accordingly, the Company reclassified this obligation from commitments and contingencies to accrued expenses and other liabilities in the consolidated financial statements.

15. LEASES

The Company leases buildings, office facilities, land use rights and batteries in PRC. The Company does not have any finance lease for the years ended December 31, 2022, 2023, and 2024. Operating leases result in the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent the Company’s right to use the leased asset for the lease term, and lease liabilities represent the obligation to make lease payments. The operating lease expenses were charged to cost of sales, research and development expenses and general and administrative expenses.

A summary of supplemental information related to operating leases as of December 31, 2022, 2023, and 2024 was as follows:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Operating lease right-of-use assets, net	19,250	21,656	16,205	2,220
Operating lease liabilities, current	1,696	1,750	1,843	252
Operating lease liabilities, non-current	4,789	5,980	4,137	567
Weighted average remaining lease terms	3.79 years	3.56 years	3.22 years
Weighted average discount rate	4.41%	4.36%	4.64%

Cashflow information related to leases consists of the following:

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Right-of-use assets obtained in exchange for new operating lease liabilities	6,603	4,698	-	-
Derecognition of right-of use-assets	7,408	-	-	-
Derecognition of lease liabilities	5,658	-	-	-

Future lease payments under operating leases as of December 31, 2024 were as follows:

As of December 31, 2024
RMB
FY2025	2,075
FY2026	1,860
FY2027	1,143
FY2028	714
FY2029	426
FY2030	293
Total future lease payment	6,511
less: imputed interest	(531)
Represent value of future lease payments(1)	5,980

(1)	Present value of future operating lease payments consisted of current portion of operating lease liabilities and non-current portion of operating lease liabilities, amounting to RMB1,843 (US$252) and RMB4,137 (US$567) for the fiscal year ended December 31, 2024, respectively.

16. LOAN PAYABLES

Loan payables were as follows as of the respective balance sheet dates:

	As of December 31,
	2022	2023
	RMB	RMB
Loan payables, current portion	6,500	-
Loan payables, non-current portion	-	-
	6,500	-

On September 17, 2020, Zhejiang Youguan Automobile Service Co., Ltd. (“ZJ Youguan”) entered into a loan agreement with WuYi Transportation Construction Investment Group Company Limited (“WuYi Transportation Construction”), pursuant to which ZJ Youguan was entitled to borrow a loan of RMB20,000 with a weighted average interest rate of 7.5%. ZJ Youguan drew down the amount in full. On July 1, 2021, ZJ Youguan entered into a supplementary agreement with WuYi Transportation Construction, pursuant to which ZJ Youguan shall fully repay this loan by the end of 2021. ZJ Youguan repaid RMB10,000 on July 27, 2021, RMB2,000 on October 29, 2021, RMB1,000 on December 29, 2021, and RMB500 on July 29, 2022. On June 13, 2023, ZJ Youguan entered into a settlement agreement with WuYi Transportation Construction, pursuant to which the ZJ Youguan agreed to repay all the outstanding balance of RMB6,500 before December 15, 2023. ZJ Youguan repaid RMB800 on September 1, 2023 and RMB500 on November 3, 2023, respectively. As of December 31, 2024, the outstanding balance of this loan was RMB5,200, which was overdue. The Group reclassified to Note 14 - ACCRUED EXPENSES AND OTHER LIABILITIES - Loans from third parties as the nature of this transaction has changed to a liability other than loan payable. Relevant legal proceedings are discussed in Note 23 - SUBSEQUENT EVENTS.

17. RELATED PARTY TRANSACTIONS

Major related parties that transacted with the Group and their respective relationship to the Group listed as below:

Names of the related parties	Relationship with the Group
Hangzhou Youyue Travel Technology Co., Ltd. (“Hangzhou Youyue”)	An affiliate of Bingyi Zhao
Shanghai Youzhang Commerical Information Consulting Partnership (Limited Partnership) (“Shanghai Youzhang”)	An affiliate of Jia Li
Ningbo Youheng Automobile Service Co., Ltd. (“Ningbo Youheng Automobile”	An affiliate of Jia Li
Zhejiang Youxiaodian Automobile Service Co., Ltd. (“Zhejiang Youxiaodian”)	An affiliate of Jia Li
Qingshan Wei	Controlling shareholder of U Power Limited
Youjia Technology (Shanghai) Co., Ltd. (“Youjia Technology”)	An affiliate of Jia Li
Shanghai Youpinsuoer New Energy Technology Co., Ltd. (“Shanghai Youpinsuoer”)	An affiliate of Jia Li
Jia Li	Controlling shareholder, Director and CEO of U Power Limited
Bingyi Zhao	Director and Chief Financial Officer of U Power Limited
Shandong Youyidian Automobile Technology Co., Ltd. (“Shandong Youyidian”)	An affiliate of Jia Li
Youche Jingpin E-commerce (Shanghai) Co., Ltd. (“Youche Jingpin”)	An affiliate of Jia Li
Shanghai Youcang Business Consulting Partnership (Limited Partnership) (“Shanghai Youcang”)	An affiliate of Jia Li
Nanmu (Shanghai) Financial Leasing Co., Ltd(“Nanmu”)	An affiliate of Jia Li
Ke Li	Director of U Power Limited

(a)	Amounts due from related parties

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Nanmu (Shanghai) Financial Leasing Co., Ltd	-	-	20,001	2,740
Jia Li	-	-	583	80
Ke Li	-	-	438	60
Youche Jingpi	20	20	-	-
Shanghai Youcang	100	111	100	14
Bingyi Zhao	-	11	535	73
	120	142	21,657	2,967

(b)	Amounts due to related parties

	As of December 31,
	2022	2023	2024	2024
	RMB	RMB	RMB	US$
Li Ke	-	4,170	3,020	414
Jia Li	228	582	-	-
Bingyi Zhao	23	673	219	30
Hangzhou Youyue	-	6	-	-
	251	5,431	3,239	444

18. EMPLOYEE BENEFIT EXPENSES

All eligible employees of the Group are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Group is required to make contributions to the plan and accrues these benefits based on certain percentages of the qualified employees’ salaries. The Group recorded employee benefit expenses of RMB2,253, RMB1,644, and RMB 2,529(US$346) for the years ended December 31, 2022, 2023, and 2024, respectively.

19. INCOME TAXES

Cayman Islands

The Company is incorporated in the Cayman Islands and conducts its primary business operations through the subsidiaries in the PRC and Hong Kong. Under the current laws of the Cayman Islands, the Cayman Islands levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and the Company is therefore not subject to tax on income or capital gains arising in Cayman Islands.

British Virgin Islands

Subsidiaries in British Virgin Islands are not subject to tax on income or capital gains under the current laws of the British Virgin Islands. Additionally, upon payments of dividends by the Company to its shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Subsidiaries in Hong Kong are subject to a two-tiered income tax rate for taxable income earned in Hong Kong. The first 2,000 Hong Kong dollars of profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate of 16.5%. No provision for Hong Kong profits tax has been made in the consolidated financial statements as it has no assessable profit for the years ended December 31, 2022, 2023, and 2024.

PRC

The Company’s PRC subsidiaries are incorporated in the PRC and subject to the statutory rate of 25% on the taxable income in accordance with the Enterprise Income Tax Law (the “EIT Law”), which was effective since January 1, 2008, except for certain entities eligible for preferential tax rates.

Dividends, interests, rent or royalties payable by the Company’s PRC subsidiaries, to non-PRC resident enterprises, and proceeds from any such non-resident enterprise investor’s disposition of assets (after deducting the net value of such assets) shall be subject to 10% withholding tax, unless the respective non-PRC resident enterprise’s jurisdiction of incorporation has a tax treaty or arrangements with China that provides for a reduced withholding tax rate or an exemption from withholding tax.

The EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC are considered PRC tax resident enterprises and subject to PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management” refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprise.

As of December 31, 2024, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. If the Company is deemed as a PRC tax resident, it will be subject to 25% PRC enterprise income tax under the EIT Law on its worldwide income, meanwhile the dividend it receives from another PRC tax resident company will be exempted from 25% PRC income tax. The Company will continue to monitor changes in the interpretation or guidance of this law.

Loss before income taxes consisted of:

	Years ended December 31,
	2022	2023
	RMB	RMB	US$
Non-PRC	-	(3,610)	(508)
PRC	(57,662)	(19,243)	(2,711)
	(57,662)	(22,853)	(3,219)

	Years ended December 31,
	2023	2024
	RMB	RMB	US$
Non-PRC	(3,610)	(14,742)	(2,019)
PRC	(19,243)	(41,620)	(5,702)
	(22,853)	(56,362)	(7,221)

The following table presents the composition of income tax expenses for the years ended December 31, 2022, 2023, and 2024:

	Years ended December 31,
	2022	2023
	RMB	RMB	US$
Current income tax expense	(5)	(2,613)	(368)
Deferred income tax expense	-	-	-
	(5)	(2,613)	(368)

	Years ended December 31,
	2023	2024
	RMB	RMB	US$
Current income tax expense	(2,613)	-	-
Deferred income tax expense	-	-	-
	(2,613)	-	-

The reconciliation of the effective tax rate and the statutory income tax rate applicable to PRC operations are as follows:

	Years ended December 31,
	2022	2023
	RMB	RMB	US$
Loss before provision for income taxes	(57,662)	(22,853)	(3,219)
Income tax benefit computed at an applicable tax rate of 25%	(14,416)	(5,713)	(805)
Prior year provision to return true up	3,800	-	-
Change in valuation allowance	10,611	3,100	437
	(5)	(2,613)	(368)

	Years ended December 31,
	2023	2024
	RMB	RMB	US$
Loss before provision for income taxes	(22,853)	(56,362)	(7,721)
Income tax benefit computed at an applicable tax rate of 25%	(5,713)	(14,091)	(1,930)
Prior year provision to return true up	-	659	90
Change in valuation allowance	3,100	13,432	1,840
	(2,613)	-	-

Deferred Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Group’s deferred tax assets and deferred tax liabilities are as follows:

	Years ended December 31,
	2022	2023
	RMB	RMB	US$
Deferred tax assets:
Intra-group transaction	35,151	32,051	4,514
Total deferred tax assets	35,151	32,051	4,514
Less: valuation allowance	(35,151)	(32,051)	(4,514)
Deferred tax assets, net	-	-	-

	Years ended December 31,
	2023	2024
	RMB	RMB	US$
Deferred tax assets:
Intra-group transaction	32,051	45,483	6,231
Total deferred tax assets	32,051	45,483	6,231
Less: valuation allowance	(32,051)	(45,483)	(6,231)
Deferred tax assets, net	-	-	-

Realization of the net deferred tax assets is dependent on factors including future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing deductible temporary differences and tax loss carry forwards. The Group evaluates the potential realization of deferred tax assets on an entity-by-entity basis.

As of December 31, 2022, 2023, and 2024, valuation allowances were mainly provided against deferred tax assets caused by net operating losses carried forward in entities where it was determined that it was more likely than not that the benefits of the deferred tax assets will not be realized due to their recurring losses.

According to PRC tax regulations, the PRC net operating loss can generally carry forward for no longer than five years starting from the year subsequent to the year in which the loss was incurred. Carryback of losses is not permitted.

As of December 31, 2022, 2023, and 2024, net operating tax loss carry forwards in PRC is expected to expire as follows:

	As of December 31, 2022
	RMB	US$
Net Operating Tax Loss Carry Forward:
2023	716	104
2024	21,197	3,073
2025	12,820	1,859
2026	15,466	2,242
2027	54,871	7,956
	105,070	15,234

	As of December 31, 2023
	RMB	US$
Net Operating Tax Loss Carry Forward:
2024	21,197	2,986
2025	12,820	1,806
2026	15,059	2,121
2027	39,743	5,598
2028	26,873	3,785
	115,692	16,296

	As of December 31, 2024
	RMB	US$
Net Operating Tax Loss Carry Forward:
2025	12,820	1,756
2026	11,465	1,571
2027	39,695	5,438
2028	26,870	3,681
2029	62,872	8,613
	153,722	21,059

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2022, 2023, and 2024, the Group did not have any significant unrecognized uncertain tax positions.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations for the years ended December 31, 2022, 2023, and 2024.

20. RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

In accordance with the Regulations on Enterprises with Foreign Investment of China, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, enterprise expansion fund, and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts, which is included in retained earnings accounts in equity section of the consolidated balance sheets. A wholly foreign owned invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve reaches 50% of its respective registered capital based on the enterprise’s PRC statutory accounts.

Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. If any PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to the Group. Any limitation on the ability of the PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit the ability to grow, make investments or acquisitions that could be beneficial to pay dividends.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve reaches 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The Group’s provision for the statutory common reserve is in compliance with the aforementioned requirement of the Company Law. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. For the years ended December 31, 2022, 2023 and 2024, the PRC subsidiaries did not have after-tax profit, and therefore, no statutory reserves were allocated.

Because the Group’s entities in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s entities in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and additional paid-in capital of the Group’s entities in the PRC. The aggregate amount of paid-in capital and additional paid-in capital, which is the amount of net assets of the Group’s entities in the PRC (mainland) not available for distribution, were RMB383,980, RMB585,991, and RMB818,712 (US$112,163) as of December 31, 2022, 2023, and 2024, respectively.

21. LOSS PER SHARE

Basic and diluted earnings per share for the years presented were calculated as follows:

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Numerator:
Net loss	(57,667)	(25,466)	(3,587)
Less: net loss attributable to noncontrolling interest	(11,746)	(6,128)	(863)
Net loss attributable to the Company’s shareholders	(45,921)	(19,338)	(2,724)

Denominator:
Weighted average number of ordinary shares outstanding used in calculating basic and diluted earnings per share	500,000	1,243,140	1,243,140

Basic and diluted earnings per share:	(91.84)	(15.56)	(2.19)

	For the years ended December 31,
	2023	2024
	RMB	RMB	US$
Numerator:
Net loss	(25,466)	(56,362)	(7,721)
Less: net loss attributable to noncontrolling interest	(6,128)	(8,440)	(1,156)
Net loss attributable to the Company’s shareholders	(19,338)	(47,922)	(6,565)

Denominator:
Weighted average number of ordinary shares outstanding used in calculating basic and diluted earnings per share	1,243,140	2,854,594	2,854,594

Basic and diluted earnings per share:	(15.56)	(16.79)	(2.30)

22. COMMITMENTS AND CONTINGENCIES

Commitments

The assets pledged as collaterals for loans of the Group is discussed in Note 13 BANK BORROWINGS.

The following table sets forth the Group’s contractual obligations as of December 31, 2024:

	Payment due by period
	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB	US$
Long-term bank borrowings (i)	6,970	955	3,164	3,806	-	-
Short-term bank borrowing	15,522	2,127	15,522	-	-	-
Loans from third parties (ii)	4,787	656	4,787
Operating lease liabilities (iii)	7,099	973	2,262	3,274	1,244	319
Payment to Anhui Juhu	200	27	200
Total	34,578	4,738	25,935	7,080	1,244	319

(i)	The Group’s commitment for long-term bank borrowings and short-term bank borrowings as of December 31, 2024 is discussed in Note 13 BANK BORROWINGS.

(ii)	The Group’s commitment for minimum lease payments under the remaining operating leases as of December 31, 2024 is discussed in Note 15 LEASES.

(iii)	The Group’s commitment for payable to Anhui Juhu under the other current liabilities as of December 31, 2024 is discussed in Note 14 ACCRUED EXPENSES AND OTHER LIABILITIES.

Other than as shown above, the Group did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2024.

Contingencies

The Group is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Group does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on the Group’s consolidated business, financial position, cash flows or results of operations taken as a whole.

On July 1, 2021, Youpin Automobile Service Group Co., Ltd. ("Youpin") signed an Investment Contract with the Wuhu High-Tech Industrial Development Zone Management Committee (the "Committee") for a new energy vehicle industrial cluster project. Youpin set up Wuhu Youxu New Energy Technology Co., Ltd. as the project company, and the Committee agreed to provide financial subsidies. On October 15, 2021, the Committee paid the first-year rental subsidy (RMB 3 million) to the project company. However, because Youpin and the project company failed to meet operational targets, the Committee issued an Administrative Decision on August 29, 2024, demanded youpin to repay the RMB 3 million subsidy.

The Group reckon that the investment contract does not qualify as an administrative agreement, and defendant lacks authority to issue administrative decisions based on it. Youpin Group maintains that its non-compliance with the Investment Contract terms resulted from uncontrollable external factors, specifically the original landlord's failure to vacate the premises as scheduled coupled with the disruptive effects of the COVID-19 pandemic, both of which constitute force majeure circumstances. As of the reporting date, the court has not yet rendered a final judgment on this case. Accordingly, the Group considers the ultimate outcome of this litigation to be subject to significant uncertainty.

The defendants in this case are Quanzhou Youyi Dianhuan Network Technology Co., Ltd., Youpin Automobile Service (Shandong) Co., Ltd., and Shanghai Youxu New Energy Technology Co., Ltd. The plaintiff, Quanzhou Meibiao Youxin Automobile Sales Service Co., Ltd., filed the following claims: (1) payment of RMB 700,000 for battery costs plus interest on delayed payment (calculated at 1.5 times the LPR from the filing date until full payment); and (2) coverage of all litigation fees by the defendants. The Quanzhou Fengze District People's Court accepted the case, which was heard on March 22, 2024. On April 10, 2024, both parties conducted additional online cross-examination of supplementary evidence. On July 10, 2024, the court ruled in favor of the plaintiff, ordering Shandong Youpin to pay the battery costs and interest. On July 25, 2024, Shandong Youpin appealed to the Quanzhou Intermediate People's Court. On November 8, 2024, the intermediate court revoked the original judgment and remanded the case for retrial, pending court scheduling

Guarantees

From August 2020 to November 2021, Youguan Financial Leasing provided a total of RMB5,869 (US$827) guarantee to its four customers who entered into two five-year guarantees and two four-year guarantees. As of the date of this annual report, the balance of the guarantees were RMB2,003(US$274).

23. SUBSEQUENT EVENTS

The Group evaluated all events that occurred up to the date of this report and determined that no events that would have required adjustment or disclosure in the consolidated financial statements except the following:

Youpin SD sued one of its vehicle sourcing service providers Inner Mongolia Zhonglutong Trading Co., Ltd. for failing to deliver vehicles as scheduled to Youpin SD’s customer. Youpin SD won the case on September 8, 2022. On March 23, 2023, both parties entered into a settlement agreement, and the supplier agreed to return the deposit and liquidated damages with a total of RMB2,746 (US$376). As of the date of this annual report, Youpin SD has applied for compulsory enforcement and the remaining unpaid amount was RMB2,609 (US$357).

Youpin sued Hainan Gaozhan New Energy Vehicle Company Limited for its failure to refund a deposit of RMB170 (US$243) to Youpin in November 2023. On April 10, 2024, Youpin won the trial. As of the date of this report, Youpin has applied for compulsory enforcement.

Youguan Financial Leasing (China) Co., Ltd. sued Sichuan Maichebang Automobile Sales Co., Ltd., Yuan Mingqin and Yuan Jinsong for rent and liquidated damages of a total of RMB1,949, on January 9, 2024. The case has been accepted by the court. On March 21, 2025, the Zhangdian District People’s Court of Zibo City reopened proceedings for the case. Subsequently, on April 8, 2025, the court appointed an independent valuation firm to assess the disputed vehicles’ market value under judicial supervision.

Quanzhou Youyi Power Exchange Network Technology Co., Ltd., Youpin SD and SH Youxu were sued by Quanzhou Meibiaoyouxin Automobile Sales Service Co., Ltd. for payment of RMB700 and liquidated damages, on January 16, 2024. The initial hearing was held on March 22, 2024. Youpin SD lost the case and appealed to the court on July 25, 2024. On November 8, 2024, the Quanzhou Intermediate People’s Court has revoked the original judgment and remanded the case for retrial.

AHYS, Shanghai Youcang Business Consulting Partnership (Limited Partnership), and Li Jia were sued by Zhuji Huarui Wenhua Equity Investment Partnership (Limited Partnership), Zhuji Huarui Torch Venture Capital Investment Partnership (Limited Partnership) and Zhuji Fuhui Industrial Transformation and Upgrading Investment Fund Partnership (Limited Partnership). The plaintiffs requested the court to order the defendants to jointly pay the investment exit amount of RMB10,000, along with overdue payment penalties (calculated based on RMB10,000 at the prevailing one-year Loan Prime Rate (LPR) of banks, calculated from January 1, 2024, to the actual payment date; and the litigation costs. The case commenced on February 20, 2025.

Wuhu High-Tech Industrial Development Zone Administrative Committee has issued an Administrative Decision to Youpin on August 29, 2024, which requires Youpin to return a rental subsidy of RMB3,000. Youpin has applied for administrative reconsideration to the Wuhu Municipal People’s Government. A hearing for the case was held on January 9, 2025, and the decision from the reconsideration authority is pending as of the date of this annual report.

Zibo Hengsong You Car Equity Investment Fund Partnership (Limited Partnership) has sued Youpin SD, AHYS, WFOE and Mr. Jia Li. The plaintiff requests the defendants to repurchase the 13.0435% equity interest in Youpin SD and jointly pay the equity repurchase price of RMB240,000 plus interest (temporarily calculated at RMB78,220). In response, the defendants believe that the plaintiff’s claim is unfounded and that all their contractual obligations have been fulfilled. The defendants will file a counterclaim demanding that the plaintiff transfer the 13.0435% equity interest in Youpin SD to the defendants at a consideration of one yuan. The initial court hearing is scheduled for May 6, 2025.

On January 27, 2025, after giving further effect to the offering (which includes the issuance and sale of 648,000 Class A Ordinary Shares and Pre-funded Warrants to purchase up to an aggregate of 393,668 Class A Ordinary Shares), the Group have been received approximately US$4,662.

23. UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in the PRC is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in the PRC. The Company’s subsidiaries are also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory reserves account until the accumulative amount of such reserves reaches 50% of its respective registered capital. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

In addition, the Company’s operations and revenue are conducted and generated in the PRC, and all of the Company’s revenue earned and currency received are denominated in RMB. RMB is subject to the foreign exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC foreign exchange control regulations that restrict the Company’s ability to convert RMB into USD.

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that the amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Company’s investment in its subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries.

The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries. For the parent company, the Group records its investments in subsidiaries similar to the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures. Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries” and the subsidiaries’ loss as “Equity in losses of subsidiaries” on the Condensed Statements of Comprehensive Loss. The condensed financial information presented in the parent company’s financial statements equal the corresponding amounts attributable to the parent company in the consolidated financial statements.

U POWER LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands of RMB and US$, except for number of shares)

		As of
		December 31,	June 30,	June 30,
	Notes	2024	2025	2025
		RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents		23,435	22,697	3,168
Restricted cash		1,239	300	42
Accounts receivable	5	10,374	18,356	2,562
Inventories	6	9,872	12,980	1,812
Advance to suppliers	7	9,466	9,808	1,369
Other current assets	8	29,032	31,212	4,357
Amount due from related parties	16	21,657	45,065	6,291
Total current assets		105,075	140,418	19,601

Non-current assets:
Property, plant and equipment, net	9	8,656	8,647	1,207
Intangible assets, net	10	132	97	14
Operating lease right-of-use assets, net	15	16,205	12,003	1,676
Long-term investments	11	134,114	134,026	18,709
Refundable deposit for investment	12	39,799	20,621	2,879
Other non-current assets	8	81,733	80,213	11,196
Total non-current assets		280,639	255,607	35,681
Total assets		385,714	396,025	55,282

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank borrowing	13	17,972	17,172	2,397
Current portion of long-term borrowing	13	-	5,800	810
Accounts payable		14,307	17,229	2,405
Accrued expenses and other liabilities	14	13,281	12,222	1,706
Income tax payables	18	5,169	5,496	767
Advances from customers		1,086	1,699	237
Operating lease liabilities – current	15	1,843	981	137
Amount due to related parties	16	3,239	2,520	352
Total current liabilities		56,897	63,119	8,811

Non-current liabilities:
Operating lease liabilities – non-current	15	4,137	2,933	409
Bank borrowings	13	3,700	-	-
Commitments and contingent liabilities	21	-	3,000	419
Total non-current liabilities		7,837	5,933	828
Total liabilities		64,734	69,052	9,639

Shareholders’ equity:
Class A Ordinary Shares, $0.00001 par value, 3,999,411,812 Class A Ordinary Shares authorized 2,700,00 and 3,831,668 Class A Ordinary Shares issued and outstanding as of December 31, 2024 and June 30, 2025		-	-	-
Class B Ordinary Shares, $0.00001 par value, 1,000,588,188 Class B Ordinary Shares authorized 588,188 and 588,188 Class B Ordinary Shares issued and outstanding as of as of December 31, 2024 and June 30, 2025		-	-	-
Additional paid-in capital		512,568	545,963	76,213
Accumulated deficit		(221,098)	(243,098)	(33,935)
Total U POWER LIMITED’s shareholders’ equity		291,470	302,865	42,278
Non-controlling interests		29,510	24,108	3,365
Total equity		320,980	326,973	45,643
Total liabilities and equity		385,714	396,025	55,282

The accompanying notes are an integral part of these consolidated financial statements.

U POWER LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

		For the six months ended June 30,
	Notes	2024	2025	2025
		RMB	RMB	US$
Net revenue
Product sales		12,389	13,899	1,940
Sourcing services		75	2,812	393
Battery-swapping services		726	1,018	142
Total net revenue		13,190	17,729	2,475
Cost of revenue		(11,902)	(9,338)	(1,304)
Gross profit		1,288	8,391	1,171

Operating expenses:
Sales and marketing expenses		(1,483)	(1,767)	(247)
General and administrative expenses		(26,157)	(24,571)	(3,430)
Research and development expenses		(575)	(3,416)	(477)
Allowance for expected credit losses		531	3,903	545
Total operating expenses		(27,684)	(25,851)	(3,609)
Operating loss		(26,396)	(17,460)	(2,438)
Interest income		7	16	2
Interest expenses		(877)	(248)	(35)
Other income		1,435	3,917	547
Other expenses		(685)	(13,301)	(1,857)
Loss before income taxes		(26,516)	(27,076)	(3,781)
Income tax expense	18	-	(326)	(46)
Net loss		(26,516)	(27,402)	(3,827)
Less: Net loss attributable to non-controlling interests		(2,991)	(5,402)	(754)
Net loss attributable to the Company’s shareholders and total comprehensive loss		(23,525)	(22,000)	(3,073)

Loss per share attributable to ordinary shareholders of the Company’s shareholders *
Basic and diluted	20	(7.42)	(5.79)	(0.81)

Weighted average shares used in calculating basic and diluted loss per share *
Basic and diluted		3,168,544	3,802,047	3,802,047

Net loss		(26,516)	(27,402)	(3,827)
Other comprehensive income, net of tax of nil:
Foreign currency translation adjustments		(446)	-	-
Comprehensive loss		(26,962)	(27,402)	(3,827)

The accompanying notes are an integral part of these consolidated financial statements.

U POWER LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Amounts in thousands of RMB and US$, except for number of shares)

								Total
	Class A		Class B		Additional			U POWER LIMITED	Non-
	Ordinary shares		Ordinary shares		paid-in	Accumulated	Translation	shareholders’	controlling	Total
	Shares *	Amount	shares*	Amount	capital	deficit	reserve	equity	interests	equity
		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2023	1,243,140	-	-	-	479,400	(173,176)	446	306,670	37,950	344,620
Consolidated net loss						(47,922)		(47,922)	(8,440)	(56,362)
Issuance of ordinary shares	1,546,860	-	588,188	-	49,276			49,276		49,276
Investment Refund					(16,108)			(16,108)		(16,108)
Other comprehensive income							(446)	(446)		(446)
Balance as of December 31, 2024 in RMB	2,790,000	-	588,188	-	512,568	(221,098)	-	291,470	29,510	320,980
Consolidated net loss						(22,000)		(22,000)	(5,402)	(27,402)
Issuance of ordinary shares	1,041,668				33,395			33,395		33,395
Balance as of June 30, 2025 in RMB	3,831,668		588,188		545,963	(243,098)		302,865	24,108	326,973
Balance as of June 30, 2025 in US$	3,831,668		588,188		76,213	(33,935)		42,278	3,365	45,643

The accompanying notes are an integral part of these consolidated financial statements.

U POWER LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands of RMB and US$, except for number of shares)

	For the six months ended June 30,
	2024	2025	2025
	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(26,516)	(27,402)	(3,827)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,640	1,618	226
Amortization of right-of-use assets	2,800	4,203	587
Allowance for expected credit losses	(531)	(3,903)	(545)
Loss from investments	264	-	-
Loss on impairment of inventory	-	(12)	(2)

Changes in operating assets and liabilities:
Accounts receivables	(2,805)	(7,988)	(1,115)
Inventories	(643)	(3,097)	(432)
Advance to suppliers	(38)	3,538	494
Other current assets	3,145	(4,617)	(645)
Amount due from related parties	(264)	(3,408)	(476)
Other non-current assets	(4,342)	-	-
Accounts payables	7,903	2,922	408
Accrued expenses and other payables	(6,144)	1,056	148
Income tax payables	-	326	46
Advance from customers	(1,238)	613	86
Amount due to related parties	(5,140)	(719)	(100)
Operating lease liabilities	(865)	(2,064)	(288)
Commitments and contingent liabilities	-	3,000	419
Net cash used in operating activities	(31,774)	(35,934)	(5,016)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(349)	(94)	(13)
Loans repayments from third parties	13,822	20,163	2,815
Loan payment to related parties		(20,001)	(2,792)
Return of long-term investments	-	-	-
Net cash provided by investing activities	13,473	68	10

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution by controlling shareholders	23,077	-	-
Capital contribution from issuance of ordinary shares	-	33,395	4,662
Proceeds from short-term bank borrowing	-	2,000	279
Repayments of long-term bank borrowing		(700)	(98)
Repayments of loan payable	(500)	(2,114)	(295)
Net cash provided by financing activities	22,577	32,581	4,548

Net (decrease)/ increase in cash and cash equivalents and restricted cash	4,276	(3,285)	(458)
Effects of exchange rate changes		1,608	224
Cash and cash equivalents and restricted cash at beginning of year	36,239	24,674	3,444
Cash and cash equivalents and restricted cash at end of period	40,515	22,997	3,210

Supplemental disclosures of non-cash activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	-	-	-
Cancellation of capital contribution	16,037	-	-

The accompanying notes are an integral part of these consolidated financial statements.

U POWER LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

1. ORGANIZATION

(a) Nature of operations

U POWER LIMITED (the “Company”) was incorporated in the Cayman Islands on June 17, 2021, under the Cayman Islands Companies Law as an exempted company with limited liability. Anhui Yousheng New Energy Technology Group Co., Ltd. (“AHYS”, formerly known as “Shanghai Yousheng New Energy Technology Group Co. Ltd.”) was incorporated in the People’s Republic of China (the “PRC” or “China”) on May 16, 2013. AHYS, together with its subsidiaries (collectively, the “Operating Entities”) are principally engaged in the provision of: 1) new energy vehicles development and sales; 2) battery-swapping stations manufacturing and sales; 3) battery-swapping services; and 4) sourcing services (collectively, the “Principal Business”).

(b) Reorganization

In preparation of its initial public offering (“IPO”) in the United States, the following transactions were undertaken to reorganize the legal structure of the Operating Entities. The Company was incorporated in connection with a group reorganization (the “Reorganization”) of the Operating Entities. On June 30, 2021, and January 5, 2022, the Company incorporated two wholly-owned subsidiaries, Youcang Limited (“Youcang”) and U Robur Limited (“U Robur BVI”) in British Virgin Islands, respectively. On July 19, 2021, Youcang incorporated a wholly-owned subsidiary, Energy U Limited (“Energy U”) in Hong Kong. On January 24, 2022, U Robur BVI incorporated a wholly-owned subsidiary, U Robur Limited (“U Robur HK”). On January 27, 2021, Energy U incorporated a wholly-owned subsidiary, Shandong Yousheng New Energy Technology Development Co, Ltd. (“WFOE”) in the PRC.

On July 8, 2022, the Company, through WFOE, entered into an equity purchase agreement with AHYS and its then shareholders, through which the Company has become the ultimate primary beneficiary of AHYS. As all the entities involved in the process of the Reorganization are under common ownership of AHYS’s shareholders before and after the Reorganization, the Reorganization is accounted for in a manner similar to a pooling of interests with the assets and liabilities of the parties to the Reorganization carried over at their historical amounts. Therefore, the accompanying consolidated financial statements were prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented. The Company and its subsidiaries hereinafter are collectively referred to as the “Group”.

As of the date of this report, the details of the Company’s principal subsidiaries are as follows:

Entity	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect ownership by the Company	Principal activities
Subsidiaries:
Youcang Limited (“Youcang”)	June 30, 2021	British Virgin Islands	100%	Investment holding
Energy U Limited (“Energy U”)	July 19, 2021	Hong Kong	100%	Investment holding
Shandong Yousheng New Energy Technology Development Co, Ltd. (“WFOE”)(1)	January 27, 2022	PRC	100%	Provision of technical and consultation services
Anhui Yousheng New Energy Co., Ltd (“AHYS”)(1)	May 16, 2013	PRC	100%	Dormant Company
Youpin Automobile Service Group Co. Ltd. (“Youpin”)(1)	July 18, 2013	PRC	54.37%	Provision of new energy vehicles sales, battery-swapping stations sales, battery-swapping services and sourcing services
Shanghai Youchuangneng Digital Technology Co., Ltd. (“SY Digital Tech) (1)	November 13, 2015	PRC	100%	Provision of new energy vehicles sales, battery-swapping stations sales, battery-swapping services and sourcing services
Youguan Financial Leasing Co., Ltd. (“Youguan Financial Leasing”)(1)	February 27, 2017	PRC	100%	Dormant Company
Youpin Automobile Service (Shandong) Co., Ltd. (“Youpin SD”)(1)	June 30, 2020	PRC	86.96%	Provision of new energy vehicles sales and sourcing services
Chengdu Youyineng Automobile Service Co., Ltd. (“CD Youyineng”)(1)	October 29, 2020	PRC	100%	Provision of battery-swapping stations manufacturing
Shanghai Youteng Automobile Service Co., Ltd. (“SH Youteng”)(1)	November 3, 2020	PRC	70%	Dormant Company
Liaoning Youguan New Energy Technology Co. Ltd. (“LY New Energy”)(1)	November 8, 2019	PRC	100%	Provision of new energy vehicles sales and sourcing services
Shanghai Youxu New Energy Technology Co., Ltd. (“SH Youxu”)(1)	March 22, 2021	PRC	70%	Provision of battery-swapping stations sales and battery-swapping services and two-wheeled vehicle battery-swapping services
Quanzhou Youyi Power Exchange Network Technology Co., Ltd. (“QZ Youyi”)(1)	June 29, 2021	PRC	100%	Provision of battery-swapping services
Youxu New Energy Technology (Zibo) Co., Ltd. (“Youxu Zibo”)(1)	July 29, 2021	PRC	100%	Provision of batter swapping stations manufacturing
Youxu (Xiamen) Power Exchange Network Technology Co., Ltd. (“Youxu XM”)(1)	August 10, 2021	PRC	100%	Provision of battery-swapping services
Wuhu Youxu New Energy Technology Co., Ltd. (“WH Youxu”) (1)	November 12, 2021	PRC	100%	Provision of batter swapping stations manufacturing
Henan Youxu New Energy Technology Co., Ltd. (“HN Youxu”) (1)	December 1, 2022	PRC	80%	Dormant Company
Youxu New Energy Technology (Nanyang) Co., Ltd. (“NY Youxu”) (1)	March 14, 2023	PRC	70%	Provision of batter swapping stations manufacturing
U SWAP CO LTD (“U SWAP”)	June 13, 2024	Thailand	85%	Provision of new energy vehicles sales, battery-swapping stations sales, battery-swapping services and sourcing services
Greendrive Tech Co. Ltd (“Greendrive”)	March 20, 2025	Thailand	70%	Provision of new energy vehicles sales, battery-swapping stations sales, battery-swapping services and sourcing services

(1)	Collectively, the “PRC subsidiaries”.

(c) Initial Public Offering

In April 2023, the Company, in connection with its IPO in the United States, issued 2,416,667 ordinary shares (2,416,667 ordinary shares before the share consolidation implemented on March 25, 2024 (the “Share Consolidation”) from the IPO of approximately US$13,002.

(d) Additional shares issued

As of December 2023, the Company, in connection with its follow-on offering, issued 718,973 ordinary shares (71,897,268 ordinary shares before the Share Consolidation with net proceeds of approximately US$9,000.

(e) Consolidation of Ordinary Shares

On March 25, 2024, the Company implemented the Share Consolidation, pursuant to which, every 100 ordinary shares with a par value of US$0.0000001 each in the Company’s issued and unissued share capital were consolidated into one ordinary share with a par value of US$0.00001 each. As a result of the share consolidation, there was approximately 3,378,188 ordinary shares as of December 31, 2024.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

(b) Principles of consolidation

The accompanying consolidated financial statements of the Group include the financial statements of the Company and its subsidiaries for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (the “Board”); and to cast a majority of the votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation. The non-controlling interests in consolidated subsidiaries are shown separately in the consolidated financial statements.

(c) Use of estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include the incremental borrowing rate used in the recognition of right-of-use assets and lease liabilities, allowance for expected credit loss, the useful lives of property, plant and equipment and intangible assets, contingent liabilities and valuation allowance for deferred tax assets. The Group bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to the Group’s reported amounts of revenue, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

(d) Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its overseas subsidiaries that are incorporated in the Cayman Islands and British Virgin Islands is the U.S. Dollar (“US$”). The functional currency of the Company’s subsidiaries that are incorporated in Hong Kong is Hong Kong Dollar (“HK$”). The functional currency of the Company’s subsidiaries that are incorporated in the PRC is RMB.

In the consolidated financial statements, the financial information of the Company and other entities located outside of PRC has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenue, expenses, gains and losses are translated using the average rate for the periods. Translation adjustments are reported as foreign currency translation adjustments and are shown as a component of other comprehensive loss in the consolidated statements of operations and comprehensive income (loss). There was nil foreign currency translation gain or loss recognized for the six months ended June 30, 2024 and 2025.

Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing at the balance sheet date.

(e) Convenience translation

The Group’s business is primarily conducted in China and all of the revenue is denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the exchange rate as of balance sheet date, for the convenience of the readers. Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss, change in equity and related consolidated statements of cash flows from RMB into US$ as of and for the six months ended June 30, 2025 are solely for the convenience of the reader and were calculated at the rate of US$1.00 to RMB7.1636, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2025. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2025 or at any other rate.

(f) Non-controlling interest

For certain subsidiaries, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group. Consolidated net loss or income on the consolidated statements of operations includes the net loss or income attributable to non-controlling interests. Non-controlling interests are classified as a separate line item in the equity section of the Group’s consolidated balance sheets and have been separately disclosed in the Group’s consolidated statements of operations to distinguish the interests from that of the Company.

(g) Cash and cash equivalents

Cash and cash equivalents represent cash on hand, time deposits and highly-liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

(h) Restricted cash

Restricted cash represents the cash that is not freely available to be spent nor re-invested to sustain future growth, which is legally or contractually restricted, or only to be used for a specified purpose. The restrictions can be permanent or temporary. Failure to use the asset according to agreed limitations will generate contractual or legal consequences.

(i) Allowance for expected credit loss

Accounts receivable, advance to suppliers and other current assets are recognized at original invoiced amount. The Group measures all expected credit losses at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The Group reviews the accounts receivable, advance to suppliers and other current assets periodically, and recognizes the expected credit losses based on many factors, including the customer’s payment history, its current credit-worthiness and current economic trends.

Based on the result of the Group’s estimation of collectability, the Group recognized a reversal of RMB531 of expected credit losses for the six months ended June 30, 2024 and recognized a reversal of RMB3,903(US$545) of expected credit losses for the six months ended June 30, 2025.

(j) Inventories

Inventories, consisting of raw materials and products available for sale, are stated at the lower of cost or net realizable value. Cost of inventory are determined using the first-in-first-out method. The Group records inventory reserves for obsolete and slow-moving inventory. Inventory reserves are based on inventory obsolescence trends, historical experience and application of the specific identification method. There was no inventory impairment recognized for the six months ended June 30, 2024 and 2025, respectively.

(k) Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets. Within the property, plant and equipment, the value for construction in process is included within the manufacturing equipment.

Category	Estimated useful life
Leasehold improvements	1 - 3 years
Manufacturing equipment	3 – 10 years
Computer and electronic equipment	3 – 5 years
Office equipment	2 – 4 years
Motor vehicles	3 – 4 years

(l) Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives from 3 to 5 years. The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

(m) Impairment of long-lived assets

The Group evaluates its long-lived assets, including property, plant and equipment, software and right-of-use assets with finite lives for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amounts of the assets, the Group recognizes an impairment loss based on the excess of the carrying amounts of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. There was no impairment of long-lived assets recognized for the six months ended June 30, 2024 and 2025, respectively.

(n) Long-term investments

The Group’s long-term investments mainly include equity investments in entities. Investments in entities in which the Group can exercise significant influence and holds an investment in voting common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323, Investments - Equity Method and Joint Ventures (“ASC 323”). Under the equity method, the Group initially records its investments at fair value. The Group subsequently adjusts the carrying amount of the investments to recognize the Group’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Group evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary. There was no impairment of long-term investments recognized for the six months ended June 30, 2024 and 2025, respectively.

(o) Fair value of financial instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, accounts receivable, amounts due from related parties, deposits and other receivables, accounts payable, amounts due to related parties, other payables, short-term bank and other borrowings and loan payables. As of June 30, 2025, the carrying values of these financial instruments are approximated to their fair values.

(p) Revenue recognition

Under ASC 606, Revenue from Contracts with Customers, the Group recognizes revenue when a customer obtains control of promised goods or services and recognizes in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

The Group recognized revenue according to the following five-step revenue recognition criteria based on ASC 606: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price; and (5) recognize revenue when or as the entity satisfies a performance obligation.

The Group recognized revenue when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:

(i)	provides all of the benefits received and consumed simultaneously by the customer;

(ii)	creates and enhances an asset that the customer controls as the Group performs; or

(iii)	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date. If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates revenue to each performance obligation based on its relative standalone selling price. The Group generally determines standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may impact the revenue recognition.

When either party to a contract has performed, the Group presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents the contract liability when the payment is made, or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

The following table sets forth a breakdown of our revenue, in absolute amounts and percentages of total revenue for the six months ended June 30, 2024 and 2025,

	For the Six Months Ended June 30,
	2024		2025
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
	（Unaudited）
Sourcing services	75	0.6	2,812	393	15.9
Product sales	12,389	93.9	13,899	1,940	78.4
Battery-swapping services	726	5.5	1,018	142	5.7
Total revenue	13,190	100.0	17,729	2,475	100.0

Sourcing services

The Group generates revenue from the vehicle sourcing business and battery sourcing business.

Regarding to battery sourcing business, the Group acts as a principal as of being able to fully control relevant risks and benefits during the whole business, indicated by that can decide the selling price, has a right to recall the product and cease the transaction, and bear relevant risk of damage and loss prior to the delivery of battery to the customer. The sales of battery sourcing revenue are recognized on a gross basis at a point in time when the control of the battery pack is transferred to the customer.

For vehicle sourcing business, the Group charges service fees from its customers for their purchase of vehicles, where the Group is generally acting as an agent and its performance obligation is to purchase the specified vehicles for its customers. The Group charges the customers a commission that is calculated based on the purchase price of each purchase order. Vehicle sourcing service revenue are recognized on a net basis at the point in time when the service of purchase of the specified vehicles for the Group’s customers is completed, i.e., the specified vehicle for the Group’s customers is delivered. Payments are typically received in advance and are accounted for as contract liabilities until delivery, at which point the receipt in advance from customers is offset with the prepayment to the supplier and the difference representing the commission is recognized as revenue.

Product sales

The Group generates revenue from sales of battery-swapping stations. The Group identifies the users who purchase battery-swapping stations as its customers. The revenue for battery-swapping station sales is recognized at a point in time when the control of the product is transferred to the customer.

Battery-swapping services

The Group also generates revenue from providing battery-swapping services to vehicle drivers and the station control system upgrading services to the battery-swapping station owners. The Group identifies vehicle drivers who require battery-swapping services, as well as owners of battery-swapping stations to whom the Group has sold stations and who require station control system upgrade services, as its customers.

The Group charges the battery-swapping service fees from its customers based on vehicle miles traveled. However, as usually, the swapped battery will be immediately used after the payment by customers for driving and the power consumption of vehicles will be fast, the Group ignores the time interval between the timing of payment in advance by customers and the usage life of the swapped battery. The revenue generated from battery-swapping services to vehicle drivers is recognized at a point in time when the Group received the payment from vehicle drivers.

The revenue generated from the station control system upgrading service is recognized over time based on a straight-line method.

Two-wheeled vehicle battery-swapping services

By providing battery swap cabinets, two-wheeled vehicle drivers can perform self-service battery swaps. We charge the drivers a certain amount as revenue from the rent of battery.

The Group charges the battery-swapping services fee for battery providing to its customers based on the service time. The Two-wheeled vehicle Battery-swapping Services recognized revenue by over time.

(q) Cost of revenue

Cost of sales of battery-swapping stations primarily includes semi-finished goods purchased from suppliers, labor costs and manufacturing including depreciation of assets associated with production.

(r) Sales and marketing expenses

Sales and marketing expenses consist primarily of (i) compensation to selling personnel, including the salaries, performance-based bonus, and other benefits; (ii) travel cost related to the sales and marketing function; (iii) advertising, marketing and brand promotion expenses; and (iv) other expenses in relation to the selling and marketing activities. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing.

(s) Research and development expenses

Research and development expenses consist primarily of personnel-related costs directly associated with research and development organization. The Group’s research and development expenses are related to enhancing and developing UOTTA technology for its existing products and new product development. The Group expenses research and development costs as incurred.

(t) General and administrative expenses

General and administrative expenses consist primarily of salaries, bonuses and benefits for employees involved in general corporate functions, and those not specifically dedicated to research and development activities, such as depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses.

(u) Employee benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made.

(v) Government grants

The Group’s PRC-based subsidiaries received government subsidies from certain local governments. The Group’s government subsidies consisted of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as product development and renewal of production facilities. Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Group. Receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. The Group recorded specific purpose subsidies as advances payable when received. For specific subsidies, upon government acceptance of the related project development or asset acquisition, the specific purpose subsidies are recognized to reduce related R&D expenses or the cost of asset acquisition. Other subsidies are recognized as other operating income upon receipt as further performance by the Group is not required.

(w) Taxation

Income Taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the assets and liabilities method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of income and comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more-likely-than-not that some portion of, or all of the deferred tax assets will not be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Group considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group considers possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

Value added tax

Revenue represents the invoiced value of goods and services, net of value added tax (“VAT”). The VAT is based on gross sales price with VAT rates of 6% and 13%, depending on the type of products sold or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Uncertain tax positions

The Group applies the provisions of ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The benefit of a tax position is recognized if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. Additionally, in future periods, changes in facts and circumstances, and new information may require the Group to adjust the recognition and measurement of estimates with regards to changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period in which the change occurs.

The Group’s operating subsidiaries in the PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100 (US$15). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interests incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(x) Comprehensive loss

The Group has adopted FASB Accounting Standard Codification Topic 220 (“ASC 220”) “Comprehensive income”, which establishes standards for reporting and the presentation of comprehensive income (loss), its components and accumulated balances.

There was RMB446 and nil other comprehensive loss for the six months ended June 30, 2024 and 2025, respectively.

(y) Leases

The Group accounts for lease under ASC Topic 842, Leases. The Group determines if an arrangement is or contains a lease at inception. Right-of-use assets and liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. The Group considers only payments that are fixed and determinable at the time of lease commencement.

At the commencement date, the lease liability is recognized at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets for the six months ended June 30, 2024 and 2025, respectively.

Operating lease assets are included within “right-of-use assets - operating lease”, and the corresponding operating lease liabilities are included within “operating lease liabilities” on the consolidated balance sheets as of December 31, 2024 and June 30, 2025, respectively.

(z) Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the consolidated financial statements. If the assessment indicates that a potential loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

The Group recognized RMB3,000 (US$419) and nil of commitments and contingencies for the six months ended June 30, 2024 and 2025, respectively.

(aa) Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Group’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

(ab) Recent accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses”, which requires the measurement of all allowance for expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard, which defers the effective date of ASU No. 2016-13 for smaller reporting companies to fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The impact of the adoption on the consolidated balance sheets, statements of operations, and statements of cash flows was immaterial.

In June 2022, the FASB issued ASU 2023-03 Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The update clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The update also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The update also requires certain additional disclosures for equity securities subject to contractual sale restrictions. The amendments in this update are effective for the Group beginning January 1, 2024 on a prospective basis. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Group has determined that the adoption of this guidance will not have a material impact on its financial position, results of operations, and cash flows.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting: Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which focuses on improving reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. A public entity shall disclose for each reportable segment the significant expense categories and amounts that are regularly provided to the CODM and included in reported segment profit or loss. ASU 2023-07 also requires public entities to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Entities are permitted to disclose more than one measure of a segment’s profit or loss if such measures are used by the CODM to allocate resources and assess performance, as long as at least one of those measures is determined in a way that is most consistent with the measurement principles used to measure the corresponding amounts in the consolidated financial statements. ASU 2023-07 is applied retrospectively to all periods presented in financial statements, unless it is impracticable. This update was effective for the Group’s fiscal years beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. Based on the criteria established by ASC 280, the Group’s CODM has been identified as the Group’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The update requires specific disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The update is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. The Group has determined that the adoption of this policy will not have a material impact on its consolidated financial statements.

3. LIQUIDITY

For the six months ended June 30, 2025, the Group reported a net loss of RMB27,402 (US$3,827), negative operating cash flows of RMB35,934 (US$5,016), net current assets of RMB77,299 (US$10,790), accumulated deficit of RMB243,098 (US$33,935). These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

In assessing its liquidity, management monitors and analyzes the Group’s cash and cash equivalents, its ability to generate sufficient revenue sources and ability to obtain additional financial support in the future, and its operating and capital expenditure commitments.

The Group’s primary source of liquidity historically has been cash generated from its business operations, bank loans, equity contributions from its shareholders and borrowings, which have historically been sufficient to meet its working capital and capital expenditure requirements.

As of the fiscal year ended December 31, 2024 and the six months ended June 30, 2025, the Group’s cash and cash equivalents and restricted cash were RMB24,674 and RMB22,997 (US$3,210), respectively, and the Group’s restricted cash were RMB1,239 and RMB 300 (US$42), respectively. The Group’s cash and cash equivalents primarily consist of cash on hand and highly liquid investments placed with banks, which are unrestricted to withdrawal and use and which have original maturities of three months or less.

The Group believes that the substantial doubt of its ability to continue as going concern is alleviated based on the proceeds received from investors and anticipated increase in cash generated from operations. Meanwhile, on an on-going basis, the Group has also received financial support commitments from the Company’s key management which allow the Group to meet its other liabilities and commitments. The Group received an additional capital injection of RMB 33,397 (US$4,662). The Group believes its existing cash and cash equivalents, anticipated cash raised from financings, and anticipated cash flow from operations, will be sufficient to meet its anticipated cash needs for the next 12 months from the date of this report. The exact amount of proceeds the Group will use for its operations and expansion plans will depend on the amount of cash generated from its operations and any strategic decisions the Group may make that could alter its expansion plans and the amount of cash necessary to fund these plans.

The management believes that the Group will continue as a going concern in the following 12 months from the date the Group’s half of 2025 consolidated financial statements are issued. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

4. CONCENTRATION OF RISKS

(a) Political, social and economic risks

The Group’s operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

(b) Interest rate risk

The Group is exposed to interest rate risk on its interest-bearing assets and liabilities. As part of its asset and liability risk management, the Group reviews and takes appropriate steps to manage its interest rate exposure on its interest-bearing assets and liabilities. The Group has not been exposed to material risks due to changes in market interest rates, and has not used any derivative financial instruments to manage the interest risk exposure during the years presented.

(c) Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash. As of the fiscal year ended December 31, 2024 and the six months ended June 30, 2025, approximately RMB24,674 and RMB22,997 (US$3,210) of cash and cash equivalents and restricted cash were deposited with financial institutions located in the PRC, respectively, where there is a RMB500 deposit insurance limit for a legal entity’s aggregated balance at each bank. While the Group believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

The Group is also exposed to risk from its accounts receivable and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

(d) Currency convertibility risk

Substantially the Group’s operating activities are settled in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with supporting documents.

5. ACCOUNTS RECEIVABLE

Accounts receivable and the allowance for expected credit losses consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited）
Accounts receivable	11,975	19,963	2,786
Less: allowance for expected credit losses	(1,601)	(1,607)	(224)
	10,374	18,356	2,562

As of the fiscal year ended December 31, 2024 and the six months ended June 30, 2025, all accounts receivable were due from third-party customers. There was nil and RMB6(US$1) of allowance for expected credit losses recognized for the six months ended June 30, 2024 and 2025, respectively.

The movement of allowance of expected credit loss was as follows:

	December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)
At the beginning of the year	(37)	(1,601)	(223)
Additions	(1,564)	(6)	(1)
At the end of the period	(1,601)	(1,607)	(224)

6. INVENTORY

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited）
Raw materials	3,358	5,166	720
Low value consumables	34	34	5
Finished goods	6,492	7,780	1,087
Less: inventory impairment	(12)	-	-
	9,872	12,980	1,812

There was nil and nil impairment of inventory recognized for the six months ended June 30, 2024 and 2025.

7. ADVANCE TO SUPPLIERS

Advance to suppliers consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited）
Advance to suppliers	17,789	14,251	1,990
Less: allowance for expected credit losses	(8,323)	(4,443)	(621)
	9,466	9,808	1,369

As of the fiscal year ended December 31, 2024, the balance of advance to suppliers mainly represented the prepayments in relation to the development and purchase of battery-swapping stations as well as the development of UOTTA-powered EVs. As of the six months ended June 30, 2025, the balance of advance to suppliers mainly represented the prepayments in relation to the development of vehicle sourcing, general and administrative expenses, and purchase of battery-swapping stations. An analysis of the expected credit losses was as follows:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited）
Balance at beginning of the period	(8,472)	(8,323)	(1,163)
Additional reversal for expected credit losses	149	3,880	542
Balance at the end of the period	(8,323)	(4,443)	(621)

8. OTHER CURRENT ASSETS AND NON-CURRENT ASSETS

Other current assets consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited）
Value-added tax recoverable	8,061	8,816	1,231
Loans to third parties (i)	21,305	20,320	2,837
Deposits	4,590	3,111	435
Staff advances	708	3,572	498
Others	705	1,700	237
Less: Allowance for expected credit losses	(6,337)	(6,307)	(881)
	29,032	31,212	4,357

(i)

In January 2023, LY New Energy, Youpin, Youxu Zibo, and HN Youxu, respectively, entered into an one-year loan agreement with Shanghai Huazhen Construction Engineering Co., Ltd (“SH Huazhen”), pursuant to which LY New Energy, Youpin, Youxu Zibo, and HN Youxu agreed to lend a total loan amount of RMB12,560 (US$1,769) with no free interest rate to SH Huazhen for its working capital needs. As of June 30, 2025, the balance of loans to SH Huazhen is RMB11,452 (US$1,599). SH Huazhen has provided assurances regarding the repayment schedule of the relevant borrowings, committing to fully settle all outstanding liabilities within one year. As of June 30, 2025, Huazhen has repaid RMB 1,322 (US$185).

In December 2023, Youguan Financial Leasing entered into one-year revolving loan agreements with Cao Yue, Gong Hua and He Guangquan for revolving loan quota. Each individual was granted a loan quota of RMB2.4 million. Under these agreements, Youguan Financial Leasing agreed to lend a total loan amount of RMB3,000 with no interest rate. As of the date of this report, the loan balance is RMB628 (US$88).

An analysis of the doubtful accounts was as follows:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited）
Balance at beginning of the period	(2,488)	(6,337)	(886)
Additional (allowance)/reversal for doubtful accounts	(3,849)	30	5
Balance at the end of the period	(6,337)	(6,307)	(881)

Other non-current assets consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)
Loans to third parties (ii)	81,552	80,059	11,176
Long-term deferred expenses(iii)	181	154	20
	81,733	80,213	11,196

(ii)	On March 31, 2023, the Company entered into a five-year loan agreement with Worthy Credit Limited (“Worthy Credit”), pursuant to which the Company provided a loan of $5,000 to Worthy Credit bearing an interest rate of 2% per annual. Worthy Credit agreed to provide loan services to the Company’s customers who purchase the Company’s products sold in HK. As of June 30, 2025, the loan is not yet to be granted to any customers due to the fact that the Company’s vehicle product is still at certification stage and there is no contract entered into yet with any dealers or purchasers of battery-swapping stations. However, the Group’s first batch of battery swap station equipment has been successfully delivered to Hong Kong, with substantive cooperation established with local enterprises regarding equipment installation and operational management. Consequently, the Group anticipates that the project’s progress will align with initial expectations, and the collaborative business with Worthy Credit is expected to proceed.

In April 2023, the Company entered into a cooperation agreement with Richness Fortune Credit (HK) Company Limited (“Richness”), whereby the Group agreed to provide a $6,000 loan to facilitate Richness’ identification of potential investment targets. However, due to persistent weakness in the investment market, the investment opportunities presented by Richness failed to meet management’s expectations, resulting in the funds remaining unutilized. Subsequently, on December 31, 2024, the Company and Richness executed an amendment agreement to extend the cooperation term through December 2028 and to provide for an annual interest charge of $600,000, commencing in 2025.

(iii)	On September 11, 2024, Youxu Zibo entered into a design service contract with Shanghai Kunying Technology Co., Ltd. for battery swap station projects. Under the agreement, design service costs are recognized in accordance with the construction progress of the respective battery swap stations. Costs related to uncompleted stations that have not passed final inspection are capitalized as long-term deferred expenses. As of June 30, 2025, the Company had RMB 154 in unamortized design fees capitalized under long-term deferred expenses.

9. PROPERTY, PLANT AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)
Leasehold improvements	534	534	75
Computer and network equipment	2,457	2,468	344
Manufacturing equipment	12,460	13,788	1,925
Office equipment	288	288	40
Motor vehicles	4,367	4,509	629
Construction in process	-	94	13
	20,106	21,680	3,026
Less: loss of impairment	(1,896)	(1,896)	(265)
Less: Accumulated depreciation	(9,554)	(11,137)	(1,554)
	8,656	8,647	1,207

For the six months ended June 30, 2024 and 2025, the Group recorded depreciation expenses of RMB2,606 and RMB1,583 (US$221), respectively.

The loss of the impairment was due to the permanent withdrawn of a production line made in 2023.

10. INTANGIBLE ASSETS, NET

The following table presents the Group’s intangible assets as of the respective balance sheet dates:

	Purchased software	Internal - use software	Total	Total
	RMB	RMB	RMB	US$
Net balance as of December 31, 2024	132	-	132	19
Additions	-	-	-	-
Amortization expense	(35)	-	(35)	(5)
Net balance as of June 30, 2025	97	-	97	14

The intangible assets are amortized using the straight-line method, which is the Group’s best estimate of how these assets will be economically consumed over their respective estimated useful lives of one to ten years.

Amortization expenses for intangible assets were RMB34 and RMB35 (US$5) for the six months ended June 30, 2024 and 2025, respectively. No impairment charge was recorded for the six months ended June 30, 2024 and 2025, respectively.

The annual estimated amortization expenses for the intangible assets for each of the next two years are as follows:

	RMB	US$
2025 (July – December)	36	5
2026	61	9
	97	14

11. LONG-TERM INVESTMENTS

The Group’s long-term investments consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)
Equity investments:
Zibo Hengxin Investment Partnership (Limited Partnership) (“Zibo Hengxin”) (i)	120,006	120,006	16,753
Huzhou Zheyou New Energy Sales Co., Ltd. (“Huzhou Zheyou”) (ii)	3,121	3,004	418
MATSON (HONG KONG) (iii)	20,773	20,767	2,899
UNEX EV B.V (iv)	717	752	105
Less: impairment on equity investments	(10,503)	(10,503)	(1,466)
	134,114	134,026	18,709

(i)	In December 2020, the Group entered into a partnership agreement with Zibo Hengxin and its participating shareholder, Guanmiao (Beijing) Investment Management Co., Ltd. (“Guanmiao”), whereby the Group agreed to purchased limited partnership interest in Zibo Hengxin Investment (the “Fund”) in the amount of RMB120,000, which entitles the Group an aggregate interest of approximately 99% in Zibo Hengxin. In December 2021, Zibo Hengxin decreased its total partnership capital to RMB111,200 and returned to the Group RMB10,000, consequently, the aggregate interest of the Group was diluted to 98.9%. In October 2023, the Group invested RMB10,000 into Zibo Hengxin Investment Partnership, resulting in the Group holding approximately 99% interest in Zibo Hengxin. There was no unfunded commitment to Zibo Hengxin as of December 31, 2024. For the six months ended June 30, 2025, the Group made an impairment provision of about RMB10.5 million (US$1.4 million) for this long-term equity investment.

The Fund’s investment strategy is primarily to invest in emerging companies of new energy automobile industry. The Fund is scheduled to be in existence until 2025, unless terminated sooner or extended in accordance with the amended and restated limited partnership agreement.

(ii)	In April 2022, the Group entered into an agreement to invest in Huzhou Zheyou New Energy Sales Co., Ltd. (“Huzhou Zheyou”), with contributed RMB1,750 in June 2022 and RMB1,750 in November 2023, respectively. The Group held an equity interest of 35% as of December 31, 2024. For the six months ended June 30, 2025, the Group recorded an investment loss of RMB118 from the operating result of Huzhou Zheyou. The investment losses have been disclosed in share of loss in equity method investee of consolidated statement of cash flow.

(iii)	On February 6, 2024, the Company and Zeng Lingzhi, the sole beneficial owner of Matson, a private company with limited liability incorporated under the laws of Hong Kong entered into a share exchange agreement (the “Agreement”), pursuant to shich Agreement, the Company agreed to acquire 3,560 ordinary shares of Matson (the “Matson Shares”), which represent 26.25% of Matson’s total equity, for 30,000,000 ordinary shares of the Company.

(iv)	The Group entered into an agreement to invest in UNEX EV B.V, and contributed RMB736 in July 2024. The Group held an equity interest of 9% of UNEX EV B.V. For the six months ended June 30,2025, the Group recorded an investment loss of RMB48 from the operating result of UNEX EV B.V.

The balance represented loans to Shanghai Lingneng Electricity Selling Co., Ltd. (“SH Lingneng”) for its operations pursuant to loan agreements entered into in 2019, bearing an interest rate of 3% per annum. Subsequently in August 2023, the Company entered into a term sheet, the result of which would be the investment into SH Lingneng’s interest equity (“Transaction”). Final terms and arrangements of this potential Transaction would be determined on Share Purchase Agreement (“SPA”), Shareholders’ Agreement (“SHA”), Memorandum of Association (“MA”) and other documents associated with the Transaction. As of December 31,2022, the balance of the refundable deposit for investment is RMB80,183, the Company has recovered RMB7,409 of the refundable investment funds in 2023, and the balance of the refundable deposit for investment is RMB72,774 (US$10,250) as of December 31,2023. On February 28, 2024, the Company entered into an investment termination agreement, pursuant to which Shanghai Lingneng shall pay no less than one third of the total amount per annum in the following three years. As of June 30, 2025, the Company has received a refund of RMB19,178 (US$2,677).

13. BANK BORROWINGS

Bank borrowings were as follows as of the respective balance sheet dates:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)
Short-term bank borrowing (i)	15,172	17,172	2,397
Long-term bank borrowing, current portion	2,800	5,800	810
Long-term bank borrowing, non-current portion (ii)	3,700	-	-
	21,672	22,972	3,207

(i)	As of June,30, 2025, Youxu Zibo entered into a one-year short-term bank loan of RMB200 on February 21, 2025, at an annual interest rate of 3.45%.

(ii)	As of June 30, 2025, Youxu Zibo repaid RMB700 of its bank borrowings from Bank of Qishang.

14. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)
Payroll and welfare payables	4,856	6732	940
Loans from third parties	4,787	2,780	388
Payable to Anhui Juhu (ii)	200	200	28
Payable to Yidong (iii)	-	893	125
Interest payables	-	8	1
Customer deposit	363	408	57
Accrued expenses	334	713	100
Deferred consideration in relation to investment (i)	2,300	-	-
Others	441	488	67
	13,281	12,222	1,706

(i)

In June 2021, AHYS and Youpin entered into an equity transfer agreement with Ningbo Tuowei Equity Investment Partnership (Limited Partnership) (“Ningbo Tuowei”), the shareholder who owned 0.5533% share equity of Youpin. Pursuant to the agreement, Ningbo Tuowei agreed to transfer its all 0.5533% share equity of Youpin for a total consideration of RMB6,000 to AHYS. As of December 31, 2024, the outstanding balance of this deferred consideration in relation to investment was RMB2,300 (US$315).

(ii)	In February 2023, Youpin was sued by Anhui Juhu Doors & Windows Technology Co., Ltd. for alleged unpaid rent amounting to RMB3,245 (approximately $457). As defendant, Youpin reached a settlement agreement on July 29, 2024, which established the final payable amount at RMB2,000. As of 30 June, 2025, the Group had RMB 200 of litigation payments remaining to be paid. Consequently, the Company has reclassified this obligation from commitments and contingencies to accrued expenses and other liabilities in the consolidated financial statements.

(iii)	Xiamen Youxu and Youpin Shandong are the defendants in this case, with Yidong New Energy Technology Co., Ltd. as the plaintiff. The parties entered into a battery lease agreement in July 2022, under which the defendants agreed to lease new energy vehicles provided by the plaintiff. During the performance of the contract, the defendants discovered quality issues with the vehicle batteries supplied by the plaintiff. After multiple rounds of failed negotiations to resolve the issues, the defendants terminated the cooperation. The plaintiff subsequently filed a lawsuit, citing the defendants’ failure to pay rent on time. The case was first heard in court on September 11, 2025, the two parties reached a settlement in court. According to the settlement agreement issued by the court, the defendant is required to pay the outstanding compensation of RMB 892 to the plaintiff within the specified period. Upon receiving the mediation agreement, the company has recorded the relevant amount in other expenses and other payables.

15. LEASES

The Company leases buildings, office facilities, land use rights and batteries in PRC. The Company does not have any finance leases for the fiscal year ended December 31, 2024, and for the six months ended June 30, 2025, respectively. Operating leases result in the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent the Company’s right to use the leased asset for the lease term, and lease liabilities represent the obligation to make lease payments. The operating lease expenses were charged to cost of sales, research and development expenses and general and administrative expenses.

A summary of supplemental information related to operating leases as of the fiscal year ended December 31, 2024 and the six months ended June 30, 2025 was as follows:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)
Operating lease right-of-use assets, net	16,205	12,003	1,676
Operating lease liabilities, current	1,843	981	137
Operating lease liabilities, non-current	4,137	2,933	409
Weighted average remaining lease terms	3.22 years	2.72 years	2.72 years
Weighted average discount rate	4.64%	3.95%	3.95%

Future lease payments under operating leases as of June 30, 2025 were as follows:

As of June 30, 2025
RMB
(Unaudited)
FY2025	1,137
FY2026	2,028
FY2027	1,246
FY2028	779
FY2029	465
FY2030	319
FY2031	-
Total future lease payment	5,974
less: imputed interest	(2,060)
Represent value of future lease payments(i)	3,914

(i)	Present value of future operating lease payments consisted of current portion of operating lease liabilities and non-current portion of operating lease liabilities, amounting to RMB981 (US$137) and RMB2,933 (US$409) as of June 30, 2025.

16. RELATED PARTY TRANSACTIONS

Major related parties that transacted with the Group and their respective relationship to the Group are listed as below:

Names of the related parties	Relationship with the Group
Hangzhou Youyue Travel Technology Co., Ltd. (“Hangzhou Youyue”)	An affiliate of Bingyi Zhao
Shanghai Youzhang Commerical Information Consulting Partnership (Limited Partnership) (“Shanghai Youzhang”)	An affiliate of Jia Li
Ningbo Youheng Automobile Service Co., Ltd. (“Ningbo Youheng Automobile”	An affiliate of Jia Li
Zhejiang Youxiaodian Automobile Service Co., Ltd. (“Zhejiang Youxiaodian”)	An affiliate of Jia Li
Qingshan Wei	Controlling shareholder of U Power Limited
Youjia Technology (Shanghai) Co., Ltd. (“Youjia Technology”)	An affiliate of Jia Li
Shanghai Youpinsuoer New Energy Technology Co., Ltd. (“Shanghai Youpinsuoer”)	An affiliate of Jia Li
Jia Li	Controlling shareholder, Director and CEO of U Power Limited
Bingyi Zhao	Director and Chief Financial Officer of U Power Limited
Shandong Youyidian Automobile Technology Co., Ltd. (“Shandong Youyidian”)	An affiliate of Jia Li
Youche Jingpin E-commerce (Shanghai) Co., Ltd. (“Youche Jingpin”)	An affiliate of Jia Li
Shanghai Youcang Business Consulting Partnership (Limited Partnership) (“Shanghai Youcang”)	An affiliate of Jia Li
Nanmu (Shanghai) Financial Leasing Co., Ltd(“Nanmu”)	An affiliate of Jia Li
Ke Li	Director of U Power Limited

(a) Amounts due from related parties

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)
Nanmu (Shanghai) Financial Leasing Co., Ltd	20,001	40,002	5,584
Jia Li	583	4,330	604
Ke Li	438	320	45
Shanghai Youcang	100	-	-
Bingyi Zhao	535	413	58
	21,657	45,065	6,291

(b) Amounts due to related parties

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)
Ke Li	3,020	20	3
Jia Li	-	924	129
Bingyi Zhao	219	215	30
UNEX EV	-	1,361	190
	3,239	2,520	352

(c) Related party’s transactions

	For the years ended December 31,
	2024	2025
	RMB	RMB	US$
	(Unaudited)
Loans to Nanmu (Shanghai) Financial Leasing Co., Ltd	-	20,001	2,792
Loans to Jia Li	248	3,747	523
Loans to Ke Li	-	(118)	(16)
Loans to Shanghai Youcang	(11)	(100)	(14)
Loans to Bingyi Zhao	27	-	-
Loans to Bingyi Zhao	-	(122)	(17)
Loans from Ke Li	(4,170)	(3,000)	(419)
Loans from Jia Li	(582)	924	129
Loans from Bingyi Zhao	(382)	(4)	(1)
Loans from UNEX EV	-	1,361	190
Loans from Hangzhou Youyue	(6)	-

17. EMPLOYEE BENEFIT EXPENSES

All eligible employees of the Group are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Group is required to make contributions to the plan and accrues these benefits based on certain percentages of the qualified employees’ salaries. The Group recorded employee benefit expenses of RMB1,231 and RMB1,292 (US$180) for the six months ended June 30, 2024 and 2025, respectively.

18. INCOME TAXES

Cayman Islands

The Company is incorporated in the Cayman Islands and conducts its primary business operations through the subsidiaries in the PRC and Hong Kong. Under the current laws of the Cayman Islands, the Cayman Islands levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and the Company is, therefore, not subject to tax on income or capital gains arising in Cayman Islands.

British Virgin Islands

Subsidiaries in British Virgin Islands are not subject to tax on income or capital gains under the current laws of the British Virgin Islands. Additionally, upon payments of dividends by the Company to its shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Subsidiaries in Hong Kong are subject to a two-tiered income tax rate for taxable income earned in Hong Kong. The first 2,000 Hong Kong dollars of profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate of 16.5%. No provision for Hong Kong profits tax has been made in the consolidated financial statements, as it has no assessable profit for the six months ended June 30, 2024 and 2025, respectively.

PRC

The Company’s PRC subsidiaries are incorporated in the PRC and subject to the statutory rate of 25% on the taxable income in accordance with the Enterprise Income Tax Law (the “EIT Law”), which was effective since January 1, 2008, except for certain entities eligible for preferential tax rates.

Dividends, interests, rent or royalties payable by the Company’s PRC subsidiaries, to non-PRC resident enterprises, and proceeds from any such non-resident enterprise investor’s disposition of assets (after deducting the net value of such assets) shall be subject to 10% withholding tax, unless the respective non-PRC resident enterprise’s jurisdiction of incorporation has a tax treaty or arrangements with China that provides for a reduced withholding tax rate or an exemption from withholding tax.

The EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC are considered PRC tax resident enterprises and subject to PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management” refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprise.

As of June 30, 2025, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. If the Company is deemed as a PRC tax resident, it will be subject to 25% PRC enterprise income tax under the EIT Law on its worldwide income, meanwhile the dividend it receives from another PRC tax resident company will be exempted from 25% PRC income tax. The Company will continue to monitor changes in the interpretation or guidance of this law.

Loss before income taxes consisted of:

	For the Six Months Ended June 30,
	2024	2025
	RMB	RMB	US$
	(Unaudited)
Non-PRC	(6,113)	(4,143)	(579)
PRC	(20,403)	(22,933)	(3,202)
	(26,516)	(27,076)	(3,781)

The following table presents the composition of income tax expenses for the six months ended June 30, 2024 and 2025:

	For the Six Months Ended June 30,
	2024	2025
	RMB	RMB	US$
	(Unaudited)
Current income tax expense	-	326	46
	-	326	46

The reconciliation of the effective tax rate and the statutory income tax rate applicable to PRC operations are as follow:

	For the years ended December 31,	For the Six Months Ended
	2024	June 30, 2025
	RMB	RMB	US$
		(Unaudited)
Loss before provision for income taxes	(56,362)	(27,076)	(3,781)
Income tax benefit computed at an applicable tax rate of 25%	(14,091)	(6,769)	(945)
The effect of different tax rate	659	111	15
Change in valuation allowance	13,432	6,984	975
Income tax expense	-	326	46

Deferred Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Group’s deferred tax assets and deferred tax liabilities are as follows:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)
Deferred tax assets:
Intra-group transaction	45,483	52,467	7,324
Total deferred tax assets	45,483	52,467	7,324
Less: valuation allowance	(45,483)	(52,467)	(7,324)
Deferred tax assets, net	-	-	-

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of the fiscal year ended December 31, 2024 and the six months ended June 30, 2025, the Group did not have any significant unrecognized uncertain tax positions.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its condensed consolidated statements of operations for the periods ended June 30, 2024 and 2025, respectively.

19. RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

In accordance with the Regulations on Enterprises with Foreign Investment of China, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, enterprise expansion fund, and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts, which is included in retained earnings accounts in equity section of the consolidated balance sheets. A wholly foreign owned invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve reaches 50% of its respective registered capital based on the enterprise’s PRC statutory accounts.

Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. If any PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to the Group. Any limitation on the ability of the PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit the ability to grow, make investments or acquisitions that could be beneficial to pay dividends.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve reaches 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The Group’s provision for the statutory common reserve is in compliance with the aforementioned requirement of the Company Law. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. For the six months ended June 30, 2024 and 2025, the PRC subsidiaries did not have after-tax profit, and therefore, no statutory reserves were allocated.

Because the Group’s entities in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s entities in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and additional paid-in capital of the Group’s entities in the PRC. The aggregate amount of paid-in capital and additional paid-in capital, which is the amount of net assets of the Group’s entities in the PRC (mainland) not available for distribution, were RMB818,712 and RMB862,978 (US$ 120,467) as of the fiscal year ended December 31, 2024 and the six months ended June 30, 2025, respectively.

20. LOSS PER SHARE

Basic and diluted earnings per share for the years presented were calculated as follows:

	For the Six Months Ended June 30,
	2024	2025
	RMB	RMB	US$
	(Unaudited)
Numerator:
Net loss	(26,516)	(27,402)	(3,827)
Less: net loss attributable to non-controlling interest	(2,991)	(5,402)	(754)
Net loss attributable to the Company’s ordinary shareholders	(23,525)	(22,000)	(3,073)

Denominator:
Weighted average number of ordinary shares outstanding used in calculating basic and diluted earnings per share	3,168,544	3,802,047	3,802,047

Basic and diluted earnings per share:	(7.42)	(5.79)	(0.81)

21. COMMITMENTS AND CONTINGENCIES

Commitments

The assets pledged as collaterals for loans of the Group is discussed in Note 13. BANK BORROWINGS.

The following table sets forth the Group’s contractual obligations as of June 30, 2025:

	Payment due by period
	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB	US$
	(Unaudited)
Current portion of long-term borrowing (i)	5,800	810	5,800	-	-	-
Short-term bank borrowing	17,172	2,397	17,172	-	-	-
Operating lease liabilities (ii)	5,974	834	2,282	3,140	552	-
Total	28,946	4,041	25,254	3,140	552	-

(i)	Youxu Zibo’s commitment for long-term bank borrowings as of June 30, 2025 is discussed in Note 13. BANK BORROWINGS.

(ii)	Our commitment for minimum lease payments under the remaining operating leases as of June 30, 2025, is discussed in Note 15. LEASES.

Contingencies

The Group is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Group does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on the Group’s consolidated business, financial position, cash flows or results of operations taken as a whole except the following:

On July 1, 2021, Youpin Automobile Service Group Co., Ltd. (“Youpin”) signed an Investment Contract with the Wuhu High-Tech Industrial Development Zone Management Committee (the “Committee”) for a new energy vehicle industrial cluster project. Youpin set up Wuhu Youxu New Energy Technology Co., Ltd. as the project company, and the Committee agreed to provide financial subsidies. On October 15, 2021, the Committee paid the first-year rental subsidy (RMB3 million) to the project company. However, because Youpin and the project company failed to meet operational targets, the Committee issued an Administrative Decision on August 29, 2024, demanded youpin to repay the RMB3 million subsidy.  The Group reckon that the investment contract does not qualify as an administrative agreement, and defendant lacks authority to issue administrative decisions based on it. Youpin Group maintains that its non-compliance with the Investment Contract terms resulted from uncontrollable external factors, specifically the original landlord’s failure to vacate the premises as scheduled coupled with the disruptive effects of the COVID-19 pandemic, both of which constitute force majeure circumstances. As of the reporting date, the court has not yet rendered a final judgment on this case. Accordingly, the Group considers the ultimate outcome of this litigation to be subject to significant uncertainty. Consequently, applying the prudence principle, the company has made a provision for the litigation amount and recorded it as a non-operating expense in its financial statements.

The defendants in this case are Quanzhou Youyi Dianhuan Network Technology Co., Ltd., Youpin Automobile Service (Shandong) Co., Ltd., and SH Youxu. The plaintiff, Quanzhou Meibiao Youxin Automobile Sales Service Co., Ltd., filed the following claims: (1) payment of RMB 700,000 for battery costs plus interest on delayed payment (calculated at 1.5 times the LPR from the filing date until full payment); and (2) coverage of all litigation fees by the defendants. The Quanzhou Fengze District People’s Court accepted the case, which was heard on March 22, 2024. On April 10, 2024, both parties conducted additional online cross-examination of supplementary evidence. On July 10, 2024, the court ruled in favor of the plaintiff, ordering Shandong Youpin to pay the battery costs and interest. On July 25, 2024, Shandong Youpin appealed to the Quanzhou Intermediate People’s Court. On November 8, 2024, the Quanzhou Intermediate Court ruled to overturn the original judgment and remand the case to the Quanzhou Fengze District People’s Court for retrial. On July 21, 2025, the Quanzhou Fengze District People’s Court held a retrial hearing, and the judgment is pending.

Liaoning Youguan and Youpin are the defendants in a dispute with the Dalian Jinpu New Area Administrative Committee. The parties entered into a cooperative investment agreement concerning new energy vehicles and related industries, under which the plaintiff provided financial support funds to the defendants subject to certain conditions. The plaintiff is seeking repayment of the support funds in the amount of RMB9,887, plus interest of RMB1,483. The defendants maintain that they have not materially breached the agreement and note that the agreement does not specify the criteria for determining a breach. The case was accepted by the Dalian Arbitration Commission on April 30, 2025.

SH Youxu and Youxu Nanyang are the defendants in a dispute with Shanghai Jiehuan Intelligent Technology Co., Ltd. The parties previously entered into a debt-to-equity swap agreement concerning multiple creditor’s rights, under which the defendants were required to complete the equity transfer by May 31, 2025. Due to the procedural timeline required for the equity transfer, the defendants did not complete it by the deadline. As a result, the plaintiff filed a claim seeking payment of the outstanding debt of RMB5,800. The first court hearing was held on August 12, 2025, and no judgment has been rendered to date. The parties are currently negotiating a potential out-of-court settlement.

Youxu Zibo and Youpin Shandong are the defendants in a dispute with Shandong Qiying Industrial Investment and Development Co., Ltd. The parties entered into a contract in 2022, under which the defendants were to lease the plaintiff’s factory building and dormitories through an equity transfer arrangement. In 2025, the plaintiff filed a lawsuit requesting the court to order the defendants to pay RMB7,608 in rent and RMB619 in liquidated damages. The case was heard on September 12, 2025, and no judgment has been rendered as of the date of this report.

On January 9, 2024, Youguan Financial Leasing (China) Co., Ltd. filed a lawsuit against Sichuan Maichebang Automobile Sales Co., Ltd., Yuan Mingqin, and Yuan Jinsong, seeking payment of rent and liquidated damages totaling RMB1,949. The case was accepted by the court. On July 21, 2025, the court issued a judgment ordering the defendants to pay the plaintiff rent and liquidated damages totaling RMB1,378.

Quanzhou Youyi Power Exchange Network Technology Co., Ltd., Youpin SD, and SH Youxu were sued by Quanzhou Meibiaoyouxin Automobile Sales Service Co., Ltd. for payment of RMB700 (US$96) and liquidated damages. On July 25, 2024, Shandong Youpin filed an appeal with the Quanzhou Intermediate People’s Court. On November 8, 2024, the Quanzhou Intermediate People’s Court overturned the original judgment and remanded the case to the Quanzhou Fengze District People’s Court for retrial. A retrial hearing was held on July 21, 2025, and the judgment is currently pending.

AHYS, Shanghai Youcang Business Consulting Partnership (Limited Partnership), and Li Jia are defendants in a dispute with Zhuji Huarui Wenhua Equity Investment Partnership (Limited Partnership), Zhuji Huarui Torch Venture Capital Investment Partnership (Limited Partnership), and Zhuji Fuhui Industrial Transformation and Upgrading Investment Fund Partnership (Limited Partnership). The plaintiffs are seeking an order for the defendants to jointly pay an investment exit amount of RMB10,000, together with overdue payment penalties calculated based on RMB10,000 at the prevailing one-year loan prime rate from January 1, 2024, to the actual payment date, as well as litigation costs. The parties are currently negotiating a potential out-of-court settlement structured as a debt-to-equity conversion.

Zibo Hengsong You Car Equity Investment Fund Partnership (Limited Partnership) filed a lawsuit against Youpin SD, AHYS, WFOE, and Jia Li. The plaintiff seeks an order requiring the defendants to repurchase a 13.0435% equity interest in Youpin SD and jointly pay the equity repurchase price of RMB240,000, plus interest temporarily calculated at RMB78,220. In response, the defendants filed a counterclaim requesting that Zibo Hengsong transfer all of its equity in Youpin Shandong to AHYS (an entity designated by Li Jia) at the agreed consideration of RMB0.001 and cooperate in completing the equity registration procedures. Both the counterclaim and the application to add a third party have been accepted by the court. The case is scheduled for a hearing on September 26, 2025.

Liaoning Youguan and Youpin are defendants in a dispute with the Dalian Jinpu New Area Administrative Committee. The parties previously entered into a cooperative investment agreement concerning new energy vehicles and related industries, under which the plaintiff agreed to provide financial support funds to the defendants subject to specified conditions. The plaintiff is seeking repayment of the support funds in the amount of RMB9,887, plus interest of RMB1,483. The case was accepted by the Dalian Arbitration Commission on April 30, 2025. The defendants have subsequently filed an application with the Dalian Intermediate People’s Court to confirm the validity of the arbitration agreement.

A contingency provision of RMB3,000 (US 419) and nil was accounted as of June 30, 2025 and December 31, 2024.

Guarantees

From August 2020 to November 2021, Youguan Financial Leasing provided a total of RMB5,869 (US$827) guarantee to its four customers who entered into two five-year guarantees and two four-year guarantees. As of the date of this report, the balance of the guarantees was RMB2,003(US$274).

Other than as disclosed above, the Group did not have any significant capital and other commitments, long-term obligations, provisions or guarantees as of June 30, 2025.

22. SUBSEQUENT EVENTS

The Group evaluated all events that occurred up to the date of this report and determined that there were no events that would have required adjustment or disclosure in the consolidated financial statements, except the following:

SH Youxu and Youxu Nanyang are defendants in a dispute with Shanghai Jiehuan Intelligent Technology Co., Ltd. The parties previously entered into a debt-to-equity swap agreement concerning multiple creditor’s rights, under which the defendants were required to complete the equity transfer by May 31, 2025. Due to the procedural timeline required for the transfer, the defendants did not complete it by the deadline, and the plaintiff subsequently filed a claim seeking repayment of the outstanding debt of RMB5,800. The first court hearing was held on August 12, 2025, and no judgment has been rendered as of the date of this report. The parties are currently negotiating a potential out-of-court settlement.

Xiamen Youxu and Youpin Shandong are defendants in a dispute with Yidong New Energy Technology Co., Ltd. The parties entered into a battery lease agreement in July 2022, under which the defendants agreed to lease new energy vehicles provided by the plaintiff. During the performance of the contract, the defendants identified quality issues with the vehicle batteries supplied by the plaintiff. After multiple rounds of unsuccessful negotiations to resolve the issues, the defendants terminated the cooperation. The plaintiff subsequently filed a lawsuit, citing the defendants’ failure to pay rent on time. The case was first heard in court on September 11, 2025, and the parties reached a settlement in court. Pursuant to the settlement agreement, the defendants are required to pay outstanding compensation of RMB892 to the plaintiff within the specified period. Upon execution of the settlement agreement, the Company has recognized the related amount in other expenses and other payables in the consolidated financial statements.

Youxu Zibo and Youpin Shandong are defendants in a dispute with Shandong Qiying Industrial Investment and Development Co., Ltd. The parties entered into a contract in 2022, under which the defendants were to lease the plaintiff’s factory building and dormitories through an equity transfer arrangement. In 2025, the plaintiff filed a lawsuit seeking payment of RMB7,608 in rent and RMB619 in liquidated damages. The case was heard on September 12, 2025, and no judgment has been rendered as of the date of this report.

13,360,000 Units,

Each Unit Consisting of One Class A Ordinary Share
and One Class A Warrant to Purchase One Class A Ordinary Share

and

Up to 53,440,000 Class A Ordinary Shares Underlying the Class A Warrants (which includes a zero exercise price option)

U Power Limited

PRELIMINARY PROSPECTUS

March 19, 2026

Sole Book-Running Manager

Maxim Group LLC